    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2006
                                                    REGISTRATION NO. 333-131047
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
      -------------------------------------------------------------------

                            JAG MEDIA HOLDINGS, INC.

      -------------------------------------------------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           NEVADA                        8999                    88-0380546
  (State or jurisdiction         (Primary Standard          (I.R.S. Employer
    of incorporation         Industrial Classification    Identification Number)
    or organization)               Code Number)

          -------------------------------------------------------------

                            JAG MEDIA HOLDINGS, INC.
                              6865 SW 18TH STREET
                                   SUITE B-13
                           BOCA RATON, FLORIDA 33433
                                 (866) 300-7410
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

        ----------------------------------------------------------------

                              THOMAS J. MAZZARISI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            JAG MEDIA HOLDINGS, INC.
                              6865 SW 18TH STREET
                                   SUITE B-13
                           BOCA RATON, FLORIDA 33433
                                 (866) 300-7410
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

           ----------------------------------------------------------

                                   Copies to:

   W. PRESTON TOLLINGER, JR., ESQ.             MICHAEL I. STOLZAR, ESQ.
     MORGAN, LEWIS & BOCKIUS LLP                KARLEN & STOLZAR, LLP
           101 PARK AVENUE                       WHITE PLAINS PLAZA
         NEW YORK, NY 10178               ONE NORTH BROADWAY - SUITE 800
          TEL: 212-309-6000                WHITE PLAINS, NEW YORK 10601
          FAX: 212-309-6001                      TEL: 914-949-4600
                                                 FAX: 914-682-0387

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                       Proposed maximum     Proposed maximum       Amount of
          Title of each class of                  Amount to be        offering price per   aggregate offering    registration
        securities to be registered              registered (1)              share               price (2)           fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.00001 per share         350,000,000              $0.057             $18,430,310        $1,972.04
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Total.....................................         350,000,000              $0.057             $18,430,310        $1,972.04
===============================================================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


-----------------------
(1) Represents the maximum number of shares of common stock, par value $0.00001 per share, of JAG Media Holdings, Inc. ("JAG Media") estimated to be issuable by JAG Media upon consummation of the acquisition of Cryptometrics, Inc. ("Cryptometrics") by JAG Media, including shares to be issued with respect to Cryptometrics options, warrants and exchangeable shares of a Cryptometrics subsidiary.

(2) Calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the proposed maximum offering price is computed by multiplying (A) the book value of Cryptometrics common stock on October 31, 2005 ($1.23) by 15,000,000 (the maximum number of shares of Cryptometrics common stock to be exchanged for the common stock being registered, including shares to be registered with respect to Cryptometrics options, warrants and exchangeable shares of a Cryptometrics subsidiary).

          [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROXY DELIVERED TO
                  JAG MEDIA HOLDINGS, INC. STOCKHOLDERS ONLY]

                            JAG MEDIA HOLDINGS, INC.
                               6865 SW 18th Street
                                   Suite B-13
                            Boca Raton, Florida 33433




                                                                  March 15, 2006



To the Stockholders of JAG Media Holdings, Inc.:


         The Annual Meeting of the Stockholders of JAG Media Holdings, Inc. will be held on Wednesday, April 26, 2006 at 9:00 a.m. (Pacific Standard Time) in the law offices of Jones Vargas, located on the Twelfth Floor of 100 West Liberty Street in Reno, Nevada.


         Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

         On behalf of the Board of Directors of JAG Media Holdings, Inc., I cordially invite all stockholders to attend the Annual Meeting. It is important that your shares be voted on matters that come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope provided. You may also grant your proxy via the Internet by following the instructions on the proxy card.



                                   Sincerely,


                                   /s/ Thomas J. Mazzarisi
                                   ------------------------------------------
                                   Thomas J. Mazzarisi, Chairman of the Board
                                   and Chief Executive Officer



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE JAG MEDIA COMMON STOCK TO BE ISSUED IN THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROXY DELIVERED TO
                  JAG MEDIA HOLDINGS, INC. STOCKHOLDERS ONLY]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, APRIL 26, 2006

         Notice is hereby given that the Annual Meeting of Stockholders of JAG Media Holdings, Inc., a Nevada corporation ("JAG Media"), will be held on Wednesday, April 26, 2006 at 9:00 a.m. (Pacific Standard Time) at the law offices of Jones Vargas, located on the Twelfth Floor of 100 West Liberty Street in Reno, Nevada for the following purposes:


         1.  To elect two directors to the Board of Directors of JAG Media;

         2. To ratify the appointment of J.H. Cohn LLP as JAG Media's independent registered public accounting firm for the fiscal year ending July 31, 2006;

         3. To vote upon a proposal to amend JAG Media's Articles of Incorporation to increase the authorized capital from 250,000,000 to 500,000,000 shares of common stock, par value $ 0.00001 per share (the "JAG Media Common Stock");

         4. To vote upon a proposal to amend JAG Media's Articles of Incorporation to change JAG Media's name to "Cryptometrics, Inc." conditioned upon the consummation of the merger of Cryptometrics Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of JAG Media with and into Cryptometrics, Inc., a Delaware corporation;

         5. To vote upon a proposal to adjourn the Annual Meeting, if necessary, to assure the presence of a quorum or solicit additional proxies to approve the foregoing proposals to amend JAG Media's Articles of Incorporation; and

         6. To transact such other business as may properly come before the Annual Meeting.


         The close of business on Friday, March 10, 2006 has been fixed as the record date for determining the stockholders entitled to notice of and vote at the Annual Meeting. Only holders of record of JAG Media Common Stock at that date are entitled to vote the Annual Meeting or any adjournments.


YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. YOU MAY ALSO GRANT YOUR PROXY VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.


                                          By Order of the Board of Directors


                                          /s/ Stephen J. Schoepfer
                                          -------------------------------------
                                          Stephen J. Schoepfer, Secretary
Boca Raton, Florida
March 15, 2006

          [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROXY DELIVERED TO
                  JAG MEDIA HOLDINGS, INC. STOCKHOLDERS ONLY]

               THE ANNUAL MEETING OF THE STOCKHOLDERS OF JAG MEDIA

         This Proxy Statement/Prospectus is being furnished to the stockholders of JAG Media in connection with the solicitation of proxies on behalf of the Board of Directors of JAG Media for use at the Annual Meeting of the Stockholders of JAG Media (the "Annual Meeting") to be held at the time and place specified in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof.

         The purpose of the Annual Meeting is to consider and vote upon the following proposals:

         1.  To elect two directors to the Board of Directors of JAG Media;

         2. To ratify the appointment of J.H. Cohn LLP as JAG Media's independent registered public accounting firm for the fiscal year ending July 31, 2006;

         3. To vote upon a proposal to amend JAG Media's Articles of Incorporation to increase the authorized shares of JAG Media Common Stock from 250,000,000 to 500,000,000;

         4. To vote upon a proposal to amend JAG Media's Articles of Incorporation to change JAG Media's name to "Cryptometrics, Inc." conditioned upon the consummation of the merger of Cryptometrics Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of JAG Media with and into Cryptometrics, Inc., a Delaware corporation;

         5. To vote upon a proposal to adjourn the Annual Meeting, if necessary, to assure the presence of a quorum or solicit additional proxies to approve the foregoing proposals to amend JAG Media's Articles of Incorporation; and

         6. To transact such other business as may properly come before the Annual Meeting.

         Each copy of this Proxy Statement/Prospectus mailed to the JAG Media stockholders is accompanied by a form of proxy for use at the Annual Meeting.

THE JAG MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF ALL OF THE FOREGOING PROPOSALS.

RECORD DATE; QUORUM


         The JAG Media Board of Directors has fixed the close of business on Friday, March 10, 2006 as the record date (the "Record Date") for the determination of the holders of JAG Media Common Stock entitled to receive notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of JAG Media Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares of JAG Media Common Stock represented at the Annual Meeting by a properly executed, dated and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.


VOTE REQUIRED


         As of the Record Date for the Annual Meeting, there were 38,874,700 shares of JAG Media Common Stock outstanding, each of which is entitled to one vote on each matter properly submitted at the Annual Meeting.

          [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROXY DELIVERED TO
                  JAG MEDIA HOLDINGS, INC. STOCKHOLDERS ONLY]

         Set forth below are the proposals to be considered at the Annual Meeting and the vote required to act on each proposal.

              PROPOSAL                                REQUIRED VOTE
------------------------------------------- -----------------------------------
a proposal to elect Thomas J.               the vote of a plurality of holders
Mazzarisi and Stephen J. Schoepfer          of the outstanding shares of JAG
to the Board of Directors of JAG            Media Common Stock present in
Media                                       person or represented by duly
                                            executed proxies at the Annual
                                            Meeting; the two director nominees
                                            receiving the greatest number of
                                            votes cast will be elected,
                                            regardless of the number of votes
                                            withheld for the election of such
                                            director nominees; a stockholder's
                                            failure to vote for a particular
                                            nominee for director will not
                                            prevent the election of such
                                            nominee if the nominee otherwise
                                            receives the affirmative vote of a
                                            plurality of the vote cast in
                                            person or by proxy at the Annual
                                            Meeting
------------------------------------------- -----------------------------------
a proposal to ratify the                    the affirmative vote of holders of
appointment of J.H. Cohn LLP as our         a majority of the shares of JAG
independent auditors for the fiscal         Media Common Stock whose votes are
year ending July 31, 2006                   cast at the Annual Meeting; a
                                            stockholder's failure to vote on
                                            the proposal to ratify the
                                            appointment of JAG Media's auditors
                                            will not operate as a vote against
                                            such proposal
------------------------------------------- -----------------------------------
a proposal to amend JAG Media's             the affirmative vote of the holders
Articles of Incorporation to                of a majority of the outstanding
increase its authorized capital             shares of JAG Media's Common Stock
from 250,000,000 to 500,000,000             voting in person or by proxy at the
shares of Common Stock (permitting          Annual Meeting; a stockholder's
the requisite shares to be issued           failure to vote on the proposal or
in the Merger)                              a broker non-vote will effectively
                                            count as a vote against the
                                            proposal
------------------------------------------- -----------------------------------
a proposal to amend JAG Media's             the affirmative vote of the holders
Articles of Incorporation to change         of a majority of the outstanding
its corporate name to                       shares of JAG Media's Common Stock
"Cryptometrics, Inc." upon                  voting in person or by proxy at the
completion of the Merger                    Annual Meeting; a stockholder's
                                            failure to vote on the proposal or
                                            a broker non-vote will effectively
                                            count as a vote against the
                                            proposal
------------------------------------------- -----------------------------------
a proposal to adjourn the Annual            the affirmative vote of the holders
Meeting of JAG Media stockholders,          of a majority of the shares of JAG
if necessary, to assure the                 Media's Common Stock voting in
presence of a quorum or solicit             person or by proxy at the Annual
additional votes to (i) approve the         Meeting on this proposal; a
proposal to amend JAG Media's               stockholder's failure to vote on
Articles of Incorporation to                the proposal or a broker non-vote
increase its authorized capital             will not count as a vote against
from 250,000,000 to 500,000,000             the proposal
shares of Common Stock and (ii) to
approve the proposal to amend JAG
Media's Articles of Incorporation
to change its corporate name to
"Cryptometrics, Inc." upon
completion of the Merger
------------------------------------------- -----------------------------------

          [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROXY DELIVERED TO
                  JAG MEDIA HOLDINGS, INC. STOCKHOLDERS ONLY]

VOTING OF PROXIES

         Shares of JAG Media Common Stock represented by a proxy properly signed and received at or prior to the Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon.

         The persons named as proxies by a JAG Media stockholder may propose and vote for one or more adjournments of the Annual Meeting to permit further solicitations of proxies in favor of approval of the proposals presented at the Annual Meeting.

         An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of JAG Media Common Stock and, therefore, broker non-votes and abstentions will have no effect.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form does not preclude a JAG Media stockholder from voting in person. A JAG Media stockholder may revoke a proxy at any time prior to its exercise by (i) submitting a signed written revocation to the secretary of JAG Media or (ii) by submitting a signed proxy bearing a later date or (iii) by appearing at the Annual Meeting and voting in person at the Annual Meeting. No special form of revocation is required. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

         JAG Media will bear the cost of the solicitation of proxies from its stockholders, including the costs of preparing, filing, printing and distributing this Proxy Statement/Prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of JAG Media may solicit proxies from stockholders of JAG Media by telephone, the Internet or by other means of communication.
 Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of JAG Media Common Stock held of record by such persons, and JAG Media will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

         THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING ARE OF GREAT IMPORTANCE TO THE JAG MEDIA STOCKHOLDERS. ACCORDINGLY, JAG MEDIA STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

         JAG MEDIA STOCKHOLDERS SHOULD NOT SEND JAG MEDIA COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE STOCKHOLDER MEETING ARE APPROVED BY THE STOCKHOLDERS AND THE MERGER IS COMPLETED, CURRENT STOCKHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF JAG MEDIA COMMON STOCK.

        [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROSPECTUS DELIVERED TO
                     CRYPTOMETRICS, INC. STOCKHOLDERS ONLY]

               INFORMATION STATEMENT TO CRYPTOMETRICS STOCKHOLDERS


         The Boards of Directors of JAG Media Holdings, Inc. ("JAG Media"), Cryptometrics Acquisition, Inc., and Cryptometrics, Inc. have approved the merger of Cryptometrics Acquisition, Inc., a subsidiary of JAG Media with and into Cryptometrics, Inc. (the "Merger"). JAG Media, as the sole stockholder of Cryptometrics Acquisition, Inc., approved the Merger on December 27, 2005. Acting in accordance with Delaware law, a majority of the holders of Cryptometrics common stock, par value $0.001 per share ("Cryptometrics Common Stock") outstanding adopted the Merger Agreement and related Merger by written consent on December 27, 2005.


         Immediately upon consummation of the Merger, JAG Media Common Stock, par value $0.00001 per share will be held as follows:

         o  approximately 11.8125% by the current stockholders of JAG Media; and

         o approximately 88.1875% by the stockholders of Cryptometrics immediately prior to the consummation of the Merger.

         JAG Media Common Stock currently trades "Over-the-Counter" and is quoted on the Pink Sheets "JAGH". On January 3, 2006, the closing bid price of JAG Media's Common Stock as reported on the Pink Sheets was $.30 per share.

         Cryptometrics Common Stock is not traded on any recognized stock exchange.

         Holders of Cryptometrics Common Stock will in general receive shares of JAG Media Common Stock in proportion to their holdings of Cryptometrics Common Stock compared to all outstanding shares of Cryptometrics Common Stock at the time of the Merger, subject to certain adjustments. However, Cryptometrics stockholders holding 400,750 shares of Cryptometrics Common Stock, by virtue of subscription agreements with Cryptometrics, will receive a greater or lesser number of JAG Media shares. They will be entitled to own shares of JAG Media Common Stock with an aggregate value following the effectiveness of the Merger (in most cases, based on the post-merger opening price on the NASDAQ Capital Market) equal to twice the original aggregate purchase price of their shares of Cryptometrics Common Stock under their subscription agreements ($10.00 per share). The number of shares of JAG Media Common Stock available to other stockholders of Cryptometrics will be increased or decreased accordingly.

         Holders of Cryptometrics Common Stock who dissent from the Merger and perfect their appraisal rights will be entitled to appraisal rights with respect to such shares of Cryptometrics Common Stock in accordance with the provisions of the Delaware General Corporation Law.

         In connection with the Merger, the stockholders of JAG Media are being asked to approve the following proposals, which are referred to collectively herein, as the Merger-related proposals:

        [NOTE: ALTERNATIVE PAGE TO BE INCLUDED IN PROSPECTUS DELIVERED TO
                     CRYPTOMETRICS, INC. STOCKHOLDERS ONLY]

         o a proposal to amend JAG Media's Articles of Incorporation, as amended, to increase its authorized capital from 250,000,000 to 500,000,000 shares of JAG Media Common Stock;

         o a proposal to amend JAG Media's Articles of Incorporation, as amended, to change the name of the corporation from JAG Media Holdings, Inc. to Cryptometrics, Inc. upon completion of the Merger; and

         o a proposal to adjourn the Special Meeting, if necessary, to assure the presence of a quorum or solicit additional proxies to approve the foregoing proposals to amend JAG Media's articles of incorporation.


         The consummation of the merger is subject to the fulfillment of various conditions set forth in the merger agreement, including, among others, (i) the delivery by JAG Media and Cryptometrics of disclosure schedules to one another which are satisfactory to both parties, (ii) the approval by JAG Media's stockholders of an amendment to JAG Media's articles of incorporation to increase its authorized shares of common stock from 250,000,000 to 500,000,000,
(iii) the approval by JAG Media's stockholders of an amendment to JAG Media's articles of incorporation to change JAG Media's name to Cryptometrics and (iv) the listing of JAG Media's common stock on the NASDAQ Capital Market. None of such conditions have yet been met. In addition, until JAG Media and Cryptometrics agree otherwise, the merger agreement, notwithstanding approval by the Cryptometrics stockholders, may be cancelled with or without any reason at any time by either the Company or Cryptometrics with no liability.


         The Board of Directors of JAG Media has determined that the Merger is advisable and in the best interests of its stockholders. Accordingly, the Board of Directors of JAG Media has unanimously recommended that the stockholders of JAG Media vote FOR each of the foregoing proposals.

         JAG Media and Cryptometrics cannot complete the Merger unless the stockholders of JAG Media approve the proposed amendments to JAG's Media's Articles of Incorporation.

                         [JAG MEDIA HOLDINGS, INC. LOGO]

                           Proxy Statement/Prospectus
                            JAG Media Holdings, Inc.


         This Proxy Statement/Prospectus is being mailed on or about Thursday, March 16, 2006, to holders of record as of Friday, March 10, 2006 (the "Record Date"), of common stock, par value $0.00001 per share ("JAG Media Common Stock"), of JAG Media Holdings, Inc. ("JAG Media") in connection with the solicitation by the Board of Directors of JAG Media of a proxy in the enclosed form for the Annual Meeting of Stockholders of JAG Media to be held on Wednesday, April 26, 2006 (the "Annual Meeting").

         This Proxy Statement/Prospectus is also being provided to the stockholders of Cryptometrics, Inc., a Delaware corporation, for their information in connection with the merger of Cryptometrics, Inc. with Cryptometrics Acquisition, Inc., a wholly-owned subsidiary of JAG Media (the "Merger"). Acting in accordance with Delaware law, a majority of the holders of Cryptometrics common stock, par value $0.01 per share ("Cryptometrics Common Stock") outstanding, adopted and approved the agreement and plan of merger dated as of December 27, 2005 by and among JAG Media, Cryptometrics, Inc., Cryptometrics Acquisition, Inc., Robert Barra and Michael A. Vitale and the related Merger by written consent on December 27, 2005. No proxy or consent is being solicited from the remaining holders of Cryptometrics Common Stock.


         A PROXY CARD IS ENCLOSED FOR USE BY JAG MEDIA STOCKHOLDERS. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO GRANT YOUR PROXY VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

         If no instructions are specified on the proxy, shares represented thereby will be voted for all Proposals.

         Any JAG Media stockholder who has given a proxy may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy to the Secretary of JAG Media at JAG Media's executive offices at any time prior to the Annual Meeting or any postponement or adjournment thereof. Any stockholder who attends in person the Annual Meeting or any postponement or adjournment thereof may revoke any proxy previously given and vote by ballot.

         As of January 3, 2006, there were 42,119,655 shares of JAG Media Common Stock issued and outstanding. Every holder of JAG Media Common Stock is entitled to one vote, in person or by proxy, for each share of JAG Media Common Stock outstanding in the holder's name on JAG Media's stock transfer records. The presence of the holders of a majority of the issued and outstanding shares of JAG Media Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum or to obtain the required affirmative vote, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by JAG Media. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

         Nevada law specifies that directors must be elected by a plurality of the votes cast by holders of shares of the JAG Media Common Stock (Proposal 1). Cumulative voting for the election of directors is not permitted. The ratification of the appointment of JAG Media's auditors (Proposal 2) will require the affirmative vote of holders of a majority of the shares of JAG Media Common Stock whose votes are cast on the subject matter. Abstentions and broker non-votes will not be counted for purposes of determining an affirmative plurality vote with respect to Proposal 1 or majority vote with respect Proposal
2. Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director (Proposal 1) will not prevent the election of such nominee if other stockholders vote for such nominee, nor will an abstention on the proposal to ratify the appointment of JAG Media's auditors (Proposal 2) operate as a vote "against" such proposal.

         Nevada law specifies that an amendment to JAG Media's Articles of Incorporation (i) to increase the authorized shares of JAG Media Common Stock from 250,000,000 to 500,000,000 (Proposal 3) and (ii) to change the name of JAG Media to "Cryptometrics, Inc." (Proposal 4) requires the affirmative vote of the holders of the majority of the outstanding shares of JAG Media's Common Stock voting in person or by proxy at the Annual Meeting. Because the affirmative vote of the holders of the majority of the outstanding shares of JAG Media Common Stock voting in person or by proxy at the Annual Meeting is required to amend JAG Media's Articles of Incorporation, abstentions and broker non-votes will have the same effect as a vote "against" Proposal 3 and Proposal 4.

         Nevada law specifies that a proposal to adjourn the Annual Meeting (Proposal 5), if necessary, to assure the presence of a quorum or to solicit additional votes to (i) approve the proposal to amend JAG Media's Articles of Incorporation to increase its authorized shares of JAG Media Common Stock form 250,000,000 to 500,000,000 and (ii) to approve the change of the name of JAG Media to "Cryptometrics" requires the affirmative vote of the holders of the majority of the shares of JAG Media Common Stock present in person or by proxy at the Annual Meeting. An abstention on the vote to adjourn the meeting (Proposal 5) will not have the effect of a vote "against" the proposal.

         The expense of preparing, printing and mailing proxy solicitation materials will be borne by JAG Media. In addition, certain directors, officers, representatives and employees of JAG Media may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from JAG Media for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by JAG Media for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of JAG Media Common Stock. Although JAG Media does not currently intend to retain a proxy solicitation firm, it may do so.

                                TABLE OF CONTENTS

MATTERS TO BE CONSIDERED AND VOTED UPON AT THE ANNUAL MEETING..............1
PROPOSAL 1.................................................................1
PROPOSAL 2.................................................................3
PROPOSAL 3.................................................................5
PROPOSAL 4.................................................................7
PROPOSAL 5.................................................................8
STOCK OWNERSHIP............................................................9
AFFILIATED VOTING..........................................................10
MARKET FOR JAG MEDIA COMMON STOCK AND RELATED MATTERS......................11
EXECUTIVE COMPENSATION.....................................................13
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................20
SUBMISSION OF STOCKHOLDER PROPOSALS........................................21
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................22
SUMMARY....................................................................27
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF JAG MEDIA........35
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
         OF CRYPTOMETRICS..................................................36
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA........................37
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................38
RISK FACTORS...............................................................39
RISKS RELATED TO JAG MEDIA'S BUSINESS......................................39
RISKS RELATED TO JAG MEDIA'S INDUSTRY......................................43
RISKS RELATED TO JAG MEDIA'S CAPITAL STRUCTURE.............................45
RISKS RELATED TO CRYPTOMETRICS' BUSINESS...................................50
RISKS RELATED TO THE MERGER................................................53
APPRAISAL RIGHTS...........................................................56
THE MERGER.................................................................59
     THE MERGER AGREEMENT..................................................67
     GENERAL  .............................................................67
     TIMING OF CLOSING.....................................................67
     CONVERSION OF SHARES OF CRYPTOMETRICS COMMON STOCK....................67
     CONVERSION OF SHARES OF MERGER SUB COMMON STOCK.......................68
     TREATMENT OF CRYPTOMETRICS STOCK OPTIONS..............................68
     TREATMENT OF CRYPTOMETRICS WARRANTS...................................69
     TREATMENT OF EXCHANGEABLE SHARES......................................69
     EXCHANGE OF SHARES OF CRYPTOMETRICS COMMON STOCK AND
         SURRENDER OF STOCK CERTIFICATES...................................69
     LOST, STOLEN OR DESTROYED CERTIFICATES................................72
     APPRAISAL RIGHTS......................................................72
     THE BOARD OF DIRECTORS AND OFFICERS OF CRYPTOMETRICS AFTER THE MERGER.72 THE CERTIFICATE OF INCORPORATION AND BYLAWS OF CRYPTOMETRICS
         AFTER THE MERGER..................................................72
     POST MERGER ACTIONS...................................................73
     REPRESENTATIONS AND WARRANTIES........................................73
     CERTAIN COVENANTS.....................................................74
     DISCLOSURE SCHEDULES..................................................79
     EXCLUSIVITY...........................................................79
     PROXY STATEMENT; REGISTRATION STATEMENT...............................82
     OTHER FILINGS; FORM S-8...............................................84
     ANNUAL MEETING OF STOCKHOLDERS OF JAG MEDIA...........................84
     CONSENT OF PRINCIPAL CRYPTOMETRICS STOCKHOLDERS.......................84
     CONDITIONS TO THE MERGER..............................................84
     BOARD OF DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY.................86

     TERMINATION OF THE MERGER AGREEMENT...................................87
     AMENDMENT AND WAIVER OF MERGER AGREEMENT..............................88
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............90
NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS.......97
INTERESTS OF RELATED PERSONS IN THE MERGER.................................98
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION..............................100
MANAGEMENT OF JAG MEDIA (TO BE RENAMED CRYPTOMETRICS, INC.)................103
CAPITAL STOCK OF JAG MEDIA AND CRYPTOMETRICS...............................105
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................108
BUSINESS OF JAG MEDIA......................................................111
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS OF JAG MEDIA FOR THE FISCAL YEARS
         ENDED JULY 31, 2005 AND 2004 AND THE THREE MONTH PERIODS
         ENDED OCTOBER 31, 2005 AND 2004...................................124
BUSINESS OF CRYPTOMETRICS..................................................133
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS OF CRYPTOMETRICS FOR THE FISCAL YEARS
         ENDED APRIL 30, 2005 AND 2004.....................................153
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS OF CRYPTOMETRICS FOR THE SIX
         MONTHS ENDED OCTOBER 31, 2005 AND OCTOBER 31, 2004................159
PRINCIPAL STOCKHOLDERS OF CRYPTOMETRICS....................................164
LEGAL MATTERS..............................................................165
EXPERTS  ..................................................................165
WHERE YOU CAN FIND MORE INFORMATION........................................165
INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF
         JAG MEDIA HOLDINGS, INC. AND SUBSIDIARIES.........................F-1
INDEX TO HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF
         CRYPTOMETRICS AND SUBSIDIARIES....................................F-35
PART II....................................................................II-1
     Indemnification of Officers and Directors ............................II-1
     Exhibits and Financial Statements and Schedules ......................II-2
     Undertakings..........................................................II-7
SIGNATURES.................................................................II-8

                               LIST OF APPENDICES

Appendix A  -  Form of Amendment to Article Fourth of the Articles of
               Incorporation of JAG Media Holdings, Inc.

Appendix B  -  Form of Amendment to Article First of the Articles of
               Incorporation of JAG Media Holdings, Inc.

Appendix C  -  Merger Agreement dated as of December 27, 2005 by and among
               JAG Media Holdings, Inc., Cryptometrics Acquisition, Inc. and Cryptometrics, Inc.

Appendix D  -  Section 262 of the Delaware General Corporation Law
               (Appraisal Rights)

Appendix E  -  Form of Proxy

Appendix F  -  Form of Employment Agreement

          MATTERS TO BE CONSIDERED AND VOTED UPON AT THE ANNUAL MEETING

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The number of directors of JAG Media currently is fixed at two. The Board of Directors has nominated the two persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. If the Merger described below is consummated, such persons would resign. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy card, or its substitute, will vote all valid proxy cards for the election of such substitute nominee, (ii) allow the vacancy to remain open until a suitable candidate or candidates are located or (iii) by resolution provide for fewer directors. Proxies for this Annual Meeting may not be voted FOR more than two nominees.

NOMINEES FOR ELECTION AT THIS ANNUAL MEETING

         Thomas J. Mazzarisi, age 48, is our Chairman of the Board, Chief Executive Officer and General Counsel. Previously, Mr. Mazzarisi served as our Executive Vice President and General Counsel from March 1999 to April 2, 2004 and as our Chief Financial Officer from November 9, 2001 to April 2, 2004. Mr. Mazzarisi has been a member of our Board of Directors since July 1999. From 1997 until joining JAG Media, Mr. Mazzarisi practiced law from his own firm in New York, specializing in international commercial transactions. From 1988 until 1997, Mr. Mazzarisi was a Senior Associate at the former law firm of Coudert Brothers where he also specialized in international commercial transactions. Prior to joining Coudert Brothers, Mr. Mazzarisi was Deputy General Counsel of the New York Convention Center Development Corporation. Mr. Mazzarisi is a graduate of Fordham University where he received a B.A. in Political Economy and was elected to Phi Beta Kappa. Mr. Mazzarisi received his J.D. from Hofstra University School of Law.

         Stephen J. Schoepfer, age 46, is our President, Chief Operating Officer, Chief Financial Officer and Secretary. Previously, Mr. Schoepfer served as our Executive Vice President, Chief Operating Officer and Secretary from July 1999 to April 2, 2004. Mr. Schoepfer has been a member of our Board of Directors since July 1999. Prior to joining JAG Media in July 1999, he was a Financial Advisor with the investment firm of Legg Mason Wood Walker. Prior to joining Legg Mason, Mr. Schoepfer served as a Financial Advisor and Training Coordinator at Prudential Securities. Mr. Schoepfer attended Wagner College.

         If the Merger is completed, Messrs. Mazzarisi and Schoepfer will resign as directors of JAG Media and will be replaced by designees of Cryptometrics.

         SEE "THE MERGER AGREEMENT - POST MERGER ACTIONS" ON PAGE 73 AND "MANAGEMENT OF JAG MEDIA (TO BE RENAMED CRYPTOMETRICS, INC.) ON PAGE 104 FOR A DESCRIPTION OF THE MANAGEMENT OF JAG MEDIA (TO BE RENAMED CRYPTOMETRICS, INC.) IF THE MERGER IS CONSUMMATED.

VOTE REQUIRED FOR APPROVAL

         The vote of a plurality of holders of the outstanding shares of JAG Media Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of JAG Media. Accordingly, the two director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld for the election of such director nominees. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted "FOR" the election of the two persons nominated to serve as directors. A stockholder's abstention from voting shares or a broker non-vote for a particular nominee for director will not prevent the election of such nominee if the nominee otherwise receives the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE TWO PERSONS NOMINATED TO SERVE AS DIRECTORS.

BOARD ORGANIZATION AND MEETINGS

         During the fiscal year ended July 31, 2005, the Board of Directors acted on 12 occasions by unanimous written consent.

         JAG Media does not have a standing audit, nominating or compensation committee. JAG Media does not believe it is feasible or in the best interest of JAG Media to establish stand alone audit, nominating or compensation committees given that as of January 3, 2006 JAG Media only had twelve employees, two of whom serve as directors.

         Our two directors and executive officers, Messrs. Mazzarisi and Schoepfer, are responsible for reviewing and recommending potential nominees to the Board of Directors, but do not follow any specific process in identifying and evaluating the nominees. Historically, including for purposes of this forthcoming Annual Meeting, nominations have never been submitted by JAG Media's stockholders and our directors have therefore never considered any such nominations. However, if in the future stockholders would like to nominate persons for election as directors, they may submit such nominations in writing by mail to the Board of Directors, c/o Thomas J. Mazzarisi, JAG Media Holdings, Inc., 6865 S.W. 18th Street, Suite B-13, Boca Raton, FL 33433. In order to ensure that the Board of Directors of JAG Media has a reasonable opportunity to evaluate such nominations, JAG Media requests that such nominations be submitted no later than 120 days prior to the mailing of our proxy statement.

         Stockholders may communicate with either or both members of the Board of Directors of JAG Media by writing to the above address. We encourage our directors to attend the Annual Meeting of Stockholders. One member of the Board of Directors of JAG Media attended the Annual Meeting of Stockholders held on February 24, 2005.

DIRECTORS' REMUNERATION

         JAG Media currently does not compensate its directors, both of whom receive compensation as officers.

                                   PROPOSAL 2

          APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         The Board of Directors, subject to ratification by the stockholders, has appointed J.H. Cohn LLP as independent registered public accounting firm to examine JAG Media's consolidated financial statements for the fiscal year ending July 31, 2006. J.H. Cohn LLP has served as JAG Media's independent registered public accounting firm since April 1999 and performed the audit of JAG Media's financial statements for the fiscal year ended July 31, 2005.

         J.H. Cohn LLP is not expected to attend the Annual Meeting.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote, in person or by proxy at the Annual Meeting, of holders of a majority of the shares of JAG Media Common Stock whose votes are cast on this proposal is required to ratify the appointment of JAG Media's independent accountants. Shares represented by an executed proxy in the form enclosed, or its substitute, will, unless otherwise directed, be voted "FOR" the ratification of the appointment of J.H. Cohn LLP as JAG Media's independent registered public accounting firm. A stockholder's abstention from voting shares or a broker non-vote on the proposal to ratify the appointment of JAG Media's auditors will not operate as a vote "against" such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JULY 31, 2006.

AUDIT FEES

         The aggregate fees billed for the fiscal years ended July 31, 2005 and 2004 for professional services rendered by J.H. Cohn LLP for the audit of the our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-QSB were $103,262 and $66,793, respectively.

AUDIT-RELATED FEES

         The aggregate fees billed for the fiscal years ended July 31, 2005 and 2004 for assurance and related services rendered by J.H. Cohn LLP related to the performance of the audit or review of our financial statements were $15,110 and $25,678, respectively.

TAX FEES

         The aggregate fees billed for the fiscal years ended July 31, 2005 and 2004 for services rendered by J.H. Cohn LLP in connection with the preparation of our federal and state tax returns were $5,250 and $4,000, respectively.

ALL OTHER FEES

         There were no other fees billed by J.H. Cohn in the years ended July 31, 2005 or July 31, 2004.

PRE-APPROVAL POLICIES AND PROCEDURES

         The Board of Directors is required to pre-approve the rendering by our independent auditor of audit or permitted non-audit services. The services provided for 2005 were 84% audit services, 12% audit related services and 4% tax services. The services provided above for 2004 were 69% audit services, 27% audit related services and 4% tax services.

                                   PROPOSAL 3

        AMEND ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF
                             JAG MEDIA COMMON STOCK


         At the Annual Meeting, JAG Media stockholders will be asked to consider and vote upon an amendment to Article Fourth of JAG Media's Articles of Incorporation to increase the authorized shares of JAG Media Common Stock from 250,000,000 to 500,000,000. The form of the amendment is attached as Appendix A hereto.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote, in person or by proxy at the Annual Meeting, of the holders of a majority of the outstanding shares of JAG Media Common Stock is required to approve the amendment to JAG Media's Articles of Incorporation to increase the authorized shares of JAG Media Common Stock from 250,000,000 to 500,000,000. A stockholder's abstention from voting shares or a broker non-vote on the proposal to amend JAG Media's Articles of Incorporation to increase the authorized shares of JAG Media Common Stock from 250,000,000 to 500,000,000 will effectively count as a vote "against" the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT JAG MEDIA'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF JAG MEDIA COMMON STOCK FROM 250,000,000 TO 500,000,000.

PURPOSE OF THE AMENDMENT

         The Boards of Directors of JAG Media and Cryptometrics, Inc., a Delaware corporation ("Cryptometrics"), have adopted the plan of merger (the "Merger") of Cryptometrics Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of JAG Media ("Merger Sub") with and into Cryptometrics, Inc. and approved the Merger Agreement between such parties related to the Merger dated as of December 27, 2005 (the "Merger Agreement"). In addition, JAG Media, as the sole stockholder of Merger Sub, has approved the Merger.

         Immediately upon consummation of the Merger, JAG Media Common Stock will be held as follows:

         o approximately 11.8125% by the stockholders of JAG Media immediately prior to the consummation of the Merger; and

         o approximately 88.1875% by the stockholders of Cryptometrics immediately prior to the consummation of the Merger.

         In connection with the Merger, JAG Media will issue over 300,000,000 shares of JAG Media Common Stock to Cryptometrics stockholders and for this reason, must increase the number of shares of JAG Media Common Stock that it is authorized to issue. Whether or not the Merger is consummated, however, if the holders of a majority of the outstanding shares of JAG Media Common Stock vote to approve the amendment to JAG Media's Articles of Incorporation to increase the authorized shares of JAG Media Common Stock from 250,000,000 to 500,000,000, the Articles of Incorporation will be amended to reflect this increase in the number of authorized JAG Media Common Stock.

         JAG Media Common Stock currently trades "Over-the-Counter" and is quoted on the Pink Sheets Electronic Quotation Service (the "Pink Sheets") under the symbol "JAGH". On January 3, 2006, the closing bid price of JAG Media's Common Stock as reported on the Pink Sheets was $0.30 per share.

         Cryptometrics common stock, par value $0.001 per share (the "Cryptometrics Common Stock") is not traded on any recognized stock exchange.

SEE "JAG MEDIA'S REASONS FOR THE MERGER" ON PAGE 61 FOR A DESCRIPTION OF JAG MEDIA'S REASONS TO ENTER INTO THE MERGER AGREEMENT.

SEE "RISK FACTORS" BEGINNING ON PAGE 39 FOR A DESCRIPTION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF JAG MEDIA WITH RESPECT TO THE MERGER.

                                   PROPOSAL 4

           AMEND ARTICLES OF INCORPORATION TO CHANGE NAME OF JAG MEDIA

         At the Annual Meeting, JAG Media stockholders will be asked to consider and vote upon an amendment to Article First of JAG Media's Articles of Incorporation to change JAG Media's name to "Cryptometrics, Inc." conditioned upon the consummation of the Merger. The form of the amendment is attached as Appendix B hereto.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote, in person or by proxy at the Annual Meeting, of the holders of a majority of the outstanding shares of JAG Media Common Stock is required to approve the amendment to JAG Media's Articles of Incorporation to change JAG Media's name to "Cryptometrics, Inc." A stockholder's abstention from voting shares or a broker non-vote on the proposal to amend JAG Media's Articles of Incorporation to change its name to "Cryptometrics, Inc." will effectively count as a vote "against" the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT OF JAG MEDIA'S ARTICLES OF INCORPORATION TO CHANGE JAG MEDIA'S NAME TO "CRYPTOMETRICS, INC." CONDITIONED UPON THE CONSUMMATION OF THE MERGER.

PURPOSE OF THE AMENDMENT

         In connection with the Merger, JAG Media will, if the Merger is consummated, change its name to "Cryptometrics, Inc." If the Merger is not consummated, JAG Media will not change its name. The name change will better reflect the principal activities of JAG Media after the Merger has been consummated. In the event of a name change, JAG Media would also expect that its ticker symbol would be changed to reflect its new name.

                                   PROPOSAL 5

    ADJOURNMENT OF ANNUAL MEETING, IF NECESSARY, TO ASSURE THE PRESENCE OF A
       QUORUM OR SOLICIT ADDITIONAL PROXIES TO APPROVE PROPOSALS 3 AND 4

         At the Annual Meeting, JAG Media stockholders will be asked to consider and vote upon a proposal to adjourn the Annual Meeting, if necessary, to assure the presence of a quorum or solicit additional votes in favor of approving Proposal 3 (Amend Articles of Incorporation to Increase Authorized Shares of JAG Media Common Stock) and Proposal 4 (Amend Articles of Incorporation to Change Name of JAG Media).

VOTE REQUIRED FOR APPROVAL

         The affirmative vote, in person or by proxy at the Annual Meeting, of holders of a majority of the shares of JAG Media Common Stock whose votes are cast on this proposal is required to approve the adjournment of the Annual Meeting, if necessary, to assure the presence of a quorum or solicit additional votes in favor of approving Proposals 3 and 4. A stockholder's failure to vote on the proposal or a broker non-vote will not count as a vote "against" the proposal.

PURPOSE OF THE ADJOURNMENT

         JAG Media cannot transact any business at the meeting unless a quorum is present. In addition, JAG Media and Cryptometrics cannot complete the Merger unless the stockholders of JAG Media approve each of Proposals 3 and 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR AN ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO ASSURE THE PRESENCE OF A QUORUM OR SOLICIT ADDITIONAL VOTES IN FAVOR OF APPROVING PROPOSAL 3 AND PROPOSAL 4.

                                 STOCK OWNERSHIP

            The following table sets forth information regarding the beneficial ownership of JAG Media Common Stock as of January 3, 2006 (except as otherwise indicated) by (i) each person known by JAG Media to be the beneficial owner of more than 5% of JAG Media Common Stock, (ii) each director and nominee to be a director, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.


Name & Address of Beneficial Owner                Number of Shares Beneficially Owned     Percentage of Class (1)
----------------------------------------------    ------------------------------------    -----------------------
Thomas Mazzarisi (Chairman of the Board,                 610,000 (2)                             1.4%
Chief Executive Officer and General Counsel)
6865 SW 18th Street, Suite B-13,
Boca Raton, Florida 33433

Stephen Schoepfer                                        325,000 (3)                               *
(President, Chief Operating Officer,
Chief Financial Officer and Director)
6865 SW 18th Street, Suite B-13,
Boca Raton, Florida 33433

All executive officers and directors as                  935,000 (2) (3)                         2.2%
a group (2 persons)

-------------------
*  Less than one percent

(1) Based on 42,119,655 shares of JAG Media Common Stock issued and outstanding as of January 3, 2006, plus the number of shares of JAG Media Common Stock which the beneficial owner has the right to acquire within 60 days, if any.

(2) Includes 500,000 shares of JAG Media Common Stock issuable upon the exercise of stock options, exercisable within 60 days.

(3) Includes 250,000 shares of JAG Media Common Stock issuable upon the exercise of stock options, exercisable within 60 days.

                                AFFILIATED VOTING

         On January 3, 2006, directors and executive officers of JAG Media and their affiliates beneficially owned and were entitled to vote 235,000 shares of JAG Media Common Stock, or approximately 0.6% of JAG Media Common Stock outstanding on that date.

         Cryptometrics has represented to JAG Media in the Merger Agreement that none of its directors, executive officers or affiliates owned any shares of JAG Media Common Stock as of the record date for the Annual Meeting. JAG Media has represented to Cryptometrics in the Merger Agreement that none of the directors, executive officers or affiliates of JAG Media now owns or will own any shares of Cryptometrics Common Stock as of the record date for the Annual Meeting.

                        MARKET FOR JAG MEDIA COMMON STOCK
                               AND RELATED MATTERS


PRICE RANGE OF COMMON STOCK

         On April 8, 2002, JAG Media effected a recapitalization of its then outstanding common stock pursuant to which each one and one-tenth (1.1) shares of its outstanding common stock was reclassified into one (1) share of Class A Common Stock and one-tenth (1/10th) of a share of Series 1 Class B Common Stock. A public trading market for such Series 1 Class B Common Stock never developed.

         On June 4, 2004, JAG Media effected a second recapitalization pursuant to which each share of its outstanding Class A Common Stock and Series 1 Class B Common Stock was reclassified into one (1) share of new JAG Media Common Stock.

         JAG Media's Class A Common Stock traded through June 4, 2004 in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol "JGMHA." Thereafter, JAG Media's Common Stock traded in the over-the-counter market on the Pink Sheets under the symbol "JAGH." The following table reflects quarterly high and low bid prices of its Class A Common Stock and JAG Media Common Stock from August 1, 2003 through July 31, 2005. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                       HIGH             LOW
                                                       ----             ---
Fiscal Year 2004
   First Quarter.............................          0.67             0.30
   Second Quarter............................          1.00             0.25
   Third Quarter.............................          1.45             0.51
   Fourth Quarter............................          1.10             0.30

Fiscal Year 2005
   First Quarter.............................          1.10             0.15
   Second Quarter............................          0.65             0.15
   Third Quarter.............................          0.52             0.11
   Fourth Quarter............................          0.30            0.001

Fiscal Year 2006
   First Quarter.............................          0.30             0.02


         JAG Media issued shares of its Series 2 Class B Common Stock to holders of record as of April 14, 2003 of its then Class A Common Stock. JAG Media issued shares of its Series 3 Class B Common Stock to an investor in June 2003 and to an investor in September 2003. A public trading market for the Series 2 Class B Common Stock and the Series 3 Class B Common Stock never developed.

         The high and low bid prices of JAG Media Common Stock on January 3, 2006 were $0.42 and $0.19, respectively, as reported on the Pink Sheets. As of January 3, 2006, there were approximately 3,739 stockholders of record of JAG Media Common Stock.

         JAG Media has never paid any cash dividends on JAG Media Common Stock and anticipates that for the foreseeable future, no cash dividends will be paid on JAG Media Common Stock whether or not the Merger is consummated. Payment of future cash dividends will be determined by the Board of Directors of JAG Media upon conditions then existing, including JAG Media's financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, JAG Media's future credit arrangements may restrict the payment of dividends. The Cryptometrics Common Stock is not traded on any recognized securities market.

                             EXECUTIVE COMPENSATION

            The following table sets forth certain summary information regarding compensation paid to our Chief Executive Officer and President for services rendered during the fiscal years ended July 31, 2003, 2004 and 2005. Except as listed in the table below, no executive officer holding office in fiscal year 2005 received total annual salary and bonus exceeding $100,000. No such officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.

                               ANNUAL COMPENSATION

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       COMMON SHARES
                                  FISCAL                              OTHER ANNUAL      SUBJECT TO       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY       BONUS      COMPENSATION    OPTIONS GRANTED   COMPENSATION
---------------------------       ------      ------       -----      ------------    ---------------   ------------
Thomas J. Mazzarisi, Chairman      2005      $150,000        --            --               --               --
of the Board, Chief Executive      2004      $150,000        --            --               --               --
Officer and General Counsel        2003      $150,000        --            --               --               --

Stephen J. Schoepfer,              2005      $150,000        --            --               --               --
President, Chief Operating         2004      $150,000        --            --               --               --
Officer, Chief Financial           2003      $150,000        --            --               --               --
Officer and Secretary

OPTION GRANTS IN FISCAL YEAR 2005

         No freestanding SARs or restricted stock awards were granted to, or exercised by, any of our named executive officers during the fiscal year ended July 31, 2005.

         The following table sets forth information regarding options to acquire shares of JAG Media Common Stock granted under our Long-Term Incentive Plan to Thomas J. Mazzarisi (our Chairman, Chief Executive Officer and General Counsel) and Stephen J. Schoepfer (our President, Chief Operating Officer, Chief Financial Officer and Secretary) during the fiscal year ended July 31, 2005.

                OPTION GRANTS IN PERIOD BEGINNING AUGUST 1, 2004
                            AND ENDING JULY 31, 2005

                                                 PERCENTAGE OF TOTAL
                                                 OPTIONS GRANTED TO
                               NUMBER OF          EMPLOYEES IN THE
                              SECURITIES          PERIOD BEGINNING      EXERCISE OR     MARKET PRICE
                              UNDERLYING         AUGUST 1, 2004 AND      BASE PRICE     ON THE DATE      EXPIRATION
NAME                        OPTIONS GRANTED      ENDED JULY 31, 2005   PER ($/SHARE)      OF GRANT          DATE
---------------------      ------------------    -------------------   -------------    ------------     ----------
Thomas J. Mazzarisi                    0                  *                  *               *               *
Stephen J. Schoepfer                   0                  *                  *               *               *

---------------
* Not applicable.

REPORT ON REPRICING OF OPTIONS

         Our Board of Directors believes that the retention of executives who possess an in depth knowledge of our operations, contacts within the professional financial community for certain information that we provide to our subscribers and the skills and expertise required to lead our organization is vital to our competitive strength. It is the policy of our Board of Directors to award stock options to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain these persons. It is our Board of Directors' goal to preserve this incentive as an effective tool in compensating, motivating and retaining our executives. We have granted these options at exercise prices below the market price of our stock as a form of immediate compensation to our executives.

         We did not reprice any stock options during our fiscal year ended July 31, 2005.

OPTION EXERCISES IN FISCAL YEAR 2005

         The following table sets forth certain information regarding the stock options exercised during the fiscal year ended July 31, 2005 and the stock options held as of July 31, 2005 by Thomas J. Mazzarisi (our Chairman, Chief Executive Officer and General Counsel) and Stephen J. Schoepfer (our President, Chief Operating Officer, Chief Financial Officer and Secretary).

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                        JULY 31,  2005                       JULY 31, 2005
                             ACQUIRED      VALUE       ------------------------------    -----------------------------
NAME                        ON EXERCISE   REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------       -----------  ---------     -----------     -------------     -----------     -------------
Thomas J. Mazzarisi              0           0           500,000             0             $40,000             0
Stephen J. Schoepfer             0           0           250,000             0             $20,000             0


DIRECTOR COMPENSATION

         We currently do not compensate our directors for their services in such capacity.

1999 LONG-TERM INCENTIVE PLAN

         In October, 1999 the Board of Directors approved the 1999 Long-Term Incentive Plan. This plan was most recently amended in April 2002. The purpose of the plan is to allow us to attract and retain officers, employees, directors, consultants and certain other individuals and to compensate them in a way that provides additional incentives and enables such individuals to increase their ownership interests in JAG Media. Individual awards under the plan may take the form of:

         o  either incentive stock options or non-qualified stock options;

         o  stock appreciation rights;

         o  restricted or deferred stock;

         o  dividend equivalents;

         o bonus shares and awards in lieu of our obligations to pay cash compensation; and

         o other awards, the value of which is based in whole or in part upon the value of shares of JAG Media Common Stock.

         The plan will generally be administered by a committee appointed by the Board of Directors, except that the Board of Directors will itself perform the committee's functions under the plan for purposes of grants of awards to directors who serve on the committee. The Board of Directors may also perform any other function of the committee and is currently serving as the committee. The committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions, performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as the committee may determine.

          The maximum number of shares that may be subject to outstanding awards under the plan will not exceed 6,000,000 shares of JAG Media Common Stock. As of January 3, 2006, there were a total of 2,010,000 shares of JAG Media Common Stock subject to outstanding options granted under the plan. These options are exercisable at prices ranging from $0.02 to $1.00 per share.

         The plan will remain in effect until terminated by the Board of Directors. The plan may be amended by the Board of Directors without the consent of our stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our Common Stock may then be listed or quoted. The number of shares reserved or deliverable under the plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors, and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

         We generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the plan, except no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the required holding periods; and deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to certain options, stock appreciation rights and performance-based awards granted thereafter if JAG Media complies with certain requirements under Section 162(m).

EMPLOYMENT CONTRACTS

Mazzarisi and Schoepfer Employment Agreements

         On August 31, 2001, we entered into amended and restated three-year employment agreements with each of Stephen J. Schoepfer (our President, Chief Operating Officer, Chief Financial Officer and Secretary) and Thomas J. Mazzarisi (our Chairman of the Board, Chief Executive Officer and General Counsel). On November 3, 2005, these agreements were retroactively extended for an additional three years and certain of the provisions of the amended and restated employment agreements were amended. Each of these employment agreements now expires on August 31, 2007 and continues to provide for an annual base salary of $150,000. In addition, each executive is entitled to receive annual incentive stock option bonuses as follows:

         o Option for 500,000 shares of Common Stock if the average closing bid price of our Common Stock for the year ended August 31, 2006 under the contract is $1.00 or greater;

         o Option for 500,000 shares of Common Stock if the average closing bid price of our Common Stock for the year ended August 31, 2007 under the contract is $2.00 or greater; and

         o Such options are exercisable at fair market value as defined in the employment agreements as recently amended, determined with respect to the indicated year end.

         No annual incentive stock option bonuses have been earned to date under the employment agreements.

         The executives shall also be granted an option to purchase a 5% ownership interest in any subsidiary that JAG Media successfully creates and spins off during the term of their employment contracts.

         Pursuant to these employment agreements, each of the above named executives is entitled to the same medical and other benefits, including health and life insurance coverage, as are provided to other employees of JAG Media. In the event JAG Media terminates the employment of any of such executives without cause or such executive resigns for good reason as defined in the employment agreements, such executive shall be entitled to receive (i) continued medical and life insurance coverage for a period equal to the greater of one year or the number of years and fractions thereof between the date of such termination and the end of the term (the "Severance Period"), (ii) a lump sum cash payment equal to the executive's highest rate of annual salary in effect during the employment term multiplied by the Severance Period, (iii) a lump sum cash payment equal to the number of accrued and unused vacation days calculated at the executive's then current salary rate and (iv) accelerated vesting of all of the executive's outstanding stock options. Such cash payments will be made within 10 days of termination of employment, and shall not be subject to offset for amounts earned by the executive in respect of any subsequent employment, nor is the executive required to seek any such subsequent employment.

         Further, immediately prior to a "change in control" (as defined in JAG Media's Long-Term Incentive Plan) of JAG Media, the above-named executives shall also be granted an option to acquire 1,000,000 shares of our Common Stock (subject to equitable adjustments for stock splits, etc.) at an exercise price equal to the fair market value of the average closing bid price of the Company's stock for the 30 days prior to such change in control, which option shall be fully vested and immediately exercisable in full and expire on a date which is the earlier of ten years from such change in control and three years after termination of employment. Generally, under our Long-Term Incentive Plan, a "change in control" shall be deemed to have occurred (i) if there is an acquisition of 30% or more of our then outstanding shares of Common Stock, (ii) Messrs. Mazzarisi and Schoepfer cease for any reason to constitute at least a majority of the members of our Board, or (iii) a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of our assets, or similar transaction shall have occurred. The proposed Merger described in this proxy statement would constitute a "change in control." However, a change in control shall not be deemed to have occurred if consummation of such a transaction would result in at least 70% of the total voting power represented by the voting securities of JAG Media outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of JAG Media immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

         In the unlikely event that we issue to Cornell Capital under the equity line more than approximately 19,180,000 shares of our Common Stock and Cornell Capital does not sell any such shares and we issue no other shares, such issuance to Cornell Capital would result in the acquisition by Cornell Capital of more than 30% of our then outstanding shares of Common Stock and would trigger the change in control provisions in the employment agreements of our executive officers. As a result, each of Messrs. Mazzarisi and Schoepfer would be granted an option to acquire 1,000,000 shares of our Common Stock at an exercise price equal to the fair market value of the stock prior to such change in control, which option would be fully vested and immediately exercisable in full and expire on a date which would be the earlier of ten years from such change in control and three years after termination of such person's employment. The occurrence of the change of control would also permit each executive to resign from JAG Media if they so chose and be entitled to all of the severance benefits described above, including medical and life insurance coverage, accelerated vesting of outstanding stock options and certain lump sum cash payments.

         In lieu of options previously granted which were cancelled, we granted on August 31, 2001 to each of Messrs. Mazzarisi and Schoepfer options to purchase an aggregate of 1,000,000 shares of our Common Stock exercisable at a price per share of $0.02, all of which vested immediately upon the execution of the amended and restated agreements. These options are subject to the terms of our 1999 Long-Term Incentive Plan, as amended, and may be exercised, in whole or in part, by the executives on a cashless basis. As noted under "Post-Merger Actions" (See Page 73) at the closing of the Merger such employment agreements shall be assigned to JAG Media LLC and Messrs. Mazzarisi and Schoepfer shall release JAG Media (to be renamed Cryptometrics) from all further responsibility under the employment agreements (including salary payments) except that JAG Media (to be renamed Cryptometrics) will remain contractually obligated to fulfill any exercise of options and will continue to provide Messrs. Mazzarisi and Schoepfer with the same medical coverage as it provides employees of JAG Media (to be renamed Cryptometrics).

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in JAG Media's best interest. In the case of an action brought by or in the right of JAG Media, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to JAG Media, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all the relevant circumstances.

         We do not currently maintain director's and officer's liability insurance but we may do so in the future.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our common stock are required to file initial forms of ownership of our common stock and reports of changes in that ownership at the Securities and Exchange Commission. Specific due dates for these forms have been established, and we are required to disclose in this report any failure to file by these dates.

         Based solely on our review of the copies of such forms received by it with respect to fiscal 2005, or written representations from certain reporting persons, to the best of our knowledge, all reports were filed on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS FROM OFFICERS OF THE COMPANY

         On April 1, 2002, Thomas J. Mazzarisi, our Chairman, Chief Executive Officer and General Counsel, loaned us $200,000. The loan was subject to the terms and conditions of an unsecured promissory note issued by us to Mr. Mazzarisi on such date. The loan, which bore interest at 9.0% per annum, was repaid in full, including interest, by JAG Media on March 29, 2004.

         On April 1, 2002, Stephen J. Schoepfer, our President, Chief Operating Officer, Chief Financial Officer and Secretary, loaned us $200,000. The loan was subject to the terms and conditions of an unsecured promissory note issued by us to Mr. Schoepfer on such date. The loan, which bore interest at 9.0% per annum, was repaid in full, including interest, by JAG Media on March 29, 2004.

                                  OTHER MATTERS

         The Board of Directors of JAG Media knows of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this Proxy Statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any proposal to be presented by a stockholder at JAG Media's 2007 Annual Meeting of Stockholders must be received by JAG Media no later than September 28, 2006 so that it may be considered by JAG Media for inclusion in its proxy statement and form of proxy, or its substitute, relating to that meeting.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHY ARE THE COMPANIES PROPOSING TO MERGE?

The companies believe that JAG Media's acquisition of Cryptometrics will create a company stronger than either JAG Media or Cryptometrics standing alone and will provide significant benefits to the stockholders of both companies. The combined companies will have better access to financial markets to support future growth and the overhead costs of being a public company will be absorbed by a potentially larger revenue base. The Boards of Directors of JAG Media and Cryptometrics unanimously approved the Merger Agreement and the related Merger.

Q: WHAT AM I BEING ASKED TO VOTE UPON OR CONSENT TO? WHAT VOTE IS REQUIRED?

A: In connection with the Merger, JAG Media stockholders are being asked to vote to approve the following proposals:


                 PROPOSAL                            REQUIRED VOTE
----------------------------------------- --------------------------------------
a proposal to amend JAG Media's           the affirmative vote, in person or
Articles of Incorporation to              by proxy at the Annual Meeting, of
increase its authorized capital           the holders of a majority of the
from 250,000,000 to 500,000,000           outstanding shares of JAG Media's
shares of Common Stock (permitting        Common Stock; a stockholder's
the requisite shares to be issued         failure to vote on the proposal or
in the Merger)                            a broker non-vote will effectively
                                          count as a vote against the
                                          proposal

----------------------------------------- --------------------------------------
a proposal to amend JAG Media's           the affirmative vote, in person or
Articles of Incorporation to change       by proxy at the Annual Meeting, of
its corporate name to                     the holders of a majority of the
"Cryptometrics, Inc." upon                outstanding shares of JAG Media
completion of the Merger                  Common Stock; a stockholder's
                                          failure to vote on the proposal or
                                          a broker non-vote will effectively
                                          count as a vote against the
                                          proposal

----------------------------------------- --------------------------------------
a proposal to adjourn the Annual          the affirmative vote, in person or
Meeting of JAG Media stockholders,        by proxy at the Annual Meeting, of
if necessary, to assure the               the holders of a majority of the
presence of a quorum or solicit           shares of JAG Media's Common Stock
additional votes to (i) approve the       whose votes are cast on this
proposal to amend JAG Media's             proposal; a stockholder's failure
Articles of Incorporation to              to vote on the proposal or a broker
increase its authorized capital           non-vote will not count as a vote
from 250,000,000 to 500,000,000           against the proposal
shares of Common Stock and (ii) to
approve the proposal to amend JAG
Media's Articles of Incorporation
to change its corporate name to
"Cryptometrics, Inc." upon
completion of the Merger

----------------------------------------- --------------------------------------

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of JAG Media Common Stock entitled to vote at the Annual Meeting constitutes a quorum.



Q. WHAT SHOULD I DO IF MY SHARES ARE HELD IN STREET NAME?

A. Shares of JAG Media Common Stock held in "street name" will not be voted on any matter related to the Merger if the holder of such stock does not provide his broker with instructions on how to vote the "street name" shares. A JAG Media stockholder whose shares of JAG Media Common Stock are held in "street name" should follow the directions provided by the broker in order to instruct the broker how to vote the shares. Please check the voting form used by the broker to see if the broker will permit a vote by telephone or over the Internet.

Q. WHY HAS CRYPTOMETRICS NOT SCHEDULED A STOCKHOLDERS' MEETING?

A. As permitted under Delaware law, Cryptometrics stockholders holding a majority of the outstanding shares of Cryptometrics Common Stock have approved the proposed merger without the need for a meeting by providing their written consents. Such stockholder approval followed the adoption of a resolution by the Board of Directors of Cryptometrics approving the Merger Agreement and declaring its advisability.

Q: WILL THE MERGER HAVE ANY EFFECT ON THE CURRENTLY OUTSTANDING SHARES OF JAG MEDIA COMMON STOCK?

A: Although the Merger will not have any effect on the rights attributable to the shares of JAG Media Common Stock currently owned by a JAG Media stockholder, there will be an overall dilution of such stockholder's ownership interest in JAG Media. The number of outstanding shares of JAG Media Common Stock will increase from approximately 40,000,000 shares to approximately 340,000,000 shares following the Merger. JAG Media stockholders holding 100% of the outstanding JAG Media common stock just prior to the Merger will hold only 11.8125% just after the Merger.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: JAG Media stockholders will continue to hold their current shares of JAG Media Common Stock after the Merger.

Q. WHAT WILL CRYPTOMETRICS STOCKHOLDERS RECEIVE IN THE MERGER?

A: Holders of shares of Cryptometrics Common Stock issued and outstanding immediately prior to the time the Certificate of Merger is filed with the Delaware Secretary of State, including as outstanding for this purpose the total number of shares of Cryptometrics Common Stock for which outstanding exchangeable shares of Cryptometrics' Canadian subsidiary, Cryptometrics Canada, Inc., can be exchanged, will be entitled to receive shares of fully paid and nonassessable JAG Media Common Stock equal to 7.4656 times the total number of shares of JAG Media Common Stock outstanding at the time the Certificate of Merger is filed with the Delaware Secretary of State (i) excluding all shares of JAG Media Common Stock held in the treasury of JAG Media, and (ii) excluding all shares of Series 2 and Series 3 Class B Common Stock outstanding, but (iii) including as outstanding the relevant number of shares of JAG Media Common Stock for which shares of prior classes of stock of JAG Media can be exchanged (but have not yet been exchanged) by virtue of recapitalizations carried out by JAG Media (the "Merger Consideration").

Each outstanding share of Cryptometrics Common Stock shall be converted into the right to receive, and become exchangeable for, the number of shares of JAG Media Common Stock equal to the quotient obtained by dividing the Merger Consideration by the total number of shares of Cryptometrics Common Stock outstanding at the time the Certificate of Merger is filed with the Delaware Secretary of State (including options and warrants for outstanding exchangeable shares of Cryptometrics' Canadian subsidiary, Cryptometrics Canada, Inc.)

The number of shares of JAG Media Common Stock to be issued in connection with the Merger is fixed based upon the number of shares of JAG Media Common Stock outstanding just prior to the Merger and will not be adjusted based upon changes in the value of those shares.

No fractional shares of JAG Media Common Stock shall be issued in connection with the Merger.

Unless the value of the fractional shares of JAG Media Common Stock which otherwise would have been issued by virtue of the Merger to a Cryptometrics stockholder exceeds an aggregate cash amount of One Dollar ($1.00), such Cryptometrics stockholder shall not be entitled to receive a cash payment in lieu of a fractional share of JAG Media Common Stock. In the event that the value of the fractional share of JAG Media Common Stock which otherwise would have been issued by virtue of the Merger to a Cryptometrics stockholder exceeds One Dollar ($1.00), any such Cryptometrics stockholder entitled to receive a fractional share of JAG Media Common Stock will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by JAG Media to be equal to such fraction multiplied by the arithmetic mean of the closing prices of JAG Media Common Stock on the Pink Sheets over the 20 trading days ending three trading days prior to the closing date of the transaction.

Upon issuance of the shares of JAG Media Common Stock to the Cryptometrics stockholders in connection with the Merger, such shares shall be registered with the SEC on this Registration Statement on Form S-4. In accordance with the terms of the Merger Agreement, however, stockholders of Cryptometrics shall not be permitted to sell or otherwise dispose of sixty-five percent of the JAG Media Common Stock received in connection with the Merger for a period of twelve months from the closing date of the transaction. Subject to compliance with all relevant securities laws, thirty-five percent of the shares of JAG Media Common Stock issued to the Cryptometrics stockholders in connection with the Merger shall not be subject to the twelve-month lock-up provision so long as the shares of the surviving corporation, JAG Media (to be renamed Cryptometrics, Inc.), are listed on the NASDAQ Capital Market.

The Form S-4 shall also register the JAG Media shares for which outstanding options and warrants of Cryptometrics (including options and warrants for outstanding exchangeable shares of Cryptometrics' Canadian subsidiary, Cryptometrics Canada, Inc.) which may be exercised after the Merger. Additionally, the Form S-4 shall separately register the resale of the shares of JAG Media Common Stock issuable in connection with the Merger to the current Co-Chief Executive Officers of Cryptometrics, Robert Barra and Michael A. Vitale, and the current Chief Strategy Officer of Cryptometrics, Joel Shaw, so that such shares are immediately saleable by them subject to the twelve-month lock-up restriction noted above.

Q: HOW DOES THE JAG MEDIA BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON PROPOSALS 3, 4 and 5?

A: The JAG Media Board of Directors unanimously recommends that the JAG Media stockholders vote (i) FOR the amendment to JAG Media's Articles of Incorporation to increase its authorized capital from 250,000,000 to 500,000,000 shares of Common Stock, (ii) FOR the amendment to JAG Media's Articles of Incorporation to change the name of the corporation from JAG Media Holdings, Inc. to Cryptometrics, Inc. if the Merger is consummated and (iii) FOR the adjournment of the Annual Meeting, if necessary, to assure the presence of a quorum or solicit additional votes or proxies to approve the foregoing proposals to amend JAG Media's Articles of Incorporation.

Q: HOW DO I CAST MY VOTE?

A: You should either (i) indicate on your proxy card how he wants to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the Annual Meeting of the stockholders of JAG Media or (ii) vote your shares through the Internet by following the instructions on your proxy card. You may also attend the Annual Meeting of the stockholders of JAG Media and vote your shares in person.

As noted above, shares of JAG Media Common Stock held in "street name" will not be voted on any merger related matter if the holder of such stock does not provide his broker with instructions on how to vote the "street name" shares. A JAG Media stockholder whose shares of JAG Media Common Stock are held in "street name" should instruct his broker how to vote the shares, following the directions provided by the broker. Please check the voting form used by the broker to see if the broker will permit a vote by telephone or over the Internet.

Q: CAN I CHANGE MY VOTE AFTER I DELIVER MY PROXY?

A: Yes. You may change your vote at anytime before your proxy is voted. You can do this in one of three ways you can (i) send in a later-dated, signed proxy card to the JAG Media secretary or assistant secretary, as set forth above in the notice of Annual Meeting, (ii) attend the Annual Meeting of the stockholders of JAG Media and vote in person if you are a holder of record or (iii) revoke your proxy by sending a notice of revocation to JAG Media's secretary or assistant secretary for receipt no later than two business days prior to the meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You do not need to do so, and should not send in your stock certificates, whether or not the Merger is completed. If the Merger is completed, Cryptometrics stockholders will be sent written instructions for exchanging their stock certificates.

Q. WILL THE JAG MEDIA OR CRYPTOMETRICS STOCKHOLDERS BE SUBJECT TO TAXATION?


Cryptometrics and JAG Media have agreed that it is a condition to the closing of the Merger that Cryptometrics and JAG Media receive an opinion of counsel to the effect that the Merger (together with certain related transactions) will qualify as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes. Such opinion will be based on certain assumptions and will rely upon the accuracy of certain representations made by officers of JAG Media and Cryptometrics. If the Merger is treated as a "reorganization" for U.S. federal income tax purposes, Cryptometrics stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Cryptometrics Common Stock for JAG Media Common Stock in the Merger. Cryptometrics stockholders should refer to the discussion below in "Material U.S. Federal Income Tax Consequences of the Merger". The holders of JAG Media Common Stock also will generally not recognize any gain or loss as a result of the Merger.


Q:  WHEN IS THE MERGER GOING TO BE COMPLETED?

A: We will complete the Merger upon receipt of the approval of the stockholders of JAG Media to amend its Articles of Incorporation as described herein, in addition to the satisfaction of the other closing conditions set forth in the Merger Agreement.

Q:  ARE CRYPTOMETRICS STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under Delaware law, holders of Cryptometrics Common Stock will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal within 20 days after the date of the mailing of this proxy statement / prospectus and they comply with the Delaware law procedures explained herein. In the event that holders of more than 100,000 shares of Cryptometrics Common Stock choose to exercise their appraisal rights, Cryptometrics will be under no obligation to consummate the Merger.

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you are a JAG Media stockholder and have more questions about the Merger, please contact:

JAG Media Holdings, Inc.
6865 SW 18th Street
Suite B-13
Boca Raton, Florida 33433
Attention: Stephen J. Schoepfer, President and Chief Operating Officer Tel. No. (866) 300-7410 - Extension 112


If you are a Cryptometrics stockholder and have more questions about the Merger, please contact:

Cryptometrics, Inc.
73 Main Street
Tuckahoe, New York 10707
Attention:  Robert Barra, Co-Chief Executive Officer
Tel. No. (914) 274-6140

                                     SUMMARY

         This summary contains selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Merger fully and to obtain a more complete description of the legal terms of the Merger, you should carefully read this entire document, including the Merger Agreement and other Appendices, and the documents to which we refer you. See "Where You Can Find More Information" on page 166.

                                  THE COMPANIES


JAG MEDIA HOLDINGS, INC. (SEE PAGE 111)

         JAG Media, a Nevada corporation headquartered in Boca Raton, Florida, provides Internet-based equity information and advice, offering its subscribers a variety of market news through its website, jagnotes.com. JAG Media focuses its marketing efforts on institutional subscribers.

         The jagnotes.com website is currently a subscription service which offers subscribers two targeted products:

         o the JAGNotes (Upgrade/Downgrade) Report, a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses; and

         o the JAG Media Rumor Report where JAG Media posts rumors that have been heard on the street about various stocks.

         JAG Media also maintains a JAGNotes (Upgrade/Downgrade) Report faxed-based service for a limited number of mostly institutional subscribers.

         On November 24, 2004, through JAG Media's English subsidiary now named Pixaya (UK) Limited, JAG Media purchased certain development stage software and related assets from TComm Limited, a company also organized in the United Kingdom. At the time of acquisition, TComm Limited was in various stages of development of four software products. JAG Media has continued developing Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips and text messages to various Java-based and Symbian-based mobile phones, and SurvayaCam (previously CCMTV), which consists of software programs and related hardware intended to permit field personnel to send real-time video streams from the field to a central location where they can be viewed by one or more persons. In addition, JAG Media is supporting development of a new mobile phone product named "SOS Guides", which are mobile travel guides that will be made available to users through their mobile phones. JAG Media intends to market the "SOS Guides" to travel agents, metropolitan tourist bureaus and other travel related companies.

         The executive offices of JAG Media are located at 6865 SW 18th Street, Suite B-13, Boca Raton, Florida 33433. JAG Media's telephone number is
(866) 300-7410. JAG Media's website is located at www.jagnotes.com and www.pixaya.com.

CRYPTOMETRICS ACQUISITION, INC.

         Cryptometrics Acquisition, Inc., a Delaware corporation ("Merger Sub"), is a wholly-owned subsidiary of JAG Media formed solely in connection with the proposed Merger. Upon successful completion of the Merger, Merger Sub will be merged with and into Cryptometrics and will cease to exist as a separate corporation. If the Merger is not consummated as planned, JAG Media has undertaken to cause Merger Sub to change is name to a name not including "Cryptometrics".

         Merger Sub's principal executive offices are located c/o JAG Media, 6865 SW 18th Street, Suite B-13, Boca Raton, Florida 33433. Merger Sub's telephone number is (886) 300-7410.

CRYPTOMETRICS, INC. (SEE PAGE 133)

         Cryptometrics, a Delaware corporation headquartered in Tuckahoe, New York, is a security solution provider using cryptography and biometrics technologies to protect computerized systems, information and physical points of access to secure sensitive areas. Cryptometrics' technology can be applied to any business or group of users seeking security solutions for biometric authentication, encrypted storage, network access and secure electronic transmission of sensitive data. Cryptometrics' wholly-owned subsidiary, Cryptometrics Canada, Inc. (formerly known as BioDentity Systems Corporation), specializes in providing face biometric authentication technologies specifically designed to strengthen border control, aviation security and homeland defense. Cryptometrics' website is located at www.cryptometrics.com.

         The executive offices of Cryptometrics are located at 73 Main Street, Tuckahoe, New York 10707. Cryptometrics' telephone number is (914) 274-6140.

THE JAG MEDIA ANNUAL MEETING


         The Annual Meeting of the JAG Media Stockholders will be held on Wednesday, April 26, 2006 at 9:00 a.m. (Pacific Standard Time) in the law offices of Jones Vargas, located on the Twelfth Floor of 100 West Liberty Street in Reno, Nevada. In addition to the proposal to elect two members to the board of directors of JAG Media and to ratify J.H. Cohn LLP as JAG Media's independent registered public accounting firm for the fiscal year ending July 31, 2006, JAG Media stockholders will be requested to (i) vote upon a proposal to amend JAG Media's Articles of Incorporation to increase the number of shares of authorized JAG Media Common Stock from 250,000,000 to 500,000,000, (ii) to amend JAG Media's Articles of Incorporation to change JAG Media's name to "Cryptometrics, Inc." if the Merger is consummated and (iii) to adjourn the Annual Meeting, if necessary, to assure the presence of a quorum or to solicit additional proxies to approve the foregoing proposed amendments to the Articles of Incorporation.


EACH OF THE DIRECTORS AND EXECUTIVE OFFICERS OF JAG MEDIA INTEND TO VOTE THEIR SHARES IN FAVOR OF ALL OF THE PROPOSALS IN THIS PROXY STATEMENT/PROSPECTUS.

THE MERGER

THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX
C. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE TRANSACTION.

GENERAL (SEE PAGE 67)

         If the Merger is completed:

         o  Merger Sub will be merged with and into Cryptometrics;

         o  Cryptometrics will become the wholly-owned subsidiary of JAG Media;
            and

         o  JAG Media's name will be changed to "Cryptometrics, Inc."

WHAT CRYPTOMETRICS STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 67)

         All holders of Cryptometrics Common Stock issued and outstanding immediately prior to the time the Certificate of Merger is filed with the Delaware Secretary of State, including as outstanding for this purpose the total number of shares of Cryptometrics Common Stock for which outstanding exchangeable shares (the "Exchangeable Shares") of Cryptometrics' Canadian subsidiary, Cryptometrics Canada, Inc. can be exchanged, will be entitled to receive shares of fully paid and nonassessable JAG Media Common Stock equal to
7.4656 times the number of shares of JAG Media Common Stock outstanding at the time the Certificate of Merger is filed with the Delaware Secretary of State (i) excluding all shares of JAG Media Common Stock held in the treasury of JAG Media, and (ii) excluding all shares of Series 2 and Series 3 Class B Common Stock outstanding, but (iii) including as outstanding the relevant number of shares of JAG Media Common Stock for which shares of prior classes of stock of JAG Media can be exchanged converted (but have not yet been exchanged) by virtue of the various recapitalizations carried out by JAG Media (the "Merger Consideration").

         Each outstanding share of Cryptometrics Common Stock, including as outstanding for this purpose the total number of shares of Cryptometrics Common Stock for which outstanding Exchangeable Shares of Cryptometrics' Canadian subsidiary, Cryptometrics Canada, Inc., can be exchanged shall be converted into the right to receive, and become exchangeable for, the number of shares of JAG Media Common Stock equal to the quotient obtained by dividing the Merger Consideration by the total number of outstanding shares of Cryptometrics Common Stock at the time the Certificate of Merger is filed with the Delaware Secretary of State.

         Each Cryptometrics stockholder (after aggregating the fractional shares of JAG Media Common Stock that would otherwise be received by such holder) shall be entitled only to the number of shares of JAG Media Common Stock per share of Cryptometrics Common Stock which such Cryptometrics stockholder is entitled to receive pursuant to the foregoing sentence times the number of shares of Cryptometrics Common Stock held by such stockholder at the time the Certificate of Merger is filed with Delaware Secretary of State. Unless the value of the fractional share of JAG Media Common Stock which otherwise would have been issued by virtue of the Merger to a Cryptometrics stockholder exceeds an aggregate cash amount of One Dollar ($1.00), determined as provided below, such Cryptometrics stockholder shall not be entitled to receive a cash payment in lieu of a fractional share of JAG Media Common Stock. In the event that the value of the fractional share of JAG Media Common Stock to be issued by virtue of the Merger to a Cryptometrics stockholder exceeds One Dollar ($1.00), any such Cryptometrics stockholder entitled to receive a fractional share of JAG Media Common Stock will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by JAG Media to be equal to such fraction multiplied by the arithmetic mean of the closing prices of JAG Media Common Stock on the Pink Sheets LLC over the twenty 20 trading days ending three trading days prior to the closing date of the transaction. No fractional shares of JAG Media Common Stock shall be issued in connection with the Merger.

         The number of shares of JAG Media Common Stock to be issued in connection with the Merger is fixed based upon the number of shares of JAG Media Common Stock outstanding just prior to the merger, and will not be adjusted based upon changes in the value of those shares. The value of the shares of JAG Media Common Stock that Cryptometrics stockholders will receive will fluctuate as the market price for JAG Media Common Stock changes. On January 3, 2006 the last reported per share sales price of JAG Media Common Stock as quoted on the Pink Sheets was $0.43 per share. The actual market value of the JAG Media Common Stock to be issued in the Merger, however, will depend on the market price of JAG Media Common Stock on the closing date, which may be more or less than the sale price stated above. Also, there can be no assurance that the value of the JAG Media Common Stock will not decline upon issuance of such shares in the amounts contemplated by the transaction, even if the sale of the shares is restricted as described above.

         Immediately after the Merger, Cryptometrics stockholders will own approximately 300,000,000 shares of JAG Media Common Stock, equivalent to approximately 88.1875% of the outstanding JAG Media Common Stock.

INVESTMENT BANKERS RETAINED BY JAG MEDIA WILL BE ENTITLED TO SHARES OF JAG MEDIA COMMON STOCK AS ARRANGERS' FEES IN CONNECTION WITH THE MERGER. (SEE PAGE 59)

         JAG Media has retained investment bankers and/or finders who will receive success fees if the Merger is consummated. JAG Media's investment bankers will receive a fee equal to two-thirds of one percent (0.66%) of the number of shares of JAG Media to be issued or issuable by JAG Media to the Cryptometrics stockholders. These shares will be issued immediately after the completion of the Merger.

WHAT JAG MEDIA STOCKHOLDERS WILL OWN FOLLOWING THE MERGER (SEE PAGE 64)

         JAG Media stockholders will continue to own their existing shares JAG Media Common Stock after the Merger. Accordingly, JAG Media stockholders should not send in their stock certificates in connection with the Merger.

         Immediately after the Merger, existing JAG Media stockholders will continue to own the same number of shares of JAG Media Common Stock, but after the merger such shares will only be equivalent to approximately 11.8125% of the outstanding JAG Media Common Stock.

REASONS FOR THE MERGER (SEE PAGES 61 and 63)

         The companies believe that JAG Media's acquisition of Cryptometrics will create a company stronger than either JAG Media or Cryptometrics standing alone and will provide significant benefits to the stockholders of both companies. The combined companies will have better access to financial markets to support future growth and the overhead costs of being a public company will be absorbed by a potentially larger revenue base. The Boards of Directors of JAG Media and Cryptometrics unanimously approved the Merger Agreement and the related Merger.

RECOMMENDATIONS TO JAG MEDIA STOCKHOLDERS (SEE PAGE 62)

         The Board of Directors of JAG Media believes that the Merger is fair to JAG Media and in the best interests of its stockholders and unanimously recommends that the stockholders of JAG Media (i) vote FOR the proposal to amend JAG Media's Articles of Incorporation to increase its authorized capital from 250,000,000 to 500,000,000 shares of Common Stock, (ii) vote FOR the proposal to amend JAG Media's Articles of Incorporation to change its corporate name to "Cryptometrics, Inc." upon completion of the Merger and (iii) vote FOR the proposal to adjourn the Annual Meeting, if necessary, to assure the presence of a quorum or solicit additional proxies to approve the foregoing proposals to amend JAG Media's Articles of Incorporation.

U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 65)


         Cryptometrics and JAG Media have agreed that it is a condition to the closing of the Merger that Cryptometrics and JAG Media receive an opinion of counsel to the effect that the Merger (together with certain related transactions) will qualify as a "reorganization" under Section 368 of the Code for U.S. federal income tax purposes. Such opinion will be based on certain assumptions and will rely upon the accuracy of certain representations made by officers of JAG Media and Cryptometrics. If the Merger is treated as a "reorganization" for U.S. federal income tax purposes, Cryptometrics stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of Cryptometrics Common Stock for shares of JAG Media Common Stock in the Merger. Cryptometrics stockholders should refer to the discussion below in "Material U.S. Federal Income Tax Consequences of the Merger". The holders of JAG Media Common Stock also will generally not recognize any gain or loss as a result of the Merger.


ACCOUNTING TREATMENT (SEE PAGE 64)

         For financial statement purposes, Cryptometrics is the acquiring company and this transaction will be treated as a purchase by Cryptometrics of JAG Media. The assets and liabilities of JAG Media will be recorded at their fair values, which approximate their historical values and the assets and liabilities of Cryptometrics will be recorded at their historical carrying values. The reported financial condition and results of operations of JAG Media after the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of Cryptometrics.

MARKET PRICE INFORMATION (SEE PAGE 133)

         JAG Media Common Stock currently trades "Over-the-Counter" and is quoted on the Pink Sheets under the symbol "JAGH." On September 8, 2005, the last full trading day before the public announcement of the execution of a non-binding term sheet relating to the proposed Merger, the last reported per share sales price of JAG Media Common Stock on the Pink Sheets was $0.12. On January 3, 2006, the most recent practicable date prior to the filing of this Proxy Statement/Prospectus, the last reported per share sales price for JAG Media Common Stock was $0.43.

         Cryptometrics Common Stock is not publicly held or traded on any recognized securities market.

LISTING OF JAG MEDIA COMMON STOCK (SEE PAGE 85)

         JAG Media intends to apply to list the shares of JAG Media Common Stock, including those issued in connection with the Merger, on the NASDAQ Capital Market under the new name Cryptometrics, Inc. and a new symbol.

OWNERSHIP OF JAG MEDIA AFTER THE MERGER (SEE PAGE 64)

         In connection with the Merger, JAG Media will issue approximately 300,000,000 shares of JAG Media Common Stock to the Cryptometrics stockholders. Immediately upon consummation of the Merger, Cryptometrics stockholders immediately prior to the merger will own approximately 88.1875% of the outstanding shares of JAG Media Common Stock and JAG Media stockholders will own 11.8125% of the outstanding shares of JAG Media Common Stock.

         This information is based on the number of shares of JAG Media Common Stock and the number of shares of Cryptometrics Common Stock outstanding on January 3, 2006 and changes currently contemplated by the Merger Agreement to occur prior to the closing date.

DIRECTORS & MANAGEMENT OF JAG MEDIA AFTER THE MERGER (SEE PAGE 103)

         If the Merger is completed, the directors and executive officers of Cryptometrics just prior to the effective time of the Merger will become directors and senior management of JAG Media (to be renamed Cryptometrics, Inc.), including the prior Cryptometrics business and the traditional JAG Media business. The management of Cryptometrics will also appoint additional directors of JAG Media. The existing directors and executive officers of JAG Media and its subsidiary, JAG Media LLC., will resign or be terminated.

CONDITIONS TO COMPLETING THE MERGER (SEE PAGE 84)

         The respective obligations of JAG Media, Merger Sub and Cryptometrics to complete the Merger are subject to many conditions, including the following:

         o  there is no law or court order prohibiting the Merger;

         o the representations and warranties of JAG Media, Merger Sub and Cryptometrics remain accurate in all respects, with permitted exceptions;

         o each of JAG Media, Merger Sub and Cryptometrics has performed, in all material respects, all of its respective obligations under the Merger Agreement;

         o the shares of JAG Media Common Stock, including those issued in the Merger will be listed on the NASDAQ Capital Market; and

         o the holders of no more than 100,000 shares of Cryptometrics common stock exercise appraisal rights in connection with the Merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 87)

         JAG Media and Cryptometrics may jointly agree to terminate the Merger Agreement and abandon the Merger prior to the closing date. Either company may terminate the Merger Agreement if (i) the Merger is not consummated on or before April 15, 2006, (ii) if a governmental entity shall have issued an order or taken any other action having the effect of permanently prohibiting the Merger or (iii) if JAG Media's stockholders fail to approve the amendments to its Articles of Incorporation described above.

         JAG Media may terminate the Merger Agreement and abandon the Merger prior to closing date if (i) any condition or obligation of JAG Media contained in the Merger Agreement becomes incapable of fulfillment other than as a result of a breach by JAG Media (and JAG Media does not waive such condition), (ii) there has been a breach by Cryptometrics of a representation, warranty or covenant contained in the Merger Agreement or (iii) at any time prior to JAG Media's stockholders' approval of the Merger-related proposals described above, JAG Media receives an unsolicited proposal from a third party to acquire all or substantially all of the outstanding stock of JAG Media, or all or substantially all of the assets of JAG Media and its subsidiaries, on terms that the Board of Directors, determines in good faith, to be more favorable to JAG Media's stockholders than the terms of the Merger Agreement and related Merger.

         Cryptometrics may terminate the Merger Agreement and abandon the Merger prior to the closing date if (i) any condition or obligation of Cryptometrics contained in the Merger Agreement becomes incapable of fulfillment other than as a result of a breach by Cryptometrics (and such condition is not waived by Cryptometrics), (ii) there has been a breach by JAG Media of a representation, warranty or covenant contained in the Merger Agreement and such breach is not curable within 15 days after written notice of such breach is given to JAG Media by Cryptometrics, (iii) if JAG Media Common Stock is not approved for listing on the NASDAQ Capital Market (iv) the holders of more than 100,000 shares of Cryptometrics Common Stock exercise appraisal rights in connection with the Merger, or (v) at any time prior to JAG Media's stockholders' approval of the Merger-related proposals set forth above, Cryptometrics receives an unsolicited proposal from a third party to acquire all or substantially all of the outstanding stock of Cryptometrics, or all or substantially all of the assets of Cryptometrics and its subsidiaries, on terms that the Board of Directors, determines in good faith, to be more favorable to Cryptometrics stockholders than the terms of the Merger Agreement and related Merger.

INTERESTS OF THE DIRECTORS AND OFFICERS OF JAG MEDIA AND CRYPTOMETRICS IN THE MERGER (SEE PAGE 98)

         Directors and officers of JAG Media and Cryptometrics have interests in the Merger that are different from, or in addition to, your interests as JAG Media stockholders or Cryptometrics stockholders. Specifically, if the Merger is completed, the existing directors and executive officers of Cryptometrics will become the directors and senior management of JAG Media (to be renamed Cryptometrics, Inc.).

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION (SEE PAGE 100)

         In accordance with the terms of the Merger Agreement, stockholders of Cryptometrics shall not be permitted to sell or otherwise dispose of sixty-five percent of the JAG Media Common Stock received in conjunction with the Merger for a period of twelve months from the closing date of the transaction. Subject to compliance with all relevant securities laws, thirty-five percent of the shares of JAG Media Common Stock issued to the Cryptometrics stockholders in connection with the Merger shall not be subject to the twelve-month lock-up provision so long as the shares of JAG Media (to be renamed Cryptometrics, Inc.) are listed on the NASDAQ Capital Market.

         The Form S-4, which includes this prospectus, separately registers the resale of the shares of JAG Media Common Stock issuable in connection with the Merger to the current Co-Chief Executive Officers of Cryptometrics, Robert Barra and Michael A. Vitale, and the current Chief Strategy Officer of Cryptometrics, Joel Shaw, so that such shares shall be saleable by them subject to the lock-up restrictions noted above.

RISK FACTORS (SEE PAGE 39)

         The Merger involves a number of risks to the stockholders of each company. The stockholders of JAG Media and Cryptometrics should carefully consider these risks, certain of which are described under the heading "Risk Factors" before voting on or consenting to the proposals contained in this Proxy Statement/ Prospectus.

APPRAISAL RIGHTS (SEE PAGE 56)

         If the Merger is completed, Cryptometrics stockholders who do not consent to the Merger may, under certain circumstances, exercise appraisal rights under the applicable laws of the State of Delaware. Such stockholders may be entitled to appraisal rights with respect to their shares of Cryptometrics Common Stock.

         JAG Media stockholders do not have appraisal rights in connection with the proposals to be voted on at the Annual Meeting.

REGULATORY APPROVALS

         Once the Registration Statement has been declared effective by the SEC, the consummation of the Merger Agreement will not be subject to federal or state regulatory approval.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF JAG MEDIA

         The following selected consolidated financial data for the years ended July 31, 2005 and 2004 have been derived from JAG Media's audited consolidated financial statements and the related notes, which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated financial data for the years ended July 31, 2003, 2002 and 2001 have been derived from JAG Media's audited consolidated financial statements which are not included in this Proxy Statement/Prospectus. The selected consolidated financial data as of October 31, 2005 and 2004 have been derived from unaudited consolidated financial statements which appear elsewhere in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this Proxy Statement/Prospectus.

          SELECTED HISTORICAL FINANCIAL DATA OF JAG MEDIA FOR THE YEARS
             ENDED JULY 31, 2005, 2004, 2003, 2002 AND 2001 AND FOR
                THE THREE MONTHS ENDED OCTOBER 31, 2005 AND 2004

                                                                                          3 MONTHS      3 MONTHS
                    YEAR ENDED    YEAR ENDED   YEAR ENDED   YEAR ENDED     YEAR ENDED       ENDED         ENDED
                     JULY 31,      JULY 31,     JULY 31,     JULY 31,       JULY 31,     OCTOBER 31,   OCTOBER 31,
                       2005          2004         2003         2002           2001          2005           2004
                    ----------    ----------   ----------   ----------     ----------    -----------   ----------
STATEMENT OF
OPERATIONS DATA:
Revenues              $ 239,651     $ 253,256    $ 385,881    $ 624,674     $1,001,463        $40,023      $72,227
Operating loss        1,701,616     1,984,479    2,539,917    4,017,257     14,548,640        521,886      217,792
Net loss              1,889,165     2,005,637    2,578,735    4,020,853     16,665,269        594,554      217,101
Net loss per
common share              $0.04         $0.05        $0.07        $0.15          $0.93          $0.01        $0.00
Weighted average
number of common
shares               44,510,641    42,696,349   37,709,338   26,644,860     17,853,515     44,747,799   44,235,299
BALANCE SHEET:

Total assets          $ 838,102     $ 507,373    $ 537,654    $ 149,915      $ 599,421       $505,979     $308,936
Total liabilities     2,169,570       104,695      599,458    1,393,883        443,865      2,420,568      108,800
Working capital
(deficit)               500,203       367,392      (87,296)  (1,298,666)      (289,723)       (72,539)    (168,437)
Stockholders'
equity (deficiency)  (1,331,472)      402,674      (61,808)  (1,243,968)       155,556     (1,914,593)     200,132

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                OF CRYPTOMETRICS

         The following selected consolidated financial data for the years ended April 30, 2005 and April 30, 2004 and the six months ended October 31, 2005 and 2004 have been derived from Cryptometrics' audited consolidated financial statements and the related notes, which are included elsewhere in this Proxy Statement/Prospectus. The following selected financial data for the six months ended October 31, 2005 and 2004 have been derived from Cryptometrics unaudited consolidated financial statements and the related notes, which are also included elsewhere in this Proxy Statement/Prospectus. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this Proxy Statement/Prospectus.

        SELECTED HISTORICAL FINANCIAL DATA OF CRYPTOMETRICS FOR THE YEARS
                       ENDED APRIL 30, 2005 AND 2004 AND
                 THE SIX MONTHS ENDED OCTOBER 31, 2005 AND 2004

                                                                                             6 MONTHS      6 MONTHS
                                                                                               ENDED         ENDED
                                                            YEAR ENDED       YEAR ENDED      OCTOBER 31,   OCTOBER 31,
                                                          APRIL 30, 2005   APRIL 30, 2004      2005          2004
                                                          --------------   --------------    -----------   -----------
STATEMENT ON OPERATIONS DATA:
Revenues.......................................               $681,854        $242,022          $63,086      $406,026
Operating loss.................................             (5,604,090)     (1,879,598)      (3,275,983)   (2,126,821)
Net loss.......................................             (5,501,379)     (1,853,591)      (3,098,669)   (2,126,821)
Net loss available to common stockholders......             (5,501,379)     (1,853,591)      (3,098,669)   (2,126,821)
Net loss per common share......................                   (.58)           (.26)           (0.28)        (0.24)
Weighted average number of common shares.......              9,514,345       7,149,900       11,201,424     8,918,947
BALANCE SHEET:
Total assets...................................             23,254,571      13,070,881       19,850,567    13,096,059
Total liabilities..............................              1,819,947       2,183,532        1,420.257     2,187,093
Working capital................................             10,069,216        (741,848)       6,902,053    (1,349,942)
Stockholders' equity...........................             21,434,624      10,887,349       18,430,310    10,908,966

               COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table sets forth for the periods indicated the following:

         o the historical net loss and book value per share of JAG Media Common Stock for the fiscal years ended July 31, 2005, 2004, 2003, 2002 and 2001 and for the fiscal quarter ended October 31, 2005;

         o the historical net loss and book value per share of Cryptometrics Common Stock for the fiscal years ended April 30, 2005 and 2004 and for the six months ended October 31, 2005;

         o pro forma historical net loss and book value per share of JAG Media (to be renamed Cryptometrics, Inc.) as the holding company continuing after the Merger, as accounted for as a purchase by Cryptometrics of JAG Media, for the period presented.

         JAG Media has not declared or paid cash dividends on JAG Media Common Stock. Cryptometrics has not declared or paid cash dividends on Cryptometrics Common Stock. Any future earnings are expected to be retained for use in the operations and expansion of Cryptometrics business. Neither JAG Media nor Cryptometrics anticipates paying any cash dividends in the foreseeable future.

         The information presented in this table should be read in conjunction with the unaudited pro forma condensed consolidated financial information and the separate historical financial statements of JAG Media and Cryptometrics included elsewhere in this document.

JAG Media

                                                                                                                     3 MONTHS
                                                YEAR ENDED    YEAR ENDED     YEAR ENDED    YEAR ENDED  YEAR ENDED     ENDED
                                                JULY 31,       JULY 31,       JULY 31,      JULY 31,    JULY 31,    OCTOBER 31,
                                                  2005           2004           2003          2002        2001         2005
                                                ----------     ----------    ----------    ----------  ----------   -----------
Net loss per Common Share.....................  $ (0.04)       $ (0.05)      $ (0.07)      $ (0.15)     $ (0.93)      $(0.01)
Cash dividends paid per Common Share..........        -              -             -             -            -            -
Book value per Common Share...................  $ (0.03)       $  0.01             -       $ (0.04)     $  0.01       $(0.04)

Cryptometrics

                                                 YEAR ENDED        YEAR ENDED       6 MONTHS ENDED
                                              APRIL 30, 2005     APRIL 30, 2004    OCTOBER 31, 2005
                                              --------------     --------------    ----------------
Net loss per Common Share..................... $(.26)             $(.58)                $(0.28)
Cash dividends paid per Common Share..........     -                  -                      -
Book value per Common Share...................  1.26               1.91                 $ 1.65

Pro Forma Combined - JAG Media (to be renamed Cryptometrics, Inc.), as the holding company surviving the Merger

                                               YEAR ENDED      3 MONTHS ENDED
                                             JULY 31, 2005    OCTOBER 31, 2005
                                             -------------    ----------------
Net loss per Common Share...................   $ (0.03)           $ (0.01)
Cash dividends paid per Common Share........
Book value per Common Share.................   $  0.08            $  0.07

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         Each of JAG Media and Cryptometrics has made forward-looking statements in this Proxy Statement/Prospectus and in other documents to which you are referred that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations or the performance of the combined companies following the consummation of the Merger. When any of the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the actual financial results and performance of each of the companies before the Merger and of the combined company after the Merger, and these factors or events could cause those results or performance to differ significantly from those expressed in these forward-looking statements. Many of these risks and uncertainties are not within either company's control and are set forth under "Risk Factors" at page 39. Possible events or factors include the following:

         o revenues of both JAG Media and Cryptometrics after the Merger may be lower than currently expected for a variety of reasons including loss of personnel, changes in market conditions and responses by competitors;

         o conducting the JAG Media and Cryptometrics businesses in the future may be more time consuming, costly and difficult than anticipated;

         o competition in Cryptometrics' industry is extremely intense and may increase;

         o third parties may infringe Cryptometrics' proprietary intellectual property rights;

         o issues and difficulties that are faced in connection with the continued development and improvement of software;

         o issues and difficulties that are faced in connection with rapid growth;

         o litigation involving matters such as intellectual property, securities, employees and customer issues may adversely affect the businesses of Cryptometrics and JAG Media;

         o general economic conditions in the U.S. or abroad may change or be worse than currently expected; and

        o changes may occur with respect to JAG Media's stock price or in the securities markets in general.

         Neither JAG Media nor Cryptometrics is undertaking any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Proxy Statement/Prospectus. Additionally, neither JAG Media nor Cryptometrics is undertaking any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Proxy Statement/Prospectus. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Proxy Statement/Prospectus.

                                  RISK FACTORS

         The Merger proposed in the Merger Agreement poses a high degree of risk for both the stockholders of JAG Media and the stockholders of Cryptometrics. Before deciding how to vote on the proposals set forth in this Proxy Statement/Prospectus, stockholders are urged to carefully consider the following.

                      RISKS RELATED TO JAG MEDIA'S BUSINESS

JAG MEDIA HAS A HISTORY OF LOSSES, ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

         As of October 31, 2005 JAG Media had incurred losses to date of $45,628,214. JAG Media may never achieve profitability. JAG Media has made, and will continue to make, very significant expenditures well before its revenues increase sufficiently to cover these additional costs. JAG Media is not able to estimate when, if ever, its revenues will increase sufficiently to cover these costs. Internet users have only been attracted to subscription sites in limited areas. JAG Media's subscription revenues are materially below the level of a year ago. JAG Media will continue to incur significant losses for the foreseeable future and cannot assure you that its revenue will stop declining and grow in the future or that additional financing will be made available to it. Many dot-com companies have found it difficult to raise funds, and a number of such companies have gone bankrupt. If JAG Media requires additional funding and does not obtain it, JAG Media may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in JAG Media Common Stock.

JAG MEDIA WILL REQUIRE ADDITIONAL FUNDS TO MEET ITS CASH OPERATING EXPENSES AND ACHIEVE ITS CURRENT BUSINESS STRATEGY.

         JAG Media will require more capital to meet its current operating expenses as well as any non-recurring costs or liabilities and to achieve its current business strategy. As JAG Media requires additional funds to sustain its operations as well as refocus its business and bear the costs involved in attempting to consummate the Merger. Such financing is very difficult to achieve under current market conditions and may not be available. Even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

         JAG Media cannot guarantee that it will be able to obtain additional financing as it needs it. When JAG Media's operations require additional financing, if it is unable to obtain it on reasonable terms, JAG Media will be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in JAG Media Common Stock.

JAG MEDIA HAS BEEN FORCED TO DISCONTINUE ITS COMMENTATORS AND THE FREE PORTION OF ITS WEBSITE WHICH MAY CAUSE JAG MEDIA TO LOSE SUBSCRIBERS.

         In order to attempt to reduce costs to a level commensurate with its subscription revenues, JAG Media has been forced to discontinue all its commentators as well as the entire free portion of its website. Accordingly, JAG Media runs the risk that existing and potential subscribers may not find the website valuable. Moreover, many of its competitors offer financial information for free and are likely to continue to do so, perhaps at an increasing rate. JAG Media's current and potential subscribers may be unwilling to pay for its service if they feel they can receive comparable information for free.

JAG MEDIA HAS REFOCUSED ITS BUSINESS STRATEGY TO TARGET PRIMARILY SUBSCRIPTIONS BY INSTITUTIONAL INVESTORS FOR ITS TRADING PRODUCT.

         JAG Media's effort to include individual retail subscribers as part of its strategy to increase sales of its flagship Jag Notes Report has been unsuccessful, and JAG Media has therefore decided to refocus its strategy on offering subscriptions solely to institutional investors and professional traders. Due to the uncertain nature of this undertaking, JAG Media's shift in business strategy may not be successful and it may not realize any benefit from it.

JAG MEDIA MAY NOT BE ABLE TO STOP CONTRACTION OF ITS SUBSCRIPTION REVENUES AND ATTRACT SUFFICIENT INSTITUTIONAL CUSTOMERS.

         JAG Media's subscriber base has been shrinking and it has determined that it cannot expand its retail subscriber base for its traditional product. JAG Media believes that it must refocus its subscriber base on institutional customers to be successful. JAG Media's subscription revenues are below the level they were a year ago. During the year ended July 31, 2005 subscription revenues decreased to $240,000 from the prior year subscription revenues of $253,000. Although JAG Media is attempting to refocus its key subscriber base, its efforts may be ineffective, its competitors may be more successful than JAG Media is in attracting customers, or the number of institutional and other professional users seeking or willing to pay for financial information may not increase or may even decrease. Any of these would adversely affect JAG Media. Because there is currently limited potential for Internet banner advertising revenues, if JAG Media cannot reverse the current shrinkage of its subscriber base or refocus such base, JAG Media will have little, if any, financial success.

JAG MEDIA MAY NOT BE SUCCESSFUL AT BUILDING BRAND AWARENESS OR BUILDING STRATEGIC RELATIONSHIPS.

         JAG Media's growth and success depends in part on its ability to build awareness of the JAG Media name. JAG Media changed its name to JAG Media in April 2002 after operating for almost three years under the name JagNotes.com. The JAG Media name has only limited recognition within the financial community and little if any recognition among the general public. JAG Media does not currently allocate any of its working capital to marketing and advertising the JAG Media name but rather relies solely upon strategic alliances to increase its name recognition. JAG Media's ability to refocus its subscriber base, offer new services or otherwise expand the business will be limited if JAG Media cannot increase that name recognition. JAG Media cannot guarantee that it will be successful in doing so.

JAG MEDIA MAY EXPERIENCE DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND PRODUCTS.

         JAG Media believes that its JAGNotes website will be more attractive to subscribers if JAG Media introduces additional or enhanced services in the future in order to retain its current users and attract new users. JAG Media's first attempt to introduce streaming audio and video was not financially successful and the business was sold. JAG Media is now considering various new enhanced services for its JAGNotes website, as well as new products for its Pixaya business unit, but adequate financing is not currently available.

         JAG Media may experience other difficulties that could delay or prevent it from introducing such enhanced services. JAG Media may encounter technological problems in enhancing its websites and developing new products or enhancements to current products in its Pixaya business unit. JAG Media may need to modify significantly the design of these services on its websites and modify significantly (or discontinue, as JAG Media has already had to do) certain products and services being offered through its Pixaya business unit. JAG Media's business could be adversely affected if it experiences difficulties in introducing or maintaining new services and products, if these new services and products are not accepted by users or if their cost exceeds the revenue they generate.

         If JAG Media introduces enhanced service on its JAGNotes website that is not favorably received, JAG Media's current users may not continue using its service as frequently. New users could also choose a competitive service over JAG Media's service.

JAG MEDIA'S FAILURE TO RESPOND TO RAPID CHANGES IN TECHNOLOGY AND ITS APPLICATIONS AND INTENSE COMPETITION IN THE MOBILE SERVICES INDUSTRY PRODUCTS COULD MAKE JAG MEDIA'S SERVICES OBSOLETE.

         JAG Media's Pixaya business unit develops software for the mobile phone and wireless environment. The mobile and wireless services industries are subject to rapid and substantial technological development and product innovations. To be successful, JAG Media must respond to new developments in technology, new applications of existing technology and new delivery methods in its Pixaya business unit. JAG Media's response may be hindered if it requires, but cannot secure, rights to essential third party intellectual property. JAG Media competes against numerous companies, most of which have much greater financial, marketing and technical resources to utilize in pursuing technological development. JAG Media's financial condition and operating results could be adversely affected if its mobile services or wireless services fail to compete favorably with these technological developments or if it fails to be responsive on a timely and effective basis to competitors' new prices or strategies.

JAG MEDIA MAY NOT SUCCESSFULLY ATTRACT OR MANAGE STRATEGIC ALLIANCES.

         JAG Media currently intends to evaluate strategic alliances, partnerships or joint ventures, as a means of acquiring additional distribution. Pursuing such transactions will entail a number of risks and difficulties. JAG Media competes with a wide variety of information providers and there is substantial competition for distribution channels. JAG Media can offer no guarantee that it will be able to locate suitable candidates for alliances or risk sharing partners. If JAG Media is able to do so, it will require a high level of managerial skill to successfully evaluate and implement these transactions. Due to the fact that JAG Media has limited experience in evaluating and implementing transactions of this type, JAG Media cannot guarantee that it will be able to successfully pursue this strategy.

JAG MEDIA MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AND LIBEL AND DEFAMATION CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES.

         Parties may assert claims against JAG Media that it has violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. Parties could also bring libel, defamation or similar claims based on the content published on JAG Media's websites. Any such claims, whether meritorious or not, could result in the expenditure of significant financial and managerial resources on JAG Media's part, which could materially adversely affect its business, results of operations and financial condition.

FAILURE TO MAINTAIN JAG MEDIA'S REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF ITS USERS, WHICH MAY HARM ITS BUSINESS.

         It is very important that JAG Media maintains its reputation as a trustworthy provider of financial news. The occurrence of certain events such as JAG Media misreporting a news story could harm its reputation for trustworthiness. These events could result in a significant reduction in the number of its subscribers, which could materially adversely affect JAG Media's business, results of operations and financial condition.

JAG MEDIA DEPENDS ON KEY PEOPLE IN MANAGEMENT AND OPERATIONS.

         JAG Media depends on its key employees' contacts within the professional financial community for certain information that it provides to its subscribers. Accordingly, JAG Media's success will be largely dependent on JAG Media's ability to retain Mr. Thomas J. Mazzarisi, its Chairman, Chief Executive Officer and General Counsel, and Mr. Stephen J. Schoepfer, its President, Chief Operating Officer, Chief Financial Officer and Secretary. JAG Media may also need to attract and retain additional qualified officers, software developers and other key personnel in the future in order to successfully manage its new strategy. Although JAG Media has recently attracted a team of employees at its Pixaya business unit and a new employee to execute its acquisition strategy for JAG Media LLC, JAG Media cannot guarantee that it will be able to continue to attract the requisite personnel. If JAG Media loses the services of any of its key personnel or is unable to attract, hire, train and retain qualified officers, software developers and other key personnel, its business, and your investment, could be adversely affected.

CERTAIN TERMS OF THE EMPLOYMENT AGREEMENTS OF JAG MEDIA'S EXECUTIVE OFFICERS COULD DISCOURAGE A POTENTIAL TAKEOVER OF JAG MEDIA BY A THIRD PARTY.

         Pursuant to the amended and restated employment agreements of Thomas J. Mazzarisi, JAG Media's Chairman, Chief Executive Officer and General Counsel, and Stephen J. Schoepfer, JAG Media's President, Chief Operating Officer, Chief Financial Officer and Secretary, each executive may resign upon a change-in-control of JAG Media. A "change in control" shall be deemed to have occurred if, among other things, there is an acquisition of 30% or more of its then outstanding shares of Common Stock. If such executive opts to resign from his position at JAG Media, he shall be entitled to receive (i) continued medical and life insurance coverage for a severance period equal to the greater of one year or the number of years and fractions thereof between the date of such termination and the end of the term, (ii) a lump sum cash payment equal to the executive's highest rate of annual salary in effect during the employment term multiplied by the severance period, (iii) a lump sum cash payment equal to the number of accrued and unused vacation days calculated at the executive's then current salary rate and (iv) accelerated vesting of all of the executive's outstanding stock options. Furthermore, immediately prior to a change-in-control, each of Messrs. Mazzarisi and Schoepfer shall also be granted an option to acquire 1,000,000 shares of JAG Media Common Stock at an exercise price equal to the fair market value of the stock prior to such change in control, which option shall be fully vested and immediately exercisable in full and expire on a date which is the earlier of ten years from such change in control and three years after termination of employment. Any or all of these provisions may have the effect of preventing or discouraging an attempt by a party to take over or otherwise gain control of JAG Media or reduce the price which such a party is willing to pay for JAG Media.

JAG MEDIA MAY FACE DIFFICULTIES CONCERNING CONTINUED AVAILABILITY OF SOURCES OF INFORMATION FOR CERTAIN PRODUCTS.

         Certain products that JAG Media offers through its website, including JAGNotes and the Rumor Room, rely on information from independent third party sources. JAG Media does not maintain written agreements with these sources to provide this information, so JAG Media cannot guarantee that any of these sources will continue to provide the information necessary to maintain these products on its website. If information from these sources is altered, curtailed or discontinued this could adversely affect the viability of these products. This, in turn, could decrease the demand for JAG Media's website or otherwise materially adversely affect its business.

JAG MEDIA MAY BECOME A PARTY TO VARIOUS LEGAL PROCEEDINGS RELATING TO THE DISSEMINATION OF RUMORS AND OTHER INFORMATION OF QUESTIONABLE RELIABILITY.

         Information posted in the Rumor Room consists of rumors and other information received from third party sources that may have no reasonable factual basis. JAG Media realizes that rumors are inherently unreliable, and it provides a cautionary note on this portion of the JAG Media website reminding subscribers that cyberfraud is prevalent and that rumors should not be relied upon when making investment decisions. There can be no assurance that JAG Media will be able to prevent the unlawful posting of misleading, fraudulent or intentionally erroneous information, however, and the law relating to JAG Media's potential liability relating to such activity is currently unsettled. The potential imposition of liability for unlawful activities of subscribers to the JAG Media website could require JAG Media to implement measures to reduce JAG Media's exposure to such liability, which may require it, among other things, to spend substantial resources and/or to discontinue certain service offerings. In addition, it is possible that JAG Media could become subject to various legal proceedings alleging, among other things, that it intentionally disseminated or aided and abetted others in intentionally disseminating false information. These claims, even without merit, could cause JAG Media to expend significant financial and managerial resources, which could adversely affect JAG Media's business operations.

THE UNCERTAINTY OF FUTURE GOVERNMENT REGULATION OF THE INTERNET MAY ADD TO JAG MEDIA' OPERATING COSTS.

         Like many businesses engaging in Internet-related activities, JAG Media may face unanticipated operating costs because of the current uncertainty surrounding potential government regulation of the Internet and e-commerce. JAG Media believes that it is not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. For example, if the government determines that Jag Media's website and the types of activities engaged in by visitors and/or subscribers to JAG Media's website should be subject to new or existing rules or regulations, JAG Media's business model may be adversely affected and JAG Media's operating costs may increase. In addition, as an Internet company it is unclear in which jurisdictions JAG Media is actually conducting business. JAG Media's failure to qualify to do business in a jurisdiction that requires it to do so could subject it to fines or penalties and could result in its inability to enforce contracts in that jurisdiction. Even if JAG Media were able to ascertain correctly in which jurisdictions it conducts business, many of these jurisdictions have yet to determine the application of their existing laws to Internet-related activities or develop laws that apply to such activities.

JAG MEDIA COULD BE DEEMED TO BE AN INVESTMENT ADVISOR SUBJECT TO FEDERAL OR STATE REGULATORY OVERSIGHT.

         Companies and individuals that provide financial advice to investors in the United States are generally required to register as an investment adviser at either the federal or state level, and are subject to extensive regulation. JAG Media believes that its business consists of a publishing activity for which investment adviser registration and regulation do not apply under applicable federal or state law, and JAG Media does not believe that it is required to register as an investment adviser with either the SEC or any of the various states. The regulatory environment in which JAG Media operates is subject to change, however, and it could be required to register as an investment adviser with an appropriate regulatory agency at some point in the future. Such registration could adversely affect JAG Media's method of operation and revenues. For example, if JAG Media were ever deemed to be in non-compliance with applicable investment adviser regulations, JAG Media could be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders or other adverse consequences.

                      RISKS RELATED TO JAG MEDIA'S INDUSTRY

JAG MEDIA'S BUSINESS IS CURRENTLY DEPENDENT ON THE CONTINUED PUBLIC INTEREST IN THE STOCK MARKET.

         The volatility of the stock market in the 1990s generated unprecedented public interest in the stock market and trading. JAG Media's success depends upon the continued maintenance or growth of this interest. The subsequent downturn in the stock market may have been in part responsible for an overall decrease in subscription revenues since the end of JAG Media's second fiscal quarter of 2001. Even though the market has recovered to some extent, JAG Media's revenues have continued to decline. A number of factors that are out of JAG Media's control could lead to a stagnate or depressed stock market which would likely decrease the public's interest in stock trading and financial information. If this were to happen, it is likely that JAG Media would lose a significant percentage of its then current and potential subscriber base.

JAG MEDIA COMMON STOCK - AND TECHNOLOGY AND INTERNET STOCKS GENERALLY - HAVE BEEN AND MAY CONTINUE TO BE VOLATILE.

         The market for JAG Media Common Stock has been and is likely to continue to be highly volatile and subject to wide price and volume fluctuations. These variations are the result of many factors, most of which are beyond JAG Media's control. Furthermore, Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating results of these companies. The burst of the dot-com bubble and continued volatility of the stock market has made it difficult for many dot-com companies to raise funds, and a number of such companies have gone bankrupt. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation brought by investors who are seeking to recoup losses resulting from rapid and significant drops in price and/or volume. Such suits are costly and JAG Media could be adversely affected if such a suit were brought against it.

MOST OF JAG MEDIA'S CURRENT AND POTENTIAL COMPETITORS HAVE GREATER NAME RECOGNITION, FINANCIAL, TECHNICAL AND MARKETING RESOURCES, AND MORE EXTENSIVE CUSTOMER BASES AND INDUSTRY RELATIONSHIPS THAN JAG MEDIA, ALL OF WHICH COULD BE LEVERAGED TO GAIN MARKET SHARE TO JAG MEDIA'S DETRIMENT.

         JAG Media's website's primary current competitors provide financial news, commentary and analysis on the Internet. Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff, and JAG Media continues to face competition from traditional news and information sources including television and print. JAG Media expects competition from both sources to intensify and increase in the future. Many such competitors have substantially greater financial and other resources than JAG Media has. There can be no guarantee that JAG Media will be able to compete effectively, or at all, and the failure to do so would adversely affect JAG Media's business and financial condition.

         JAG Media's major competitors currently include:

         o Online financial news and information providers including Yahoo Finance, Marketwatch, TheStreet.com, Briefing.com, America Online Personal Finance, Reuters and MotleyFool.com

         o Internet portals and search engines such as America Online, MSN and Yahoo;

         o Traditional media sources such as The Wall Street Journal, The Financial Times, Barrons, CNN/Money, and MSN Money/CNBC, all of whom also have an Internet presence;

         o Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones; and

         o Online brokerage firms such as Ameritrade, E*Trade Financial, Charles Schwab, Fidelity, Harrisdirect and TD Waterhouse.

JAG MEDIA IS IN AN INTENSELY COMPETITIVE BUSINESS WITH LOW BARRIERS TO ENTRY.

         The barriers to entry into JAG Media's business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information JAG Media provides is publicly available and it does not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering its markets. JAG Media's current and future competitors may develop or offer services that have significant price, substantive, creative or other advantages over the services JAG Media provides. If they do so and JAG Media is unable to respond satisfactorily, its business and financial condition will likely be adversely affected.

JAG MEDIA MAY NOT BE ABLE TO ADEQUATELY PROTECT ITSELF AGAINST SECURITY RISKS.

         All Internet businesses are subject to electronic and computer security risks. JAG Media has taken steps to protect itself from unauthorized access to its systems and use of its website, but it cannot guarantee that these measures will be effective. If JAG Media's security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt its service or information. If such unauthorized parties were able to access certain of JAG Media's, or its customers', proprietary information, including subscribers' credit card numbers, JAG Media would face significant unexpected costs and a risk of material loss, either of which would adversely affect JAG Media's business.

                 RISKS RELATED TO JAG MEDIA'S CAPITAL STRUCTURE

JAG MEDIA HAS  LIMITED CASH RESOURCES WHICH EXPOSES IT  TO CLAIMS.

         As of July 31, 2005, JAG Media had $660,865 in cash and as of October 31, 2005, JAG Media had approximately $333,000 in cash and negative working capital. Such low levels of cash restrict JAG Media's ability to operate and expose it to claims and lawsuits whatever the merits of such claims may be. If a claim or lawsuit is pursued against JAG Media and JAG Media does not have adequate cash at the time to defend against it, JAG Media may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in JAG Media Common Stock.

THE MARKET FOR JAG MEDIA COMMON STOCK IS LIMITED.

         JAG Media's Common Stock is traded on the Pink Sheets. Trading activity in JAG Media's stock has fluctuated and at times been limited. JAG Media cannot guarantee that a consistently active trading market for its stock will continue, especially while it remains on the Pink Sheets.

JAG MEDIA HAS MATERIAL OUTSTANDING INDEBTEDNESS WHICH CAN ONLY BE REPAID BY ISSUING EQUITY.

         In February 2005, JAG Media borrowed $2,000,000 from Cornell Capital Partners, L.P. and it may be forced to borrow more. Even if JAG Media's borrowing is restructured, the only foreseeable repayment source at this time is sales of its equity. If JAG Media is unable to raise money by selling shares of its common stock through its Equity Line Purchase Agreement with Cornell Capital Partners, L.P. or otherwise as required to pay its indebtedness and interest thereon in a timely fashion, JAG Media will be in default. In such event, JAG Media may be forced to restructure, file for bankruptcy or cease operations, any of which could cause to you to lose all or part of your investment in JAG Media Common Stock.

JAG MEDIA MAY NOT BE ABLE TO DRAW DOWN IN WHOLE OR IN PART ON THE EQUITY LINE PURCHASE AGREEMENT WITH CORNELL CAPITAL, WHICH WOULD ADVERSELY AFFECT JAG MEDIA'S LIQUIDITY.

         JAG Media entered into a $10 million equity line financing arrangement with Cornell Capital Partners, L.P. on April 9, 2002 and amended this arrangement on July 8, 2004 and July 21, 2004 to extend the term of the equity line. As of July 31, 2005, $4,035,000 of the existing equity line with Cornell Capital had been utilized excluding the $2,000,000 Promissory Note. The Equity Line Purchase Agreement, as amended, provides for the purchase by Cornell Capital of up to $10 million worth of shares of JAG Media Common Stock over a 48-month period ending on August 28, 2006. There are limitations on the amount of JAG Media's equity line draws under the Equity Line Purchase Agreement with Cornell Capital. The maximum dollar amount JAG Media can draw on the equity line at any one time is $500,000. Cornell Capital's obligation to purchase JAG Media's shares under the Equity Line Purchase Agreement is also dependent upon various conditions being satisfied. The most significant condition to closing is that the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and not be subject to any actual or threatened stop order or subject to any actual or threatened suspension at any time prior to any closing date. In addition, it is a condition to closing under the equity line that the shares of Common Stock issuable to Cornell Capital at the closing be authorized for trading on the Pink Sheets, Nasdaq OTC Bulletin Board or another market or exchange and such trading shall not have been suspended at any time by the SEC, Nasdaq or other regulatory authority from the date JAG Media delivers its put notice to Cornell Capital through the closing date of the drawdown. It is also a condition that on any given closing date, there shall be at least one bid for the Common Stock on the market or exchange on which JAG Media Common Stock is trading. JAG Media is also required to have performed, satisfied and complied in full with all covenants set forth in the transaction documents and its representations and warranties set forth in those agreements must be true and correct at closing. If these conditions are not satisfied, JAG Media cannot require Cornell Capital to purchase its shares. In addition, the obligation of Cornell Capital to complete its purchases under the equity line is not secured or guaranteed. If Cornell Capital does not have available funds at the time it is required to make a purchase or if Cornell Capital otherwise refuses to honor its obligation to JAG Media, JAG Media may not be able to force it to do so. If JAG Media is unable to draw in whole or in part on the Equity Line Purchase Agreement for any of the above-referenced reasons, JAG Media's cash, cash equivalents, and securities will not be sufficient to meet its anticipated cash needs unless JAG Media obtains alternative financing. There can be no assurance that such financing will be available to JAG Media. If JAG Media is unable to meet its cash needs, JAG Media may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in JAG Media Common Stock.

STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM JAG MEDIA'S SALES OF SHARES TO CORNELL CAPITAL PARTNERS, L.P. PURSUANT TO THE EQUITY LINE PURCHASE AGREEMENT AND THE PROMISSORY NOTE.

         As the market price for JAG Media Common Stock decreases, the number of shares that may be sold to Cornell Capital Partners, L.P. pursuant to the Equity Line Purchase Agreement and the Promissory Note will increase. If JAG Media were to require Cornell Capital to purchase JAG Media's shares at a time when its stock price is depressed, JAG Media's existing stockholders' interest in JAG Media will be significantly reduced. JAG Media has registered 20,000,000 shares for sale to Cornell Capital pursuant to the Equity Line Purchase Agreement and it has reserved up to 3,500,000 shares of Common Stock for issuance to Cornell Capital for the exercise of puts under the Promissory Note. If JAG Media determines to sell Cornell Capital more than a total of 20,000,000 shares under the Equity Line Purchase Agreement, JAG Media would need to file an additional registration statement. Additionally, the Company has agreed to register the Common Stock sold to Cornell Capital on a registration statement on Form SB-2. In the event the proceeds from the sale of the Common Stock are insufficient to repay all amounts due under the Promissory Note, the Company has agreed to reserve additional shares of its Common Stock for issuance to Cornell Capital. Stockholders will experience significant dilution if, as the result of a declining market price of JAG Media Common Stock, JAG Media is forced to sell most or all of these shares to Cornell Capital. In addition, if Cornell Capital is unable to resell the shares JAG Media issues to it pursuant to the Equity Purchase Agreement, Cornell Capital could obtain a controlling interest in JAG Media.

         To illustrate this potential for dilution under the Equity Purchase Agreement, the following table shows, based on the hypothetical variables shown in the table, (i) the fee payable to Cornell Capital, (ii) the net proceeds to be received by JAG Media, (iii) the number of shares JAG Media would issue to Cornell Capital, (iv) the price Cornell Capital would pay for those shares,
(v) the percentage of JAG Media's
currently outstanding shares represented by the number of shares issued to Cornell Capital and (vi) the amount of increase in the net tangible book value per share that would occur as a result of such issuance. JAG Media's net tangible book value as of October 31, 2005 was ($1,915,000), representing a net tangible book value per share of JAG Media Common Stock, based on the number of such shares outstanding as of October 15, 2005 of ($0.04).

                                                                                                              Increase in
                                                                                            Percent of        Net Tangible
                 Advance       Investor      Net           Number of       Purchase     Outstanding Shares     Book Value
Market Price    Amount (1)       Fee       Proceeds      Shares Issued     Price (2)            (7)            Per Share
------------    ----------       ---       --------      -------------     ---------            ---            ---------
     $0.26(3)    $500,000       $25,000     $475,000        2,000,000       $0.25               5%               $0.01
     $0.20 (4)   $500,000       $25,000     $475,000        2,631,579       $0.19               6%               $0.01
     $0.13 (5)   $500,000       $25,000     $475,000        4,166,667       $0.12               10%              $0.01
     $0.07(6)    $500,000       $25,000     $475,000        7,462,687       $0.07               18%              $0.01

----------------------------

(1) Represents the maximum individual advance amount under the Equity Line Purchase Agreement.
(2) Represents 95% of Market Price (as defined in the Equity Line Purchase Agreement).
(3) Represents the Market Price of our Common Stock assuming our put right was exercised on December 9, 2005.
(4) Represents a 25% decline in the Market Price of our Common Stock.
(5) Represents a 50% decline in the Market Price of our Common Stock.
(6) Represents a 75% decline in the Market Price of our Common Stock.
(7) Based on 42,119,655 shares of Common Stock issued and outstanding as of January 3, 2006.

THE RESALE BY CORNELL CAPITAL PARTNERS, L.P. OF JAG MEDIA'S SHARES MAY LOWER THE MARKET PRICE OF JAG MEDIA COMMON STOCK.

         The resale by Cornell Capital Partners, L.P. of JAG Media Common Stock that it purchases from JAG Media under the Equity Line Purchase Agreement and Promissory Note will increase the number of JAG Media's publicly traded shares, which could lower the market price of JAG Media Common Stock. Moreover, the shares that JAG Media sells to Cornell Capital will be available for immediate resale. There are no contractual restrictions on the ability of Cornell Capital to sell shares issued to it pursuant to the Equity Line Purchase Agreement and Promissory Note. Under the Promissory Note, Cornell Capital holds puts which can be exercised every 14 days and JAG Media may continue to exercise its put right under the Equity Line Purchase Agreement every five trading days. If Cornell Capital continues to immediately resell such shares, the market price of JAG Media Common Stock could decrease and you could experience significant dilution. In addition, the mere prospect of such transactions could lower the market price for JAG Media Common Stock. The shares of JAG Media Common Stock issuable to Cornell Capital under the equity line facility will be sold at a 5% discount to the defined market price of JAG Media Common Stock at the time of the sale. During July 2005, JAG Media Common Stock traded at an average of approximately $0.10 per share. If JAG Media were to require Cornell Capital to purchase its Common Stock when the stock price is low, JAG Media stockholders would experience substantial dilution.

         Because Cornell Capital is purchasing JAG Media's shares at a discount, it will have an incentive to sell immediately so that it can realize a gain. In the past JAG Media believes it has done so. If JAG Media Common Stock market price does decline, this could further accelerate sales of JAG Media Common Stock as it would require JAG Media to sell more shares under the equity line to raise the same amount of money. In addition, the perceived risk of dilution and the resulting downward pressure on JAG Media's stock price could encourage third parties to engage in short sales of JAG Media Common Stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in JAG Media Common Stock. These factors could also make it more difficult for JAG Media to raise funds through future offerings of JAG Media Common Stock.

A LARGE PERCENTAGE OF JAG MEDIA'S STOCK COULD BE OWNED BY RELATIVELY FEW PEOPLE, INCLUDING CORNELL CAPITAL AND JAG MEDIA'S OFFICERS AND DIRECTORS.

         Taking into account shares issuable pursuant to JAG Media's Promissory Note and Equity Line Purchase Agreement with Cornell Capital, JAG Media estimates that Cornell Capital Partners, L.P. could beneficially own up to 39,766,666 shares of JAG Media Common Stock, or approximately 47% of JAG Media's issued and outstanding capital stock. If all or most of these shares are issued to, and held by, Cornell Capital, it would be able to control the disposition of any matter submitted to a vote of stockholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of JAG Media. In addition, if Cornell Capital chose to sell all or a substantial number of shares of JAG Media Common Stock in the public market at or about the same time, such sales could cause the market price of JAG Media Common Stock to decline. In addition, the sale of these shares could impair JAG Media's ability to raise capital through the sale of additional shares of JAG Media Common Stock.

BECAUSE JAG MEDIA'S STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE PINK SHEETS, JAG MEDIA'S STOCK IS CONSIDERED BY THE SEC A "PENNY STOCK" WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

         JAG Media Common Stock does not currently qualify for listing on the Nasdaq Capital Market. If JAG Media Common Stock continues to be quoted on the Pink Sheets or Nasdaq OTC Bulletin Board, and if the trading price of JAG Media Common Stock remains less than $5.00 per share, JAG Media Common Stock is considered a "penny stock," and trading in JAG Media Common Stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, brokers or dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker or dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements could severely limit the liquidity of such securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, another risk associated with trading in penny stocks may be large price fluctuations.

JAG MEDIA MAY NOT RECEIVE ALL OF THE PROCEEDS THAT IT ANTICIPATES FROM ITS AGREEMENT WITH CORNELL CAPITAL PARTNERS, L.P.

         JAG Media's Equity Line Purchase Agreement requires Cornell Capital Partners, L.P. to purchase up to $10,000,000 of JAG Media's shares, as JAG Media elects from time to time. As of December 31, 2005, $4,035,000 of the existing equity line with Cornell Capital had been utilized with a balance of $5,965,000 remaining available under the equity line which must also cover JAG Media's outstanding $2,000,000 Promissory Note. JAG Media has registered 20,000,000 shares to sell to Cornell Capital under such agreement of which 8,129,540 shares have been sold. Since the price at which JAG Media will sell its shares to Cornell Capital is at a 5% discount to the average market price of JAG Media Common Stock, if the closing stock price is less than $0.50 per share on the day prior to the date of sale, JAG Media will receive gross proceeds of less than $5,965,000, unless JAG Media determines to file an additional registration statement. In addition, depending on the trading volume and market price of the shares, JAG Media may not be able to raise in timely fashion the funds it requires or desires through the sale of shares to Cornell Capital.

INVESTORS WILL BE RELYING ON JAG MEDIA'S MANAGEMENT JUDGMENT REGARDING THE USE OF PROCEEDS FROM THE SALE OF SHARES TO CORNELL CAPITAL.

         JAG Media's management will have broad discretion with respect to the use of the net proceeds from its sale of shares to Cornell Capital under the equity line, and investors will be relying on the judgment of JAG Media's management regarding the application of those proceeds. JAG Media intends to use the funds it receives from Cornell Capital to provide general working capital for JAG Media, including working capital which might be required by its current or any new subsidiaries it may establish.

JAG MEDIA'S AMENDED CHARTER CONTAINS PROVISIONS WHICH MAY DISCOURAGE AN UNAFFILIATED PARTY TO TAKE OVER JAG MEDIA.

         On June 4, 2004, JAG Media effected a recapitalization of its capital stock. This recapitalization involved the authorization of 100,440,000 additional shares of stock. Without further stockholder action, the Board of Directors of JAG Media could authorize the issuance of all or any part of such additional shares, including preferred stock with special voting rights by class or with more than one vote per share, to a "white knight" in order to deter a potential buyer of JAG Media. As a result, the recapitalization might have the effect of preventing or discouraging an attempt by a party unable to obtain the approval of the Board of Directors of JAG Media to take over or otherwise gain control of JAG Media.

POSSIBLE NAKED SHORTING OF JAG MEDIA COMMON STOCK MAY ARTIFICIALLY DEPRESS THE MARKET PRICE OF OUR SHARES AND OWNERSHIP OF OUTSTANDING SHARES IN JAG MEDIA COULD BE IN DOUBT DUE SUCH POSSIBLE NAKED SHORTING.

         JAG Media's Board of Directors believes, but cannot confirm, that speculators may have engaged in a practice commonly known as a "naked short" sale of JAG Media's stock, which means that certain brokers may be permitting their short selling customers to sell shares of JAG Media stock that their customers do not own and may have failed to borrow and therefore deliver the shares sold to the purchaser of the shares. JAG Media has been (but is currently not) included by Nasdaq on the Regulation SHO Threshold Security List, which is indicative of a significant amount of naked shorting in the stock. Because naked shorting may result in an artificial depression of JAG Media's stock price, you could lose all or part of your investment in JAG Media Common Stock. As a result of this naked shorting of our stock, there may be a substantial number of purchasers who believe they are stockholders of JAG Media but who in fact would not be stockholders since their brokers may never have received any shares of JAG Media for their account. In addition, investors who believe they are stockholders may not have received the stock dividend to which they are entitled or may have been deprived of the right to vote some or all of their shares.

                    RISKS RELATED TO CRYPTOMETRICS' BUSINESS

CRYPTOMETRICS HAS A HISTORY OF LOSSES AND ANTICIPATES THAT IT WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE. CRYPTOMETRICS DOES NOT HAVE A SIGNIFICANT SOURCE OF REVENUE AND MAY NEVER GENERATE AN OPERATING PROFIT.

         As of April 30, 2005, Cryptometrics accumulated deficit was approximately $9.9 million. Although Cryptometrics is currently in the process of bidding for a customer contract that may be substantial, it does not presently have any significant source of revenue. Cryptometrics expects to incur operating losses for the foreseeable future. Cryptometrics may never generate an operating profit or, even if Cryptometrics does become profitable from operations at some point, it may be unable to sustain that profitability.

CRYPTOMETRICS MAY REQUIRE ADDITIONAL CAPITAL FOR ITS OPERATIONS AND OBLIGATIONS, WHICH IT MAY NOT BE ABLE TO RAISE OR, EVEN IT IF DOES, COULD HAVE DILUTIVE AND OTHER NEGATIVE EFFECTS ON IT STOCKHOLDERS.

         Although, based on its most recent projections, Cryptometrics believes its current level of liquid assets will be sufficient to finance its capital requirements and anticipated operating losses for at least the next 12 months, any projection of future long-term cash needs and cash flows are inherently subject to substantial uncertainty. There is no assurance that these resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements during this period. Cryptometrics may need, or find it advantageous, to raise additional funds in the future to fund Cryptometrics' growth, pursue sales opportunities, develop new or enhanced products and services, respond to competitive pressures or acquire complementary businesses, technologies or services.

         If Cryptometrics raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cryptometrics' stockholders will be reduced and stockholders will experience additional dilution. These new securities may also have powers, preferences and rights that are senior to those of the rights of Cryptometrics' common stock. Cryptometrics cannot be certain that additional financing will be available on terms favorable to it, if at all. If adequate funds are not available or not available on acceptable terms, Cryptometrics may be unable to fund its operations adequately, take advantage of acquisition opportunities, develop or enhance products or services or respond to competitive pressures. Any inability to do so may require Cryptometrics to delay or abandon some or all of its development and expansion plans and may threaten Cryptometrics' ability to continue business operations.

CRYPTOMETRICS' MARKETS ARE EVOLVING AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, WHICH IT MAY NOT BE ABLE TO KEEP PACE WITH.

         The markets for Cryptometrics' products and services are evolving and characterized by rapid technological change, changing customer needs, evolving industry standards and frequent new product and service announcements. The introduction of products employing new technologies and emerging industry standards could render Cryptometrics' existing products or services obsolete or unmarketable. If Cryptometrics is unable to respond to these developments successfully or does not respond in a cost-effective way, its business, financial condition and operating results will suffer. To be successful, Cryptometrics must continually improve and enhance its products and service offerings and introduce and deliver new product and service offerings and improvement to existing products and services. Cryptometrics may fail to improve or enhance its products and services or introduce and deliver new products or services on a timely and cost-effective basis or at all. If Cryptometrics experiences delays in the future with respect to its products or services, it could experience a loss of revenues and customer dissatisfaction.

CRYPTOMETRICS' SUCCESS DEPENDS ON ITS KEY PERSONNEL WHOM IT MAY NOT BE ABLE TO RETAIN, AND IT MAY NOT BE ABLE TO RECRUIT ADDITIONAL QUALIFIED PERSONNEL TO MEET ITS NEEDS, WHICH WOULD HARM ITS BUSINESS.

         Cryptometrics believes that its success depends on the continued employment of its senior management team, including Robert Barra, its Co-Chairman and Co-Chief Executive Officer; Michael A. Vitale, its Co-Chairman and Co-Chief Executive Officer; Joel Shaw, its Chief Strategy Officer; Dario Berini its Senior Vice President of Operations and Sales; Adam Erickson, its International Sales Officer; and Gregory Chevalier, its Vice President of Sales and Strategic Partners. If one or more of these executive officers were unable or unwilling to continue in their present positions, Cryptometrics' business, financial condition and operating results could be materially adversely affected.

         Cryptometrics' success also depends on having a highly trained technical staff of software and hardware experts. Cryptometrics will need to continue to hire personnel with the skill sets necessary to develop new applications for its software and hardware and to adapt its products and services to the needs of its potential clients. Competition for personnel, particularly for employees with technical expertise, is intense. Experienced software and hardware and technical experts often command sizeable compensation packages, including signing bonuses and stock options. A shortage in the number of trained technical personnel could limit Cryptometrics' ability to design, develop and implement its products, increase sales of its existing products and services and make new sales as it offers new products and services. Ultimately, if Cryptometrics' cannot hire and retain suitable personnel, or if it is unable to hire such persons on satisfactory financial terms, Cryptometrics' business, financial condition and operating results will be impaired.

CRYPTOMETRICS DEPENDS ON APPLICATIONS AND PROPRIETARY RIGHTS, WHICH MAY OFFER ONLY LIMITED PROTECTION AGAINST POTENTIAL INFRINGEMENT. IF CRYPTOMETRICS IS UNABLE TO PROTECT ITS PATENTS AND PROPRIETARY RIGHTS, ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

         Cryptometrics has eight pending U.S. and foreign patent applications (including one in the European Union which covers 23 European countries) relating to its face biometrics technologies and four patent applications pending relating to its fingerprint biometrics technology. To date, none of Cryptometrics' patent applications have been granted and accordingly, it has no present patent protection other than that offered by filing. While Cryptometrics is confident that some of its claims will result in issued patents, there can be no assurance that such will be the case. Even if the most important of Cryptometrics' claims are eventually protected by issued patents, its industry has been characterized by enormous technological innovation whereby its patents could well be rendered obsolete. Cryptometrics' ability to compete and to grow its business could suffer if its intellectual property rights are not adequately protected. There can be no assurance that its patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. Cryptometrics also relies on trade secrets that are not patented. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to Cryptometrics proprietary technology.

CRYPTOMETRICS MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT OR OTHER CLAIMS AGAINST US OR ITS CUSTOMERS THAT COULD BE COSTLY TO DEFEND AND RESULT IN LOSS OF SIGNIFICANT RIGHTS.

         Cryptometrics has not conducted any patent or technology searches and there may be other technology which infringes upon its technology or which it may be infringing upon. A patent search will not disclose unpublished applications that are currently pending in the United States Patent Office, and there may be one or more such unpublished pending applications that would take precedence over Cryptometrics' applications. Even if Cryptometrics were to be granted patent protection for some or all of its technology, there can be no assurance that these patents will afford Cryptometrics any meaningful protection. Cryptometrics intends to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with its employees to establish and protect the ideas, concepts and documentation of software and trade secrets developed by Cryptometrics. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software Cryptometrics has developed. Although Cryptometrics believes that use of the technology and products it has developed and other trade secrets used in its operations does not infringe upon the rights of others, its use of the technology and trade secrets Cryptometrics develops may infringe upon the patents or intellectual property rights of others. In the event of infringement, Cryptometrics could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets it developed or refrain from using same. Cryptometrics may not have the necessary financial resources to defend any infringement claim made against it or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on Cryptometrics. Moreover, if the patents, technology or trade secrets Cryptometrics developed or uses in its business is deemed to infringe upon the rights of others, Cryptometrics could, under certain circumstances, become liable for damages, which could have a material adverse effect on Cryptometrics. As Cryptometrics continues to market its products, it may encounter patent barriers that are not known today.

         Furthermore, since the date of invention (and not the date of application) governs under U.S. patent law, future applications could be filed by another party, which would preempt its position. While Cryptometrics has taken and continues to take steps to become aware of related technical developments, there can be no assurance that Cryptometrics will not encounter an unfavorable patent situation. Other parties may assert intellectual property infringement claims against Cryptometrics or its customers, and its products may infringe the intellectual property rights of third parties. If Cryptometrics becomes involved in litigation, Cryptometrics could lose its proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management's attention from its business. If there is a successful claim of infringement, Cryptometrics may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. This could prohibit Cryptometrics from providing its products and services to customers.

IF CRYPTOMETRICS PRODUCTS AND SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE, ITS BUSINESS AND OPERATIONS WOULD BE ADVERSELY AFFECTED.

         Biometric-based identification and security is a relatively new technology. Cryptometrics' products and services may not be widely accepted until such time as it is established and demonstrated to the marketplace that biometric-based identification and security is effective and offers benefits over existing technologies. The failure of Cryptometrics' products and services to achieve market acceptance, or if accepted in a limited degree, may limit the size of the market for its products and services which would negatively impact its business, financial condition and operating results.

CRYPTOMETRICS MAY ULTIMATELY BE UNABLE TO COMPETE IN THE MARKETS FOR THE PRODUCTS AND SERVICES IT OFFERS.

         The markets for Cryptometrics' products and services are intensely competitive. Increased competition may adversely affect Cryptometrics' ability to enter into agreements with new customers or strategic partners and may result in reduced margins, any of which could seriously harm Cryptometrics' business. Many of Cryptometrics' competitors have longer operating histories, greater brand recognition and greater financial, technical, marketing and other resources than it does, and may have well-established relationships with its existing and prospective customers. This may place Cryptometrics at a disadvantage in responding to its competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Cryptometrics' competitors may also develop products or services that are superior to, or have greater market acceptance than, the products and services that Cryptometrics is able to develop. If Cryptometrics is unable to compete successfully against its competitors, its business, financial condition and operating results would be negatively impacted.

                           RISKS RELATED TO THE MERGER

         In addition to the risks relating to the businesses of JAG Media and Cryptometrics which are described above, you should carefully consider the following risk factors relating to the Merger in determining whether to vote in favor of the proposals contained in this Proxy Statement/Prospectus.

HOLDERS OF CRYPTOMETRICS COMMON STOCK WILL RECEIVE JAG MEDIA COMMON STOCK IN THE MERGER WHOSE VALUE CANNOT BE DETERMINED.

         The market price of the JAG Media Common Stock to be issued to Cryptometrics stockholders in the Merger will fluctuate as a result of changes in the business, operations or prospects of JAG Media or Cryptometrics or market assessments of the impact of the Merger. Because the market price of JAG Media Common Stock fluctuates, the value of the JAG Media Common Stock that Cryptometrics stockholders will receive, will fluctuate as well and only be determined at the time of the Merger. There can be no assurance as to such value at the time of the Merger. The number of shares of JAG Media Common Stock to be issued in connection with the Merger is fixed and will not be adjusted based upon changes in the value of these shares.

         For historical and current market prices of JAG Media Common Stock see "Market for JAG Media Common Stock and Related Matters."

         During the period from August 1, 2004 to January 3, 2006 the most recent practicable date prior to the filing of this Proxy Statement/Prospectus, the highest closing bid price of the JAG Media Common Stock was 25 times greater than its lowest closing bid price. You should not view these facts, however, as necessarily indicating the future market performance or volatility of JAG Media Common Stock. The actual performance and volatility of JAG Media Common Stock and/or the financial markets could be significantly more or less than that indicated by the above facts.

SHARES OF JAG MEDIA COMMON STOCK ISSUED TO CRYPTOMETRICS STOCKHOLDERS WILL BE SUBJECT TO RESTRICTIONS ON RESALE.

         In accordance with the terms of the Merger Agreement, the Cryptometrics stockholders shall not be permitted to sell or otherwise dispose of at least sixty-five percent of the JAG Media Common Stock received in connection with the Merger for a period of twelve months from the closing date of the transaction.

OFFICERS AND DIRECTORS HAVE POTENTIAL CONFLICTS OF INTEREST IN THE MERGER.

         In considering the recommendations of the JAG Media and Cryptometrics Boards of Directors that the stockholders approve the Merger, you should be aware that some of the directors and officers of each company may have interests in the Merger different from, or in addition to yours. For example, if the Merger is completed, the existing directors and executive officers of Cryptometrics will become the directors and senior management of JAG Media (to be renamed "Cryptometrics, Inc."). See "Interests of Related Persons in the Merger."

MANAGEMENT OF THE BUSINESS AFTER THE MERGER

         In accordance with the terms of the Merger Agreement, the directors and executive officers of Cryptometrics will become the directors and executive officers of JAG Media (to be renamed Cryptometrics, Inc.). The new directors and executive officers of JAG Media may not have the expertise or capacity to effectively manage the JAG Media business or the combined businesses after the Merger. If they are unable to operate the new combined businesses at a profit or if it incurred substantial costs in merging the businesses, either of such eventualities could materially and adversely affect JAG Media's business, results of operation and financial condition.

CRYPTOMETRICS' STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER JAG MEDIA AS A RESULT OF THE MERGER.

         After the Merger, Cryptometrics' stockholders just prior to the Merger will own approximately 88.1875% of the outstanding Common Stock of JAG Media just after the Merger. As a result, the stockholders of Cryptometrics will have the ability to control JAG Media. Two Cryptometrics shareholders, who will also become the Co-Chief Executive Officers of JAG Media after the Merger, will own controlling blocks of shares of JAG Media Common Stock giving them extensive control and direction of all aspects of JAG Media's affairs and businesses.

CRYPTOMETRICS' STOCKHOLDERS MAY BE ENTITLED TO APPRAISAL AND DISSENTER'S RIGHTS.

         Cryptometrics stockholders who have not signed the written consent adopting the Merger Agreement may, under certain circumstances, and by following procedures prescribed by Section 262 of the Delaware General Corporation Law, exercise appraisal rights for their shares of Cryptometrics Common Stock and be entitled to appraisal rights with respect to their shares of Cryptometrics Common Stock.

         A dissenting stockholder of Cryptometrics exercising his appraisal rights must follow the appropriate procedures under Delaware law or suffer the termination or waiver of such rights. In the event a dissenting stockholder relinquishes or loses his appraisal rights, the stockholder will receive from JAG Media the same number of shares of JAG Media Common Stock that the stockholder would have received in the Merger had such stockholder not attempted to exercise his appraisal rights. (See "Appraisal Rights" on page 56.)

         JAG Media stockholders ownership in JAG Media will be diluted by 88.1875% by virtue of the issuance of shares to Cryptometrics stockholders at the time of the Merger. Cryptometrics stockholders' ownership of their company will be diluted by 11.8125% by virtue of the existing JAG Media stockholders retaining their stock interest in the merged companies. All stockholders will suffer dilution in the Merger.

FUTURE ISSUANCES OF JAG MEDIA COMMON STOCK COULD DILUTE CURRENT STOCKHOLDERS OR ADVERSELY AFFECT THE MARKET.

         After the Merger, JAG Media anticipates that it will have the authority to issue almost 150,000,000 additional shares of Common Stock and to issue options and warrants to purchase such shares without stockholder approval. These future issuances could be at values substantially below the price paid for by the current holders of JAG Media Common Stock or those Cryptometrics stockholders who will exchange their shares of Cryptometrics Common Stock for JAG Media Common Stock in connection with the Merger. JAG Media anticipates that the shares of its Common Stock will be issued to pay off the principal and interest of indebtedness of up to $2,750,000 and additional shares may be issued to raise cash equivalents under the existing equity line with Cornell Capital or otherwise. In addition, large blocks of Common Stock could be issued to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Future sales of JAG Media Common Stock, whether upon original issuance or by current stockholders or persons acquiring JAG Media Common Stock upon the exercise of warrants or stock options, or upon the conversion of any newly authorized convertible preferred stock or to pay off JAG Media's current promissory note or any convertible debenture which may replace it, may depress the market price for JAG Media Common Stock.

         Sales of substantial amounts of the JAG Media Common Stock in the public market, or even just the prospect of such sales, could depress the prevailing market price of JAG Media's Common Stock and its ability to raise equity capital in the future.

NO DIVIDENDS WILL BE PAID IN THE NEAR FUTURE.

         Following the Merger, it is not anticipated that JAG Media (renamed Cryptometrics, Inc.) will pay dividends in the foreseeable future. It intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its businesses following the Merger.

RISKS OF NON-COMPLETION COSTS

         Merger-related costs consist principally of charges related to professional services, mailing and printing costs, registration and other regulatory costs and are expected to be approximately $500,000. In the event that the Merger is not consummated, the parties will still each remain liable to pay their shares of the total Merger-related costs.

RISKS OF A CONGLOMERATE BUSINESS

         In the event that the Merger is completed, the surviving corporation will be a conglomerate of the businesses of Cryptometrics and JAG Media. Such conglomerate business may not be successful should management lose focus on, or give greater attention to, one or the other business. Additionally, should the markets in which the Cryptometrics business operates or the JAG Media business operates suffer a decline in profitability, such profit decline will have a negative financial impact on the conglomerate business as a whole.

RISKS RELATED TO NO FAIRNESS OPINION

         No independent investment banker or other professional has been retained to issue an opinion with respect to the fairness of the exchange ratio of JAG Media Common Stock and Cryptometrics Common Stock to either JAG Media's stockholders or Cryptometrics' stockholders. The ratio was reached through negotiation by the two companies and was found fair to the stockholders of JAG Media solely by its Board of Directors and fair to the stockholders of Cryptometrics solely by its Board of Directors.

                                APPRAISAL RIGHTS

         Holders of shares of Cryptometrics Common Stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is referred to herein as Section 262.

         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER SECTION 262 AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS INCLUDED IN THIS PROXY STATEMENT AS EXHIBIT E. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF CRYPTOMETRICS COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF CRYPTOMETRICS COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, FIDUCIARY, DEPOSITARY OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

         Under Section 262, persons who hold shares of Cryptometrics Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Cryptometrics Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court.

         Any holder of Cryptometrics Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so, should review the following discussion and Exhibit E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

         A holder of shares of Cryptometrics Common Stock wishing to exercise the holder's appraisal rights must deliver to Cryptometrics, within 20 days after the date of the mailing of this proxy statement / prospectus, a written demand for the appraisal of such holder's shares. A holder of shares of Cryptometrics Common Stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. The written demand must reasonably inform Cryptometrics of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand within such 20 day period will constitute a waiver of appraisal rights.

         Only a holder of record of shares of Cryptometrics Common Stock is entitled to assert appraisal rights for the shares of Cryptometrics Common Stock registered in that holder's name. A demand for appraisal in respect of shares of Cryptometrics Common Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the person intends thereby to demand appraisal of the holder's shares of Cryptometrics Common Stock in connection with the merger. If the shares of Cryptometrics Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Cryptometrics Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares of Cryptometrics Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Cryptometrics Common Stock held for one or more beneficial owners while not exercising the rights with respect to the shares of Cryptometrics Common Stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Cryptometrics Common Stock as to which appraisal is sought and where no number of shares of Cryptometrics Common Stock is expressly mentioned the demand will be presumed to cover all shares of Cryptometrics Common Stock held in the name of the record owner. Stockholders who hold their shares of Cryptometrics Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

         All written demands for appraisal pursuant to Section 262 should be sent or delivered to Cryptometrics, Inc., 73 Main Street, Tuckahoe, New York 10707, Attention: Robert Barra, Co-Chief Executive Officer.

         Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of Cryptometrics Common Stock who has complied with Section 262 that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of Cryptometrics Common Stock who has so complied with
Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares of Cryptometrics Common Stock. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of Cryptometrics Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Cryptometrics Common Stock within the time prescribed in
Section 262.

         Within 120 days after the effective time of the merger, any holder of Cryptometrics Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

         If a petition for an appraisal is timely filed by a holder of shares of Cryptometrics Common Stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Cryptometrics Common Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

         After determining the holders of Cryptometrics Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Cryptometrics Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of Cryptometrics Common Stock considering seeking appraisal should be aware that the fair value of their shares of Cryptometrics Common Stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of Cryptometrics Common Stock and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Cryptometrics Common Stock is less than the merger consideration. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Cryptometrics Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

         Any holder of shares of Cryptometrics Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of Cryptometrics Common Stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Cryptometrics Common Stock (except dividends or other distributions payable to holders of record of Cryptometrics Common Stock as of a record date prior to the effective time of the merger).

         If any stockholder who demands appraisal of shares of Cryptometrics Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of Cryptometrics Common Stock of the stockholder will be converted into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

         FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT THE HOLDER OF CRYPTOMETRICS COMMON STOCK WILL BE ENTITLED TO RECEIVE THE CONSIDERATION SPECIFIED IN THE MERGER AGREEMENT).

                                   THE MERGER

GENERAL


         This Proxy Statement/Prospectus is being furnished to stockholders of JAG Media in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of JAG Media stockholders to be on Wednesday, April 26, 2006 at 9:00 a.m. (Pacific Standard Time) in the law offices of Jones Vargas, located on the Twelfth Floor of 100 West Liberty Street in Reno, Nevada and to stockholders of Cryptometrics as an information statement in connection with the action to be taken by written consent on the date of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus also constitutes a prospectus, which is part of a registration statement on Form S-4 filed by JAG Media with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the shares of JAG Media Common Stock to be issued to the Cryptometrics stockholders in connection with the Merger and to register a subsequent resale of such securities by certain affiliates of Cryptometrics.


         If and when the Merger is completed:

         o Merger Sub (Cryptometrics Acquisition, Inc.) will be merged into Cryptometrics;

         o Cryptometrics, as the surviving corporation after the Merger, will become a wholly-owned subsidiary of JAG Media;

         o  JAG Media will change its name to "Cryptometrics, Inc."; and

         o each holder of Cryptometrics Common Stock will have the right to receive shares of JAG Media Common Stock in the amount described herein for each share of Cryptometrics Common Stock held.


         Immediately after the Merger, JAG Media Common Stock will be held approximately as follows: (i) 11.8125% by former stockholders of JAG Media and
(ii) 88.1875% by former stockholders of Cryptometrics. JAG Media intends that, immediately following the closing of the Merger (the "Closing"), either Cryptometrics will be converted into an LLC or Cryptometrics will be merged into JAG Media or a subsidiary of JAG Media (which subsidiary may be a corporation or a limited liability company), with JAG Media or such subsidiary surviving (such conversion or merger, the "Second Step Transaction").



BACKGROUND OF THE MERGER

         The possibility of a transaction between JAG Media and Cryptometrics was first introduced to JAG Media by Albert Auer of Flow Capital Advisers, Inc., an investment banking firm, which had previously introduced another merger candidate to JAG Media. Albert Auer contacted Gary Valinoti, a consultant to JAG Media and previously its Chief Executive Officer, with whom Mr. Auer had worked on the prior transaction. Mr. Auer contacted Mr. Valinoti in the first week of August 2004, briefly described Cryptometrics, Inc. and identified Joseph Nese as the contact person for the investment bankers acting as finders for Cryptometrics. A meeting was arranged for later the same week at the executive offices of Cryptometrics, Inc. in Tuckahoe, New York. Those attending the meeting were Robert Barra, the Co-Chief Executive Officer of Cryptometrics, Paul Reid, its product manager, Joseph Nese, Gary Valinoti and Stephen Schoepfer, the President of JAG Media. The meeting consisted primarily of a presentation by Cryptometrics of its biometrics technology. There was no discussion of any transaction between the two companies.

         In September 2004, Thomas J. Mazzarisi, Chief Executive Officer of JAG Media, supplied a form of Mutual Non-Disclosure Agreement to Robert Barra, which was executed by him on September 27, 2004 so that the companies would be in a position to discuss a possible transaction.

         During the first and second weeks of October 2004, emails were transmitted between Cryptometrics and JAG Media, principally to and from Messrs. Barra, Nese, Mazzarisi and Schoepfer, by which Cryptometrics forwarded a copy of its PowerPoint presentation and its projected financial results.

Cryptometrics also provided JAG Media additional information regarding marketing and potential contracts it was trying to obtain.

         In response to a request of Cryptometrics for a term sheet, Thomas J. Mazzarisi transmitted the first draft of a Term Sheet to Robert Barra on October 29, 2004. The term sheet provided for JAG Media to issue 35,000,000 shares to Cryptometrics shareholders at closing, together with a post-closing earn out tied to various revenue milestones, which provided for Cryptometrics shareholders to receive up to an additional 40,000,000 shares.

         After various discussions in which Cryptometrics rejected the proposed structure of the term sheet, JAG Media prepared a second draft of the term sheet which Thomas Mazzarisi sent to Joseph Nese on November 22, 2004. The second draft of the term sheet provided for Cryptometrics shareholders to receive an 85% interest in JAG Media at closing. This draft of the term sheet also contained a twelve-month lockup provision with respect to all such JAG Media shares. In response to Cryptometrics comments requesting an increase in the shares payable to the Cryptometrics shareholders and a request for only a partial lockup, Thomas Mazzarisi transmitted a third draft of a term sheet to Joseph Nese on December 3, 2004. This draft increased the percentage of the shares being issued to Cryptometrics shareholders from 85% to 87% and also included a to-be-determined carve out from the twelve month lockup.

         On December 16, 2004 there was a meeting at the offices of Cryptometrics' counsel, Greenberg Traurig LLP, in New York City attended by both companies and their respective counsel. Those attending the meeting on behalf of JAG Media included Thomas Mazzarisi, Stephen Schoepfer and Preston Tollinger of Morgan, Lewis & Bockius LLP, counsel for JAG Media. Those attending on behalf of Cryptometrics included Robert Barra and Michael Vitale, co-chief executive officers, Paul Reid, Robert Tasinari of TNS Consulting Corporation, finders for Cryptometrics, Joseph Nese and Alan Annex, of Greenberg Traurig LLP. Paul Reid led a presentation of Cryptometrics products and technology, following which there was a detailed discussion of the company's operations and business.

         On December 22, 2004 there was a conference call between Thomas Mazzarisi and Stephen Schoepfer representing JAG Media and Robert Barra, Joseph Nese and Robert Tasinari representing Cryptometrics. The conference call discussed the third draft of the term sheet which had been provided by Mr. Mazzarisi and JAG Media's due diligence requests.

         Following up on JAG Media's request for financial information, on January 21, 2005 Cryptometrics emailed to JAG Media the draft audited financials for its Canadian subsidiary, covering fiscal years from 2002 through March 10, 2004.

         On February 8, 2005, there was a second meeting at Cryptometrics headquarters, attended by Thomas Mazzarisi and Stephen Schoepfer on behalf of JAG Media, Cryptometrics' finders and investment bankers Joseph Nese and Robert Tasinari, and Cryptometrics advisor, Thomas O'Neil of Sander O'Neil & Partners, L.P., and Cryptometrics co-chief executive officers Robert Barra and Michael Vitale. The discussions focused on Cryptometrics' Private Placement Memorandum, pending contracts, teaming agreements, strategic partnerships, and opportunities with government agencies both foreign and domestic. A conference call then took place two days later among Thomas Mazzarisi, Stephen Schoepfer, Robert Barra, Robert Tasinari and Joseph Nese, to assess the progress in the transaction.

         During the third week of March 2005, there was a conference call between JAG Media's litigation counsel, Wes Christian, Thomas Mazzarisi, Robert Barra, Michael Vitale, and Robert Tasinari. The conference call focused on a pending lawsuit brought by JAG Media against various brokerage firms.

         On April 8th 2005 Robert Barra of Cryptometrics wrote a letter to Thomas Mazzarisi of JAG Media regarding the status of Cryptometrics' private placement, indicating that approximately $15 million had been raised. Cryptometrics also stated that it anticipated the private placement would soon close and requested a revised term sheet. In response to Cryptometrics' request, on April 21, 2005 Thomas Mazzarisi transmitted a fourth draft of the term sheet to Cryptometrics. This draft specified a 35% carve out from the one year lockup provision and continued to provide for the issuance of 87% of JAG Media's shares to Cryptometrics shareholders. A week later Robert Tasinari on behalf of Cryptometrics requested Thomas Mazzarisi to execute the term sheet as a condition to the transaction discussions continuing, which JAG Media declined to do until it was provided audited financial information.

         Although for several months there was no substantive discussion between the companies pending the receipt of more complete audited financial information by JAG Media, there was a conference call on June 20, 2005 again related to the status of JAG Media's lawsuit against various brokerage firms and the issue of so called "naked short sales" which might be affecting JAG Media. Those on the conference call included Thomas Mazzarisi, Stephen Schoepfer, and Wes Christian on behalf of JAG Media, Robert Barra and Robert Tasinari on behalf of Cryptometrics, as well as Michael Stolzar of Dorf, Karlen & Stolzar, LLP, Cryptometrics' counsel.

         On August 10, 2005 Mr. Robert Barra delivered to JAG Media's counsel financial statements for Cryptometrics' Canadian Subsidiary and draft consolidated financial statements for Cryptometrics, together with updated marketing materials. Robert Barra also sent emails to Thomas Mazzarisi requesting certain information and discussing JAG Media's need for Cryptometrics to participate in various legal and accounting fees which would be incurred in connection with the proposed transaction.

         On August 19, 2005 Michael Stolzar sent to Preston Tollinger a revised term sheet based upon the fourth draft provided by JAG Media on April 21, 2005. The revised term sheet contained a proposed cap of $62,500 of legal fees to be borne by Cryptometrics. On August 22, 2005 Cryptometrics faxed to counsel for JAG Media the consolidated audited financials for Cryptometrics. On August 29, 2005 there was a conference call which discussed in detail the draft term sheet, the structure of the transaction, SEC requirements and other legal and timing issues related to the transaction. Those on the conference call included Preston Tollinger, David Sirignano and Owen Littman from Morgan Lewis & Bockius LLP, Michael Stolzar from Dorf, Karlen & Stolzar, LLP, Robert Barra, Michael Vitale and Robert Tasinari on behalf of Cryptometrics and Thomas Mazzarisi and Steve Schoepfer on behalf of JAG Media. On September 9, 2005 counsel for Cryptometrics and JAG Media exchanged a revised term sheet which increased the number of shares being issued to Cryptometrics shareholders from 87.5% to 88% to compensate for $2,000,000 of indebtedness which JAG Media had incurred. This term sheet also included a resolution of the funding of legal fees with each of JAG Media and Cryptometrics providing $50,000 of initial funding. This term sheet was executed on September 9, 2005 by Thomas Mazzarisi and forwarded to Robert Barra for signature. The term sheet was subsequently signed by Robert Barra on behalf of Cryptometrics and delivered to JAG Media.

         Subsequently, during the last week of October 2005 JAG Media indicated that it was going to increase its indebtedness by $750,000, as a result of which a final adjustment to 88.175% was made to the percentage amount of JAG Media common stock which is to be distributed to the Cryptometrics stockholders.

JAG MEDIA'S REASONS FOR THE MERGER

         For several years JAG Media has been looking for a possible merger candidate. Its search has focused on companies in both related and unrelated industries. JAG Media's interest in merging with a larger company has increased over the last several years as it has become apparent to the Board of Directors of JAG Media that the company, as a stand alone business, is not capable of increasing its revenues to cover its costs of doing business in an acceptable time frame. Although JAG Media has been successful in reducing its costs, it continues to accrue substantial costs as a public company which cannot be eliminated.

The Board of Directors has therefore concluded that it is prudent to increase JAG Media's revenue base more quickly than the strategy for its existing business is likely to achieve.

         Based upon its investigation of various merger candidates, including several with which JAG Media entered into non-binding letters of intent or merger agreements, the Board of Directors of JAG Media has concluded that Cryptometrics represents a viable attractive merger candidate. In addition to its cash resources, Cryptometrics is engaged in a business activity which has the potential to attract additional investment.

         The Board of Directors considered the risks of the transaction, including those set forth above under "RISK FACTORS-Risks related to Cryptometrics business" and " - Risks related to the Merger." The Board especially considered the risks involved in an emerging business with minimal revenues or no revenues in a highly competitive market. The Board also considered the fact that no synergy was likely to develop between the business of JAG Media and the business of Cryptometrics. The Board noted that there were other risks in the proposed transaction as well, including in particular the risks related to the merger not being consummated for any one of many reasons, including the condition of a listing of JAG Media's shares of Common Stock on the NASDAQ Capital Market. The Board, however, determined that Cryptometrics was a sufficiently attractive candidate for a merger that such risks, including the incurring of costs and expenses in connection with a transaction which might not be consummated, were worth taking in light of the potential benefits which JAG Media stockholders could realize by virtue of the Merger

         Once the Board of Directors of JAG Media determined that Cryptometrics represented an attractive candidate for merger, as the above chronology of the negotiation of the transaction indicates, the Board attempted to obtain the most advantageous transaction terms possible for the JAG Media stockholders. In particular the Board focused on the interest in JAG Media Common Stock which would be retained by JAG Media's stockholders once the transaction had closed and the number of shares of JAG Media Common Stock to be issued to Cryptometrics stockholders which would be available for immediate trading. After negotiation an agreement on these two key points was reached. The Board noted that on the trading date preceding the signing of the term sheet for the transaction, the last sale price of shares of JAG Media Common Stock was $0.12 per share, indicating a market capitalization of JAG Media of approximately $5,370,000. The Board also noted that on the basis of recent private placements of Cryptometrics Common Stock made at $7.00 a share, Cryptometrics had an indicated capitalization value of approximately $79,000,000, of which JAG Media stockholders would own approximately 11.8125% with an indicated value of over $9,000,000. (See Note 1 to "Unaudited Condensed Combined Pro Forma Financial Statements," page 97.)

         Based on all of the foregoing, the Board of Directors of JAG Media unanimously approved the Merger and the Merger Agreement and determined the Merger to be advisable, fair to and in the best interests of JAG Media and its stockholders.

         The foregoing discussion summarizes the material factors considered by the JAG Media Board of Directors in its consideration of the Merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the negative factors. The Board did not find it practicable to quantify or otherwise assign relative weights to the individual factors. In addition, individual members of the JAG Media Board of Directors may have assigned different weights to various factors. The JAG Media Board of Directors approved and recommends the Merger based upon the totality of the information presented to and considered by it.

RECOMMENDATIONS OF JAG MEDIA'S BOARD OF DIRECTORS

         The Board of Directors of JAG Media believes that the Merger is in the best interests of the JAG Media stockholders. Accordingly, the Board of Directors of JAG Media has unanimously approved the

Merger Agreement and has adopted, pending the required approval of the JAG Media stockholders, (i) the amendment of JAG Media's Articles of Incorporation to increase its shares of Common Stock (to be issued in the Merger) and (ii) the amendment of JAG Media's Articles of Incorporation to change its corporate name to "Cryptometrics, Inc." upon completion of the Merger.

         The Board of Directors of JAG Media recommends that the JAG Media stockholders (i) vote FOR the proposal to amend JAG Media's Articles of Incorporation to increase its shares of Common Stock (to be issued in the Merger) and (iii) vote FOR a proposal to amend JAG Media's Articles of Incorporation to change its corporate name to "Cryptometrics, Inc." upon completion of the Merger.

CRYPTOMETRICS' REASONS FOR THE MERGER

         The Board of Directors and principal stockholders of Cryptometrics, Inc. have approved the Merger Agreement and have determined that the Merger is fair and advisable and in the best interests of Cryptometrics and its stockholders.

         In reaching the decision to adopt the Merger Agreement, the Board of Directors of Cryptometrics considered a number of factors including the following:

         o The shares of JAG Media Common Stock offered as the Merger consideration would effectively create a public trading market for Cryptometrics Common Stock and permit the unrestricted trading in stock of the combined company by the current or non-affiliated stockholders of Cryptometrics instead of their current position as holders of common stock of a private company;

         o The terms and conditions of the Merger Agreement, including the fact that Cryptometrics may terminate the Merger Agreement if the JAG Media Common Stock is not approved for listing on the Nasdaq Capital Market;

         o The percentage of the combined company to be owned by the current Cryptometrics stockholders following the Merger; and

         o Historical financial information concerning Cryptometrics and JAG Media, which generally informed the Board of Directors of Cryptometrics' determination as to the relative values of the two companies.

         The Board of Directors of Cryptometrics also considered certain potential risks related to the Merger, including but not limited to the risks related to the Merger not being consummated, with resulting distraction in the interim to Cryptometrics normal business operations. The Board of Directors of Cryptometrics believed, however, that these risks were outweighed by the potential benefits to be realized from the Merger.

         Based on this analysis, the Board of Directors of Cryptometrics unanimously determined that the Merger is fair to, and in the best interests of Cryptometrics stockholders. The foregoing discussion of the information and the factors considered by the Board of Directors of Cryptometrics is not intended to be exhaustive, and such information and factors were considered collectively by the Board of Directors of Cryptometrics in connection with its review of the Merger Agreement and the transaction contemplated thereby. In lieu of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors of Cryptometrics did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the individual members of the Board of Directors of Cryptometrics may have given different weight to different factors.

RECOMMENDATIONS OF CRYPTOMETRICS' BOARD OF DIRECTORS


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

         The Board of Directors of Cryptometrics believes that the Merger is fair to, and in the best interests of Cryptometrics and its stockholders. Accordingly, the Board of Directors of Cryptometrics has unanimously approved the Merger Agreement and recommends that the Cryptometrics Principal Stockholders consent to the approval and adoption of the Merger Agreement and related Merger.

COUNTERVAILING CONSIDERATIONS BY BOTH COMPANIES

         The respective Boards of Directors of JAG Media and Cryptometrics also identified and considered a number of potentially negative factors in their deliberations concerning the Merger, including, but not limited to:

         o the risk that, despite the efforts of Cryptometrics, key personnel might choose not to remain employed by Cryptometrics, as the surviving corporation, after the Merger;

         o the risk that the potential benefits sought in the Merger might not be realized fully, or within the time frame contemplated, if at all;

         o the possibility that the Merger would not be completed and the effect of the abandonment of the Merger on each of JAG Media's and Cryptometrics' ability to attract and retain key management, sales, marketing and technical personnel;

         o the substantial charges to be incurred, primarily in the quarter in which the Merger is completed, including transaction expenses arising from the Merger; and

         o the other risks associated with each company's business, the Merger and the combination of the companies described under the section entitled "Risk Factors" beginning on page 39.

         The respective Boards of Directors of JAG Media and Cryptometrics each believes that the potential benefits of the Merger outweigh these risks.

OWNERSHIP OF JAG MEDIA AFTER THE MERGER

         Immediately after the Merger, Cryptometrics stockholders immediately prior to the Merger will own approximately 300,000,000 shares of JAG Media Common Stock, equivalent to approximately 88.1875% of the outstanding JAG Media Common Stock immediately after the Merger. JAG Media stockholders prior to the Merger will own approximately 40,000,000 shares of JAG Media Common Stock, equivalent to approximately 11.8125% of the outstanding JAG Media Common Stock immediately after the Merger.

ACCOUNTING TREATMENT


         The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. It is anticipated that this transaction will be recorded as a purchase business combination whereby Cryptometrics is treated as the accounting acquirer. The assets and liabilities of JAG Media will be recorded at their fair values, which approximate their historical values and the assets and liabilities of Cryptometrics will be recorded at their historical values. The reported financial condition and results of operations of JAG Media after the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of Cryptometrics.



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

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


         Cryptometrics and JAG Media have agreed that it is a condition to the closing of the Merger that Cryptometrics and JAG Media receive an opinion of Morgan, Lewis & Bockius LLP, substantially in the form attached to the Registration Statement of which this Prospectus forms a part, to the effect that the Merger (together with certain related transactions) will qualify as a "reorganization" under Section 368 of the Code for U.S. federal income tax purposes. Such opinion will be based on certain assumptions (including an assumption that the Second Step Transaction will occur) and subject to certain exceptions, limitations and qualifications and will rely upon the accuracy of certain representations made by officers of JAG Media and Cryptometrics. Any failure of such assumptions to be true or such representations to be accurate and complete could cause the conclusions in such opinion to be incorrect. Such opinion will be based upon the Code, Treasury regulations hereunder, administrative rulings, and court decisions, all as in effect on the date of such opinion, and all of which will be subject to change, including changes with retroactive effect and changes that may adversely affect the conclusions reached in such opinion. This discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Cryptometrics stockholders as described below. Assuming that the Merger is a reorganization under Section 368 of the Code, the following are the material United States federal income tax considerations relevant to the exchange of shares of Cryptometrics Common Stock for JAG Media Common Stock in the Merger that are generally applicable to the Cryptometrics stockholders:


         o Cryptometrics stockholders will not recognize any gain or loss upon their receipt of JAG Media Common Stock for their shares of Cryptometrics Common Stock exchanged in the Merger, except to the extent they receive cash for fractional shares.

         o The aggregate tax basis of the JAG Media stockholder that a holder of Cryptometrics stockholder receives in the Merger will be the same as the aggregate tax basis of the Cryptometrics Common Stock surrendered by such holder in exchange for JAG Media Common Stock, adjusted to take into account the receipt of cash for fractional shares.

         o The holding period of the JAG Media Common Stock that Cryptometrics stockholders receive in the Merger will include the period for which the Cryptometrics Common Stock surrendered in exchange for the JAG Media Common Stock was considered to be held, if the surrendered Cryptometrics Common Stock is held as a capital asset at the time of the Merger.

         This discussion does not address all United States federal income tax considerations that may be relevant to a particular Cryptometrics stockholder in light of the Cryptometrics stockholders' specific particular circumstances, such as a Cryptometrics stockholder who or that:

         o  is a dealer in securities;

         o is a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

         o  is a bank;

         o  is a life insurance company;

         o  is a tax-exempt organization;

         o owns Cryptometrics Common Stock as part of a straddle or conversion transaction for tax purposes;

         o  is subject to the alternative minimum tax provisions of the Code;

         o  is a foreign person;

         o  does not hold Cryptometrics Common Stock as a capital asset;

         o  owns Cryptometrics stock other than Cryptometrics Common Stock; or

         o acquired Cryptometrics stock in connection with stock option or stock purchase plans or in other compensatory transactions.

         In addition, the following discussion does not address:


         o the tax consequences of the Merger under foreign, state or local tax laws;

         o the tax consequences of the assumption by JAG Media of Cryptometrics stock warrants or the tax consequences of the receipt of rights to acquire JAG Media Common Stock;

         o the tax consequences of the Merger arising as a result of the adjustments to the number of shares of JAG Media Common Stock to be received by a holder of Cryptometrics Common Stock as a result of subscription agreements that have been entered into with Cryptometrics; or

         o the tax consequences of the Merger to holders of exchangeable shares of Cryptometrics Canada, Inc.

         The parties are not requesting and will not request a ruling from the Internal Revenue Service ("IRS") as to the tax consequences of the Merger. Cryptometrics stockholders should be aware that the tax opinions to be provided by Morgan, Lewis & Bockius will not bind the IRS. The IRS may therefore successfully assert a contrary opinion. The tax opinion will be subject to assumptions, exceptions, limitations and qualifications, including but not limited to the truth and accuracy of representations made by JAG Media and Cryptometrics.

         A successful IRS challenge to the reorganization status of the Merger or the failure of the Second Step Transaction to occur would result in a Cryptometrics stockholder recognizing taxable gain or loss with respect to each share of Cryptometrics Common Stock surrendered equal to the difference between
(a) each stockholder's basis in the share and (b) the fair market value, as of the effective time, of the JAG Media Common Stock received in exchange. In this event, a Cryptometrics stockholder's aggregate basis in the JAG Media Common Stock received would equal its fair market value as of the closing date of the Merger, and the stockholder's holding period for the JAG Media Common Stock would begin the day after the Merger.


CRYPTOMETRICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

LOSS LIMITATIONS

         Pursuant to the Merger, the stock ownership of JAG Media will change to such an extent as to cause its net operating loss ("NOL") carryforward to be subject to limitation under Section 382 of the Code.


RECOGNITION OF GAIN BY CRYPTOMETRICS IN CERTAIN CIRCUMSTANCES

         If the Second Step Transaction is a conversion of Cryptometrics into a limited liability company or a merger into JAG Media of a limited liability company, then Cryptometrics may recognize gain for U.S. federal income tax purposes to the extent that its liabilities exceed its basis in its assets.


FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS


         Upon the issuance of shares of JAG Media Common Stock to the Cryptometrics stockholders in connection with the Merger, such shares shall be registered with the SEC on this Registration Statement on Form S-4. In accordance with the terms of the Merger Agreement, however, stockholders of Cryptometrics shall not be permitted to sell or otherwise dispose of sixty-five percent of the JAG Media Common Stock received in the Merger for a period of twelve months from the closing date of the transaction. Additionally, this Registration Statement on Form S-4 shall separately register the shares of JAG Media Common Stock issuable to the current Co-Chief Executive Officers of Cryptometrics, Robert Barra and Michael A. Vitale, and the current Chief Strategy Officer of Cryptometrics, Joel Shaw, so that the shares are immediately saleable subject to the twelve-month lock-up provision. Notwithstanding the foregoing, subject to compliance with all relevant securities laws, thirty-five percent of the shares of JAG Media Common Stock issued to the Cryptometrics stockholders in connection with the Merger shall not be subject to the twelve-month lock-up provision so long as the shares of JAG Media (to be renamed Cryptometrics, Inc.), are trading on the NASDAQ Capital Market.


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

                              THE MERGER AGREEMENT

         The following is a summary of the Merger Agreement, a copy of which is attached as Appendix C and is incorporated into this Proxy Statement/Prospectus by reference. Stockholders of JAG Media and Cryptometrics are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

         The text of the Merger Agreement has been included to provide you with information regarding its terms. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. The Merger Agreement contains representations and warranties Cryptometrics, JAG Media and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the Merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

GENERAL

         The Merger Agreement provides that Merger Sub, a wholly-owned subsidiary of JAG Media newly formed under the laws of the State of Delaware for purposes of effecting the transactions contemplated by the Merger Agreement, will merge with and into Cryptometrics, as a wholly-owned subsidiary of JAG Media. Upon completion of the Merger, JAG Media will change its name to "Cryptometrics, Inc."

TIMING OF CLOSING


         The Closing will take place on a date to be specified by the parties to the Merger Agreement which shall occur no later than 2 business days after satisfaction (or waiver) of certain conditions set forth in the Merger Agreement, unless another time is agreed to in writing by the parties. Simultaneous with, or as soon as practicable following the Closing, Cryptometrics, as the surviving corporation, will file a Certificate of Merger with the Secretary of State of the State of Delaware as provided by Section 252(c) of the Delaware General Corporation Law. The Merger shall become effective at such time as the Certificate of Merger is filed or at such later time as is set forth in the Certificate of Merger (the "Effective Time").


CONVERSION OF SHARES OF CRYPTOMETRICS COMMON STOCK

         At the Effective Time, by virtue of the Merger and without any action on the part of JAG Media, Merger Sub, Cryptometrics or any stockholder of Cryptometrics, the holders of all shares of Cryptometrics Common Stock issued and outstanding immediately prior to the Effective Time, including as outstanding for this purpose the total number of shares of Cryptometrics Common Stock for which outstanding Exchangeable Shares of the Cryptometrics' Canadian Subsidiary, Cryptometrics Canada, Inc., can be exchanged shall be entitled to receive shares of fully paid and nonassessable JAG Media Common Stock equal to
7.4656 times the number of shares of JAG Media Common Stock issued and outstanding at the Effective Time of the Merger, (i) excluding all shares of JAG Media Common Stock held in the treasury of JAG Media and (ii) excluding all shares of Series 2 and Series 3 Class B common stock outstanding, but (iii) including as outstanding the relevant number of shares of JAG Media Common Stock into which shares of JAG Media which are still outstanding can be converted (but have not yet been converted) by virtue of recapitalization carried out by JAG Media (the "Merger Consideration").

         Each outstanding share of Cryptometrics Common Stock at the Effective Time shall be converted into the right to receive and become exchangeable for the number of shares of JAG Media Common Stock equal to the quotient obtained by dividing of the Merger Consideration by the total number of shares of Cryptometrics Common Stock (the "Exchange Multiple").

         Each share of Cryptometrics Common Stock held in the Cryptometrics' treasury immediately prior to the Effective Time and each share owned by any subsidiary of Cryptometrics shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof.

         Each Cryptometrics stockholder (after aggregating the fractional shares of JAG Media Common Stock that would otherwise be received by such holder) shall be entitled only to the number of shares of JAG Media Common Stock to which such Cryptometrics stockholder is entitled to receive equal to the quotient obtained by dividing the Merger Consideration by the total number of outstanding shares of Cryptometrics Common Stock at the Effective Time. No fractional shares of JAG Media Common Stock shall be issued in connection with the Merger.

         Unless the value of the fractional shares of JAG Media Common Stock which otherwise would have been issued by virtue of the Merger to a Cryptometrics stockholder exceeds an aggregate cash amount of One Dollar ($1.00), such Cryptometrics stockholder shall not be entitled to receive a cash payment in lieu of a fractional share of JAG Media Common Stock. In the event that the value of the fractional share of JAG Media Common Stock to be issued by virtue of the Merger to a Cryptometrics stockholder exceeds One Dollar ($1.00), any such Cryptometrics stockholder entitled to receive a fractional share of JAG Media Common Stock will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by JAG Media to be equal to such fraction multiplied by the arithmetic mean of the closing prices of JAG Media Common Stock on the Pink Sheets LLC over the 20 trading days ending 3 trading days prior to the date of the closing.

         If between the date of the Agreement and the Effective Time, there shall be any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to Cryptometrics Common Stock or JAG Media Common Stock, the Exchange Multiple and the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

CONVERSION OF SHARES OF MERGER SUB COMMON STOCK

         Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share of Cryptometrics.

TREATMENT OF CRYPTOMETRICS STOCK OPTIONS

         At the Effective time, each outstanding option ("Cryptometrics Stock Option") to purchase shares of Cryptometrics Common Stock issued, will, by virtue of the Merger and without further action on the part of Cryptometrics or the holder of the Cryptometrics Stock Option, be assumed by JAG Media (each a "Replacement Option"). To the extent that Replacement Options replace options which qualify as "incentive stock options," each Replacement Option will be intended to qualify as an "incentive stock option" under the Internal Revenue Code. JAG Media, however, makes no representation and warranty that such option will qualify as such under the Internal Revenue Code.

         Each Replacement Option will be subject to the same terms and conditions as the applicable Cryptometrics Stock Option it replaced, provided that the Cryptometrics Stock Option does not otherwise provide, except that (i) each such Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of shares of JAG Media Common Stock (rounded down to the nearest whole share) equal to the number of shares of Cryptometrics Common Stock subject to such Company Stock Option multiplied by the Exchange Multiple, and (ii) the exercise price per share of JAG Media Common Stock shall be an amount equal to the exercise price per share of the shares of Cryptometrics Common Stock subject to such Cryptometrics Stock Option in effect immediately prior to the Effective Time divided by the Exchange Multiple (the exercise price per share, as so determined, being rounded up to the nearest full cent).

         JAG Media will reserve for issuance a sufficient number of shares of JAG Media Common Stock for delivery upon exercise of the Replacement Options.

TREATMENT OF CRYPTOMETRICS WARRANTS

         At the Effective Time, each outstanding warrant to purchase shares of Cryptometrics Common Stock (each, a "Cryptometrics Warrant") will, to the extent that such Cryptometrics Warrant does not expire in accordance with its terms upon consummation of the Merger, be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Cryptometrics Warrant, provided that the Cryptometrics warrant does not otherwise provide, that number of shares of JAG Media Common Stock (rounded down to the nearest whole share) equal to the number of shares of Cryptometrics Common Stock subject to such Cryptometrics Warrant multiplied by the Exchange Multiple (such new warrant, the "Replacement Warrant"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of Cryptometrics Common Stock subject to such Cryptometrics Warrant divided by (z) the Exchange Multiple.

         Any restriction on exercise of any Cryptometrics Warrant will continue in full force and effect and the term, exercisability, schedule and other provisions of such Cryptometrics Warrant will continue in full force and effect.

         At or prior to the Effective Time, Cryptometrics will take all reasonable action necessary with respect to each Cryptometrics Warrant to permit the replacement of such Cryptometrics Warrant by JAG Media and to ensure that holders of Cryptometrics Warrants have no rights with respect to their Cryptometrics Warrants held greater than those specifically provided for in the Merger Agreement.

TREATMENT OF EXCHANGEABLE SHARES

         At the Effective Time, each outstanding Exchangeable Share will be converted into the right to acquire, on the same terms and conditions as were applicable under such Exchangeable Share, provided the relevant Exchangeable Share does not otherwise provide, that number of shares of JAG Media Common Stock (rounded down to the nearest whole share) equal to the number of shares of Cryptometrics Common Stock subject to such Exchangeable Share multiplied by the Exchange Multiple. Any restriction on exercise of any Exchangeable Share shall continue in full force and effect and the term, exchangeability, schedule and other provisions of such Exchangeable Share will continue in full force and effect. At or prior to the Effective Time, Cryptometrics, Cryptometrics Canada, Inc. and JAG Media will take all reasonable action, if any, necessary with respect to each Exchangeable Share to permit the proper modifications of such Exchangeable Share by Cryptometrics, Cryptometrics Canada, Inc. and JAG Media and any agreements relating to the Exchangeable Shares so as to ensure that holders of Exchangeable Shares have no rights with respect thereto greater or lesser than those specifically provided the Merger Agreements and any additional agreements made in connection with the Exchangeable Shares.

EXCHANGE OF SHARES OF CRYPTOMETRICS COMMON STOCK AND SURRENDER OF STOCK CERTIFICATES

         Following the execution of the Merger Agreement, JAG Media will enter into an agreement with Transfer Online, Inc., or such other bank or trust company of recognized standing that may be designated by JAG Media and is reasonably satisfactory to Cryptometrics (the "Exchange Agent"). Upon the receipt of the approval of the principal stockholders of Cryptometrics, JAG Media will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Cryptometrics Common Stock, certificates representing the shares of JAG Media Common Stock issuable to holders of Cryptometrics Common Stock as of the Effective Time in respect of the Cryptometrics Common Stock. JAG Media shall also deposit with the Exchange Agent cash in an amount sufficient to make the payments in lieu of fractional shares. The certificates, together with any cash in dividends or distributions with respect to the certificates and any cash made available in lieu of fractional shares are referred to herein and in the Merger Agreement as the "Exchange Fund".

         As promptly as reasonably practicable after the Effective Time, JAG Media will cause the Exchange Agent to mail to each holder of record of Cryptometrics Common Stock a letter of transmittal and instructions (specifying that delivery will be effected, and the risk of loss and title to the Cryptometrics Common Stock shall pass, only upon proper delivery of the certificates representing the Cryptometrics Common Stock (the "Certificates") to the Exchange Agent) for use in exchanging Cryptometrics Common Stock for the Merger Consideration payable in respect of such Cryptometrics Common Stock.

         Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably required pursuant the instructions, the holder of such Cryptometrics Common Stock will be entitled to receive (i) that number of whole shares of JAG Media Common Stock to which the holder of the Cryptometrics Common Stock is entitled,
(ii) payment in lieu of fractional shares which such holder is entitled to receive in the event the fractional shares of JAG Media Common Stock to be issued by virtue of the Merger to Cryptometrics stockholders exceeds an aggregate cash amount of One Dollar ($1.00), and (iii) and any dividends or distributions payable to the holder. The Certificate so surrendered for with shall then be canceled.

         In the event of a transfer of Cryptometrics Common Stock that is not registered in the transfer records of the Cryptometrics, shares of JAG Media Common Stock issued in exchange for Cryptometrics Common Stock may be issued to a person other than the person in whose name the surrendered Certificate is surrendered, if (i) such Certificate is properly endorsed or is otherwise in proper form for transfer and (ii) the person requesting such issuance pays to the Exchange Agent any and all taxes required as a result of the issuance to a person other than the registered holder of the Certificate or establishes by evidence satisfactory to the Exchange Agent that any such taxes have been paid or are not payable.

         Until surrendered or transferred as contemplated, each Certificate (other than Certificates held represented by holders of Cryptometrics Common Stock dissenting from the Merger) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms of the Merger Agreement, the Merger Consideration, together with cash payments in lieu of fractional shares and dividends and distributions payable to the holder in respect of the Cryptometrics Common Stock represented by the Certificate.

         All shares of JAG Media Common Stock issued in accordance with the terms of the Merger Agreement (including all cash payments in lieu of fractional shares or dividends and distributions payable to holders of Cryptometrics Common Stock) upon surrender of the Certificates in accordance with the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cryptometrics Common Stock represented by Certificates.

         At the close of business at 5:00 PM on the day immediately preceding the Effective Time, the stock transfer books of Cryptometrics will be closed and there will be no further registration of transfers of

Cryptometrics Common Stock on the records of JAG Media. From and after the Effective Time, the holders of Cryptometrics Common Stock shall cease to have any rights with respect to shares of Cryptometrics Common Stock outstanding immediately prior to the Effective Time, except as otherwise provided to holders of Cryptometrics Common Stock who exercise their appraisal rights or by applicable law.

         On or after the Effective Time, any Certificates presented to the Exchange Agent or JAG Media for any reason shall be canceled and exchanged for the Merger Consideration and any cash amounts payable in lieu of fractional shares or dividends or distributions payable to the holders of Cryptometrics Common Stock.

         Any portion of the Exchange Fund that remains undistributed to the holders of Cryptometrics Common Stock for 6 months after the Effective Time shall be redelivered to JAG Media, and any holders of Cryptometrics Common Stock who have not exchanged their shares of Cryptometrics Common Stock for JAG Media Common Stock in accordance with the terms provided by the Merger Agreement, shall thereafter look only to JAG Media for the Merger Consideration to which they are entitled (in addition to any cash amounts payable in lieu of fractional shares or dividends or distributions payable to them as holders of Cryptometrics Common Stock.

         Any portion of the Exchange Fund remaining unclaimed by holders of Cryptometrics Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of JAG Media free and clear of any claims or interest of any person previously entitled thereto. To the fullest extent permitted by applicable law, neither JAG Media nor Cryptometrics, shall be liable to any holders of Cryptometrics Common Stock for shares of JAG Media Common Stock, cash or other property delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Each person entitled to receive shares of JAG Media Common Stock shall receive them on the condition and subject to the requirement that (A) 65% of such shares may not be sold (but may be transferred (i) by gift to a family member, (ii) by will or by the laws of descent or distribution or (iii) to a trust for the benefit of the transferor and/or member of his family until the first anniversary of the closing date and the certificates evidencing such shares shall have a legend reflecting such restriction, and (B) the remaining 35% of such shares may be freely sold or transferred even within the first year following the closing date so long as such shares are traded on the NASDAQ Capital Market and in the event such shares cease to be traded on the NASDAQ Capital Market during such first year (or on another U.S. market or exchange with no less stringent listing requirements), Cryptometrics shall have the right to impose a stop order on the transfer of all such shares still held by shareholders of Cryptometrics as of the closing date for the remainder of such first year.

         No dividends or other distributions on shares of JAG Media Common Stock will be paid with respect to any shares of Cryptometrics Common Stock until such share of Cryptometrics Common Stock is surrendered for exchanged as provided by the terms of the Merger Agreement.

         Subject to the effect of applicable laws, following the surrender of any such shares of Cryptometrics Common Stock, the record holder of shares of JAG Media Common Stock issued in exchange for such shares of Cryptometrics Common Stock, shall receive, without interest (a) at the time of such surrender, the amount of dividends or distributions with a record date after the Effective Time payable with respect to such shares of JAG Media Common Stock and not paid and (b) at the appropriate payment date, the amount of dividends or distributions with a record date after the Effective Time but prior to the surrender of the shares of Cryptometrics Common Stock payable with respect to such shares of JAG Media Common Stock, less the amount of withholding taxes which may be required with respect to the JAG Media Common Stock.


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

         No holder of Cryptometrics Common Stock will be entitled, until the surrender of such Certificate(s), to vote the shares of JAG Media Common Stock, which such holder has the right to receive pursuant to the terms of the Merger Agreement.

         The payment of the Merger Consideration in respect of each share of Cryptometrics Common Stock (and any cash payments in lieu of fractional shares or dividends and distributions payable with respect to each share of Cryptometrics Common Stock) will be deemed to have been issued and fully paid in full satisfaction of all rights pertaining to each such share of Cryptometrics Common Stock, and there will be no further registration of transfers on the stock transfer books of Cryptometrics of Cryptometrics Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to Cryptometrics, such Certificates will be canceled and exchanged for certificates representing shares of JAG Media Common Stock in accordance with the terms provided in the Merger Agreement.

LOST, STOLEN OR DESTROYED CERTIFICATES

         If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by Cryptometrics or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Cryptometrics, as the surviving corporation, or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the number of shares of JAG Media Common Stock and cash, if any, to which the holder is entitled pursuant to the Merger Consideration and applicable Exchange Ratio set forth in the Merger Agreement.

APPRAISAL RIGHTS

         Any shares of Cryptometrics Common Stock held by a Cryptometrics stockholder who has demanded and not lost or withdrawn, or who is eligible to demand, appraisal rights with respect to such shares of Cryptometrics Common Stock in the manner provided in the Delaware General Corporation Law does not represent the right to receive any portion of the Merger Consideration. If any Cryptometrics stockholder fails to perfect or effectively withdraws or loses his right to appraisal and payment under the Delaware General Corporation Law, as the case may be, each share of Cryptometrics Common Stock held by such Cryptometrics stockholder will represent the right to receive its portion of the Merger Consideration.

         Both Cryptometrics and JAG Media, as the case may be, shall give one another prompt notice of any demands for appraisal received by Cryptometrics or JAG Media, withdrawals of such demands, and any other communications received by Cryptometrics or JAG Media in connection with any demands for appraisal. Cryptometrics may voluntarily make any payment with respect to any such demands. Cryptometrics shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands.

THE BOARD OF DIRECTORS AND OFFICERS OF CRYPTOMETRICS AFTER THE MERGER

         At the Effective Time, the directors and officers of Cryptometrics immediately prior to the Effective Time shall be the directors and officers of JAG Media (to be renamed Cryptometrics, Inc.), each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of JAG Media (to be renamed Cryptometrics) and applicable law.

THE CERTIFICATE OF INCORPORATION AND BYLAWS OF CRYPTOMETRICS AFTER THE MERGER


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

         The Certificate of Incorporation of JAG Media (to be renamed Cryptometrics, Inc.) shall be the Certificate of Incorporation of Cryptometrics, Inc. until amended thereafter in accordance with applicable Delaware law.

         The Bylaws of JAG Media (to renamed Cryptometrics, Inc.) shall be the Bylaws of Cryptometrics, Inc. until amended thereafter in accordance with applicable Delaware law.

POST MERGER ACTIONS

         Promptly after the Effective Time, (i) the Board of Directors of JAG Media will amend the Bylaws of JAG Media to permit a Board of Directors of not less than one (1) nor more than twelve (12) directors, (ii) the Board of Directors of JAG Media will appoint as directors to fill some or all of such vacancies such persons as the management of Cryptometrics will designate, which designees will include a sufficient number of independent directors to comply with the requirements of The Sarbanes-Oxley Act of 2002 and the rules and requirements of the NASDAQ Capital Market, (iii) the officers of JAG Media and the directors of JAG Media prior to the Effective Time will resign as officers and directors of JAG Media, but not as managers and officers of JAG Media's wholly-owned subsidiary, JAG Media LLC, JAG Media will (a) amend Section 11 of the existing employment agreements of such officers (the "Employment Agreements") to fix the payout period on termination without cause at 12 months,
(b) amend Section 4 of the Employment Agreement to cancel all options granted to the officers pursuant to such section and (c) amend Section 6 of the Employment Agreements to reduce the number of options granted to each of the officers upon a change in control from 1,000,000 to 750,000, which will be exercisable immediately on a cashless basis, with one half of such shares being subject to a lock up period of one year from the date of the closing of the Merger, (iv) JAG Media will assign the Employment Agreements to JAG Media LLC and cause it to accept same, and such officers will release JAG Media from all liability thereunder (including salary payments) except that JAG Media will remain contractually obligated to carry out its obligations to fulfill any exercise of options remaining under such Employment Agreements, (v) JAG Media LLC will terminate the employment of such officers under the Employment Agreements without cause and (vi) the Board of Directors of JAG Media will elect new officers of JAG Media.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary, mutual representations and warranties of JAG Media Merger Sub and Cryptometrics, relating to, among other things:

         o  corporate organization, power and authority;
         o  corporate authorization;
         o  non-contravention;
         o  third party consents;
         o  authorized and issued capital stock, options and warrants;
         o  subsidiaries;
         o SEC filings and NASDAQ Capital Market listing (in the case of JAG Media only);
         o  financial statements;
         o  no undisclosed liabilities;
         o  absence of certain changes;
         o personal property, including title to and condition of personal property;
         o real property, including title to or leaseholder interests in real property as well as condition of real property and environmental matters;
         o  intellectual property;
         o  licenses, permits and other authorizations;
         o  contracts;


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

         o  insurance;
         o  related party transactions;
         o  investigation and litigation;
         o  brokers and finders;
         o  compliance with applicable laws;
         o  tax matters;
         o  employee benefits;
         o  anti-take over statutes
         o  no illegal payments
         o  labor and employment law matters; and
         o  adequacy of disclosure.

         The Merger Agreement also contains representations and warranties made severally, and not jointly, by Robert Barra and Michael A. Vitale, the principal stockholders (the "Principal Stockholders") of Cryptometrics to JAG Media and Merger Sub, relating to, among other things,

         o authority to enter into the Merger Agreement, the Voting Agreement and the Lock Up Agreement;
         o execution and enforceability of the Merger Agreement, the Voting Agreement and the Lock Up Agreement;
         o  title to their securities held in Cryptometrics;
         o no conflicts with respect to the execution and enforceability of the Merger Agreement, the Voting Agreement and the Lock-Up Agreement;
         o  government approvals and necessary filings;
         o  legal proceedings; and
         o  brokers and finders.

CERTAIN COVENANTS

         Both JAG Media and Cryptometrics have agreed that the Merger Agreement may be terminated by either party without giving any reason therefor, unless otherwise agreed to by the parties. In the event that JAG Media and Cryptometrics mutually agreed that the Merger Agreement should no longer be terminable by either party without giving reason therefor, the following affirmative and negative covenants shall become binding upon the parties. Notwithstanding the foregoing however, JAG Media shall notify Cryptometrics and Cryptometrics shall notify JAG Media within two (2) business days after either one of them permits, allows or otherwise causes to occur any event in violation of their respective covenants below. In the event that JAG Media decides to engage in a spin off of assets to its shareholders as a dividend, JAG Media shall inform Cryptometrics of the relevant terms and conditions of the spin off at least two (2) business days prior to the consummation of the spin off.

Affirmative Covenants Concerning Cryptometrics

         During the period from the closing date and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, Cryptometrics has agreed that it will cause Cryptometrics and any of its subsidiaries to:

         o carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

         o use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve


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

            its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

         o use its reasonable best efforts to conduct its business in such a manner that on the closing date the representations and warranties of Cryptometrics contained in the Merger Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and Cryptometrics shall use its reasonable best efforts to cause all of the conditions to the obligations of JAG Media and Merger Sub under the Merger Agreement to be satisfied as soon as practicable following the closing date.

Negative Covenants Concerning Cryptometrics

         Except as expressly provided in the Merger Agreement, Cryptometrics has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of JAG Media:

         o adopt or propose any amendment to the charter documents of Cryptometrics or any of its subsidiaries;

         o declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

         o issue or authorize for issuance any stock dividends or engage in any subdivision, reclassification, split, combination or exchange of shares or any similar event with respect to Cryptometrics Common Stock between the closing date and the Effective Time;

         o make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Cryptometrics Common Stock in connection with the termination of their employment pursuant to the Cryptometrics standard form of option/restricted shares agreement;

         o other than pursuant to a written agreement or the Cryptometrics Benefit Plan disclosed on Cryptometrics' disclosure schedule (the "Cryptometrics Disclosure Schedule") to the Merger Agreement in the amount required under the Cryptometrics Benefit Plan and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (i) modify the compensation or benefits payable or to become payable by Cryptometrics or any of its subsidiaries to any of its current or former directors, officers, employees, contractors or consultants, or (ii) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of Cryptometrics or any of its subsidiaries;

         o enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at-will"), severance or termination agreement;

         o establish, adopt, enter into, amend or terminate any Cryptometrics Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of Cryptometrics or any of its subsidiaries;

         o other than (i) sales of inventory, (i) the grant of Cryptometrics Out-Bound Licenses on a non-exclusive basis and (iii) other dispositions of property and assets that are not material,


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

            individually or in the aggregate, to Cryptometrics and its subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of Cryptometrics or any of its subsidiaries;

         o other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the closing date or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business or (ii) modify the terms of any existing indebtedness in any material respect;

         o other than liens granted pursuant to credit facilities existing on the closing date in connection with borrowings permitted under the previous bullet point, pledge or permit to become subject to liens any properties or assets of Cryptometrics or any of its subsidiaries;

         o other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person;

         o not cancel any debts or waive any claims or rights of substantial value;

         o other than in the ordinary course of business consistent with past practice, (i) amend, modify or terminate, or waive, release or assign any rights under, any of Cryptometrics' material contracts, or (ii) enter into any contracts which, if entered into prior to closing date, would have been required to be set forth in the list of materials contracts set forth on the Cryptometrics Disclosure Schedule to the Merger Agreement;

         o acquire, or agree to acquire, from any person any assets, operations, business or securities or engage in, or agree to engage in, any Merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures permitted under the Merger Agreement or (ii) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice;

         o not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by Cryptometrics or its subsidiaries does not exceed $50,000 in the aggregate or $10,000 in any individual case;

         o amend any Cryptometrics Stock Option, Cryptometrics Warrant or other documentation evidencing a right to purchase Cryptometrics securities or authorize cash payments in exchange for any of the foregoing;

         o make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business;

         o  take any actions outside the ordinary course of business;

         o other than as required by GAAP (as advised by its regular independent accountants), make any changes in its accounting methods, principles or practices;

         o make any tax election, change its method of tax accounting or settle any claim relating to taxes;


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

         o take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable law; or

         o  agree, whether in writing or otherwise, to do any of the foregoing.

Affirmative Covenants Concerning JAG Media

         During the period from the closing date and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, JAG Media has agreed that it will cause JAG Media and any of its subsidiaries to:

         o carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

         o use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

         o use its reasonable best efforts to conduct its business in such a manner that on the closing date the representations and warranties of JAG Media contained in the Merger Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and JAG Media shall use its reasonable best efforts to cause all of the conditions to the obligations of Cryptometrics under the Merger Agreement to be satisfied as soon as practicable following the closing date.

Negative Covenants Concerning JAG Media and JAG Media LLC

         Except as expressly provided in the Merger Agreement, JAG Media and its wholly-owned subsidiary JAG Media LLC, have agreed that they will not, and without the prior written consent of Cryptometrics:

         o adopt or propose any amendment to the charter documents of JAG Media or any of its subsidiaries;

         o declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

         o issue any stock dividends or engage in any subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to JAG Media Common Stock between the closing date and the Effective Time;

         o make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of JAG Media Common Stock in connection with the termination of their employment pursuant to JAG Media's standard form of option/restricted shares agreement or a cancellation of issued shares at no cost to JAG Media;

         o other than pursuant to a written agreement in the amount required thereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (i) modify the compensation or benefits payable or to become payable by JAG Media


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

            or any of its subsidiaries to any of its current or former directors, officers, employees, contractors or consultants, (ii) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of JAG Media or any of its subsidiaries or (iii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at-will"), severance or termination agreement;

         o establish, adopt, enter into, amend or terminate any employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of JAG Media or any of its subsidiaries;

         o other than (i) sales of inventory, (ii) the grant of licenses, sublicenses and other contracts pursuant to which JAG Media or any of its subsidiaries authorizes a third party to use or practice any rights under, or grant sublicenses with respect to, intellectual property owned by JAG Media on a non-exclusive basis and (iii) other dispositions of property and assets that are not material, individually or in the aggregate, to JAG Media and its subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of JAG Media or any of its subsidiaries;

         o other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business or (ii) modify the terms of any existing indebtedness in any material respect;

         o other than liens granted pursuant to credit facilities existing on the date of closing date in connection with borrowings permitted under the previous bullet point, pledge or permit to become subject to liens any properties or assets of JAG Media or any of its subsidiaries;

         o other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than its subsidiaries);

         o not cancel any debts or waive any claims or rights of substantial value;

         o other than in the ordinary course of business consistent with past practice, amend, modify or terminate, or waive, release or assign any rights under, any material contract;

         o acquire, or agree to acquire, from any person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures permitted under the Merger Agreement or (ii) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice;

         o not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by JAG Media or any of its subsidiaries does not exceed $50,000 in the aggregate or $10,000 in any individual case;

         o amend any stock option, warrant or other purchase right to acquire shares of JAG Media Common Stock or authorize cash payments in exchange for any of the foregoing;

         o make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business;

         o  take any actions outside the ordinary course of business;

         o other than as required by GAAP (as advised by its regular independent accountants), make any changes in its accounting methods, principles or practices;

         o make any tax election, change its method of tax accounting or settle any claim relating to Taxes;

         o take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable law; or

         o agree, whether in writing or otherwise, to do any of the foregoing except that JAG Media may, with Cryptometrics' prior consent and notification to Cryptometrics within two (2) business days thereafter spin-off various assets to its shareholders as a dividend.

DISCLOSURE SCHEDULES

         As promptly as practicable after the execution of the Merger Agreement, Cryptometrics shall assist JAG Media and its legal and accounting advisors in preparing, and shall furnish JAG Media with such business, financial or other information and documents as may be required to prepare any Securities Act filings to be made by Parent with the SEC prior to or following the Effective Time. JAG Media shall provide Cryptometrics and its counsel with an opportunity to review and comment on the above-referenced documents within the time periods prescribed by the SEC prior to their submission.

         Within fifteen business days of the date of the date of the Merger Agreement, JAG Media and Cryptometrics will finalize their respective Disclosure Schedules and provide same to the other, which shall have five days to accept or reject such Disclosure Schedule. Unless either JAG Media or Cryptometrics notifies the other within such five day period that it rejects the other's Disclosure Schedule, both JAG Media's Disclosure Schedule and Cryptometrics' Disclosure Schedule shall be deemed accepted and shall become part of the Merger Agreement. If either JAG Media or Cryptometrics notifies the other within such five day period that it rejects the other's Disclosure Schedule, JAG Media and Cryptometrics will negotiate in good faith to attempt to agree on an acceptable Disclosure Schedule for the succeeding ten days. If no agreement is reached by the end of such ten day good faith negotiation period, the Merger Agreement will terminate.

EXCLUSIVITY

         Except as otherwise provided in the Merger Agreement and except as set forth on JAG Media's disclosure schedule (the "JAG Media Disclosure Schedule") to the Merger Agreement or Cryptometrics' Disclosure Schedule to the Merger Agreement (the "Cryptometrics Disclosure Schedule"), each of Cryptometrics and JAG Media have agreed that it will not, and it will use its reasonable best efforts to cause its subsidiaries and its and their respective directors, officers, employees, affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to:

         o initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any proposal initiated by a third party (including any proposal or offer to the stockholders of Cryptometrics or JAG Media, as the case may
            be) with respect to Cryptometrics or JAG Media, which involves any of the following transactions, such transactions constituting a "Third Party Proposal":

            (i) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of such party and/or any of its subsidiaries (which business or assets represent 10% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole),

            (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of securities of such party,

            (iii) a Merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving such party and/or any of its subsidiaries (which subsidiaries represent 10% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole),

            (iv) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 10% or more of the voting power or capital stock of such party and/or any of its subsidiaries (which subsidiaries represent 10% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole), or

            (v)    any combination of the foregoing (other than the Merger).

         o engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any person relating to a Third Party Proposal;

         o otherwise cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal;

         o enter into contract with any person relating to a Third Party Proposal; or

         o release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

         Each of the Cryptometrics and JAG Media have agreed to immediately cease, and cause their respective subsidiaries and agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Third Party Proposal.

         The Boards of Directors of JAG Media and Cryptometrics, may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide Third Party Proposal if, and only if, the Board of Directors of JAG Media and/or Cryptometrics have reasonably concluded that such Third Party Proposal constitutes a "Superior Proposal." A "Superior Proposal" is an unsolicited written bona fide Third Party Proposal pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of JAG Media or Cryptometrics (or of the surviving entity in a Merger or the direct or indirect parent of the surviving entity in a Merger) or


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

all or substantially all the assets of JAG Media or Cryptometrics and their subsidiaries taken as a whole on terms that the Board of Directors of JAG Media and/or Cryptometrics determine, in its good faith judgment, to be more favorable to the stockholders of JAG Media or Cryptometrics from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such Third Party Proposal committed or likely, in the good faith judgment of the Board of Directors of JAG Media or Cryptometrics, to be obtained by such third party on a timely basis.

         The Board of Directors of JAG Media or Cryptometrics must also have (i) reasonably concluded, after receiving advice from its outside legal counsel, that, in light of such superior proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to its stockholders under applicable law, (ii) provided written notice to the other party of its intent to furnish information or enter into discussions or negotiations with such person at least 3 business days prior to taking any such action and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to JAG Media or Cryptometrics, as the case may be, than those contained in the Mutual Non Disclosure Agreement dated as of September 27, 2004 by and between JAG Media and Cryptometrics.

         The Board of Directors of JAG Media or Cryptometrics must furnish to the other all information provided to the person who has made the superior proposal to the extent that such information has not been previously provided to Cryptometrics or JAG Media, as the case may be, and will keep the other promptly and reasonably informed as to the status of any discussions regarding such superior proposal.

         No information may be furnished and no discussions may be entered into in the event that JAG Media or Cryptometrics have taken any actions inconsistent with the provisions of the Merger Agreement discussing the conduct of JAG Media and Cryptometrics with respect to Third Party Proposals and Superior Proposals.

         The Merger Agreement does not prevent the Board of Directors of JAG Media or Cryptometrics from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of the stockholders of JAG Media or Cryptometrics, as the case may be, and, in the case of a tender or exchange offer made directly to the stockholders of JAG Media or Cryptometrics, a recommendation that the stockholders of JAG Media or Cryptometrics, as the case may be, accept the tender or exchange offer (each, a "Change of Recommendation"), if all of the following conditions are satisfied:

         o a Superior Proposal is made to JAG Media or Cryptometrics and is not withdrawn;

         o the Annual Meeting of the Stockholders of JAG Media has not occurred and the written consent of the stockholders of Cryptometrics has not been obtained;

         o JAG Media or Cryptometrics, as the case may be, shall have provided at least 3 business days prior written notice (the "Notice Period") to the other stating (A) that it has received a Superior Proposal,
            (B) the terms and conditions of such Superior Proposal and the identity the person making such Superior Proposal and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to so;

         o Cryptometrics shall not have, within the Notice Period, made an offer that the Board of Directors of JAG Media by a majority vote determines in its good faith judgment to be at least as favorable to such party and its stockholders as such Superior Proposal (it being agreed that the Board of Directors of such party shall convene a meeting to consider any such offer by the other party promptly following the receipt thereof);

         o JAG Media shall not have, within the Notice Period, made an offer that the Board of Directors of Cryptometrics by a majority vote determines in its good faith judgment to be at least as favorable


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

            to such party and its stockholders as such Superior Proposal (it being agreed that the Board of Directors of such party shall convene a meeting to consider any such offer by the other party promptly following the receipt thereof);

         o the Board of Directors of JAG Media or Cryptometrics, as the case may be, concludes in good faith, after receiving the advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of it to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law; and

         o Neither JAG Media nor Cryptometrics shall have breached any of the provisions set forth with respect to the consideration and acceptance of a Superior Proposal set forth in the Merger Agreement.

PROXY STATEMENT; REGISTRATION STATEMENT

         As promptly as practicable after the execution of the Merger Agreement, JAG Media, with the assistance of Cryptometrics, will prepare and JAG Media will file with the SEC the Proxy Statement/Prospectus relating to the solicitation of proxies from JAG Media stockholders to authorize (i) the increase in the number of shares of JAG Media Common Stock authorized from 250,000,000 to 500,000,000 so as to permit the issuance of JAG Media Common Stock pursuant to the Merger and (ii) the change of JAG Media's name to "Cryptometrics, Inc." JAG Media will prepare and file with the SEC the Form S-4 Registration Statement in which the Proxy Statement will be included as a prospectus (a) in connection with the registration under the Securities Act of (i) the shares of JAG Media Common Stock to be issued to JAG Media stockholders pursuant to the Merger, and (ii) the JAG Media Common Stock issuable upon exercise of the options, warrants and exchangeable securities to purchase Cryptometrics Common Stock which become options, warrants and exchangeable securities to purchase JAG Media Common Stock by virtue of the Merger, and (b) in connection with the registration for resale, subject to the provisions of Company Lock-Up and Voting Agreements, of the shares of JAG Media Common Stock issued to Robert Barra and Michael Vitale and Joel Shaw in the Merger. Each of Cryptometrics and JAG Media will use its reasonable best efforts to cause the Form S-4 Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Form S-4 Registration Statement, JAG Media will use its reasonable best efforts to take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of JAG Media Common Stock pursuant to the Merger. In the event that Cryptometrics does not elect to pay the legal costs described in the non-binding letter of intent dated September 9, 2005, entered into by Cryptometrics and JAG Media, JAG Media may elect to do so and continue to take all such actions as it may deem advisable to enable the Form S-4 Registration Statement to become effective. Each of Cryptometrics and JAG Media will furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Form S-4 Registration Statement and Proxy Statement.

         Each of Cryptometrics and JAG Media will use its reasonable best efforts to cause the Form S-4 Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Form S-4 Registration Statement, JAG Media will use its reasonable best efforts to take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of JAG Media Common Stock pursuant to the Merger. Each of Cryptometrics and JAG Media will furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

         Each of Cryptometrics and JAG Media have agreed to give the other party and its counsel a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4 Registration Statement prior to filing any amendment or supplement with the SEC, and reasonable and good faith consideration shall be given to any comments made by the other party and its counsel.


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

         Each of Cryptometrics and JAG Media will (i) promptly provide the other party and its counsel with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and Form S-4 Registration Statement promptly after receipt of those comments or other communications and
(ii) provide the other party with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

         Neither Cryptometrics nor JAG Media will make any amendment or supplement to the Proxy Statement or the Form S-4 Registration Statement without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Cryptometrics and JAG Media will advise the other, promptly after it receives notice thereof, of the time at which the Form S-4 Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of JAG Media Common Stock issuable pursuant to the Merger for offering or sale in any jurisdiction.

         The information supplied by Cryptometrics and JAG Media, as applicable, for inclusion in the Form S-4 Registration Statement and the Proxy Statement shall not, (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Cryptometrics Common Stockholders and JAG Media Common Stockholders or (iii) at the time of the Annual Meeting of the Stockholders of JAG Media, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         If, at any time prior to the Effective Time, any event or circumstance relating to Cryptometrics and subsidiaries, in the case of Cryptometrics, or to JAG Media and its subsidiaries, in the case of JAG Media, or their respective officers or directors, should be discovered by Cryptometrics or JAG Media that should be set forth in an amendment or a supplement to the Form S-4 Registration Statement or Proxy Statement so that any of such documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Cryptometrics or JAG Media, as applicable, shall promptly inform the other party. All documents that JAG Media is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by Merger Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Each of Cryptometrics and JAG Media have agreed to use their reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 Registration Statement is declared effective and one dated approximately as of the closing date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

         Each of Cryptometrics and JAG Media shall use its reasonable best efforts to cause to be delivered to the other party consents from their respective independent accountants, dated the date on which the Form S-4 Registration Statement is declared effective or a date not more than 2 days prior to such date, in form reasonably satisfactory to the other party and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.


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

OTHER FILINGS; FORM S-8

         As promptly as practicable after the closing date, Cryptometrics has agreed to assist JAG Media and its legal and accounting advisors in preparing, and will furnish JAG Media with such business, financial or other information and documents as may be required to prepare a post-effective amendment to JAG Media's existing registration statement on Form SB-2 (Registration Nos. 333-118029), which amendment shall be filed by JAG Media with the SEC immediately following the Effective Time. JAG Media shall provide Cryptometrics and its counsel with an opportunity to review and comment on the above-referenced documents within the time periods prescribed by the SEC prior to their submission.

ANNUAL MEETING OF STOCKHOLDERS OF JAG MEDIA

         As promptly as practicable after the Form S-4 Registration Statement becomes effective, JAG Media will take all action necessary under the Nevada Revised Statutes and its Articles of Incorporation and Bylaws to call, convene and hold a meeting of its stockholders to consider the (i) the amendment to JAG Media's Articles of Incorporation to increase its authorized Common Stock and
(ii) the amendment to JAG Media's Articles of Incorporation to change its corporate name to "Cryptometrics, Inc."

         JAG Media will use its reasonable best efforts to hold the Annual Meeting of Stockholders as soon as practicable after the date on which the Form S-4 Registration Statement becomes effective. Unless there has been a Change in Recommendation, JAG Media will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval (i) the amendment to JAG Media's Articles of Incorporation to increase its authorized Common Stock and
(ii) the amendment to JAG Media's Articles of Incorporation to change the corporate name to "Cryptometrics, Inc." JAG Media will take all other action necessary or advisable to secure the vote of its stockholders required by the Nevada Revised Statutes, to obtain such approvals.

         Except to the extent expressly permitted by the terms of the Merger Agreement, (i) the Board of Directors of JAG Media will recommend that the JAG Media Common Stockholders vote in favor of the increase in the number of shares of JAG Media Common Stock, the issuance of such additional shares of JAG Media Common Stock in connection with the Merger and the change of JAG Media's name,
(ii) the Proxy Statement shall include a statement that the Board of Directors of JAG Media has recommended that the JAG Media Common Stockholders vote in of the increase in the number of shares of JAG Media Common Stock, the issuance of such additional shares of JAG Media Common Stock in connection with the Merger and the change of JAG Media's name favor of the JAG Media Authorized Stock Increase and (iii) neither the Board of Directors of JAG Media nor any committee thereof shall effect any Change of Recommendation; provided, however, that the foregoing will not prohibit the Board of Directors of JAG Media from fulfilling its duty of candor or disclosure to its stockholders under applicable law.

CONSENT OF PRINCIPAL CRYPTOMETRICS STOCKHOLDERS

         On the closing date, the Principal Stockholders of Cryptometrics have consented to deliver to JAG Media a Lock-up Agreement and Voting Agreement pursuant to which each such Principal Stockholder shall irrevocably agree to deliver to Cryptometrics a written consent in favor of adoption of the Merger Agreement and the Merger executed by each of the Principal Stockholders.

CONDITIONS TO THE MERGER

Conditions to the Obligations of JAG Media, Merger Sub and Cryptometrics to Effect the Merger

         The obligations of JAG Media, Merger Sub and Cryptometrics to consummate the Merger are subject to the satisfaction on or prior to the closing date of the following conditions:


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

         o The approval of the JAG Media Common Stockholders shall have been obtained to the foregoing amendments of the Articles of Incorporation.

         o Other than the filings of the Proxy Statement and Form S-4 of JAG Media and such items as may be required pursuant to the Cryptometrics Disclosure Schedule, all authorizations and orders of, declarations and filings with, and notices to any governmental entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect.

         o No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall be in effect.

         o No law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

         o The Form S-4 Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by each of Cryptometrics and JAG Media to their respective stockholders, and shall not be the subject of any stop order or proceedings seeking a stop order.

         o The shares of JAG Media Common Stock issuable to the Cryptometrics stockholders as provided for in the Merger Agreement shall have been authorized for listing on the NASDAQ Capital Market upon official notice of issuance.

         o No action shall be pending or threatened before any court or other governmental entity or before any other person wherein an unfavorable order would (i) prevent consummation of the Merger, (ii) affect adversely the right of JAG Media to control Cryptometrics and the subsidiaries of Cryptometrics or (iii) restrain or prohibit JAG Media's ownership or operation (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of Cryptometrics and its subsidiaries, taken as a whole, or compel JAG Media or any of subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Cryptometrics and its subsidiaries, taken as a whole, or of JAG Media and its subsidiaries, taken as a whole, and no such order shall be in effect.

Conditions to Obligations of JAG Media and Merger Sub to Effect the Merger

         The obligations of JAG Media and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by JAG Media in its sole discretion) of the following further conditions:

         o Each of the representations and warranties of Cryptometrics set forth in the Merger Agreement, shall be true and correct at and as of the closing date as if made at and as of the closing date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

         o Each of the representations and warranties of the Principal Stockholders set forth in the Merger Agreement, shall be true and correct at and as of the closing date as if made at and as of the closing date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

         o Cryptometrics shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date. JAG Media shall have received a certificate signed on behalf of the Cryptometrics by the Co-Chief Executive Officer of Cryptometrics to such effect.

         o There shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Cryptometrics.

Conditions to Obligation of Cryptometrics to Effect the Merger

         The obligation of Cryptometrics to effect the Merger is subject to the satisfaction (or waiver by Cryptometrics in its sole discretion) of the following further conditions:

         o Each of the representations and warranties of JAG Media set forth in the Merger Agreement, shall be true and correct, subject to any materiality provision, at and as of the closing date as if made at and as of the closing date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

         o JAG Media and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under the Merger Agreement at or prior to the closing date. Cryptometrics shall have received a certificate signed on behalf of JAG Media by the Chief Executive Officer of JAG Media to such effect.

         o There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on JAG Media and its subsidiaries taken as a whole.

         o Cryptometrics shall have received releases from the current executive officers of JAG Media under any and all agreements they might have with JAG Media or any of its Subsidiaries, except that JAG Media shall remain contractually obligated to carry out its obligations to fulfill any exercise of options under existing employment agreements with the current executive officers of JAG Media and shall continue to provide such officers such medical coverage as it provides to its own employees and those of JAG Media (to be renamed Cryptometrics, Inc.) and except for any and all rights of indemnification.

         o The holders of no more than 100,000 shares of Cryptometrics Common Stock shall have given notice of exercise of their appraisal rights and be in a position to perfect such rights under Delaware Law as determined just prior to the Effective Time.

BOARD OF DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY

         JAG Media, Merger Sub and Cryptometrics have agreed, that upon the Effective Time, the directors and officers of Cryptometrics immediately prior to the Effective Time shall be the directors and officers of Cryptometrics, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of Cryptometrics in effect immediately prior effective filing date of the Certificate of Merger and Delaware law.

         Cryptometrics has agreed that, from the Effective Time, it shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who becomes prior to the Effective Time, an


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

officer, director or employee of Cryptometrics or any of its subsidiaries, against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim that is based in whole or in part on the fact that such person is or was a director, officer or employee of Cryptometrics or any of its subsidiaries and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time.

TERMINATION OF THE MERGER AGREEMENT

Termination of the Merger Agreement by JAG Media (with any termination by JAG Media also being an effective termination by Merger Sub) or Cryptometrics

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by either JAG Media or Cryptometrics without giving any reason therefor unless the parties agree otherwise or (ii) by JAG Media or Cryptometrics if: (A) the Merger is not consummated on or before April 15, 2006; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose breach of a representation, warranty, covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; (B) a governmental entity shall have issued an order or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action is final or non-appealable or (C) the approval of the JAG Media Common Stockholders has not been obtained at the Annual Meeting of the Stockholders of JAG Media or any adjournment thereof.

Termination of the Merger Agreement by JAG Media (with any termination by JAG Media also being an effective termination by Merger Sub)

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by JAG Media if (i) any condition to the obligations of JAG Media under the Merger Agreement becomes incapable of fulfillment other than as a result of a breach by JAG Media of any covenant or agreement contained in the Merger Agreement, and such condition is not waived by JAG Media or (ii) there has been a breach by Cryptometrics of any representation, warranty, covenant or agreement contained in the Merger Agreement or if any representation or warranty of Cryptometrics shall have become untrue, (a) in either case such that the conditions to the Merger required by JAG Media under the terms of the Merger Agreement would not be satisfied and (b) any such breach is not curable, or, if curable, is not cured within 15 days after written notice of such breach is given to Cryptometrics by JAG Media.

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time by JAG Media if, at any time prior to the approval of the JAG Media Common Stockholders, (1) a superior proposal is made to JAG Media and is not withdrawn, (2) JAG Media shall have provided at least 3 business days prior written notice to Cryptometrics stating (a) that it has received a Superior Proposal, (b) the terms and conditions of such Superior Proposal and the identity the Person making such Superior Proposal and (c) that it intends to terminate the Merger Agreement, (3) the Cryptometrics shall not have, within such 3 business day period, made an offer that the Board of Directors of JAG Media by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to JAG Media and the JAG Media Common Stockholders as such Superior Proposal (it being agreed that the Board of Directors of JAG Media shall convene a meeting to consider any such offer by Cryptometrics promptly following the receipt thereof and that JAG Media shall not enter into any such binding agreement during such 3 business day period) and (4) the Board of Directors of JAG Media concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to accept such Superior Proposal would result in a breach of its fiduciary obligations to the JAG Media Common Stockholders under applicable law; provided, however


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

that JAG Media shall not have breached any of the provisions set forth with respect to the consideration and acceptance of a Superior Proposal set forth in the Merger Agreement.

Termination by Cryptometrics

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by Cryptometrics if (i) any condition to the obligations of Cryptometrics under the Merger Agreement becomes incapable of fulfillment other than as a result of a breach by Cryptometrics of any covenant or agreement contained in the Merger Agreement, and such condition is not waived by Cryptometrics or (ii) there has been a breach by JAG Media of any representation, warranty, covenant or agreement contained in the Merger Agreement or if any representation or warranty of Cryptometrics shall have become untrue, (a) in either case such that the conditions to the Merger required by Cryptometrics under the terms of the Merger Agreement would not be satisfied and (b) any such breach is not curable, or, if curable, is not cured within 15 days after written notice of such breach is given to JAG Media by Cryptometrics, or (iii) if JAG Media Common Stock is not approved for listing on the NASDAQ Capital Market.

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time by Cryptometrics if, at any time prior to the approval of the controlling Cryptometrics Common Stockholders, (1) a superior proposal is made to Cryptometrics and is not withdrawn, (2) Cryptometrics shall have provided at least 3 business days prior written notice to JAG Media stating
(a) that it has received a superior proposal, (b) the terms and conditions of such superior proposal and the identity the person making such superior proposal and (c) that it intends to terminate the Merger Agreement, (3) JAG Media shall not have, within such 3 business day period, made an offer that the Board of Directors of Cryptometrics by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Cryptometrics and the Cryptometrics Common Stockholders as such superior proposal (it being agreed that the Board of Directors of Cryptometrics shall convene a meeting to consider any such offer by JAG Media promptly following the receipt thereof and that Cryptometrics shall not enter into any such binding agreement during such 3 business day period) and (4) the Board of Directors of Cryptometrics concludes in good faith, after consultation with its outside legal counsel, that, in light of such superior proposal, the failure of the Board of Directors to accept such superior proposal would result in a breach of its fiduciary obligations to the Cryptometrics Common Stockholders under applicable law; provided, however that Cryptometrics shall not have breached any of the provisions set forth with respect to the consideration and acceptance of a superior proposal set forth in the Merger Agreement.

AMENDMENT AND WAIVER OF MERGER AGREEMENT

         Any provision of the Merger Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. After approval in connection with the matters presented in connection with the Merger by the Cryptometrics Common Stockholders, however, no amendment or waiver shall be made which requires by law further approval of the Cryptometrics Common Stockholders without such further approval.

         No failure or delay by any party in exercising any right or privilege under the Merger Agreement shall operate as a waiver of such right or privilege, nor shall any single or partial exercise of any right or privilege under the Merger Agreement preclude any further exercise of such right or privilege or any other right, power or privilege.

         To the maximum extent permitted by law, no waiver that may be given by a party shall be applicable except to the specific instance for which it was given and no notice to or demand on the party shall be


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

deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited condensed combined pro forma financial statements of JAG Media and Cryptometrics were derived from the historical consolidated financial statements of JAG Media and Cryptometrics and should be read in conjunction with the financial statements and the Notes thereto, included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheets of JAG Media and Cryptometrics as of October 31, 2005 as if the reverse acquisition had been consummated as of that date. The unaudited condensed combined pro forma statements of operations combine the operations of JAG Media for the three months ended October 31, 2005 with the operations of Cryptometrics for the three months ended October 31, 2005 as if the reverse acquisition were completed at the beginning of the 3 month period. The unaudited condensed combined pro forma statements of operations combine the operations of JAG Media for the twelve months ended July 31, 2005 with the operations of Cryptometrics for the twelve months ended April 30, 2005 as if the reverse acquisition was completed at the beginning of the 12 month period. Certain reclassifications have been made to the historical presentation of Cryptometrics to conform to the presentation used in the unaudited pro forma condensed combined financial statements.

         The unaudited condensed combined pro forma financial statements were prepared using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations". On December 27, 2005 JAG Media entered into a Merger Agreement with Cryptometrics pursuant to which Cryptometrics would merge with a newly created subsidiary (the "Merger Sub") of JAG Media. In consideration of the Merger, the stockholders of Cryptometrics would acquire shares of JAG Media common stock which would, upon issuance, represent approximately 88% of the combined company's outstanding common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. Since the stockholders of Cryptometrics will receive the majority of the voting shares of the combined company, and the board of directors and management of the combined company will be controlled by members of the board of directors and management of Cryptometrics, the Merger will be accounted for as a reverse acquisition whereby Cryptometrics will be the accounting acquiror and JAG Media the legal acquiror will be the accounting acquiree. In such case, JAG Media's existing public stockholders would experience significant dilution from the issuance of these shares to the stockholders of Cryptometrics.

         Until JAG Media and Cryptometrics agree otherwise, the Merger Agreement, notwithstanding the approval by the Cryptometrics stockholders, may be canceled with or without any reason by either JAG Media or Cryptometrics with no liability. Additionally, the consummation of the Merger is subject to various conditions set forth in the Merger Agreement, including, among others, (i) the delivery by JAG Media and Cryptometrics of disclosure schedules to one another which are statisfactory to both parties by January 18, 2006, (ii) the approval by JAG Media's stockholders of an amendment to JAG Media's ariticles of incorporation to increase its authorized shares of common stock from 250,000,000 to 500,000,000, (iii) the approval by JAG Media's stockholders of an amendment to JAG Media's articles of incorporation to change JAG Media's name to Cryptometrics and (iv) the listing of JAG Media's common stock on the NASDAQ Capital Market. There is no assurance that proposed Merger between JAG Media and Cryptometrics will be consummated, or if it is consummated, that it will be pursuant to the terms described above.


         The Merger Agreement is filed as Appendix C to this Registration Statement on Form S-4 of which this Prospectus forms a part and should be reviewed for further information regarding the merger.


         At the Effective Time, by virtue of the Merger and without any action on the part of JAG Media, Merger Sub, Cryptometrics or any stockholder of Cryptometrics, the holders of all shares of Cryptometrics Common Stock issued and outstanding immediately prior to the Effective Time, including as outstanding for this purpose the total number of shares of Cryptometrics Common Stock for which outstanding Exchangeable Shares of the Cryptometrics' Canadian Subsidiary, Cryptometrics Canada, Inc., can be exchanged shall be entitled to receive shares of fully paid and nonassessable JAG Media Common Stock equal to
7.4656 times the number of shares of JAG Media Common Stock issued and outstanding at the Effective Time of the Merger, (i) excluding all shares of JAG Media Common Stock held in the treasury of JAG Media and (ii) excluding all shares of Series 2 and Series 3 Class B common stock outstanding, but (iii) including as outstanding the relevant number of shares of JAG Media Common Stock into which shares of JAG Media which are still outstanding can be converted (but have not yet been converted) by virtue of recapitalizations carried out by JAG Media (the "Merger Consideration").

         Holders of Cryptometrics Common Stock will in general receive shares of JAG Media Common Stock in proportion to their holdings of Cryptometrics Common Stock compared to all outstanding shares of Cryptometrics Common Stock at the time of the Merger, subject to certain adjustments. However, Cryptometrics stockholders holding 400,750 shares of Cryptometrics Common Stock, by virtue of subscription agreements with Cryptometrics, will receive a greater or lesser number of JAG Media shares. They will be entitled to own shares of JAG Media Common Stock with an aggregate value following the effectiveness of the Merger (in most cases, based on the post-merger opening price on the NASDAQ Capital Market) equal to twice the original aggregate purchase price of their shares of Cryptometrics Common Stock under their subscription agreements ($10.00 per share). The number of shares of JAG Media Common Stock available to other stockholders of Cryptometrics will be increased or decreased accordingly. No fractional shares of JAG Media Common Stock shall be issued in connection with the Merger.

         Each share of Cryptometrics Common Stock held in the Cryptometrics' treasury immediately prior to the Effective Time and each share owned by any subsidiary of Cryptometrics shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof.

         The allocation of the purchase price as reflected in these pro forma condensed combined financial statements has been based upon preliminary estimates of the shares to be effectively issued to the JAG Media stockholders as of the date of the acquisition. Management is currently assessing the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed of JAG Media. Management has made a preliminary estimate that the fair values of the assets and liabilities of JAG Media to be acquired or assumed will approximate their historical carrying values as of the effective date of the acquisition but the excess purchase price has not been allocated. This preliminary allocation of the purchase price is dependent upon certain estimated assumptions which are preliminary and have been made solely for the purpose of developing such pro forma condensed financial statements.

         A final determination of the fair values of JAG Media's assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the fair value of the shares to be effectively issued to the JAG Media stockholders as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses from those used in the condensed combined pro forma financial statements presented below.

         The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical consolidated financial information has been adjusted to give effect to pro forma events that are:

         o  directly attributable to the acquisition;

         o  factually supportable; and

         o with respect to the statements of operations, expected to have a continuing impact on the combined results.

         Amounts preliminarily allocated to unallocated excess purchase price may change significantly. Management believes that the unallocated excess purchase price will be allocated to goodwill and accordingly will be subject to an impairment test pursuant to Statement of Financial Accounting Standards No 142, "Goodwill and Other Intangible Assets" ("SFAS 142") at the end of the quarter subsequent to the consummation of the acquisition. Upon the initial impairment test management believes that a significant portion, if not all of such unallocated excess purchase price, will be deemed impaired which will result in a charge to the statement of operations to the extent of the impairment. The accompanying pro forma condensed combined financial statements do not reflect such an impairment charge. In addition to the completion of the final valuation of certain acquired assets and liabilities assumed, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in JAG Media's net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

         The proposed transaction is subject to various conditions being satisfied prior to closing, including, among others:

         o neither JAG Media nor Cryptometrics having terminated the Merger Agreement, which either may do so, with or without any reason at any time by either of them with no liability;

         o the Registration Statement relating to the registration of the shares of JAG Media Common Stock being issued to the stockholders of Cryptometrics being declared effective by the Securities and Exchange Commission;

         o completion of all steps necessary to increase the number of authorized shares of JAG Common Stock from 250,000,000 to 500,000,000 and approval of a name change to a name including "Cryptometrics";

         o the listing of the JAG Media Common Stock on the NASDAQ Capital Market; and

         o JAG Media not having outstanding indebtedness for borrowed money in excess of the principal amount of $2,750,000.


         In addition, the closing is conditioned upon (i) the parties delivering agreed upon disclosure schedules to one another, (ii) each party completing a due diligence review, the results of which are satisfactory in all respects to each party and (iii) JAG Media and Cryptometrics obtaining all appropriate and necessary corporate and stockholder approvals for the transaction. None of such conditions have yet been met.


         The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what JAG Media's results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project JAG Media's future results of operations or financial position.

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                             AS OF OCTOBER 31, 2005


                                                                                              Pro Forma          Pro Forma
Assets                                                 JAG Media          Cryptometrics      Adjustments         Combined
------                                                 ------------       ------------       ------------       ------------
Current assets:
Cash and cash equivalents                              $    332,791       $  4,736,405       $       --         $  5,069,196
Short-term investments                                                       3,057,818               --            3,057,818
Accounts receivable, net                                     20,519             13,048               --               33,567
Inventory                                                                      173,591               --              173,591
Income tax recoverable                                                         259,216               --              259,216
Other current assets                                         53,693             82,232               --              135,925
                                                       ------------       ------------       ------------       ------------
Total current assets                                        407,003          8,322,310               --            8,729,313
                                                       ------------       ------------       ------------       ------------


Equipment, net                                               69,487            697,195               --              766,682
                                                       ------------       ------------       ------------       ------------

Other Assets:
Unallocated excess purchase price                                                              10,686,856         10,686,856
Goodwill                                                                   10,700,000               --            10,700,000
Patents                                                                       129,862               --               129,862
Deferred finance costs                                       29,489                                 --                29,489
Other                                                                           1,200               --                 1,200
                                                       ------------       ------------       ------------       ------------
Total other assets                                           29,489         10,831,062         10,686,856         21,547,407
Totals                                                      505,979         19,850,567         10,686,856         31,043,402
                                                       ============       ============       ============       ============

Liabilities and Stockholders' Equity (Deficiency)
-------------------------------------------------

Current liabilities:
Accounts payable and accrued expenses                  $    446,515       $  1,092,989       $       --         $  1,539,504
Accrued compensation                                                           327,268               --              327,268
Deferred revenues                                            33,027                                  --               33,027
                                                       ------------       ------------       ------------       ------------
Total current liabilities                                   479,542          1,420,257               --            1,899,799

Long-term liabilities:
Loan payable, net                                         1,941,026               --                 --            1,941,026
                                                       ------------       ------------       ------------       ------------
Total liabilities                                         2,420,568          1,420,257               --           3,840,825
                                                       ------------       ------------       ------------       ------------

Mandatorily redeemable Class B
common stock; par value $.00001 per share:
400,000 shares designated as Series 2;
380,829 shares issued and outstanding                             4               --                 --                    4

40,000 shares designated as Series
3; 21,500 shares issued and outstanding                        --                 --                 --                 --
                                                       ------------       ------------       ------------       ------------
                                                                  4               --                 --                    4
                                                       ------------       ------------       ------------       ------------
Stockholders' equity (deficiency):
Preferred stock; par value $.00001 per share;
50,000,000 shares authorized, none issued

Common stock; par value $.00001 per share;
250,000,000 shares authorized;
44,747,799 shares issued and outstanding;
378,817,346 shares to be outstanding                            448            112,021           (108,681)             3,788
Additional paid-in capital                               43,798,187         31,305,921        (30,932,677)        44,171,431
Unearned compensation                                       (85,014)              --           (3,900,000)        (3,985,014)
Accumulated deficit                                     (45,628,214)       (12,971,518)        45,628,214        (12,971,518)

Accumulated other comprehensive loss                                           (16,114)              --              (16,114)
                                                       ------------       ------------       ------------       ------------
Total stockholders' equity (deficiency)                  (1,914,593)        18,430,310         10,686,856         27,202,573
                                                       ------------       ------------       ------------       ------------
Totals                                                 $    505,979       $ 19,850,567       $ 10,686,856       $ 31,043,402
                                                       ============       ============       ============       ============

See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 2005


                                                                                   Pro Forma             Pro Forma
                                            JAG Media         Cryptometrics        Adjustments           Combined
                                          -------------       -------------       -------------       -------------
Revenues                                  $      40,023       $        --                             $      40,023
Cost of revenues                                 25,873                --                                    25,873
                                          -------------       -------------       -------------       -------------
Gross profit                                     14,150                --                                    14,150

Operating expenses:
Research and development                           --               499,260                                 499,260
Marketing and selling expenses                    9,869             654,865                                 664,734
General and administrative expenses             526,167             563,534       $     441,250           1,530,951
                                          -------------       -------------       -------------       -------------

Total Operating Expenses                        536,036           1,717,659             441,250           2,694,945

Loss from operations                           (521,886)         (1,717,659)           (441,250)         (2,680,795)

Other income (expense):
Interest income                                   1,702              96,031                                  97,733
Interest expense                                (74,370)               --                                   (74,370)
                                          -------------       -------------       -------------       -------------

Net loss                                  $    (594,554)      $  (1,621,628)      $    (441,250)      $  (2,657,432)
                                          =============       =============       =============       =============

Basic and diluted net loss per share      $       (0.01)                                              $       (0.01)
                                          =============                                               =============

Basic weighted average common shares
  outstanding                                44,747,799                                                 378,817,346
                                          =============                                               =============



See accompanying notes to unaudited condensed combined pro forma financial statements.

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED JULY 31, 2005



                                                                                   Pro Forma            Pro Forma
                                           JAG Media          Cryptometrics(1)     Adjustments          Combined
                                          -------------       -------------       -------------       -------------
Revenues                                  $     239,651       $     681,854                           $     921,505
Cost of revenues                                152,371             187,817                                 340,188
                                          -------------       -------------       -------------       -------------
Gross profit                                     87,280             494,037                                 581,317

Operating expenses:
Research and development                           --             1,934,415                               1,934,415
Marketing and selling expenses                   43,441           1,804,249                               1,847,690
General and administrative expenses           1,745,455           2,359,463       $   1,763,324           5,868,242
                                          -------------       -------------       -------------       -------------

Total Operating Expenses                      1,788,896           6,098,127           1,763,324           9,650,347

Loss from operations                         (1,701,616)         (5,604,090)         (1,763,324)         (9,069,030)

Other income (expense):
Write off of goodwill                           (50,400)               --                                   (50,400)
Interest income                                   8,357             102,711                                 111,068
Interest expense                               (145,506)               --                                  (145,506)
                                          -------------       -------------       -------------       -------------

Net loss                                  $  (1,889,165)      $  (5,501,379)      $  (1,763,324)      $  (9,153,868)
                                          =============       =============       =============       =============

Basic and diluted net loss per share      $       (0.04)                                              $       (0.03)
                                          =============                                               =============

Basic weighted average common shares
  outstanding                                44,510,641                                                 322,025,494
                                          =============                                               =============

(1)   Cryptometrics information is for the twelve months ended April 30, 2005.

See accompanying notes to unaudited pro forma condensed combined financial statements.

                      NOTES TO UNAUDITED CONDENSED COMBINED
                         PRO FORMA FINANCIAL STATEMENTS

Note 1:     Estimated Purchase Price and Shares to be Issued

         The following unaudited condensed combined pro forma financial statements of JAG Media and Cryptometrics were derived from the historical consolidated financial statements of JAG Media and Cryptometrics and should be read in conjunction with the financial statements and the Notes thereto, included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of JAG Media and Cryptometrics as of October 31, 2005 as if the reverse acquisition had been consummated as of that date. The unaudited condensed combined pro forma statements of operations combine the operations of JAG Media for the three months ended October 31, 2005 with the operations of Cryptometrics for the three months ended October 31, 2005 as if the reverse acquisition were completed at the beginning of the 3 month period. The unaudited condensed combined pro forma statements of operations combine the operations of JAG Media for the twelve months ended July 31, 2005 with the operations of Cryptometrics for the twelve months ended April 30, 2005 as if the reverse acquisition was completed at the beginning of the 12 month period. Certain reclassifications have been made to the historical presentation of Cryptometrics to conform to the presentation used in the unaudited pro forma condensed combined financial statements.

Purchase Price Calculation: all numbers in thousands except for per share amount

Number of shares of Cryptometrics Common Stock outstanding at date of announcement                     11,314

Stock price of Cryptometrics based on per share price of recent private placement                       $7.00
                                                                                                     --------

Total value of Cryptometrics                                                                          $79,198

Multiplied by percentage of stock to be retained by JAG Media stockholders                           11.8125%
                                                                                                     --------

Estimated purchase price                                                                               $9,355
                                                                                                     ========


Unallocated Excess Purchase Price Calculation:

Estimated purchase price                                                                               $9,355

Stockholders' deficiency as of July 31, 2005                                                            1,331
                                                                                                     --------

Unallocated excess purchase price                                                                     $10,686
                                                                                                     ========

Shares of JAG Media Common Stock to be issued to Cryptometrics:

   Number of Shares of JAG Media Common Stock outstanding at date of announcement                      44,748

   Shares to be issued for each outstanding share (amount issued to equal 88.1875% ownership)           7.466

   Total shares to be issued                                                                          334,069
                                                                                                      =======

(a) Management believes that the unallocated excess purchase price will be allocated to goodwill and accordingly will be subject to an impairment test pursuant to Statement of Financial Accounting Standards No 142, "Goodwill and Other Intangible Assets" (SFAS 142") at the end of the quarter subsequent to the consummation of the acquisition. Upon the initial impairment test management believes that a significant portion if not all of such unallocated excess purchase price will be deemed impaired which will result in a charge to the statement of operations to the extent of the impairment. The accompanying pro forma condensed combined financial statements do not reflect such an impairment charge.

Note 2:  Pro Forma Financial Statement Adjustments

         (a) Represents the preliminary adjustment to record the reverse acquisition of JAG Media by Cryptometrics.

This includes:

      o An adjustment to record the excess of purchase price over the carrying value of net assets acquired which has been recorded as "unallocated excess purchase price" on the balance sheet;

      o an adjustment to record the issuance of 334,069,547 shares of JAG Media Common Stock in conjunction with the reverse acquisition representing 88.1875% of JAG Media Common Stock reserved to be owned initially by the Cryptometrics stockholders;

      o     the elimination of JAG Media's accumulated deficit;

      o an adjustment to conform Cryptometrics's treatment of previously issued options to employees valued at $58,234 with JAG Media's treatment of stock options under SFAS 123;

      o an adjustment for Cryptometrics' treatment of options to purchase 4,852,900 shares of JAG Media stock, effective upon the reverse acquistion of JAG Media by Crytometrics stock, with JAG Media's treatment of stock options under SFAS 123; and

      o an adjustment to increase the salaries of two Cryptometrics' officers based on a compensation agreement that is effective upon the reverse acquistion of JAG Media by Cryptometrics from $160,000 annually, each, to $525,000 annually, each.

The accompanying pro forma financial statements do not include adjustments resulting from one time charges associated with the "Change in Control" clauses in the employment agreements of Thomas J. Mazzarisi and Stephen J. Schoepfer with JAG Media pursuant to which such officers would receive options to purchase 750,000 shares of common stock each with an aggregate fair value as of January 12, 2006 of $729,600 and cash consideration of $300,000.

                   INTERESTS OF RELATED PERSONS IN THE MERGER

         In considering the recommendations of the respective Boards of Directors of JAG Media and Cryptometrics with respect to the Merger Agreement and the Merger, stockholders should be aware that the directors and executive officers of JAG Media and Cryptometrics have interests that are different from, or in addition to, the interests of stockholders generally. Each company's Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         JAG Media, Merger Sub and Cryptometrics have agreed, that upon the effective filing date of the Certificate of Merger of Merger Sub with and into Cryptometrics (the "Certificate of Merger") with the Secretary of State of the State of Delaware, the directors and officers of Cryptometrics immediately prior to the effective filing date of the Certificate of Merger shall be the directors and officers of Cryptometrics, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of Cryptometrics in effect immediately prior effective filing date of the Certificate of Merger and Delaware law.

INDEMNIFICATION AND INSURANCE

         Cryptometrics has agreed that, from the effective filing date of the Certificate of Merger, it will indemnify, defend and hold harmless, and provide advancement of expenses to, each person who becomes prior to the effective filing date of the Certificate of Merger, an officer, director or employee of Cryptometrics or any of its subsidiaries, against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim that is based in whole or in part on the fact that such person is or was a director, officer or employee of Cryptometrics or any of its subsidiaries and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective filing date of the Certificate of Merger, whether asserted or claimed prior to, or at or after, the effective filing date of the Certificate of Merger.

         Cryptometrics' indemnification of such directors, officers and employees shall be to the same extent such directors, officers and employees are entitled to be indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by JAG Media or any of its subsidiaries.

         JAG Media has also agreed that from and after the effective filing date of the Certificate of Merger, it shall purchase and maintain directors' and officers' liability insurance policies with coverage in such amounts and terms as are comparable to those insurance policies maintained by public companies that have independent directors and whose securities are listed on the NASDAQ Capital Market. Such directors' and officers' policies to be purchased and maintained by JAG Media shall also cover, for a period of 6 years from the effective filing date of the Certificate of Merger, the former officers and directors of JAG Media with respect to claims arising from facts or events that occurred prior to such time.

REGISTRATION RIGHTS



         The Registration Statement on Form S-4 shall also register the JAG Media shares for which outstanding options and warrants of Cryptometrics, including options and warrants for outstanding Exchangeable Shares of Cryptometrics' Canadian subsidiary, Cryptometrics Canada, Inc., which may be exercised after the Merger. Additionally, the Registration Statement on Form S-4 shall separately register the resale of the shares of JAG Media Common Stock issuable in connection with the Merger to the current Co-Chief Executive Officers of Cryptometrics, Robert Barra and

Michael A. Vitale, and the current Chief Strategy Officer of Cryptometrics, Joel Shaw, so that such shares are immediately saleable by them subject to the twelve-month lock-up restriction noted above.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         In accordance with the terms of the Merger Agreement, stockholders of Cryptometrics shall not be permitted to sell or otherwise dispose of sixty-five percent of the JAG Media Common Stock received in conjunction with the Merger for a period of twelve months from the closing date of the transaction. Subject to compliance with all relevant securities laws, thirty-five percent of the shares of JAG Media Common Stock issued to the Cryptometrics stockholders in connection with the Merger shall not be subject to the twelve-month lock-up provision so long as the shares of JAG Media (to be renamed Cryptometrics, Inc.) are listed on the NASDAQ Capital Market.

         The Form S-4 which includes this prospectus separately registers the resale of the shares of JAG Media Common Stock issuable in connection with the Merger to the current Co-Chief Executive Officers of Cryptometrics, Robert Barra and Michael A. Vitale, and the current Chief Strategy Officer of Cryptometrics, Joel Shaw, so that such shares shall be saleable by them subject to the lock-up restrictions noted above.

         JAG Media is registering the above-described shares covered by this prospectus on behalf of the above named selling stockholders. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. These shares will be offered and sold by each selling stockholder for its own account. JAG Media will not receive any of the proceeds from the sale of such shares pursuant to this prospectus. JAG Media has agreed to bear the expenses of the registration of these shares, including legal and accounting fees. JAG Media estimates these incremental expenses to be de minimis. The selling stockholders will bear all brokerage commissions and any similar selling expenses attributable to the sale of shares covered by this prospectus.

         The selling stockholders may offer and sell these shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised JAG Media that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. Sales may be made directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling stockholders may also use Rule 144 under the Securities Exchange Act to sell the shares in open market transactions if they meet the criteria and conform to the requirements of such rule.

         Upon JAG Media being notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker dealer, JAG Media will file a supplement to this prospectus, or a post-effective amendment, if required, disclosing (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by any selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, JAG Media will file a supplement to this prospectus.

         The selling stockholders have, prior to any sales, agreed not to effect any offers or sales of JAG


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Media Common Stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase JAG Media Common Stock in violation of any applicable state or federal securities laws, rules and regulations and the rules and regulations of the Pink Sheets or the NASDAQ OTC Bulletin Board or NASDAQ Capital Market. Except for the private placement documents described herein, there are no agreements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus.

         The selling stockholders will act independently of JAG Media in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares through the Pink Sheets or on the NASDAQ OTC Bulletin Board or on the NASDAQ Capital Market, as relevant, at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through brokers.

         Any broker-dealer participating in transactions as agent may receive commissions from the selling stockholders, and, if acting as agent for the purchase of the shares, from the purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described below.

         In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         STOCK REPURCHASE PROGRAMS

         JAG Media does not have a stock repurchase program and has no intention of establishing such a program at this time. From time to time JAG Media's affiliates may purchase JAG Media Common Stock in the secondary market for their own account. Any such purchases will be conducted in compliance with the anti-manipulation rules under the Securities Exchange Act.

         REGULATION M

         JAG Media has advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and any of their respective affiliates. The selling stockholders have advised JAG Media that during the time as the selling stockholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

         o not engage in any stabilization activity in connection with any of the shares;

         o not bid for or purchase any of the shares or any rights or acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;

         o not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and


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

         o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

         The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.


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           MANAGEMENT OF JAG MEDIA (TO BE RENAMED CRYPTOMETRICS, INC.)

         At the Effective Time of the Merger, the directors and executive officers of JAG Media (to be renamed Cryptometrics, Inc.)., shall be as follows:

         Name                 Age                    Position
--------------------         -----     -----------------------------------------

Robert Barra                  52       Co-Chief Executive Officer and Director
Michael A. Vitale             43       Co-Chief Executive Officer and Director
Joel Shaw                     59       Chief Strategy Officer

Robert Barra, 52, has over 20 years of experience in financing, managing and operating companies in healthcare technology and related industries. Mr. Barra co-founded Cryptometrics in 2000 and has served as its Co-Chief Executive Officer since that time. Since co-founding Cryptometrics, Mr. Barra has overseen its expansion from a provider of fingerprint recognition software to a full service biometric security company by acquiring Cryptometrics Canada, Inc. (formerly known as BioDendity Systems Corporation), an Ottawa, Canada-based developer of facial recognition technologies. Prior to co-founding Cryptometrics, Mr. Barra served as a member of the Board of Directors of Globaltex Industries, a publicly traded coal and gold mining company located in British Columbia, Canada, where he developed financial and business plans and led capital formation efforts. From 1991 to 1993, Mr. Barra was President of A.L.M. Associates Corporation, a Delaware-based coal-leasing company where his services were instrumental in the successful completion of a merger of A.L.M. Associates, leading it to become a publicly traded company. From 1985 to 1990, Mr. Barra was Founder, President and Chief Executive Officer of American Health and Nutrition, a company engaged in the financing of nutrition and diet counseling centers. Mr. Barra holds a B.S. degree from St. John's University and an M.S. in Clinical Nutrition from New York University.

Michael A. Vitale, 43, has over 26 years of experience in executive sales, marketing and operational positions at several companies in the environmental and energy-related industries. Mr. Vitale co-founded Cryptometrics in 2000 and has served as is Co-Chief Executive Officer since that time. Since co-founding Cryptometrics, Mr. Vitale has assisted in Cryptometrics' expansion from a provider of fingerprint recognition software to a full service biometric security company by acquiring Cryptometrics Canada, Inc. Since 1998, Mr. Vitale has served as the Chairman of the Board of Environmental Recovery and Consolidation Services, a North Reading, Massachusetts-based, leader in the collection, preparation, and pre-sorting of post-consumer materials. Since 2003, Mr. Vitale has also been a member of the Board of Directors of Carpet America Recovery Effort, an industry and government group focused on developing carpet reclamation and recycling methods. From 1993 to 1998, Mr. Vitale served as the Chief Operating Officer for Tower Recycling, a company contracted by Honeywell International, Armstrong Industries and Collins & Aikman Flooring to manage many of their recycling needs.

Joel M. Shaw, 59, has over 18 years of experience in designing and developing boarder clearance, airport security and document-reading systems. Mr. Shaw is the Chief Strategy Officer of Cryptometrics. Mr. Shaw is the co-author of a patent entitled Security Documents, which deals with securing official travel documents. Mr. Shaw is also one of the authors recently granted a patent entitled Face Imaging System for Recordal and Automated Identity Confirmation, which deals with business capture, processing and recognition. Before its acquisition by Cryptometrics, Mr. Shaw was the founder and chief executive officer of BioDentity Systems Corporation (now known as Cryptometrics Canada, Inc.). Prior to founding Cryptometrics Canada, Inc., Mr. Shaw was the founder and chief executive officer of Business Renewal Corporation from 1995 to 1999. Prior to founding Business Renewal Corporation, Mr. Shaw served as executive vice president of Advanced Information Technology Corporation from 1975 to 1995 where he was chief engineer and his responsibilities included strategic business development.


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

Mr. Shaw has worked closely with the Canadian passport Office, the U.S. Department of State and the U.S. Immigration and Naturalization Service advising such organizations on issues of boarder control and the issuance of travel documentation. Since 1989, Mr. Shaw has also been the Chairman of the International Standards Organization (ISO) Working Group for the development of standards for machine-readable documents and serves as International Standard Organization (ISO) Working Group's official liaison with the International Civil Aviation Organization.

EXECUTIVE COMPENSATION SUMMARY INFORMATION

Employment Agreements

         At the Effective Time of the Merger, the employment agreements of both Robert Barra and Michael A. Vitale (the "Employment Agreements") with JAG Media (to be renamed Cryptometrics, Inc.) as the corporation surviving the Merger in the form attached hereto as Appendix F will become effective.

         The relevant provisions of the Employment Agreements are as follows:

         o Messrs. Barra and Vitale shall be the Co-Chief Executive Officers of the surviving corporation.

         o Messrs. Barra and Vitale shall be "at will" employees and each of Messrs. Barra, Vitale and the surviving corporation may terminate the employment relationship, at any time, upon written notice to the other party with or without good cause or reason or no cause or reason.

         o During the first calendar year of their employment pursuant to this agreement, Messrs. Barra and Vitale shall receive a base salary of $175,000 with a potential bonus of up to $350,000.

         o During the second calendar year of their employment pursuant to this agreement, Messrs. Barra and Vitale shall receive a base salary of $225,000 with a potential bonus of up to $450,000.

         o At the Effective Time of the Merger, Messrs. Barra and Vitale shall each receive non-qualified stock options to purchase a total of 325,000 shares of common stock of Cryptometrics, Inc. for $1.00 per share, subject to adjustment in number of shares and purchase price to an option to purchase shares of stock of JAG Media (to be renamed Cryptometrics, Inc.) for a number of shares of JAG Media Common Stock equal to 325,000 times the Exchange Multiple at a set purchase price of $1.00 divided by the Exchange Multiple.

         o The agreements have provisions providing immediate exercisability of outstanding options and payment of approximately three times their salary and bonuses to Messrs Barra and Vitale in the case of a future takeover of JAG Media.

DIRECTOR COMPENSATION

         Directors who are also employees of Cryptometrics do not receive additional compensation to serve as members of the Board of Directors. A policy has not yet been set as to how non-employees directors of the Cryptometrics shall be compensated.


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

                  CAPITAL STOCK OF JAG MEDIA AND CRYPTOMETRICS

DESCRIPTION OF JAG MEDIA CAPITAL STOCK

         JAG Media is authorized to issue up to 250,000,000 shares of common stock, par value $ 0.00001 per share (the "JAG Media Common Stock") and 50,000,000 shares of preferred stock, par value $0.00001 per share (the "Preferred Stock"). As of January 3, 2006, 42,119,655 shares of JAG Media Common Stock and no shares of Preferred Stock were issued and outstanding. In connection with the Merger, the stockholders of JAG Media have been asked to approve an amendment of JAG Media's Articles of Incorporation to increase its authorized capital from 250,000,000 to 500,000,000 shares of JAG Media Common Stock.

COMMON STOCK

         Each holder of JAG Media Common Stock is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors of JAG Media out of funds legally available therefor. Upon liquidation, dissolution or winding up of JAG Media, the holders of Common Stock are entitled to receive, pro rata, the assets which are legally available for distribution to stockholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

SERIES 2 CLASS B COMMON STOCK

         Except as required by law, the holders of Series 2 Class B Common Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of JAG Media. Upon the dissolution, liquidation or winding up of JAG Media, subject to the rights of the holders of any of JAG Media's securities other than Common Stock, the holders of the Series 2 Class B Common Stock, the Series 3 Class B Common Stock (described below) and the Common Stock will be entitled to receive all of the assets of JAG Media available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Series 2 Class B Common Stock are entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared by the Board of Directors of JAG Media out of funds legally available therefor. Each share of Series 2 Class B Common Stock must be redeemed by JAG Media, to the fullest extent permitted by law, within six months (or as soon thereafter as permitted by law) following the final resolution of JAG Media's lawsuit against certain brokerage firms (JAG Media Holdings, Inc. v. A.G. Edwards & Sons et al) in the U.S. District Court for the Southern District of Texas or any successor or other lawsuit relating to the subject matter thereof in which JAG Media is named as a plaintiff.

SERIES 3 CLASS B COMMON STOCK

         Except as required by law, the holders of Series 3 Class B Common Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of JAG Media. Upon the dissolution, liquidation or winding up of JAG Media, subject to the rights of the holders of any of JAG Media's securities other than Common Stock, the holders of the Series 2 Class B Common Stock, the Series 3 Class B Common Stock and the Common Stock will be entitled to receive all of the assets of JAG Media available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Series 3 Class B Common Stock are entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared by the Board of Directors of JAG Media out of funds legally available therefor. Each share of Series 3 Class B Common Stock must be redeemed by JAG Media, to the fullest extent permitted by law, within six months (or as soon thereafter as permitted by law) following the final resolution of JAG Media's lawsuit against certain brokerage firms (JAG Media Holdings, Inc. v. A.G. Edwards & Sons et al) in the U.S. District Court for the Southern District of Texas or any successor or other lawsuit relating to the subject matter thereof in which JAG Media is named as a plaintiff.

PREFERRED STOCK

         The Board of Directors of JAG Media is authorized to issue up to 50,000,000 shares of "blank check" preferred stock. From time to time, the Board of Directors of JAG Media may issue, in one or more series, the number of shares and any designation of each series and the voting powers, designations, preferences and relative, participating, optional and other special rights of the shares of each series, and the qualifications, limitations and restrictions of the preferred stock.

DESCRIPTION OF CAPITAL STOCK OF CRYPTOMETRICS, INC. AND ITS CANADIAN SUBSIDIARY, CRYPTOMETRICS CANADA, INC.

COMMON STOCK

         Cryptometrics is authorized to issue up to 20,000,000 shares of common stock, par value $0.001 per share (the "Cryptometrics Common Stock"). As of October 31, 2005, 11,202,103 shares of Cryptometrics Common Stock were issued and outstanding, including the 1,382,957 Exchangeable Shares of Cryptometrics Canada, Inc. outstanding. Each holder of Cryptometrics Common Stock is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors of Cryptometrics out of funds legally available therefor. Upon liquidation, dissolution or winding up of Cryptometrics, the holders of Cryptometrics Common Stock are entitled to receive, pro rata, the assets which are legally available for distribution to stockholders. The issued and outstanding shares of Cryptometrics Common Stock are validly issued, fully paid and non-assessable.

CANADIAN EXCHANGEABLE SHARES

         In connection with the acquisition by Cryptometrics, Inc. for 1,500,000 shares of its common stock of all of the then issued and outstanding shares of common stock of BioDentity Systems Corporation, a Canadian corporation, (now known as Cryptometrics Canada, Inc.), the shares of stock of BioDentity were each converted into 0.1550227 Exchangeable Shares of BioDentity and BioDentity issued to Cryptometrics 100,000 class A common shares which then constituted all of the issued and outstanding class A common shares of Biodentity. The Exchangeable Shares are exchangeable by the holders thereof into a total of 1,382,957 shares of Cryptometrics Common Stock and Cryptometrics has the option to redeem the Exchangeable Shares and the holders of the Exchangeable Shares have the option to exchange them for Cryptometrics Common Stock. Previously outstanding options or warrants of Biodentity were converted into options or warrant to acquire the balance of the 1,5000,000 shares of stock of Cryptometrics, i.e. 116,042 shares.

         The 1,383,958 shares of Cryptometrics Common Stock for which the outstanding Exchangeable Shares are exchangeable have been treated the same as the outstanding shares of Cryptometrics Common Stock and thus share equally in the Merger Consideration. The options and warrants for the Exchangeable Shares are treated the same as the options as warrants for the Cryptometrics Common Stock.

TRANSFER AGENT AND REGISTRAR

         The registrar and transfer agent for JAG Media's Common Stock is Transfer Online, Inc., Portland, Oregon.

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

SHARES ELIGIBLE FOR FUTURE SALE

         Upon issuance of the shares of JAG Media Common Stock to the Cryptometrics stockholders in connection with the Merger, such shares shall be registered with the SEC on this Registration Statement on Form S-4. In accordance with the terms of the Merger Agreement, however, stockholders of Cryptometrics shall not be permitted to sell or otherwise dispose of sixty-five percent of the JAG Media Common Stock received in connection with the Merger for a period of twelve months from the closing date of the transaction. Additionally, the Form S-4 shall separately register the shares of JAG Media Common Stock issuable to the current Co-Chief Executive Officers of Cryptometrics, Robert Barra and Michael A. Vitale, and the current Chief Strategy Officer of Cryptometrics, Joel Shaw, so that the shares are immediately saleable subject to the twelve-month lock-up restriction. Notwithstanding the foregoing, subject to compliance with all relevant securities laws, thirty-five percent of the shares of JAG Media Common Stock issued to the Cryptometrics stockholders in connection with the Merger shall not be subject to the twelve-month lock-up provision so long as the shares of the surviving corporation, JAG Media (to be renamed Cryptometrics, Inc.), are trading on the NASDAQ Capital Market.

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

                       COMPARISON OF STOCKHOLDERS' RIGHTS

         Cryptometrics is incorporated in the State of Delaware. Stockholders of Cryptometrics, whose rights as stockholders are currently governed by Delaware law and Cryptometrics' Certificate of Incorporation and By-Laws, will, upon effectiveness of the Merger become stockholders of a Nevada corporation, and their rights will be governed by Nevada law and JAG Media's Articles of Incorporation, and By-Laws. Although it is impractical to note all of the changes in the rights of the stockholders of Cryptometrics resulting from the Merger, the following is a summary of the more significant of such changes.

STOCKHOLDER VOTING ON FUNDAMENTAL CHANGES

         In Delaware and Nevada the laws pertaining to the stockholder vote required for a fundamental corporate change such a merger or sale of substantially all the corporation's assets are the same. In both Delaware and Nevada, a simple majority (greater than 50%) stockholder vote is required to effect a corporation's merger or sale of substantially all of its assets.

STOCKHOLDER ACTION WITHOUT A MEETING

         Also, in both Delaware and Nevada a corporate action requiring stockholder approval may be taken without a meeting if a majority of the stockholders entitled to vote thereon consent to such action in writing.

APPRAISAL RIGHTS

         In Nevada and Delaware, appraisal rights are similar.

         In Nevada, if (i) the securities of the class entitled to vote are listed on a national securities exchange or are included in the Nasdaq Capital Market or (ii) if there are more than 2,000 stockholders of records, there is not an appraisal right where the Merger is (x) with another company listed on a national securities exchange or the Nasdaq Capital Market or (y) where such company has 2,000 stockholders and nothing other than cash or stock or a combination is being tendered in the Merger.

         In Nevada, if corporate action is taken without a meeting of the stockholders, the corporation shall notify in writing all stockholders entitled to dissent that the action was taken and shall send them a written dissenter's notice within 10 days after effectuation of the Merger or business combination, setting forth the procedure for the dissenting stockholders to follow to make demand for payment. The corporation shall pay the fair value of the dissenting stockholders' shares, as determined by the corporation, within 30 days of demand of payment.

         In Delaware, no appraisal rights are available for the shares of any class or series of stock in connection with a Merger or consolidation if (i) the securities of the class entitled to vote are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders. Furthermore, no appraisal rights are available for any shares of stock of a constituent corporation surviving a Merger if the Merger did not require for its approval the votes of the stockholders of the surviving corporation.

         In Delaware, if corporate action is taken without a meeting of the stockholders, the corporation shall notify, in writing, all stockholders entitled to dissent that the action was taken and shall send them a written dissenter's notice within 10 days after effectuation of the Merger, setting forth the procedure for the dissenting stockholders to follow to make demand for payment. Within 20 days of the receipt of the notice of by the corporation that the action was taken, the stockholders must deliver a written demand for payment.

         Within 120 days after the completion of the Merger, any stockholder who has complied with Section 262 of the Delaware General Corporation Law may file a petition in the Delaware Court of Chancery demanding determination of the value of the shares held by all stockholders entitled to appraisal of their shares. If a petition for appraisal is duly filed by a stockholder and a copy is delivered to the company, the company will then be obligated within 20 days of receipt of the copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Delaware Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

          The Delaware Court of Chancery will then appraise the shares of stock, determining their fair value exclusive of any element of value arising from the accomplishment of the Merger. When the value is determined, the Delaware Court will direct the payment by the company of this value, with interest thereon, simple or compound, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive this money. For a description of the rights of Cryptometrics stockholders in connection with the Merger, please see the section entitled "Appraisal Rights" on page 56 of this Form S-4.

CORPORATE GOVERNANCE

         Except as noted below, corporate governance laws and procedures in Nevada and Delaware are different:

         In Nevada, directors may be removed by a vote of 2/3rds of the stockholders entitled to vote, whereas in Delaware, unless the corporation's charter documents provide otherwise, directors may be removed by a majority vote of the stockholders entitled to vote for such purpose. Absent contravening or limiting provisions in the charter or bylaws of a corporation, both states permit vacant director positions to be filled by appointment of the remaining Board of Directors.

         In Nevada, the Board of Directors, without a vote of the stockholders, may approve and effectuate a reverse split or recapitalization of the outstanding shares on a pro rata basis. In Delaware, the law requires a stockholder vote to accomplish a reverse split of shares.

         In Nevada, a person holding or representing 15% or more of the outstanding shares of a corporation may, on at least 5 days' notice, inspect the books and financial records of the corporation. In Delaware, any stockholder may, during reasonable business hours and upon 5 days written notice, inspect the books and financial records of the corporation.

TAKEOVER BIDS

         In Nevada, unless the Articles of Incorporation provide that the anti-takeover sections of the Nevada Revised Statutes do not apply any person or group acting together who acquires one fifth or more of the outstanding shares of the company (the "Control Shares") must submit a take over statement to the other stockholders. The Control Shares may not be voted in any takeover attempt, unless a resolution authorizing the Control Shares to so vote is passed by a majority of the non-Control Shares.

         In Delaware, unless otherwise provided by a corporation's certificate of incorporation, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or Annual meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         For purposes of Delaware law, an "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is the owner of 15% or more of the outstanding voting stock of the corporation. Nevada law includes similar statutory provisions with the following significant differences. In Nevada, the threshold for defining an "interested stockholder" is 10% of outstanding voting stock rather than 15%. Unlike Delaware, Nevada law does not provide for consummation of a combination prior to the expiration of the three year period pursuant to stockholder approval; if either the combination or the transaction which resulted in the stockholder becoming an interested stockholder has not been approved by the board of directors prior to the stockholder becoming an interested stockholder the three year period must expire before consummation. Combinations after expiration of the three year period must meet specified "fair price" criteria.

                              BUSINESS OF JAG MEDIA

BUSINESS OVERVIEW

         JAG Media has been providing financial and investment information within the investment community since 1989. In May 1999, JAG Media began offering its services on a subscription fee basis to the general public for the first time through its U.S. website. At www.jagnotes.com, JAG Media offers timely financial data and reports and commentary from the financial community.

         From 1989 to 1992, JAG Media operated as an unincorporated business entity. In 1992, JAG Media incorporated in the State of New Jersey as New Jag, Inc. On December 14, 1993, JagNotes, Inc. merged with and into JAG Media, and JAG Media changed its name to JagNotes, Inc. JAG Media operated as JagNotes, Inc. until March 1999 when it was acquired by Professional Perceptions, Inc., a Nevada corporation, which subsequently changed its name to JagNotes.com Inc. JagNotes, Inc. remained a wholly-owned subsidiary of JagNotes.com Inc. until August 16, 1999 when it merged with and into JagNotes.com Inc.

         Until 1999, JAG Media targeted only a limited audience of financial professionals and it did not engage in organized sales and marketing efforts. As discussed in more detail below, in 1999 JAG Media decided to change its focus by expanding onto the Internet and targeting retail subscribers with the hope of expanding its subscriber base and business. In September 2000 JAG Media started an advertiser-based financial webcast which it sold on February 1, 2001 as it was unable to continue to fund its operating losses.

         JAG Media undertook a corporate reorganization in January 2002 in order to distinguish and better manage its areas of business. On January 4, 2002, JAG Media LLC was formed as a Delaware limited liability company and a wholly owned subsidiary of JagNotes.com, Inc. The assets and liabilities of JAG Media's current fax and Internet subscription business were transferred to JAG Media LLC. In order to better reflect the overall business in which JAG Media expected to engage and the corporate structure JAG Media intended to use to conduct that business, JAG Media changed its corporate name from JagNotes.com Inc. to JAG Media Holdings, Inc. effective April 8, 2002.

         JAG Media's jagnotes.com website currently consists of a subscription-based service that offers two specific products, the JAGNotes (Upgrade/Downgrade) Report and the Rumor Room, providing timely market reports, including breaking news and potentially market moving information. JAG Media currently derives its revenues primarily from the sale of subscriptions.

         JAG Media purchased certain development stage software and related assets in the United Kingdom on November 24, 2004, now being developed by its subsidiary, Pixaya (UK) Limited. JAG Media is continuing to finance the development by Pixaya of certain software products, including those which it believes will facilitate the delivery to customers through their mobile phones of JAG Media's fast breaking financial information services.

         JAG Media has also decided to expand its business by merging with Cryptometrics, Inc.

         JAG Media is a Nevada corporation. JAG Media's address is 6865 S.W. 18th Street, Suite B13, Boca Raton, Florida 33433, and its telephone number is 866-300-7410.

JAG MEDIA'S INDUSTRY GENERALLY

         The growth of the Internet has changed the way investors seek information and manage their portfolios. Individual investors are increasingly seeking access to information that was formerly available only to financial professionals. Professional investors who have traditionally relied on print and other media for information are demanding faster information and greater accessibility.

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         As of September 30, 2005, there were over 957 million Internet users worldwide, including over 203 million users in the U.S. See Internet World Stats website (http://www.internetworldstats.com ).

         According to tracking surveys conducted by Pew Internet & American Life Project as of November 2004, approximately 44% of those with Internet access use the Internet to obtain financial information and approximately 13% use the Internet to buy or sell stocks, bonds or mutual funds. According to these surveys, approximately 8% of those with Internet access obtain financial information on a typical day.

         With respect to JAG Media's Pixaya business unit, the mobile and wireless industries are experiencing significant growth and changing the way businesses operate and people communicate. Both industries are also giving rise to new forms of mobile entertainment and information not available just a few short years ago.

         The following statistics provide some insight into the impact of the mobile and wireless industries:

        o As of October 25, 2005 there were more than 197 million wireless subscribers in the U.S.

        o   Reported wireless minutes of use exceeded 675 billion in June 2005.

        o It is estimated that U.K. mobile phone users will send up to 30 billion text messages during 2005.

See Cellular Telecommunications and Internet Association (HTTP://WWW.CTIA.ORG); See Mobile Data News, The Official Newsletter of the Mobile Data Association, Volume 5, No. 1, January/February 2005 (HTTP://WWW.MDA-MOBILEDATA.ORG).

         New forms of wireless are also experiencing significant growth. For example, municipal wireless networks, which provide wireless coverage to large portions of municipal areas, have seen significant growth over the past year and that growth is generally expected to continue in the near term. See Municipal Wireless State of the Market Report September 2005 (HTTP://WWW.MUNIWIRELESS.COM).

2004 - 2007 U.S. Spending for Municipal Wireless Networks

                            2004     2005     2006       2007
                            ----     ----     ----       ----

Spending ($ Millions)       $31.5    $76.5    $177.7     $405.6

YTY Growth Rate             N/A      142%     132%       128%

See Municipal Wireless State of the Market Report September 2005
(http://www.muniwireless.com).

PRODUCTS

         JAG Media has been providing financial and investment information within the investment community since 1989. In May 1999, JAG Media began offering its services on a subscription fee basis to the general public for the first time through its U.S. website. At www.jagnotes.com, JAG Media offers timely financial data and reports and commentary from the financial community.

         JAG Media's jagnotes.com website consists solely of a subscription-based service. During the last fiscal year, JAG Media discontinued the free portion of its website.

         JAG Media offers its subscribers two targeted products: The JAGNotes (Upgrade/Downgrade) Report, targeted primarily at institutional subscribers, and the Rumor Room, targeted primarily at retail individual customers. These two products are accessible only to paid subscribers. Subscriptions are offered to

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individuals at the rate of $9.95 per month, or $99.95 per year. JAG Media has offered free trial subscriptions at times in the past and may do so in the future.

         JAGNOTES (UPGRADE/DOWNGRADE) REPORT - The JAGNotes Report is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. Each morning JAG Media gathers this information, then compiles and releases it in a concise, easy to read format before the markets open. JAG Media believes that this report gives early, convenient access to its subscribers of potentially market moving information which was traditionally not available in a convenient format when the market opens. This report is updated from time to time during the trading day.

         JAG Media's current strategy involves phasing out retail subscribers for its JAGNotes Report and refocusing on institutional customers and professional traders. JAG Media has always maintained its original JAGNotes fax-based service for a limited number of mostly institutional subscribers. Through this service, JAG Media provides these subscribers faxed copies of its daily JAGNotes Report, which is provided through installments as information is received every weekday morning before the stock market opens. JAG Media also allow these subscribers access to its Internet-based information by providing them with a specified number of access codes. The price for this combined service is approximately $1,500 to $2,150 per year. The content of JAG Media's website contains substantially all of the information provided in the faxed reports as well as updates of such information and the Rumor Room described below.

         JAG Media intends to continue providing its combined fax/Internet service in the future primarily to institutional subscribers. JAG Media believes that some financial institutions are willing to pay a higher price for this combined service because they consider a faxed report to be a more user friendly means of receiving the information even if their employees have direct Internet access. JAG Media is also examining the potential for implementing other product offerings and subscription structures which may be attractive to institutional subscribers.

         While JAG Media intends to focus its efforts exclusively on offering the JAGNotes Report to institutional customers, JAG Media recognizes that it remains of interest to some retail customers as well. However, to avoid the cost of accessing such individuals JAG Media expects to do so almost exclusively through strategic affiliations such as its current arrangement with Track Data, as described under "Business Strategy", below.

         THE RUMOR ROOM - Because rumors can move equities, JAG Media has established the Rumor Room where it posts rumors that have been heard on the street about various stocks. When JAG Media hears rumors, it posts the information in the Rumor Room and indicates the date and time of the rumor. While JAG Media realizes that rumors are inherently unreliable as indicated by a cautionary note introducing this portion of its website, JAG Media believes that every trader and investor - large and small - should have access to this information to determine its usefulness. The Rumor Room is available to JAG Media's subscribers and updated throughout the day.

         Although targeted primarily at individual subscribers, the Rumor Room is also made available through JAG Media's website to institutional investors as described above. As described below, once JAG Media's English subsidiary, Pixaya, has completed development of its Pixaya Mobile software product, which delivers on-demand video/audio clips and text messages to mobile phones, JAG Media intends to try to distribute the Rumor Room through mobile phones as well. JAG Media believes that such a distribution channel might better access its target audience. There can be no assurance, however, that such development will be successfully completed or, if completed, that customers will embrace this new mode of distribution.

         PIXAYA - On November 24, 2004, through JAG Media's English subsidiary now named Pixaya (UK) Limited, JAG Media purchased certain development stage software and related assets from TComm

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Limited, a company also organized in the United Kingdom. At the time of acquisition, TComm Limited was in various stages of development of four software products. JAG Media has continued developing Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips and text messages to various Java-based and Symbian-based mobile phones, and SurvayaCam (previously CCMTV), which consists of software programs and related hardware intended to permit field personnel to send real-time video streams from the field to a central location where they can be viewed by one or more persons. JAG Media discontinued its support of a network-based internal communications system for business that enables employees to communicate securely face-to-face from their own desks and a network-based instant video messaging platform that allows employees of an organization to communicate securely in real-time within their offices and from remote locations, as neither fit within its strategic plan focused on distribution of content such as the Rumor Room service through mobile phones and other wireless solutions which would, for example support SurvayaCam. In addition, JAG Media is supporting development of a new mobile phone product named "SOS Guides," which are mobile travel guides that will be made available to users through their mobile phones. JAG Media intends to market the "SOS Guides" to travel agents, metropolitan tourist bureaus and other travel related companies.

         COMPANY VOICE SERVICE - JAG Media has discontinued offering this service. Through its wholly owned subsidiary, JAG Company Voice LLC, JAG Media began marketing its Company Voice service in 2003. JAG Media established the Company Voice service in order to make available to publicly traded companies production and distribution services that would enable them to deliver press releases and other company messages to stockholders and potential investors in streaming video/audio format. JAG Media's goal was to offer production and distribution services such as directly contracting for studios in which Company Voice segments would be taped; providing interviewers for each Company Voice segment; assisting clients in preparing for each interview; encoding taped segments to allow distribution via the Internet; and arranging for distribution and streaming of finalized Company Voice segments on affiliate sites such as Lycos.

         During 2003, JAG Media placed four Company Voice segments on its website and attempted to obtain distribution of Company Voice segments through other websites; however, this service did not produce any material revenue for JAG Media. Therefore, JAG Media allowed its Company Voice contract for streaming video to expire by its terms and is no longer marketing its Company Voice services. On April 8, 2004, JAG Company Voice LLC was merged into JAG Media LLC.

ADVERTISING REVENUE

         While JAG Media expects the primary source of its revenue to be from subscriptions for the JAGNotes Report and the Rumor Room, it may supplement this with advertising revenue. Such revenues have, however, not been meaningful to date. JAG Media would not expect such revenues to become material until (i) there is a major upturn from current levels in Internet banner advertising generally or it is able to offer advertisers various media advertising alternatives to banners and (ii) JAG Media has been successful in increasing the number of unique visitors to JAG Media's website.

BUSINESS STRATEGY

         The success of JAG Media's business depends on its ability to obtain the requisite financing and be able to:

        o   reverse the current downward trend of revenues;
        o   curtail costs to correspond with revenues; and
        o   pursue Merger and other expansion opportunities.

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         In order to successfully achieve this strategy, JAG Media intends to re-position its two key products so they are targeted more effectively at their respective markets: institutional customers (JAGNotes Report) and retail customers (the Rumor Room). In time, JAG Media hopes that by refocusing its products on specific customer groups, it will become an important information resource both for institutional customers (investors, brokers and investment advisers) and for individual retail customers.

         JAG Media believes the institutional market for the JAGNotes Report offers an opportunity to achieve higher revenues at lower per unit cost than the retail market it has been pursuing, but at the same time JAG Media believes that developing technologies, such as mobile phones, may give it a better distribution channel which can make the individual customer market for the Rumor Room cost effective as well. With respect to the JAGNotes Report, JAG Media plans to focus on servicing the institutional segment of its business. JAG Media is investigating ways of using the Internet more effectively in distributing its product to the institutional market and helping those customers in turn redistribute the product to their professional employees. With respect to the Rumor Room service, JAG Media is actively exploring the feasibility of using mobile phones as a new distribution channel.

Increase Revenues.

         Some avenues which JAG Media is exploring with respect to the JAGNotes Report to reverse the current downward trend of its revenues include:

        o Increasing its sales efforts for the JAGNotes Report to institutional subscribers by focusing its entire effort on reaching that market;

        o To the extent funds permit, developing related products tailored to the needs of institutional subscribers such as JAGNotes delivered to company intranets and featuring company branding;

        o In order to access individual professional traders without incurring excessive marketing costs, pursuing strategic affiliations, partnerships, joint ventures or other relationships with strategic partners, such as JAG Media's current arrangements with Track Data, Cantex, Inc. and Acquire Media Corporation, financial information platforms for professional traders, whereby they offer the JAGNotes Report as part of their collection of subscriber services to the professional trading community; and

        o Pursuing distribution arrangements with third party information providers that service financial institutions.

         Some avenues which JAG Media is exploring with respect to the Rumor Room to reverse the current downward trend of its revenues include:

        o To the extent funds permit, further developing JAG Media's Pixaya mobile software product to allow distribution of stock rumors to mobile phones via text messaging and on-demand video/audio clips;

        o To the extent funds permit, developing related products tailored to the needs of individual retail customers;

        o Pursuing distribution arrangements with third party information providers that service individual retail customers.

Curtail Costs.

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         JAG Media sold its webcasting business and discontinued its efforts to market the Company Voice product to reduce its cash flow requirements. In addition, JAG Media has discontinued various commentators and employees in order to save costs where it concluded that the cost was not justified by the subscribers' interest and current revenue levels. JAG Media's new strategy of focusing its marketing efforts on institutional customers for the JAGNotes Report will, it believes, also permit it to obtain more revenues per marketing dollar by focusing on a smaller number of customers and potential customers to whom JAG Media can sell its products.

Pursue Merger and Other Expansion Opportunities.

         While JAG Media intends to utilize its available resources as effectively as possible to increase revenues and reduce costs, it realizes that it may take some time before revenues can be increased to a level where they can cover operating costs and then reach the level where they can cover general and administrative costs. Many of JAG Media's general and administrative costs are related to being a public company and these costs are difficult to reduce in light of the recent Sarbanes-Oxley legislation and its new requirements. JAG Media has therefore concluded that it would be prudent to attempt to increase its revenue base more quickly than its basic business strategy of refocusing its two different products on their respective customer bases is likely to achieve, so that such administrative costs could be absorbed by a materially larger revenue stream.

         JAG Media has looked at various possible acquisitions over the past three years and has found that Cryptometrics will be suitable candidate for a merger.

         JAG Media is also pursuing the possibility of spinning off one of its two major services in order to maximize the chances of successfully developing both such services and focus them on their respective target customer bases.

         JAG Media is also considering a possible spin off of either the Rumor Room, together with JAG Media's related Pixaya mobile phone software development business, or the JagNotes Report. Any such spin off might possibly be done in connection with a Merger with another enterprise which may be an unrelated line of business. JAG Media believes that its two products might be better repositioned and developed as their own corporate entities which might also appeal to different investors. JAG Media has not made a final decision as to any spin off or entered into any term sheet in connection with any merger related to such a spin off. There can be no assurance that any such spin off, with or without a merger, will prove feasible or be consummated.

         JAG Media will require additional funds in order to implement its business strategy. At JAG Media's current usage rate of cash, the cash generated from its operations will not be sufficient to fund the liquidity requirements of its current business strategy. Accordingly, JAG Media will need to raise additional funds through public or private financing, strategic relationships, the Merger with Cryptometrics or other arrangements. There can be no assurances that JAG Media will be able to do so.

REGULATION

         The securities industry is subject to extensive regulation under federal and state laws in the United States, and companies that provide financial advice to investors are generally required to register as investment advisers at either the federal or state level. JAG Media believes that its business consists of a publishing activity for which investment adviser registration and regulation does not apply under applicable federal or state law, and thus it is not registered as an investment adviser with either the SEC or any of the various states. The regulatory environment in which JAG Media operates is subject to change, however, and JAG Media could be required to register as an investment adviser with an appropriate regulatory agency at some point in the future.

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         In addition, JAG Media operates in an environment of tremendous uncertainty about potential government regulation of the Internet and Internet-based service providers. JAG Media believes that its business is not currently subject to direct regulation other than regulations applicable to businesses generally. However, the Internet is evolving rapidly, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. The United States Congress has passed legislation that regulates certain aspects of the Internet, including on-line content, copyright infringement, user privacy, liability for third-party activities and jurisdiction. Specifically, with respect to one aspect of copyright law, on October 28, 1998, the United States Congress passed the Digital Millennium Copyright Act ("DMCA"). The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on JAG Media's future business activities, JAG Media and its customers may be required to pay licensing fees in connection with digital sound recordings JAG Media delivers to its customers. Additionally, federal, state, local and foreign governmental organizations also are considering other legislative and regulatory proposals that would regulate the Internet. Although JAG Media is only contemplating distribution by mobile phone, that sector is also regulated and there is currently a focus on regulation in that sector, so that changes can be anticipated.

         JAG Media cannot predict what new laws will be enacted or how courts will interpret both existing and new laws. As a result, JAG Media is uncertain as to how new laws or the application of existing laws may affect its business. For example, while JAG Media is not aware of any pending laws or regulations that would restrict its ability to disseminate market-based rumors and other information of unsubstantiated reliability, it is possible that such laws or regulations may be passed in the future. Increased regulation in this area could decrease the demand for JAG Media's services, increase its cost of doing business or otherwise have a material adverse effect on JAG Media's business, results of operations and financial condition.

COMPETITION

         Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. A large number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff. In addition, cable television is an increasingly important source of competition.

         JAG Media provides a variety of categories of information to its subscribers, including daily financial news, technical analysis of stock activity and selected financial data of corporations. Each of these components of JAG Media's business competes to a different degree with the following information sources, many of which provide their information without charge:

        o Online financial news and information providers including Yahoo Finance, Marketwatch, TheStreet.com, Forbes.com, Briefing.com, America Online Personal Finance, Reuters and MotleyFool.com;

        o Internet portals and search engines such as America Online, MSN and Yahoo;

        o Traditional media sources such as The Wall Street Journal, The Financial Times, Barrons, CNN/Money, and MSN Money/CNBC, all of whom also have an Internet presence;

        o Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones; and

        o Online brokerage firms such as Ameritrade, E*Trade Financial, Charles Schwab, Fidelity, Harrisdirect and TD Waterhouse.

         Because there is not a readily defined market in which JAG Media competes, it cannot predict which information source or sources will be its primary competition in the future. However, JAG Media expects

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competition from each of the above information sources to intensify and increase in the future. Most of JAG Media's current and potential competitors have greater name recognition, larger financial, technical and marketing resources, and more extensive customer bases than JAG Media, all of which could be leveraged to gain market share to JAG Media's detriment. Such advantages would also permit JAG Media's competitors to enter new sectors such as distribution through mobile phones, more easily than JAG Media will be able to do.

         It is not difficult for new competitors to enter the market. Much of the information JAG Media provides is publicly available and JAG Media does not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering its markets. JAG Media's current and future competitors may develop or offer services that have significant price, content, creative or other advantages over the services JAG Media provides.

         In order for JAG Media to successfully compete in this business, it will need to reliably provide valuable services to a greater number of institutional and other subscribers who are willing to pay it fees sufficient to support such services. JAG Media believes that over time a successful implementation of its business strategy will allow it to compete successfully as a focused provider of timely investment information to institutional and retail customers.

INTELLECTUAL PROPERTY

         JAG Media is the owner of the trademarks AHEAD OF THE MONEY, STREETSIDE AND STREETSIDE WITH DAN DORFMAN. Each of the foregoing trademarks was approved in 2002 and has a duration period of ten years, at which time each of the trademarks must be renewed or they will expire. JAG Media is also the owner of eight pending trademark applications. JAG Media does not consider these trademarks to be material to its business.

WEBSITE TECHNICAL INFORMATION

         JAG Media leases two web servers, which are the computer systems on which all the content for the jagnotes.com website is maintained and through which JAG Media operates its jagnotes.com website. JAG Media's U.S. servers are maintained by Woodbourne Solutions and are located at their facility in Germantown, Maryland. JAG Media's two back-up servers are maintained by Above.net and PC Communications and are located in San Jose, California and Jersey City, New Jersey.

         The jagenotes.com website was redesigned in July 2000 by Zero-G at a cost of approximately $500,000. Subsequent redesigns have been handled internally and by Woodbourne Solutions, a technical consultant to JAG Media.

         The Pixaya website is hosted by InnoTech. InnoTech has offices located in southern California and Raleigh, North Carolina. Its Internet data center is located in Orange County, California. The Pixaya website is maintained internally by Pixaya employees.

EMPLOYEES

         As of January 3, 2006, JAG Media had twelve employees. As of that date, JAG Media had entered into employment agreements with eight employees and on November 3, 2005 entered into an Amended and Restated Employment Agreements (the "Employment Agreements") with each of Thomas J. Mazzarisi and Stephen J. Schoepfer. At the Effective Time of the Merger, the Employment Agreements with JAG Media shall be terminated with the exception that the change in control option set forth in Section 6 of the Employment Agreements which shall remain in full force and effect and remain an obligation of JAG Media

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(to be renamed Cryptometrics, Inc.) in connection with the Merger to each of
Thomas J. Mazzarisi and Stephen J. Schoepfer.

EQUITY LINE OF CREDIT

         As of April 9, 2002, JAG Media entered into, and on July 8, 2004 and July 21, 2004, JAG Media amended, an Equity Line Purchase Agreement with Cornell Capital Partners, L.P. for a $10 million equity line pursuant to which JAG Media is able to sell its shares of Common Stock to Cornell Capital from time to time over a 48-month period ending on August 28, 2006. The purpose of the offering is to provide general working capital for JAG Media, including working capital which might be required by virtue of its strategic plan. This agreement superseded JAG Media's original equity line purchase agreement with Cornell Capital, dated August 17, 2001. As of July 31, 2005 and September 16, 2005, $4,035,000 of JAG Media's existing equity line with Cornell Capital had been utilized.

PROMISSORY NOTE

         On February 2, 2005 JAG Media borrowed $2,000,000 from Cornell Capital Partners, L.P. The $2,000,000 loan is evidenced by a Promissory Note dated as of January 25, 2005 executed by JAG Media and Cornell Capital, the repayment of which was subsequently extended on August 5, 2005. JAG Media intends to use the proceeds of the loan for working capital and general corporate purposes.

         Under the terms of the Promissory Note, the face amount of the Promissory Note and interest on the amount from time to time outstanding at a rate of 12% per year will be payable either (i) out of the net proceeds to be received by JAG Media upon delivery of put notices under the Equity Line Purchase Agreement or (ii) in full by JAG Media within 753 calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Purchase Agreement, unless an extension is mutually agreed to by the parties in writing.

         Pursuant to the Promissory Note, JAG Media has agreed to deposit in escrow 35 put notices under the Equity Line Purchase Agreement in an amount not less than $60,000 each and one request for a put under the Equity Line Purchase Agreement in an amount not less than $181,016.99. Under the terms of the Promissory Note, as amended, the put notices held in escrow will be released every 14 days commencing November 4, 2005. To date, no put notices have been released and JAG Meida is negotiating with Cornell Capital to restructure the Promissory Note. JAG Media has also agreed to reserve out of its authorized but unissued shares of Common Stock, 3,500,000 shares of Common Stock to be delivered to Cornell Capital under the Equity Line Purchase Agreement upon delivery of put notices by JAG Media. JAG Media paid to Cornell Capital a fee of $100,000 in connection with this transaction and has also agreed to pay a $5,000 documentation fee.

         JAG Media has provided irrevocable transfer agent instructions dated January 25, 2005 to Transfer Online, Inc., JAG Media's transfer agent, instructing Transfer Online to reserve the Common Stock allocable for issuance to Cornell Capital pursuant to the put notices in a designated account, thereby reducing the number of shares available to JAG Media for future issuances for other purposes. The instructions also provide directives to the transfer agent regarding the issuance, from time to time, of the Common Stock to Cornell Capital. When delivered to Cornell Capital, the Common Stock may be resold by Cornell Capital pursuant to JAG Media's registration statement on Form SB-2 (Reg. No. 333-118029). The use of the registration statement may be temporarily suspended by JAG Media in certain specified circumstances. In the event the proceeds from the sale of the Common Stock are insufficient to repay all amounts due under the Promissory Note, JAG Media has agreed to reserve additional shares of its Common Stock for issuance to Cornell Capital.

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

         JAG Media has the option to repay the amounts due under the Promissory Note and to withdraw any put notices yet to be effected provided that each repayment is in amount not less than $25,000. In addition, JAG Media has the right to accelerate the delivery of one or more put notices and to select the specific put notice to be so accelerated.

         Upon an event of default, as defined in the Promissory Note, the entire principal balance and accrued interest of the Promissory Note, and all other obligations of JAG Media under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

         As permitted by the terms of the Promissory Note, JAG Media opted to make 3 interest payments to Cornell Capital, each in the amount of $20,000, paid in a single lump sum of $60,000 on August 5, 2005. If the Promissory Note is not paid in full when due, the outstanding principal owed thereunder will be due and payable in full together with interest at a rate of 14% per year or the highest permitted by applicable law, if lower.

ACQUISITION OF DEVELOPMENT STAGE SOFTWARE

         On November 24, 2004, JAG Media entered into a Business Sale Agreement with TComm Limited, a company organized in the United Kingdom, and Pixaya (UK) Limited (formerly known as TComm (UK) Limited), a company organized in the United Kingdom and a wholly-owned subsidiary of JAG Media. Effective October 3, 2005, TComm (UK) Limited formally changed its name to Pixaya (UK) Limited.

         The transactions contemplated by the Business Sale Agreement were consummated on November 24, 2004. Under the Business Sale Agreement, Pixaya purchased TComm Limited's software development business which is focused on streaming video solutions and all of its assets related to that business. The business acquired has not generated any significant revenue as of the date of the acquisition or through July 31, 2005.

         The acquired product lines JAG Media intends to continue to develop include: (1) Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips to various java-based and Symbian-based mobile phones and (2) SurvayaCam (previously known as CCMTV), which is currently under development and will consist of software programs (and related hardware) intended to enable field personnel to send real-time video streams from the field to a central point where they can be viewed by one or more persons. Because the acquired product lines are still under development, it is difficult for JAG Media to estimate the amount of resources that will be required to complete the development of these product lines.

         The purchase price paid to TComm Limited consisted of (i) 250,000 shares of JAG Media's Common Stock, having a value based on the closing price of JAG Media's Common Stock as of the close of business on the day prior to the acquisition, equal to approximately $42,500 and (ii) the payment of approximately $19,200 in cash. In addition, TComm Limited has agreed not to compete with the business conducted by Pixaya for a period of two years from the closing date of the transaction. The Business Sale Agreement also contains customary representations and warranties. TComm Limited has agreed to indemnify Pixaya for any damages which may result from a breach of its warranties but only if the damages exceed approximately $20,000. TComm Limited has entered into a lockup agreement with JAG Media pursuant to which it has agreed not to sell or otherwise transfer the Common Stock for a period of one year.

         In connection with entering into the Business Sale Agreement, Pixaya entered into employment agreements on November 24, 2004 with four individuals, all of whom were previously employed by the TComm Limited. The employment agreements have a term of three years and automatically renew unless terminated by either party.

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STOCK DIVIDEND

         On March 18, 2003, JAG Media announced its intention to declare a special stock dividend. To effect such dividend, JAG Media filed a Certificate of Designation with the Secretary of State of the State of Nevada on April 11, 2003 which designated a new series of Class B Common Stock, par value $0.00001 per share, which was distributed by dividend to the stockholders of record as of the close of business on April 14, 2003 in the ratio of one share of Series 2 Class B Common Stock for every 100 shares of Common Stock. Such shares of Series 2 Class B Common Stock are non-voting, have dividend and liquidation rights equal to the Common Stock and are redeemable, which redemption by JAG Media is mandatory to the fullest extent permitted by law within six months following final resolution of the lawsuit in Texas federal court against various brokerage firms (or any related successor lawsuit) at a redemption price which is the greater of (a) par value or (b) ninety percent of the net proceeds to us of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount. The shares of Series 2 Class B Common Stock do not have a CUSIP number.

         JAG Media's transfer agent has completed the issuance and mailing of Series 2 Class B Common Stock dividend certificates to all registered beneficial stockholders and to all beneficial owners who appear on beneficial owner lists supplied by brokers which are consistent with their share position with the Depository Trust Company. As of July 31, 2005, Series 2 Class B Common Stock dividend certificates had not yet been mailed to certain beneficial owners because as of such date approximately 12 brokers had failed to submit a beneficial owner list to the transfer agent.

RECAPITALIZATION

         At the Annual Meeting on February 11, 2004, JAG Media stockholders approved, among other matters, a proposal to amend and restate Article Fourth of the Articles of Incorporation of JAG Media to:

        o increase the aggregate authorized number of shares of all classes of stock from 200,000,000 to 300,440,000 of which (w) 250,000,000 shares shall be designated common stock, par value $0.00001 per share, (x) 400,000 shares shall be designated Series 2 Class B common stock, par value $0.00001 per share, (y) 40,000 shares shall be designated Series 3 Class B common stock, par value $0.00001 per share and (z) 50,000,000 shares shall be designated preferred stock, par value $0.00001 per share; and

        o reclassify each outstanding share of existing Class A Common Stock and Series 1 Class B Common Stock into one share of Common Stock upon surrender of physical share certificates representing the existing Class A Common Stock and Series 1 Class B Common Stock for new Common Stock certificates.

         The above-described recapitalization was effected on June 4, 2004 upon the filing of a Certificate of Amendment to JAG Media's Articles of Incorporation with the Secretary of State of the State of Nevada. As a result of the recapitalization, the old shares of Class A Common Stock Series 1 Class B Common Stock only represent the right to receive the applicable number of shares of the new Common Stock. The holder of such shares not surrendered will not have the right to vote or to receive any dividends or other distributions payable by JAG Media until such shares have been exchanged for the new Common Stock.

2005 STOCKHOLDERS MEETING

         JAG Media's Articles of Incorporation as amended on June 4, 2004, also required that the new "certificate only" shares must bear the name of the beneficial owner on the face of each stock certificate. As required by SEC regulation Rule 17Ad-20 which was adopted November 30, 2004 and became effective March 7, 2005, this requirement was deleted by a further amendment of JAG Media's Articles of

Incorporation at the stockholders meeting on February 24, 2005. Accordingly, the shares of Common Stock can now trade in certificate form or in book entry form through the Depository Trust Company.

FACILITIES

         JAG Media's executive and administrative headquarters are currently located at 6865 SW 18th Street, Suite B13, in Boca Raton, Florida. JAG Media rents this space at a cost of $1,250 per month. The servers for JAG Media's websites are housed at separate locations as indicated above (see "Website Technical Information"). JAG Media believes that it will be able to locate suitable new office space and obtain a suitable replacement for its Florida office space, if the lease is not renewed on commercially reasonable terms.

LEGAL PROCEEDINGS

         On June 20, 2002, JAG Media and its President and Chief Executive Officer, Gary Valinoti, filed a complaint in the 165th District Court of Harris County, Texas against over 150 brokerage firms, alleging, among other things, a conspiracy among the defendants to short sell JAG Media stock. The original lawsuit was subsequently amended on June 24, 2002 and was removed to the United States District Court for the Southern District of Texas. The plaintiffs subsequently filed a motion in the United States District Court for the Southern District of Texas to have the action remanded back to the state court where it was originally commenced. That motion was denied and the action proceeded in the federal district court. On October 1, 2003, the Court denied various motions to dismiss made on behalf of the defendants. However, in its ruling, the Court indicated that all motions to dismiss could have been granted in light of the defective pleadings made by plaintiffs and allowed plaintiffs 20 days to file an amended complaint to comply with certain pleading requirements of the Court. Plaintiffs filed an amended complaint within the required period. Discovery was stayed while the motions to dismiss were pending.

         After plaintiffs filed their third amended complaint, 78 out of the total of approximately 150 defendants again filed a motion to dismiss the lawsuit. On September 6, 2004, the Court entered an order granting the moving defendants' motion to dismiss the lawsuit, again citing various deficiencies in the pleadings. The Court did not grant the plaintiffs leave to replead.

         The plaintiffs and the moving defendants have since stipulated to the entry of a final judgment dismissing the third amended complaint against the moving defendants with prejudice. As part of this stipulation, the parties have agreed that upon entry of final judgment, the parties will (a) waive their right to attorneys fees or seek sanctions and bear their own costs and (b) not appeal the judgment.

         On December 3, 2004, JAG Media announced that its original counsel had assigned its legal retainer agreement in connection with the lawsuit to a legal consortium consisting of various law firms and other consultants throughout the country, which includes JAG Media's original counsel. JAG Media has met with its new attorneys and is currently evaluating with them its options for recommencing an action against certain defendants and possibly other parties in light of the court's order.

         Bay Point Investment Partners, LLC has threatened to commence litigation against JAG Media, certain of its officers and directors and others. The Bay Point claim relates to its purchase of shares of JAG Media's stock in private placements on December 10, 2002 and June 19, 2003. Bay Point alleges, among other things, various disclosure failings as well as the Company's failure to register the shares it purchased in the June 19, 2003 private placement by the date provided in the placement agreement and to use the proceeds as Bay Point claims they were intended to be used. Bay Point has made various requests but has most recently sought a payment while continuing to hold all of its shares in JAG Media. JAG Media believes it has meritorious defenses to Bay Point's claims.

         On March 4, 2005, JAG Media settled a dispute with a consultant in connection with his performance of various investment banking services for JAG Media. The claim was settled for $175,000, of which $100,000 was paid in cash and the balance was paid by issuing 250,000 shares of Common Stock with an aggregate fair value of $75,000. The cost of the settlement was accrued as of January 31, 2005 and has been included in operations for the year ended July 31, 2005.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         JAG Media is required to file annual, quarterly and Annual reports, proxy statements and other information with the SEC. You can read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC's website at http://www.sec.gov.

         JAG Media also distributes annual reports containing audited financial statements and other information to its stockholders after the end of each fiscal year. JAG Media does not intend to regularly distribute quarterly reports to its stockholders, but will gladly send them to you upon your written request to Thomas J. Mazzarisi, Chairman, Chief Executive Officer and General Counsel, at 6865 S.W. 18th Street, Suite B13, Boca Raton, Florida 33433.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OR PLAN OF OPERATION OF JAG MEDIA
             FOR THE FISCAL YEARS ENDING JULY 31, 2005 AND 2004 AND
              FOR THE THREE MONTHS ENDED OCTOBER 31, 2005 AND 2004

The following discussion should be read in conjunction with the consolidated financial statements of JAG Media and the notes to those statements that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to accounts receivable, equipment, stock-based compensation, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). Under SFAS 144, impairment losses on long-lived assets, such as equipment and capitalized web site development costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

We account for stock options, Common Stock and similar equity instruments issued to employees as compensation using fair value based methods pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, we estimate the fair value of options using an option-pricing model (generally, the Black-Scholes option pricing model) that meets the criteria set forth in SFAS 123 and Common Stock using the market value of our stock. We record such value through charges to compensation cost and corresponding credits to equity. The charges to compensation cost are amortized to expense over the vesting period. In accordance with SFAS 123, all other issuances of Common Stock, stock options or other equity instruments to employees and nonemployees as consideration for goods or services received by us are accounted for based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more readily measurable. Such fair value is measured at an appropriate date pursuant to the guidance in the consensus reached for EITF Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date the performance by the other party is complete) and capitalized or expensed as if we had paid cash for the goods or services. For purposes of determining the fair value of options and warrants using the Black-Scholes option pricing model, we have estimated the life of options and/or warrants to be five years. Given an active trading market for our Common Stock, we estimate the volatility of our stock based on week ending closing prices over a historical period of not less than one year.

Due to uncertainties related to, among other things, potential changes in ownership which could subject our net operating loss carryforwards to substantial annual limitations, and the extent and timing of future taxable income, we have recorded a full valuation allowance to offset our deferred tax assets and, accordingly, we have not offset any potential tax benefits against our losses. A positive adjustment to income or loss will be required in future years if we determine that we could realize these deferred tax assets.

RELATED PARTY TRANSACTIONS

On April 1, 2002, two of our executive officers loaned JAG Media a total of $400,000 subject to the terms and conditions of unsecured promissory notes that, as amended, were payable on April 30, 2004 and bore interest at an annual rate of 9%. The loans were repaid in full, including interest, in March 2004.

YEAR ENDED JULY 31, 2005 AS COMPARED TO THE YEAR ENDED JULY 31, 2004

The following summarizes changes in our results of operations for such years:


                                                                                   Year ended July 31
                                                                                2005                 2004                $ Change
                                                                                ----                 ----                --------

Revenues .........................................................             $239,651              $253,256              $(13,605)
                                                                            -----------           -----------           -----------
Operating Expenses:
         Cost of revenues ........................................              152,371               272,161               119,790
         Selling expenses ........................................               43,441                13,698               (29,743)
         General and administrative expenses .....................            1,745,455             1,951,876               206,421
                                                                            -----------           -----------           -----------
         Totals ..................................................            1,941,267             2,237,735               296,468
                                                                            -----------           -----------           -----------
Loss from operations .............................................           (1,701,616)           (1,984,479)              282,863

Other income (expense):
         Write-off of goodwill ...................................              (50,400)                                    (50,400)
         Interest income .........................................                8,357                 3,485                 4,872
         Interest expense ........................................             (145,506)              (23,930)             (121,576)
         Loss from retirement of assets ..........................                                       (713)                  713
                                                                            -----------           -----------           -----------
Net loss .........................................................          $(1,889,165)          $(2,005,637)             $116,472
                                                                            ===========           ===========           ===========

REVENUES:

Revenues primarily consist of subscription revenues from annual, semi-annual, quarterly and monthly subscriptions relating to our product "JAGNotes." JAGNotes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades, and analyst coverage changes from various investment banks and brokerage houses. The decrease in subscription revenues during the year ended July 31, 2005 was due primarily to a lack of advertising and increased competition. While our revenues do include revenues from other sources, these other revenues are not material to our operations as a whole.

COST OF REVENUES:

Cost of revenues includes the cost to transmit the product over the telephone and fax lines, on-line service charges for our website, costs in connection with the development and maintenance of the website, and payments to commentators and employees for their reports that are posted on our website.

During the year ended July 31, 2005, consulting fees were approximately $113,300 as compared to approximately $219,000 for the year ended July 31, 2004. Such fees included non-cash charges associated with the amortization of unearned compensation arising from the issuance of shares in exchange for services of approximately $35,000 and $144,000 for the years ended July 31, 2005 and 2004, respectively. The decrease in consulting fees is a result of the expiration of consulting contracts associated with commentators for our jagnotes.com website. In addition, costs associated with the transmission of our product over telephone and fax lines and costs associated with the maintenance of our website decreased commensurate with our decrease in revenues.

SELLING EXPENSES:

Selling expenses consist primarily of advertising and other promotional expenses. This increase results primarily from new sales and marketing expenses of Pixaya, our United Kingdom subsidiary.

GENERAL AND ADMINISTRATIVE EXPENSES:

General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. The decrease in general and administrative expenses is attributable to our efforts to better contain costs. In addition, in the year ended July 31, 2004, we incurred legal and data processing expenses related to proposed acquisitions and $150,000 of severance payments in connection with the resignation of our CEO.

INTEREST EXPENSE:

The increase results from borrowings under our Promissory Note payable to Cornell Capital.

NET LOSS:

Primarily as a result of the above, we had a net loss of approximately $1,900,000 during the year ended July 31, 2005 as compared to a net loss of approximately $2,006,000 during the year ended July 31, 2004.

THREE MONTHS ENDED OCTOBER 31, 2005 AS COMPARED TO THREE MONTHS ENDED OCTOBER 31, 2004.

                                 Three Months Ended October 31,
                                              2005

                                    2005               2004             $ Change

Revenues                            $40,023           $72,227          $(32,204)
                                  ---------         ---------         ---------

Operating expenses:
Cost of revenues                     25,873            38,443            12,570
Selling expenses                      9,869             2,151            (7,718)
General and administrative
expenses                            526,167           249,425          (276,742)
                                  ---------         ---------         ---------


Totals                              561,909           290,019          (271,890)
                                  ---------         ---------         ---------

Loss from operations               (521,886)         (217,792)         (304,094)
Other income (expenses):
Interest income                       1,702               691             1,011
Interest expense                    (74,370)              ---           (74,370)
                                  ---------         ---------         ---------
Net loss                          $(594,554)        $(217,101)        $(377,453)
                                  =========         =========         =========

REVENUES:

The decrease in subscription revenues during the three months ended October 31, 2005 as compared to the three months ended October 31, 2004 was due primarily to a lack of advertising and increased competition. While our revenues do include revenues from other sources, these other revenues are not material to our business.

COST OF REVENUES:

During the three months ended October 31, 2005, consulting fees were approximately $15,500 as compared to approximately $31,000 for the three months ended October 31, 2004. Such fees included non-cash charges associated with the amortization of unearned compensation arising from the issuance of shares in exchange for services of approximately $2,200 and $15,000 for the three months ended October 31, 2005 and 2004, respectively. The decrease in consulting fees is a result of the expiration of consulting contracts associated with commentators for our jagnotes.com website.

SELLING AND GENERAL AND ADMINISTRATIVE EXPENSES:

The increase in general and administrative expenses is attributable legal and accounting costs associated with a proposed acquisition.

INTEREST EXPENSES:

The increase results from borrowings under our Promissory Note payable to Cornell Capital.

LIQUIDITY AND CAPITAL RESOURCES:

We only generated revenues of approximately $240,000 and $253,000 and we incurred net losses of approximately $1,890,000 and $2,006,000 and cash flow deficiencies from operating activities of approximately $1,524,000 and $1,700,000 for the years ended July 31, 2005 and 2004, respectively. In addition, we only generated revenues of approximately $40,000 and we incurred net losses of approximately $595,000 and cash flow deficiencies from operating activities of approximately $316,000 for the three months ended October 31, 2005. These matters raise substantial doubt about our ability to continue as a going concern.

We believe that, in the absence of a substantial increase in subscription revenues, it is probable that we will continue to incur losses and negative cash flows from operating activities through at least October 31, 2006 and that we will need to obtain additional equity or debt financing to sustain our operations until we can market our services, expand our customer base and achieve profitability.

As further explained below, we entered into an agreement with an investment partnership pursuant to which it has, in effect, "put" options whereby, subject to certain conditions, we are able to require the investment partnership to purchase shares of our common stock from time to time at prices based on the market value of its shares. The maximum aggregate purchase price under this equity line is $10,000,000. The Equity Line became available on August 28, 2002 and was extended in July 2004 for an additional 24 months through August 2006 unless it is terminated earlier at the discretion of the Company. As of December 19, 2005, we had received gross proceeds of $4,035,000, from the exercise of "put" options. Although the timing and amount of the required purchases under the agreement are at our discretion, the purchases are subject to certain conditions and the ability of the investment partnership to fund the purchases.

We believe that we will be able to generate sufficient revenues from our remaining facsimile transmission and website operations and obtain sufficient financing from our 2002 Equity Line Agreement described below before it expires in August 2006 or through other financing agreements to enable us to continue as a going concern through at least October 31, 2006. However, if we cannot generate sufficient revenues and/or obtain sufficient additional financing, if necessary, by that date, we may be forced thereafter to restructure our operations, file for bankruptcy or entirely cease our operations.

On November 24, 2004, we entered into a Business Sale Agreement with TComm Limited, a company organized in the United Kingdom, and Pixaya (UK) Limited (formerly known as TComm (UK) Limited), a company newly organized in the United Kingdom and a wholly-owned subsidiary of the Company. The Company entered into the transaction to access the seller's development stage software, which the Company believed offered a new platform for delivery of the Company's services as well as being valuable in its own right. Effective October 3, 2005, TComm
(UK) Limited formally changed its name to Pixaya (UK) Limited.

The transactions contemplated by the Business Sale Agreement were consummated on November 24, 2004. Under the Business Sale Agreement, Pixaya purchased TComm Limited's software development business, which is focused on streaming video solutions, and all of its assets related to that business. The business acquired had not generated any significant revenue as of the date of the acquisition or through October 31, 2005.

At the time of acquisition Pixaya was in various stages of development of four
(4) products: (1) TComm TV, which delivers on-demand video/audio clips to various java-based and Symbian-based mobile phones; (2) CCMTV, which consists of software programs and related hardware intended to permit field personnel to send real-time video streams from the field to a central location where they can be viewed by one or more persons; (3) Eye Contact, which is a network-based internal communications system for business that enables employees to communicate securely face-to-face from their own desks; and (4) TComm Messenger, which is a network based instant video messaging platform that allows employees of an organization to communicate securely in real-time within their offices and from remote locations.

After reviewing the above product line, we determined that several adjustments in the product line were desirable. In this regard Pixaya has discontinued development of the Eye Contact and TComm Messenger products. Pixaya has re-branded CCMTV as "SurvayaCam" and TComm TV as "Pixaya Mobile" and is further developing Pixaya Mobile with a view to supporting the delivery of our fast-breaking financial information products. In addition, Pixaya is developing a new product named "SOS Guides," which are mobile travel guides that will be made available to users on their mobile phones. Pixaya intends to market the SOS Guides to travel agents, metropolitan tourist bureaus and other travel related companies.

The purchase price paid to TComm Limited consisted of (i) 250,000 shares of our common stock, having a value based on the closing price of our common stock as of the close of business on the day prior to the acquisition, equal to approximately $42,500 and (ii) the payment of approximately $19,000 in cash. The purchase price was allocated to the fair value of assets and goodwill as follows:

           Equipment                     $11,000
           Other Assets                      100
           Goodwill                       50,400
                                         -------
           Total                         $61,500
                                         ========
As of January 31, 2005 the management tested the goodwill for impairment and concluded that it had been impaired. Therefore, we recognized a charge of $50,400 for the write-off of goodwill in the year ended July 31, 2005.

In addition, TComm Limited has agreed not to compete with the business conducted by Pixaya for a period of two years from the closing date of the transaction. The Business Sale Agreement also contains customary representations and warranties. TComm Limited has agreed to indemnify Pixaya for any damages which may result from a breach of its warranties but only if the damages exceed approximately $20,000. TComm Limited has entered into a lockup agreement with us pursuant to which it has agreed not to sell or otherwise transfer the Common Stock for a period of one year.

In connection with entering into the Sale Agreement, Pixaya entered into employment agreements on November 24, 2004 with four (4) individuals, all of whom were previously employed by TComm Limited. The employment agreements have a term of three (3) years and automatically renew unless terminated by either party. As a result, our obligations for cash payments under the employment agreements subsequent to October 31, 2005 will total $345,000 as follows:

                Year ending                         Amount
                -----------                         ------
                October 31, 2006                  $144,000
                October 31, 2007                  $151,000
                October 31, 2008                  $ 50,000
                                                  --------
                         Total                    $345,000
                                                  ========

Pursuant to the employment agreements, we granted options to purchase 260,000 shares of common stock with exercise prices ranging from $.50 - $1.00 as additional compensation for services to be rendered under such contracts. The aggregate estimated fair value of the options at the date of issuance of $51,200 will be recognized over the term of the employment agreements.

The employees have each agreed not to compete with the business conducted by Pixaya for a specified period ranging from six months to 12 months once their employment with Pixaya has terminated.

Pixaya had no revenues for the year ended July 31, 2005 or the quarter ended October 31, 2005.

Our cash and cash equivalent position of approximately $333,000 as of October 31, 2005 results primarily from our borrowing from Cornell Capital Partners L.P. under our $2,000,000 Promissory Note made during the year ended July 31, 2005 described below.

On April 9, 2002, we entered into an Equity Line Purchase Agreement with Cornell Capital Partners L.P. pursuant to which we have, in effect, put options whereby, subject to certain conditions, we can require Cornell Capital to purchase shares of our common stock from time to time at an aggregate purchase price of $10,000,000. The Equity Line Agreement became available to us on August 28, 2002, and will remain available through August 28, 2006 unless it is terminated earlier by us in our sole discretion. The purchase price will be 95% of the lowest closing bid price of our common stock over a specified number of trading days commencing on specified dates. Cornell Capital shall be entitled to a cash fee equal to 5% of the gross proceeds received by us from Cornell Capital in connection with each put. The timing and amount of the required purchases shall be at our discretion subject to certain conditions including (i) a maximum purchase price to be paid by Cornell Capital for each put of $500,000; (ii) at least five trading days must elapse before we can deliver a new put notice to Cornell Capital; (iii) the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and (iv) on any given closing date, there shall be at least one bid for the common stock on the Nasdaq OTC Bulletin Board. In addition, the obligation of Cornell Capital to complete its purchases under the Equity Line Purchase Agreement is not secured or guaranteed and, accordingly, if Cornell Capital does not have available funds at the time it is required to make a purchase, we may not be able to force it to do so. We have issued 10,000 shares of our common stock to a placement agent as of the effective date as consideration for their services in connection with the Equity Line Purchase Agreement. During the year ended July 31, 2005 and the three months ended October 31, 2005, no shares of common stock were issued pursuant to the Equity Line Purchase Agreement. During the year ended July 31, 2004, 2,506,274 shares of Common Stock were sold under the Equity Line Purchase Agreement yielding aggregate net proceeds of $2,042,500 to the Company. As of December 15, 2005, we had the ability to require Cornell Capital to purchase shares of our common stock pursuant to the 2002 Equity Line Agreement at an aggregate purchase price of $5,965,000 through August 28, 2006.

On January 25, 2005, we entered into a Promissory Note Agreement with Cornell Capital for a loan of $2,000,000. The $2,000,000 loan from Cornell Capital was funded on February 2, 2005. On August 5, 2005, we and Cornell Capital agreed, as permitted under the Promissory Note to extend for three months the date by which we must pay all amounts due under the Promissory Note. The face amount of the Promissory Note (as amended) and interest on the amount from time to time outstanding at a rate of 12% per year will be payable either (i) out of the net proceeds to be received by us upon delivery of put notices under the Equity Line Agreement or (ii) in full by us within 753 calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Agreement, unless an extension is mutually agreed to by the parties in writing.

Pursuant to the Promissory Note, we have agreed to deposit in escrow 35 put notices under the Equity Line Agreement in an amount of $60,000 each and one request for a put under the Equity Line Agreement in an amount of $181,017. Under the terms of the Promissory Note (as extended), the put notices held in escrow will be released every fourteen (14) days commencing November 4, 2005. To date, no put notices have been released and we are negotiating with Cornell Capital to restructure the Promissory Note. We have also agreed to reserve out of our authorized but unissued shares of common stock 3,500,000 shares of our common stock (the "Reserved Shares") to be delivered to Cornell Capital under the Equity Line upon use of such put notices. We have paid to Cornell Capital a fee of $100,000 in connection with this transaction which has been recorded as a debt discount and is being amortized over the life of the loan.

We have the option to repay the amounts due under the Promissory Note and to withdraw any put notices yet to be effected provided that each repayment is in an amount not less than $25,000. In addition, we have the right to accelerate the delivery of one or more put notices and to select the specific put notice to be so accelerated. If the Promissory Note is not paid in full when due, the outstanding principal owed thereunder will be due and payable in full together with interest at a rate of 14% per year or the highest permitted by applicable law, if lower.

Upon an event of default (as defined in the Promissory Note), the entire principal balance and accrued interest of the Promissory Note, and all other obligations of our Company under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

We do not believe that our business is subject to seasonal trends or inflation. On an ongoing basis, we will attempt to minimize any effect of inflation on our operating results by controlling operating costs and whenever possible, seeking to insure that subscription rates reflect increases in costs due to inflation.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised
2004), "Share-Based Payment". The provisions of SFAS 123R, as amended, will be effective for the Company in the first quarter of its fiscal year ending July 31, 2007. Management is assessing the implications of this revised standard, which may materially impact the Company's consolidated results of operations in the first quarter of fiscal year 2007 and thereafter.

The FASB and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain other accounting pronouncements as of July 31, 2005 and October 31, 2005 that will become effective in subsequent periods; however, we do not believe that any of those pronouncements would have significantly affected our financial accounting measurements or disclosures had they been in effect during the years ended July 31, 2005 and 2004 or the three months ended October 31, 2005 and October 31, 2004 or that they will have a significant effect at the time they become effective.


OFF BALANCE SHEET ARRANGEMENTS

We do not currently have any off-balance sheet arrangements.

RECENT EVENTS

On December 27, 2005, we entered into a merger agreement with Cryptometrics pursuant to which Cryptometrics would merge with a newly created subsidiary of the Company. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of our Common Stock which would, upon issuance, represent approximately 88% of our outstanding Common Stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. In such case, our existing stockholders would experience significant dilution from the issuance of these shares to the stockholders of Cryptometrics. If consummated, the transaction would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer.

Until Jag Media and Cryptometrics agree otherwise, the merger agreement, notwithstanding the approval by the Cryptometrics stockholders, may be canceled with or without reason by either the Company or Cryptometrics with no liability. Additionally, the consummation of the merger is subject to various conditions set forth in the merger agreement. There is no assurance that the proposed merger between the Company and Cryptometrics will be consummated, or if it is consummated, that it will be pursuant to the terms described above.


         The merger agreement is filed as Exhibit 99.4 to this Registration Statement on Form S-4 of which this Prospectus forms a part and should be reviewed for further information regarding the merger.



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MARKET FOR JAG MEDIA COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On April 8, 2002, we effected a recapitalization of our Common Stock pursuant to which each one and one-tenth (1.1) shares of our outstanding common stock was reclassified into one (1) share of Class A Common Stock and one-tenth (1/10th) of a share of Series 1 Class B Common Stock. A public trading market for such Series 1 Class B Common Stock never developed.

On June 4, 2004, we effected a second recapitalization pursuant to which each share of our outstanding Class A Common Stock and Series 1 Class B Common Stock was reclassified into one (1) share of new Common Stock.

Our Class A Common Stock traded through June 4, 2004 in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol JGMHA. Thereafter, our Common Stock traded in the over-the-counter market on the Pink Sheets under the symbol JAGH. The following table reflects quarterly high and low bid prices of our Class A Common Stock and Common Stock from August 1, 2003 through July 31, 2005. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                               High        Low
                                                               ----        ---
Fiscal Year 2004
----------------

First Quarter, ending October 31, 2003 ......................  0.67        0.30
Second Quarter, ending January 31, 2004 .....................  1.00        0.25
Third Quarter, ending April 30, 2004 ........................  1.45        0.51
Fourth Quarter, ending July 31, 2004 ........................  1.10        0.30

Fiscal Year 2005
----------------
First Quarter, ending October 31, 2004                         1.10        0.15
Second Quarter, ending January 31, 2005                        0.65        0.15
Third Quarter, ending April 30, 2005                           0.52        0.11
Fourth Quarter, ending July 31, 2005                           0.30        0.001

Fiscal Year 2006
----------------
Fiscal Quarter, ending October 31, 2005                        0.30        0.02

We issued shares of our Series 2 Class B Common Stock to holders of record as of April 14, 2003 of our then Class A Common Stock. We issued shares of our Series 3 Class B Common Stock to an investor in June 2003 and to an investor in September 2003. A public trading market for the Series 2 Class B Common Stock and the Series 3 Class B Common Stock never developed.

As of December 15, 2005, there were 2,282 stockholders of record of our Common Stock. On October 26, 2005, the closing bid price for our Common Stock was $0.20.

DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our Common Stock. Payment of future cash dividends will be determined by our Board of Directors based upon conditions then existing, including our financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, our future credit arrangements may restrict the payment of dividends.

On March 18, 2003, we announced our intention to declare a special stock dividend. To effect such dividend, we filed a Certificate of Designation with the Secretary of State of the State of Nevada on April 11, 2003 which designated a new series of Class B Common Stock, par value $0.00001 per share, which was distributed by dividend to the our stockholders of record as of the close of business on April 14, 2003 in the ratio of one share of Series 2 Class B Common Stock for every 100 shares of Common Stock.




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                            BUSINESS OF CRYPTOMETRICS

BUSINESS OVERVIEW

         Since its founding in June 2000, Cryptometrics has been a provider of biometric technology solutions. Unlike many other biometric technology providers who either offer core biometric software products (e.g. fingerprint matching and face recognition software) or integrate these products to form turnkey solutions, Cryptometrics realizes its solutions by combining core biometric technology with a patent pending technology it has invented to more effectively capture biometrics to permit preprocessing of such captured biometric data so as to realize an overall improvement in identity confirmation and technology specifically designed to integrate, capture and process biometrics within a specific business process.

         Anticipating market needs, Cryptometrics initially focused on creating a method of protecting computerized systems and information assets by combining fingerprint technology with fingerprint capture/authentication devices and public key infrastructure technology. Cryptometrics FingerSURE(R) fingerprint verification products raise the level of security by requiring users to authenticate their identity via fingerprint verification not only at log on, but at user defined, critical points throughout the entire business process.

         Through the acquisition of BioDentity Systems Corporation in March 2004 and its subsequent transition to the wholly owned subsidiary, Cryptometrics Canada, Inc., Cryptometrics moved to address a further emerging market need to provide next generation face biometric authentication technologies and end-to-end solutions specifically designed to secure national borders, protect the traveling public, protect the critical infrastructure of a country, and support law enforcement, homeland security and first responder activities. Cryptometrics SecurIDent(TM) facial recognition products and ID(2)PASS(TM) solutions have an ability to capture facial images in real world settings, including at distances up to 75 feet without active participation of an individual. Through the application of patent pending technology Cryptometrics believes that its SecurIDent(TM) facial recognition products and ID(2)PASS(TM) solutions will raise overall performance of identity confirmation beyond levels achievable using strictly commercial off-the-shelf biometric software. These products and solutions may be used to secure the issuance of passports and a wide range of national identification documents in addition to securing ports of entry such as at airports, seaports and land borders.

BUSINESS STRATEGY

         Cryptometrics intends to continue to expand its business offerings to deliver solutions for the financial services, healthcare, government and educational sectors, as well as travel and identification document provision, border clearance, aviation security, critical infrastructure protection, law enforcement and customer service and customer relationship management. Cryptometrics intends to pursue a sales channel strategy that will include both direct and partner revenue streams. Cryptometrics is currently working with companies that specialize in system integration to deliver its hardware and software technology and integrated solutions to a number of vertical markets.

         The use and application of the Cryptometrics' fingerprint biometric offerings is designed to be complete across the enterprise of any organization. Cryptometrics believes this is fundamental to delivering a more comprehensive and effective means of cyber asset protection. It is essential that networked computerized control systems are protected from a range of threats. It is equally critical that as more and more desktop computers are converted to the more accommodating mobile devices (e.g. laptop computers, personal hand-held devices) steps are taken to protect the wealth of personal and business data and access credentials they house.

         Cryptometrics believes that the use of its facial biometrics offerings has the potential to play a critical role in enabling the deployment of biometric travel documents (e.g. the new ePassport) and installing

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enhanced border clearance systems and processes world-wide. Cryptometrics believes that the use of its facial biometrics offerings may play an essential role in the developing generation of proactive protection vital for dealing with international and domestic terrorism.

PRODUCTS

         Cryptometrics is a provider of a new generation of biometric solution, focused on making biometrics work successfully in large scale public implementations while at the same time working to develop the critical technology necessary to enable identity confirmation performance levels to surpass that produced when simply using the latest commercially available biometric technology. Cryptometrics believes that its solutions are designed to deal with the some of the most pressing issues facing today's public and private sectors, from protecting access to vital information held on computers to achieving enhanced security for global travel.

         To date Cryptometrics has developed and launched solutions relying on both face and fingerprint biometrics. For instance, with respect to use of core biometric technology; i.e. in the case of fingerprint solutions, Cryptometrics applications use a wide range of wireless and wired fingerprint devices, and in the case of facial solutions, Cryptometrics applications are fully compatible with existing commercially available, off-the-shelf face recognition software.

         Cryptometrics' fingerprint offerings are designed to address a broad spectrum of industries including healthcare, governmental, education and financial services institutions that are susceptible to a host of authentication, access control, communications and online data management security vulnerabilities.

         Cryptometrics' facial offerings are designed to address pressing security issues associated with the issuance of travel and identification documents, inspection of people seeking entry into a country at border points, aviation security and law enforcement.

CRYPTOMETRICS FINGERPRINT OFFERINGS

         Cryptometrics offers a line of fingerprint authentication products under the trade name FingerSURE(TM). Cryptometrics believes these offerings provide users with a high level of information asset security by utilizing biometric user-authentication systems. FingerSURE(TM) technology combines convenience with extended levels of security, including the ability to store sensitive personal security information on a biometric device. FingerSURE(TM) uses public technology for securing the transfer between the device and the computer and the storage of sensitive information, data, and user credentials. FingerSURE(TM) provides a central location for the secure enrollment and verification of biometric templates and authentications. Cryptometrics believes FingerSURE(TM) solutions deliver a high level of user authentication and access control.

Key FingerSURE(TM) product offerings include:

FingerSURE(TM) Enterprise

         FingerSURE(TM) Enterprise is a comprehensive biometric fingerprint authentication offering available to companies and organizations. Ideal for large businesses, FingerSURE(TM) Enterprise integrates with Microsoft(R) Active Directory(R) to offer companies and employees the ability to authenticate at any place and time while connected to the corporate network by simply using their fingerprint. The audit capabilities provided in the FingerSURE(TM) line of products allow companies to comply with all industry and government policies and procedures requiring absolute identification of individuals and transactions.

         Benefits of FingerSURE(TM) Enterprise include:

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        o   User verification with the touch of a finger;
        o Integration with Microsoft Active Directory - all user management is through centralized control;
        o   Support of virtual private network access;
        o   File and folder encryption/decryption using RC4 128-bit encryption;
        o Session-based encryption - communication through client/server is a secure tunnel;
        o Record retention of who gains access when and where for internal audits;
        o Provision of simple system and Internet access with the touch of a finger;
        o Protection of sensitive data stored on systems, including work in progress;
        o   Provision superior network security;
        o   Support of unlimited users;
        o   Support of single sign-on;
        o Management of an unlimited amount of secure websites and Internet portals; and
        o   Preservation of personal desktop settings.

FingerSURE(TM) Professional

         FingerSURE(TM) Professional is a biometric security solution offered to small to medium-sized businesses. FingerSURE(TM) Professional allows users to protect access to their systems and data, provides access to network domains and protects critical data file access using biometric user-authentication.

            Benefits of FingerSURE(TM) Professional include:

        o   User verification with the touch of a finger;
        o   Fast, effortless logins;
        o Protection of sensitive data stored on systems, including work in progress;
        o   Provision of superior network security;
        o   Support of unlimited users;
        o   Support of single sign-on;
        o Management of an unlimited amount of secure websites and Internet portals;
        o Record retention of who gains access when and where for internal audits; and
        o   Preservation of personal desktop settings.

FingerSURE(TM) WORKSPACE

         FingerSURE(TM) WORKSPACE is the interface between the biometric login device and the operating system. FingerSURE(TM) WORKSPACE replaces traditional password management processes such as regular password changes, reset of passwords and storage of passwords with the convenience of using the biometric login device. The system also secures the unattended workstation by requiring biometric re-authentication for manually locked and/or timed-out workstations.

FingerSURE(TM) WEBSECURE

         FingerSURE(TM) WEBSECURE enables secure biometric login to sensitive websites and to web-based forms. The user registers the Web page, and when prompted, supplies his login credentials. The credentials are then stored, and provided to the Web page on its next access after the user biometrically authenticates.

FingerSURE(TM) BIO-SSO

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         FingerSURE(TM) BIO-SSO provides single sign-on to third-party applications through the proxy of the user's credentials. FingerSURE(TM) BIO-SSO interacts directly with the third-party application to provide required credentials and biometric authentication when requested.

FingerSURE(TM) FILE ENCRYPTION

         FingerSURE(TM) FILE ENCRYPTION provides protection for information and data by encrypting files and folders on hard drives or external devices. This product also allows for individual access to encrypted material.

FingerSURE(TM) TRUSTED DEVICE SUPPORT

         FingerSURE(TM) solutions integrates biometric devices which Cryptometrics believes elevates security to a heightened level. Biometric devices have custom software providing full functionality between logical assets and the authentication devices. Cryptometrics believes that FingerSURE(TM) presents a unique solution to biometric authentication by using devices with strong cryptographic capabilities. These devices connect to the local PC by means of a wireless Bluetooth(R) connection. Cryptometrics leverages the characteristics of the device to provide customers with a full function logical desktop access product.

FingerSURE(TM) SDK

         FingerSURE(TM) Software Development Kit provides an application program interface for third parties to integrate the power of FingerSURE(TM) authentication into their applications. With the FingerSURE(TM) Software Development Kit clients can request secondary authentications whenever they need to verify the identity of a user performing an action with their software.

FingerSURE(TM) EFS

         Cryptometrics believes that FingerSURE(TM) can increase the security of using Microsoft(R) Encrypting File System. By using Encrypting File System with a FingerSURE(TM) Trusted Device Support, FingerSURE(TM) allows for the secure management of the decryption key for protected files on a computer's hard drive. Once the key has been entrusted to FingerSURE 7.0, access to the key is controlled through biometric authentication and the key is moved off the local workstation and onto the trusted device. If the laptop is lost or stolen, the key used for the decrypting of the files is not lost or stolen as well. The key remains securely stored and protected by FingerSURE(TM) 7.0.

FingerSURE(TM) ENTERPRISE ADMINISTRATOR

         FingerSURE(TM) ENTERPRISE ADMINISTRATOR integrates directly into the Microsoft(R) Management Console for Users and Groups. By integrating directly into the Microsoft(R) Management Console for Users and Groups, Cryptometrics believes that FingerSURE(TM) provides a single point of administration for user management and biometric authentication management. By utilizing Microsoft(R) Management Console for Users and Groups and Microsoft Active Directory(R), a single point of presence is created for any use enrolled in FingerSURE(TM) Enterprise 7.0.

CRYPTOMETRICS FACE BIOMETRIC OFFERINGS

         Cryptometrics offers a line of face biometric products under the trade name SecurIDent(TM). These offerings are designed to address the pressing needs of:

         Government

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        o   More secure issuance of passports, visas and identification documents
        o   Secure facilitation of persons seeking entry at border entry points
        o   Protection of critical infrastructures and key assets of the nation
        o   Improved aviation security
        o   Improved levels of law enforcement
        o Improved facilitation and greater security for customer service delivery and customer relationship management

         Law Enforcement

        o New technology and solutions designed to realize better and more pre-emptive law enforcement and protection of citizens

         Private Sector

        o New technology and solutions designed to realize better protection of customers and staff
        o Improved facilitation and greater security for customer service delivery and customer relationship management

FACE BIOMETRIC ENROLMENT PRODUCTS AND SOLUTIONS

         Cryptometrics has invented a suite of enabling technology which it believes is fundamental to:

        o Capturing and enrolling the most effective face biometric sample(s), whether that be derived from a photograph or captured live;
        o Ensuring that all capture devices continuously operate at maximum performance; and
        o Ensuring that all captured face biometric samples meet the special needs of their intended use, whether that be the encoding of the Contactless Chip in a new ePassport, creation of a master photo/facial image database or printing of a portrait in a passport or on another form of travel or identification document.

ENROLMENT SOFTWARE

         Cryptometrics offers a suite of software packages, devices and integrated solutions designed specifically to enable enrolment of the high quality face biometric.

        o SecurIDent(TM) Face Biometric Enrolment Application Tools - Software Development Kit and Run License versions allow software developers to implement all of the critical functions required to successfully capture the facial image and biometric using their own application software. An inherent feature of the Tools is Auto Eye Landmark Determination (finding) logic.

        o SecurIDent(TM) Face Biometric Quality Management Software represents a fully automated facial image and face biometric quality assessment and assurance software tool. It evaluates such key quality influencers as:

            o   Key image quality characteristics;
            o   Position of the head;
            o   Resolution across the face;
            o   Position of face;
            o   Tilt of the head; and

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        o   Rotation of the head.

         The software performs a series of checks designed to confirm suitability of the biometric sample for use with any of the currently available commercial off-the-shelf face recognition software packages. It runs an equally extensive series of checks to confirm alignment with the photo and facial biometric guidelines set down by the enrolment authority.

ENROLMENT DEVICES

         Cryptometrics offers a suite of devices designed to enrol a highly effective face biometric sample:

        o SecurIDent(TM) Live Enrolment Cameras overcome the many operational and quality problems associated with the use of standard cameras for face biometric capture by:

            o Automatically capturing the image/sample at prescribed resolutions offering best face recognition performance;

            o Automatically compensating for lighting effects using software driven face area exposure control;

            o Automatically isolating the best pose to use in face recognition; and

            o Automatically cropping the captured image to meet predefined specifications for size and location of the facial region.

        Cameras are supplied with interface and control software.

        o SecurIDent(TM) Photo Enrolment Unit overcomes the numerous operational and quality problems associated with the use of page scanners for face biometric capture (i.e. derivation) from photographs by:

            o Automatically locating the face within the photograph and adjusting the image capture using superior optical techniques - as versus digital manipulation - to standardize the overall size of the facial region;
            o Automatically capturing the image at prescribed resolutions offering best face recognition performance;
            o Automatically compensating for exposure effects using software driven face area exposure control; and
            o Automatically cropping the image to meet predefined specifications for size and location of the facial region.

        The Unit accelerates the process of capturing images for recording in a database, enhancing the images to an optimal uniform size and quality with minimal to no operator assistance. Units are supplied with interface and control software.

        o SecurIDent(TM) Identity Management Controller is a fully scalable, computerized appliance capable of working with many different software platforms and comprising the necessary hardware and software components to support a variety of key face matching tasks. A Controller can be configured to accommodate the volume, performance and processing requirements of a given client. Each Controller houses the mandatory face recognition software on a SecurIDent(TM) Face Rec Manager, which hosts one or more, commercial off-the-shelf face recognition software packages to create the comparative face recognition findings. The Manager also houses software logic developed by BioDentity to raise the performance of the core face recognition software beyond that which it can achieve operating on its own.

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        The SecurIDent(TM) Identity Management Controller is designed to house one or both of the following optional engines:

        o SecurIDent(TM) Lookout Engine, carries Lookout (Watch List) Checks. The Lookout Engine works in cooperation with the SecurIDent(TM) Face Recognition Manager to deliver a strong Lookout Check based solely on the facial biometric. Only the face biometric can be used to carry out a lookout check.

        The Lookout Engine returns an ordered summary of "hits", showing those persons from the Lookout List most like the person being checked. The hits are ranked in order of likeness.

        The SecurIDent(TM) Lookout Engine is face recognition software capable of working with many other software platforms.

        o SecurIDent(TM) Fraud Detection Engine is designed to check large photo/facial image databases to determine if the person being enrolled is already enrolled, but under a different identity. Cryptometrics has created a design in which the entire master database is checked.

         Each of the above optional engines can be installed and configured prior to on-site installation of the SecurIDent(TM) Identity Management Controller or directly in the field.

     Operational management of the Controller is directed, monitored and maintained by control software created by Cryptometrics.

INTEGRATED SOLUTIONS

         Cryptometrics offers a number of integrated solutions that combine the individual SecurIDent(TM) software and device offerings with other hardware and software components to realize a fully functional subsystem capable of supporting a specific enrolment related task or series of tasks. Integrated solutions currently offered include:

        o SecurIDent(TM) Live/Photo Capture Solutions automate the capture of live facial images and/or photographs (passport photos and the like), realizing high quality facial images, as well as globally interoperable face biometric samples; the latter specifically designed to enable and enhance a wide range of face recognition supported applications.

        A SecurIDent(TM) Live/Photo Capture Solutions typically include (1) SecurIDent(TM) Live Capture Camera(s) or SecurIDent(TM) Photo Capture Unit(s), (2) one or more of the enrolment software offerings and (3) live/photo capture Application Software.

        The Application Software automatically controls the operation of either a smart live capture camera or a smart photo capture unit, processing the derived image to ensure that the image(s) and the corresponding biometric sample(s) meet the specifications defined by the Enrolment Authority for facial image/photo capture and set out in the new International Standards governing the global interchange of facial biometrics.

        o SecurIDent(TM) Applicant Identification Solutions are fully integrated hardware and software solutions designed to support a client application by managing all those activities associated with confirming the identity of the person being enrolled.

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        SecurIDent(TM) Applicant Identification Solutions comprise process control software tailored to meet the unique needs of the application (e.g. passport issuance, visa issuance, national identification issuance, drivers license issuance, etc.) and state-of-the-art technologies developed by Cryptometrics, the latter enabling effective and optimum enrolment of either live captured facial images or images derived from photographs.

        Solutions typically offer the following features:

        o Face match check(s) against any on-file image(s) of the same person (a.k.a. verification);

        o Face match check(s) against a Watch List to isolate those persons that should be checked in greater detail;

        o Fraud check(s) against the entire on-file database to ensure the same person is not already in the database under a different name;

        o   Construction and maintenance of a face biometric based Watch List;

        o   Configuration of system response when performing a Watch List check;

        o Construction of a optimized stored facial image representation that ensures: (i) optimum facial recognition performance; (ii) the ability to successfully derive a new facial recognition template in the future; (iii) the ability to exchange the facial image with other face recognition processing systems and allow direct use (global interoperability); and (iv) the ability to display the image so that a person seeing the image could reasonably confirm the identify of the live person.

        o SecurIDent(TM) Watch List Check Solutions are fully integrated hardware and software solutions designed to support a face based Watch List Check for a client application; for example passport issuance: travel/identification document issuance, drivers license issuance, etc.

        SecurIDent(TM) Watch List Check Solutions are available to those clients who do wish to only implement a face based Watch List Check and not perform a full series of identity checks like those addressed by the SecurIDent(TM) Applicant Identification Solution.

FACE BIOMETRIC IDENTITY CONFIRMATION PRODUCTS AND SOLUTIONS

         Cryptometrics has patent pending technology capable of capturing the facial biometric at a prescribed resolution across the face at upwards of 75 feet (22.9 meters). In achieving this goal, Cryptometrics has realized a number of additional successes, which include,

        o Developing person detection technology which is used to detect and track multiple persons in a 60(degree) degrees by 22.9 meters 75 feet field of view in front of the camera;

        o Developing a family of over the counter face biometric capture devices that are 100% solid state and locate and capture facial images simultaneously;

        o Developing an array of critical software technology; e.g. logic for person detection, face finding, eye finding, simultaneous face detection; and

        o Developing an array of advanced software technology capable of detecting an exaggerated pose or expression and normalizing each to create a full frontal, expression free pose, critical for optimum face recognition.

Cryptometrics offers a range of devices and integrated solutions designed to capture the facial biometric in real world settings and use the captured sample to determine identity.

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DEVICES

        o SecurIDent BioFACE(TM) Capture System captures images of persons within a close to near range location. It represents the capture system for use at primary inspection in border clearance for confirming the identity of a person presenting a new globally standardized ePassport or other form of emerging electronic travel documents.

        o Systems that rely on standard video cameras: (i) require a person to be cooperative and pose at a specific optimal location in front of the camera; (ii) allow only one person at a time to be processed; and (iii) often require the inspection officer to manually position the camera. BioFACE(TM) overcomes those limiting characteristics with an extensive array of features:

            o Detects and tracks multiple persons simultaneously within the defined capture area;
            o Persons do not need to be corralled or forced to position themselves or pose before the camera;
            o   Permits unrestricted movement even through high-volume areas;
            o Automatically adjusts to compensate for varying lighting conditions;
            o Automatically selects the most optimum pose and stores a prescribed number of best pose images for use during face recognition;
            o   Displays results on the control workstation;
            o   Works with all facial recognition algorithms;
            o Secures transfer of cropped, resolution specific images of the face to a SecurIDent(TM) Identity Management Controller via standard LAN or WAN (wire or wireless).

        o Cryptometrics believes that Vitalert(TM) is one of the most advanced camera systems on the market today for performing face recognition at a distance, as well as, advanced warning lookout detection in support of border clearance, high-volume traveller screening at airports, and protection of critical infrastructures and key assets
            - such as mass transit systems, key public buildings, etc.

        Other systems use standard video cameras that require a person to be cooperative and pose at a specific optimal point in front of the camera. Vitalert(TM) not only detects and tracks persons automatically regardless of the subject's distance from the camera or movement patterns, but captures close up images of the face - at prescribed resolutions - automatically. It even isolates the best poses for optimum facial recognition.

        Cryptometrics believes that its patent pending Vitalert(TM) is one of a limited number of technologies of its kind available offering the following critical features:

        o Person detection technology detects and tracks multiple persons, stationary or moving within a large target area (60(degree) [degrees] by 22.9 meters [75 feet]).
        o Logic steered high-speed pan, tilt and zoom Camera for fast acquisition of close up images of subjects face at a prescribed resolution, regardless of person's height or movements within a large target area (45(degree) [degrees] by 22.9 meters [75 feet])
        o Pose detection logic automatically selects the best pose for face recognition.
        o Lighting compensation logic automatically adjusts the camera to ensure captured images are of the best quality to confirm identity.
        o Predictive tracking to locate multiple targets, anticipate movements and simultaneously track and gather the facial biometric at a distance.
        o Scene analysis subs-system to enable immediate identification of areas within the overall field of view to target.
        o Face recognition software: works with all facial recognition algorithms.

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            o   Secure transfer of cropped face images to SecurIDent(TM)
                Identity Management Controller via standard LAN or WAN (wire or wireless).
            o Transmits cropped, resolution specific images of the face to ensure fastest recognition and maximum availability of face recognition software for other matching tasks.
            o Passengers, travellers and other subjects do not need to be corralled or forced to position themselves or pose directly in front of the camera. Permits unrestricted movement even through high-volume areas.

        o Enhanced Service Delivery Kiosks, developed by Cryptometrics use the facial biometric to deliver improved levels of facilitation. Not only is the identity of the person confirmed and used to activate and deliver the kiosk based service, but where approved by the service provide is also used to carry out Watch List (Lookout) Checks for immediate detection of those persons that would attempt to abuse the kiosk based service.

While a broad range of components can be integrated to form an Enhanced Service Delivery Kiosk, certain features are standard in each:

        o   Ergonomically designed, high durability enclosure;
        o   Touch Sensitive Display;
        o   Integrated SecurIDent(TM) BIOFACE Camera with infill lighting; and
        o   Controller with remote communications.

Optional components include such features as card readers, receipt printers and wireless communication.

A range of Enhanced Service Delivery Process Manager Appliances are available to control the enhanced service delivery process and verification and where implemented, Watch List Checks.

         Cryptometrics offers two basic types of Enhanced Service Delivery
Kiosks:

        1. ID(2)PASS(TM) Pre-Enrolled Traveller Kiosk supports inspection where two forms of identification at a port of entry or exit (i.e., a valid travel document and the identity of the document presenter to confirm they are the rightful holder).

        2. Enhanced Trusted Service Kiosks supports general delivery of improved levels of customer service and customer relationship management in a broad range of government and private sector applications.

INTEGRATED SOLUTIONS

         Cryptometrics offers a number of integrated solutions that combine the individual device offerings with other hardware and software components to realize a fully functional subsystem capable of supporting a specific identity related task or series of tasks, specifically:

        o ID(2)PASS SecurBorder(TM) Solutions represents a comprehensive border clearance solution with fully integrated face biometric capture and processing. Relying on the confirming of two personal forms of identification, one being the person's valid identification document and the other their biometric identity, ID(2)PASS SecurBorder(TM) Solutions enable governments to immediately strengthen border security, while at the same time introduce reading and processing of the new biometrically empowered, globally standardized ePassport.

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        ID(2)PASS SecurBorder(TM) Systems use Cryptometrics fully scalable
        SecurIDent(TM) Identity Management Controller with SecurIDent(TM) Face Rec Manager and SecurIDent(TM) Lookout Engine.

        ID(2)PASS SecurBorder(TM) Solutions offer the following key features:

        o Computer assisted workflow based on the internationally standardized Primary and Secondary inspection process;
        o Dynamic system architecture supporting LAN, WAN and portable functionality and affordable redundancy;
        o Fully compatible with standardized machine-readable documents conforming to the United Nation's International Civil Aviation Organization specifications and ISO Standards;
        o   Built-in document security feature(s) analysis and reporting;
        o High-speed biographical and document-based Lookout search functionality;
        o Full compatibility with existing Lookout databases, including the retention of existing Lookout databases as the definitive repository;
        o Fully integrated machine-assisted identity confirmation based on the face biometric;
        o Highly reliable Verification and Identification face biometric confirmation;
        o   Electronic transfer of referral information to Secondary; and
        o Controlled access to databases held by other Ministries and Agencies.

PHOTOFIND(TM) SOLUTIONS

         PHOTOFIND(TM) solutions are designed to enhance professional photography services on cruise ships, theme parks, etc. A PHOTOFIND(TM) Manager appliance is available to automatically enrol images taken using digital cameras including finding the faces in each photo and controlling of the finding and delivery of photos. The PHOTOFIND(TM) Manager uses bespoke face recognition to automatically locate and display photos from a database controlled by the PHOTOFIND(TM) Manager with persons presenting themselves at the Enhanced Service Delivery Kiosk.

APPLICATION USES

         Cryptometrics' fingerprint biometric products offer solutions for secure access authentication, electronic transactions, secure communications, file encryption and data storage. Its information security products are designed to protect sensitive information on workstations, networks, and portable devices from unauthorized users, both internal and external.

         Cryptometrics' facial biometric products offer solutions for securing national borders and protecting the traveling public, the critical infrastructure of a country as well as supporting law enforcement, enhancing homeland security and the delivery of first responder support.

SOFTWARE/HARDWARE COMPATIBILITY

         Cryptometrics' fingerprint security solution integrates with advanced and commercially available biometric devices, elevating internet security to new levels. Cryptometrics' software has been designed to maximize the technological capabilities built into a number of leading edge fingerprint biometric devices.

         Cryptometrics' facial security solutions are capable of working with many different platforms and are able to accept and use commercially available off-the-shelf face recognition software. They equally make use of commercial IT products such as desktop computers, servers, peripherals and software.

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PROPRIETARY BIOMETRIC TECHNOLOGY

         Cryptometrics' fingerprint biometric technology is driven by FingerSURE(TM) methodology, a method which combines convenience and extended levels of security including the manner in which sensitive personal security information is stored on a secure personal device that biometrically identifies the authentic user.

         Cryptometrics' facial biometric technology is underpinned by a family of proprietary hardware and software technology invented by Cryptometrics. The family of products is core face recognition which works with commercially available, off-the-shelf face recognition software packages.

         Cryptometrics' facial biometric technology includes software that:

        o Automatically detects and locates faces in live video or in digitized images;
        o Automatically identifies and locates the key landmarks of the human face, such as center of the eye sockets, tip of the nose and corners of the mouth;
        o Automatically assesses the overall quality of a digital image of the face for suitability with commercial off-the-shelf face recognition software;
        o Automatically crops the face to realize the best orientation of the image of the face for use with face recognition software;
        o Automatically locates the key facial landmarks and turns (rotates) the face with limited distortion to a full frontal (forward looking) pose;
        o Automatically simulates muscle movement and jaw rotation to realize an expression neutral pose of the face; for example close an open mouth;
        o Uses sensor derived data such as range to target and angular location of target to automatically steer a pan, tilt and zoom camera to capture facial images of a targeted person;
        o Uses face detection to locate and then track a person who's facial image is being captured by a stationary camera;
        o Preprocesses images of the face to improve, where possible, the performance of commercial off-the-shelf face recognition software; and
        o Automates the business process of capturing and confirming ones facial biometric via face recognition software in such activities as issuing a official travel document, identification document, seeking entry to a country at a border check point.

        Cryptometrics' facial biometric technology includes hardware that:

        o Derives samples of facial images from photographs for use with face recognition software;
        o Utilizes smart camera systems designed to automatically capture facial images suitable for face recognition from persons in a defined field of view;
        o Utilizes smart camera systems designed to automatically capture facial images simultaneously in a prescribed field of view;
        o Utilizes self-service kiosks that incorporate face biometric capture and processing; and
        o Utilizes computerized appliances that match a captured facial biometric against a database of biometric samples for the purpose of isolating those person(s) that look most like that person, or for the purpose of confirming that the person is who they claim to be.

Aspects of the software and hardware technology are embraced by patent applications filed in key countries such as the Europe Union, Canada, USA, New Zealand, Australia, China, Japan and the United Arab Emirates.

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POTENTIAL MARKETS

        The potential markets for Cryptometrics' hardware and software products, and integrated solutions cover the following industries:

        Identity Confirmation via Fingerprint Matching. This industry includes protection of computer based information technology systems and the information they handle, store and communicate in the fields of medical, health, government, educational and financial services. In many cases market demand is being driven by legislation, regulations or policies that are forcing greater protection associated with access to information held by computers. Examples of such legislation, regulations or policies are:

        o Health Insurance Portability and Accountability Act. Purpose: To improve the portability while maintaining the privacy and security of patient information.
        o Gramm-Leach-Bliley Act. Purpose: To protect the information financial institutions collect about customers.
        o California Senate Bill 1386. Purpose: To give California consumers immediate notice of security compromises in computer systems so they can take action before identity theft occurs.
        o Sarbanes-Oxley Act of 2002. Purpose: To restore investor confidence in the financial reporting of public companies and hold a company's officers personally responsible for misrepresentation. Under the law, public companies must employ a third party to audit not only their financial statements, but also to verify the reasoning, policies and controls behind those statements. This means information technology departments must store and create access to all information including structured data like spreadsheets and databases, and unstructured data such as e-mail and instant messages relating to the company's financial statement. Any public company is affected by the Sarbanes-Oxley Act of 2002 and experts recommend private companies hoping to go public or be acquired by a public company also should abide by the rules.
        o The National Strategy to Secure Cyberspace. Purpose: To suggest best practices to the private sector for protecting critical infrastructures and businesses from cyber attacks.

        Identity Confirmation via Facial Recognition. This industry includes:
(i) identity in the presence of a claimed identity and/or confirming identity of a person in the absence of a claimed identity in such fields as travel and identification document issuance (e.g. driver's license); (ii) border clearance;
(iii) aviation security; (iv) critical infrastructure and key asset protection;
(v) law enforcement; (vi) homeland defense; (vii) first responder support; and
(viii) customer service and customer management. As with fingerprint, market demand for face is being driven by legislation and regulations that have been enacted in many countries to deal with the threat of terrorism, in addition to illegal migration, trafficking and smuggling of persons and identity theft. Examples of such legislation and regulations that specify deployment of face biometric checks are:


        o USA Patriot Act. Purpose: To boost the government's ability to track and prosecute terrorist activity through increased use of surveillance, information sharing and other means.

        o U.S. Public Law 107-173 - Enhanced Border Security and Visa Entry Reform Act. Purpose: Use of biometrics (face being designated as the mandatory, globally interoperable biometric) in travel documents to support more secure border clearance. It states that not later than October

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        26, 2006, the government of each country that is designated to participate in the visa waiver program established under Section 217 of the Immigration and Nationality Act shall certify, as a condition for designation or continuation of that designation, that it has a program to issue to its nationals machine readable passports that are tamper resistant and incorporate biometric and document authentication identifiers that comply with applicable biometric and document identifying standards established by the United Nations International Civil Aviation Organization.

        o   European Union Regulation - Council Regulation 15152/04. Purpose:
            Update the standards governing passport security features for all twenty five (25) European Union member countries to include the integration of biometric identifiers into European Union passports and travel documents. The regulation sets out that at a minimum, all new European Union passports will have a storage medium containing a full facial image and fingerprints in interoperable formats, along with standardized biographical data. The purpose of the biometric identifiers is to offer protection against falsification of passports and better identification of passport holders. The Regulation sets a compliance date of 28 August 2006 for countries to commence issuance of the new European Union passport with facial image. Fingerprints are to be added within 18 months following that date.

         In addition the UN's International Civil Aviation Organization has agreed an International Standard governing Machine Readable passports, including the ePassport which contains a mandatory, globally interoperable face biometric. This Standard affects 189 countries. The legislation and regulations referenced above all cite the United Nations International Civil Aviation Organization Standard as the basis for biometric data compliance.

         As the result of these regulations, policies and legislation, introduction of new International Standards, and the mounting threat deriving from terrorism, governments and private sector organizations worldwide are seeking ways to deliver enhanced levels of protection and security for their operations, their staff and the people they serve. The introduction of fingerprint and face technology specifically designed to address these very specific needs places Cryptometrics in a unique position to capitalize at a time of concentrated, world-wide implementation.

GENERAL DESCRIPTION OF CRYPTOMETRICS' FINGERPRINT OFFERINGS

         Cryptometrics' technology can be universally applied to any business or group of users seeking to control access, securely identify, transmit and store private or sensitive data and provide a safeguard solution to internet fraud. With Cryptometrics' system, the possibility of an individual intercepting an email or gaining access to stored information has been mitigated. The answer is in the underlying software/hardware technology. All information in terms of authentication and personal data is strongly encrypted and securely stored. The secure storage of the information may be in a corporate directory, or if required on a cryptographically secure hardware. The cryptographically secure hardware can take the form factor of a smart card or other cryptographic device. If a biometric device is used that supports on device storage and matching of biometric information, then this information is never stored on or transmitted through the user's workstation.

         The banking industry and other financial services institutions that engage in check transactions, online credit card and debit transactions are continually seeking a tamper resistant system. The same principles apply to online gaming, auction and stock/security transactions. Further, any email sent and retrieved is protected with the same degree of security and identity recognition. The authentication/verification system has paved the way for Cryptometrics to offer its online contract signature/verification system, allowing the execution of binding contracts and other legal documents by signing on the internet. Since a digital signature is now recognized as legally binding, having a private

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signing key protected with a password is potentially dangerous as it invites potential intruders. With the Cryptometrics solution, the private key is secured with a biometric authentication, and is used in conjunction with a cryptographic device, can be generated and stored in the self-contained device. Therefore, information is always secure and is virtually tamper proof during transfer and storage. Cryptometrics believes that its system can be used globally for all industries online and offline transactions.

         Cryptometrics' software program with digital signature verification utilizing a biometric device, is a security safeguard that ensures that email messages sent are not opened until its security software verifies that the person opening and reading the email is the intended recipient and not an unintended third party. This degree of safety and effectiveness is provided by Cryptometrics' Signature Contract Verification System.

GENERAL DESCRIPTION OF CRYPTOMETRICS CANADA'S FACIAL BIOMETRIC OFFERINGS

         Cryptometrics Canada, Inc. operates in the rapidly expanding market for face biometric solutions specifically designed to support travel document issuance, border clearance and homeland security and public safety. The following unique competencies and experiences combine to establish and underpin the uniqueness of Cryptometrics' Facial Biometric offerings,

         STRONG APPLICATION EXPERIENCE AND KNOWLEDGE

         Cryptometrics Canada senior staff has over 10 years of experience in creating solutions for travel document issuance. For instance, Cryptometrics Canada senior staff has developed quality assurance readers for machine readable passports, passport book printers, and passport issuance software. Cryptometrics senior staff has also developed solutions for border clearance, including the first passport/travel document readers. This experience and knowledge allows Cryptometrics to anticipate the best face biometric solutions, and create each in a way that best fits those special needs that are travel document issuance and border clearance.

         GLOBAL PURVIEW

         Cryptometrics has a special global purview on requirements for machine assisted identity confirmation systems for supporting travel document issuance and border clearance. The Chief Strategy Officer of Cryptometrics, Joel F. Shaw, is the Chairman of the Working Group established by the International Standards Organization to prepare International Standards for Machine Readable Travel Documents. This work is carried out collaboratively between the International Standards Organization and the UN's International Civil Aviation Organization. Mr. Shaw has held this position since 1989.

         NEW BREED OF FACE RECOGNITION PROVIDER

         Cryptometrics Canada represents a new breed of end-to-end face biometric solution provider that designs, develops and contributes critical technology that enables commercial off-the-shelf face recognition software to perform better. Cryptometrics Canada has created this suite of enabling technologies; i.e. hardware and software technology - ranging from smart face biometric cameras, to kiosks, to photo enrolment units, to fusion technology, to a fully scalable IT solution architecture - to realize the best overall performance for any of the commercial off-the-shelf face recognition software packages.

         By combining these enabling technologies with special application products designed to support travel document issuance and border clearance, end to end solutions are realized that produce an overall enhanced level of identification performance.

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         FULLY SCALABLE INFORMATION TECHNOLOGY

         Cryptometrics Canada has created a fully scalable, information technology capable of working with many different software platforms that can support the various process steps involved in delivering and operating small to large scale face recognition solutions.

         EXPERIENCE WITH PASSPORT ISSUANCE AUTHORITIES

         While working for passport issuing authorities, Cryptometrics Canada successfully achieved a back record conversion of existing photographs or image databases, converting these national assets into valued contributors to urgent homeland security solutions. It has recently extended that expertise, applying it to convert and use law enforcement photo image databases with face recognition technology.

         Cryptometrics Canada has created advanced Search Engine technology that has been used to perform highly accurate fraud searches in support of passport issuance; i.e. fraud searches that search the entire collection of images without having to resort to "bogus performance enhancing techniques" such as biographical filters and binning.

         TECHNOLOGY ENABLES MIGRATION BETWEEN 2-D AND 3-D FACE RECOGNITION

         Cryptometrics Canada has also developed technology to allow migration between 3-D and 2-D recognition:

        o Technology to detect the 3-D orientation of the face from a photograph or image and use this information to digitally turn the face without distortion to the more optimum face recognition preferred "full frontal pose". The technology can also be used to create a series of "derivative images "capable of forming a 3-D facial profile.

        o Technology capable of digitally replicating muscle and jaw movement in the face to allow a facial image to be cleared of performance reducing gestures (e.g. smile, frown and mouth open), thereby assuming the more optimum, face recognition preferred "gesture neutral pose". The technology can also be used to create "derivative images containing specific gestures" to improve match checks.

         These unique competencies and experiences have allowed Cryptometrics Canada to develop facial biometric capture devices and integrated systems that do not require a person to be cooperative - from single and multiple person over the counter capture and identification solutions to solutions able to seek out and capture a person's facial biometric (in the form of an image) at upwards of 75 feet. They have lead to the creation of a range of unique preprocessing and image enhancement/handling software that allow commercial off-the-shelf face recognition software to realize better performance overall than if simply used on their own to process new live capture images, photos or images reclaimed from a historical database. They have also ensured that Cryptometrics is able to offer turn-key systems to address travel documents, border security, aviation security, homeland defense and critical infrastructure protection as a first step, thus placing Cryptometrics in a position of being able to meet market demands at the time of greatest need.

OTHER APPLICATIONS

         Cryptometrics will continue to market research and pilot implementations of its technology and integrated solutions across a number of vertical markets; for example, the application of face biometrics to realize an enhanced level of trusted customer service from a self-service kiosk. In 2005 Cryptometrics successfully introduced and pilot tested face biometrically enabled kiosks on cruise ships to enhance the delivery of professional photo services to passengers. This successful experiment has opened up a completely new vertical market for Cryptometrics with significant potential for revenue realization. It

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equally confirms the potential of applying the technology to a range to applications outside of the security field. Market research is on going to determine how the technology can be applied to banking for the purpose of mitigating fraud and identity theft.

POTENTIAL CLIENTS - FINGERPRINT

        Cryptometrics is finalizing a long term three year agreement with a Fortune 50 company to become the sole source solution for logical access, logical security, and logical authentication. This contract award over the anticipated three year period is in excess of $5 Million. The rollout for this project is expected to begin in early 2006.

        Cryptometrics is working with a Fortune 500 financial services firm to provide more than 22,000 of its consultants and 50,000 of its clients the FingerSURE(TM) solution.

        Cryptometrics is working with a Fortune 50 company that is the leader in providing wireless products to the market. This potential customer can use Cryptometrics FingerSURE(TM) for engineering applications and to protect supplier access to private websites. The opportunity with this customer is potentially greater than 50,000 users.

        Cryptometrics is working with a semi-conductor manufacturer with $2 Billion in annual sales to establish a long term contract for internal use of FingerSURE(TM).

EXISTING CLIENTS - FACE

        Cryptometrics has provided technology and/or services to a number of governments and private sector organizations, some of which are as follows:

        o New Zealand Passport Office - Cryptometrics (i) carried out an investigation into the potential of using their 2.5 million record passport photo database with face recognition technology; (ii) successfully converted the database and pilot tested using a number of key face recognition software packages; (iii) developed and pilot tested a prototype passport applicant identity confirmation system for supporting passport issuance; (iv) designed and delivered a photo image quality assessment system for live passport issuance; and (v) designed and delivered a facial image Lookout system for live passport issuance.

        o UK passport Agency - Cryptometrics was retained on several occasions to assist the UK passport Agency as it moves towards issuance of the new British ePassport. To date Cryptometrics has (i) evaluated existing scanning equipment used to digitized passport photos to determine overall suitability for use in issuing the ePassport; (ii) recommended a replacement scanning equipment and evaluated overall suitability for use in issuing the ePassport; (iii) evaluated the historical database of passport photos to determine potential suitability for use in confirming identity of applicants using face recognition; and (iv) assisted in the evaluation of vendors of passport photos and providing recommendations on suitability for use with face recognition technology.

        o German Federal Criminal Police - Cryptometrics has delivered turnkey systems used to test face recognition to confirm the identity of a travel document presenter for potential use in Germany's border control.

        o Netherlands Ministry of the Interior and Kingdom Relations - Cryptometrics has delivered turnkey systems used to test face recognition and finger print matching for confirming the

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         identity of a travel document presenter. In addition to counter based configurations, Cryptometrics created and delivered self-service kiosk based units.

         In addition Cryptometrics has provided face biometric kiosks for capturing the facial biometric from passengers aboard a cruise ship and then returning photos that had been taken of them while on the cruise. The kiosk is the passenger interface into a completely automated retrieval and procurement system being tested for potential fleet wide use.

         Cryptometrics has also supplied face biometric training systems to special military forces, each containing a number of Cryptometrics advanced face recognition capture and processing devices and appliances.

STRATEGIC ALLIANCES AND PARTNERSHIP PROGRAM

SOLUTION INTEGRATOR PARTNERS

         The objective of the Solution Integrator program is to provide core Cryptometrics biometric software and hardware technology to organizations providing solutions that use embedded biometric technology. Such organizations offer turn key solutions that serve a particular market or application area in which machine assisted identity (biometric) confirmation is required, or of value if added within a solution they are delivering to a client. The Solution Integrator will gain value in partnering with Cryptometrics by delivering a more complete solution for their respective clients, and providing a unique competitive advantage to the Solution Integrator.

RESELLER PARTNERS

         The objective of the Reseller Partner Program is to establish a network of qualified and skilled resellers that will promote and sell the Cryptometrics offerings. Cryptometrics works cooperatively with each reseller partner in order to establish effective skills transfer and sales effort.

SOURCES OF REVENUE

         Currently Cryptometrics' established source of revenue is derived from software/hardware purchase agreements, consulting contracts, license agreements of its base product and supporting technologies. Residual revenue will come from maintenance upgrades and services for new options developed. Other revenue sources will come from joint development projects with special client requirements or with other equipment and device manufacturers. These successful joint development projects can lead to licensing agreements for private labeling and joint venture opportunities to license its solutions for a fixed term with renewal options. A potential source of revenue is consultative services to implement Cryptometrics' packaged solution offering.

         Cryptometrics believes that its Cryptometrics Partner program has the potential to generate revenue and margin for growth. This program involves a significant up front sales and development effort, some of which should be funded by the partner but once channeled and established it could become a recurring revenue stream with relatively low overhead cost for new sales. Once the development effort is complete and a partnership established, most customer related selling activities would be expected to come from the partner, thereby increasing Cryptometrics' representation in the market place in terms of introductions to potential customers. Thus, this channel quickly becomes a very predictable, repeatable and high profit margin channel.

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ADVERTISING, SALES & MARKETING PROMOTION

         Cryptometrics intends to target use print media to describe its services, while continuing to participate in trade shows and other similar industry conferences. It will also continue to refine its Web Site and to develop brochures and various promotional material targeted to specific markets and opportunities.

         Cryptometrics has entered into a contract with a public relations firm to increase its exposure to the public. This has already produced results, with segments aired on CNN news highlighting the Cryptometrics facial recognition solution and a number of articles and interviews highlighting the Cryptometrics FingerSURE solution.

         Based upon various referrals, Cryptometrics believes that the features of its offerings are becoming known and the status of its senior team in the industry is being recognized.

COMPETITION

         There are many companies presently offering identification and authentication hardware/software packages such as Identix, Viisage, Cognate, ActivCard and BNX Systems Corp. Many of the large enterprise and governments are aggressively seeking security solutions to combat internet fraud, data intrusion, unauthorized network access, and physical perimeter security breaches. The current market place for this type of technology is well defined and funded. Current technology addresses these concerns and minimizes the enterprise and government's exposure to monetary fraud and unauthorized access. Cryptometrics attempts to distinguish itself from its competition by offering to both the customer and the client, the security/authentication system that provides a very high assurance that an intruder cannot access or physically breach the protected asset. Cryptometrics also stresses the versatility of its products through its capability of working with may different software platforms.

         Cryptometrics has entered into a partnership with a fingerprint device manufacturer to deliver the fingerprint authentication solutions. The device provides wireless, on-device verification of the fingerprint. Cryptometrics FingerSURE(TM) software leverages the device to provide its customers a robust and amply featured wireless logical access and authentication solution for their information systems. To help our customers better understand what we do, the following information is provided. For protection of critical corporate data, The FingerSURE(TM) product delivers the highest level of data and information asset security in the industry at the user and enterprise level. A unique technology leadership capability is the FingerSURE(TM) movement of a private key or digital identity certificate to a trusted biometric device or trusted platform module. This private key can also be associated with the Microsoft Encrypting File System encryption routine provided as part of the Microsoft Windows platform and most important, the private key can only be used to decrypt data or access systems once a successful biometric authentication takes place".

         The majority of Cryptometrics' competitors presently offer a closed and proprietary system for sale to the client. These systems are based on supporting only the technology that the company sells, and does not offer the client the flexibility and the additional strengths of being agnostic. Cryptometrics hardware/software strategy allows Cryptometrics to provide the most robust and feature rich solution possible. The capability of working with many different software platforms has allowed Cryptometrics to become the vendor of choice for large domestic and international government agencies. The ability to support multiple types of technologies and biometric algorithms has allowed Cryptometrics to create the support of a new type of biometric identification known as fusion technology. This fusion technology allows the support of already deployed biometric systems to be further enhanced and improved with the addition of Cryptometrics technology.

         Cryptometrics is looking to secure all the logical and physical points of access to the enterprise, from the employee's login at their enterprise desktop, to remotely connecting from home through a biometrically secured network, to physical access to the enterprise premises. Cryptometrics offers support for biometric authentication on a biometric device itself, or through a centrally controlled and administered authentication server. Both options allow clients the highest level of biometric security and authentication. Cryptometrics' technology is based on developing software/hardware applications which drive and fully exploit biometric recognition technologies.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF CRYPTOMETRICS
               FOR THE FISCAL YEARS ENDED APRIL 30, 2005 AND 2004


INTRODUCTION

         This Management's Discussion and Analysis of the Financial Condition and Results of Operations of Cryptometrics contains forward-looking statements that are based on current expectations, estimates, and projections about Cryptometrics and the industries in which Cryptometrics operates. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of Cryptometrics. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performances and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Cryptometrics undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required by law.

         Potential risks and uncertainties include, without limitation, the uncertainties inherent in the development of new products, Cryptometrics' need for additional funding, the uncertain market acceptance of its products, the uncertainties inherent in managing the integration of Cryptometrics' acquired businesses, and rapid developments in technology, including developments by competitors. Cryptometrics operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

OVERVIEW

         Cryptometrics is a global provider of facial recognition and fingerprint biometric solutions to the government and commercial markets. Its solutions provide leading edge security and access control solutions with facial recognition and logical fingerprint technology. Cryptometrics specializes in the development of end-to-end solutions for travel document issuance, border security, aviation security, critical key infrastructure protection and law enforcement.

         Cryptometrics was incorporated in the State of Delaware in May 2000 under the name Postal Hut, Inc. In November 2001, the Postal Hut, Inc. changed its name to Cryptometrics, Inc.

ACQUISITIONS

         In March 2004, Cryptometrics acquired all of the outstanding shares of Cryptometrics Canada, Inc. (formerly known as BioDentity Systems Corporation), a Canadian company specializing in providing next generation face biometric authentication technologies and end-to-end solutions specifically designed to strengthen border control, aviation security and homeland defense. Cryptometrics' SecurIDent and IDPASS solutions are used to secure the issuance of passports and a wide range of national documents and critical infrastructure.

CRITICAL ACCOUNTING POLICIES

         Management discussion addresses Cryptometrics' consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. On an on- going basis, management evaluates its estimates and judgment, including those related to revenue recognition, goodwill, bad debts, income taxes, and contingent liabilities. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments as to the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

         The SEC defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

         The following discussion of critical accounting policies represents Cryptometrics' attempt to report on those accounting policies which Cryptometrics believes are critical to its consolidated financial statements and other financial disclosure. The following discussion is not intended to be a comprehensive list of all of Cryptometrics' significant accounting policies, which are more fully described in the Notes to the Consolidated Financial Statements included in this Registration Statement on Form S-4. The following is a summary of Cryptometrics' critical accounting policies and estimates.

REVENUE RECOGNITION

         Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. Cryptometrics must assess whether the fee associated with a revenue transaction is fixed or determinable and whether or not collection is probable. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.

         Certain of Cryptometrics' equipment sales such as its SecurIDent Systems generally require installation subsequent to shipment and transfer of title. Cryptometrics recognizes revenue on such sales in accordance with Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition". Revenue related to equipment sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. Due to Cryptometrics' current policy and practices, it considers acceptance of the SecurIDent Systems contingent upon successful installation of the product. Revenues from sales of products via authorized representatives, dealers, distributors or other third party sales channels are recognized at the time of title transfer, generally upon shipment.

         Cryptometrics also sells several stand-alone software products including the Face Recognition Server, Face Processor and software developer kits. Revenue is recognized on software products in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended. Cryptometrics' recognizes revenue on software products when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed or determinable and vendor-specific objective evidence of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection is deemed reasonably assured. Vendor-specific objective evidence of fair value is established based upon either sales of the element (e.g, maintenance, training or consulting) in individual transactions, or, in certain cases for maintenance, based upon substantive renewal rates. In cases where Cryptometrics does not have vendor-specific objective evidence of fair value for all delivered elements in the transaction (e.g., for licenses), the fees from these multiple-element agreements are allocated using the residual value method. In circumstances when the software and services being sold include services to provide significant production, modification or customization of the software, and the services cannot be segregated into separate units of accounting, Cryptometrics accounts for the software sales under SOP 97-2 and SOP 81-1 "Accounting for performance of construction-type and certain production-type contracts". In the cases where SOP 81-1 is applied, Cryptometrics uses the cost-to-cost method of percentage of completion. Under this method, sales, including estimated earned fees or profits, are recorded based on the percentage that total costs incurred bear to total estimated costs. Maintenance revenue is deferred and recognized ratably over the life of the service period of the related agreement.

CASH AND TEMPORARY INVESTMENTS

         Cash and temporary investments include all cash balances on hand and short-term, highly liquid investments with original maturities of three months or less.

INCOME TAXES

         As required by SFAS No. 109, Accounting for Income Taxes, Cryptometrics recognizes deferred tax assets on its consolidated balance sheet if it is "more likely than not" that the subject net operating loss carryforwards and unused tax credits will be realized on future federal income tax returns. At April 30, 2005, Cryptometrics continued to provide a full valuation allowance against accumulated U.S. deferred tax assets reflecting Cryptometrics' historical losses and the uncertainty of future taxable income.

         If Cryptometrics begins to generate taxable income in a future period or if the facts and circumstances on which its estimates and assumptions are based were to change, thereby impacting the likelihood of realizing the deferred tax assets, judgment would have to be applied in determining the amount of valuation allowance no longer required. Reversal of all or a part of this valuation allowance could have a significant positive impact on operating results in the period that it becomes more likely than not that certain of Cryptometrics' deferred tax assets will be realized.

STOCK-BASED EMPLOYEE COMPENSATION

         Cryptometrics has various stock-based compensation plans covering employees and directors as more fully described in Note 1 to the Consolidated Financial Statements. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, Cryptometrics used the intrinsic value method to account for stock-based compensation plans under the provisions of APB No. 25, Accounting for Stock Issued to Employees and related interpretations.

GOODWILL AND OTHER LONG-LIVED ASSETS

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the rules, the pooling of interests method of accounting for acquisitions is no longer allowed and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

         Cryptometrics' goodwill arose from its purchase of the common stock of BioDentity and totaled $10,500,000. During the fiscal year ended April 30, 2005, Cryptometrics incurred additional costs totaling $200,000 which have been added to the goodwill. Upon acquisition and at the years ended April 30, 2005 and 2004, Cryptometrics performed its required tests for impairment and has determined there to be no impairment on each of those dates.

RESULTS OF OPERATIONS

Fiscal Years Ended April 30, 2005 and 2004

Revenues

         Revenues for fiscal year ended April 30, 2005 were $681,854, an increase of $439,832 or 181% from the same period in the prior year. Cryptometrics' revenues are primarily generated from sales of its biometric authentication solutions. The increase in revenues is due to the acquisition of BioDentity Systems Corporation (now known as Cryptometrics Canada, Inc.) in March 2004. Cryptometrics' revenues were substantially all generated from the Cryptometrics Canada subsidiary.

         For the year ended April 30, 2005, sales to three customers accounted for an aggregate of 74% of total revenues. For the year ended April 30, 2004, Cryptometrics had two customers accounting for more then 10% of revenues in the fiscal year ended April 30, 2004. The two customers each accounted for approximately 29% of the annual revenues.

Cost and expenses

         Costs of revenues increased to $187,817 (28% of revenues) in 2005 from $ 46,269 (19% of revenues) in 2004.

         Operating expenses increased from $2,075,351 in 2004 to $6,098,127 in 2005 as a direct result of Cryptometrics' developing and marketing its products and services, from increased headcount as a result of the BioDentity acquisition, and from increased professional expenses and costs associated with raising equity financing.

Research and Development Expenses

         Research and development expenditures consists largely of salaries for technical personnel, the cost of related engineering materials, software tools and support, project expenses and related third party consulting costs.

         Research and development increased by $1,491,332 or 337% in the fiscal period compared to the year earlier period due to the acquisition of BioDentity and from Cryptometrics' focus on the development of biometric solutions. As a result of this focus, additional engineering staff was hired and additional expenditures were incurred in order to allow Cryptometrics to develop new and innovative products.

General and Administration Expenses

         The increase in general and administrative expenses for the fiscal period ending April 30, 2005 is $1,487,487 or 171% compared to the year earlier period due primarily to the acquisition of BioDentity Systems Corporation (now Cryptometrics Canada, Inc.) in March 2004, and from increased corporate expenditures, principally salaries and professional fees. The increase is in large part a result of the inclusion of Biodentity's operations since the date of the acquisition in March 2004.

Selling and Marketing

         Selling and marketing expenses primarily relate to remuneration of sales personnel. Other significant cost components include advertising and conference/trade show costs for marketing activities and sales force travel costs.

         Selling and marketing expenses were $1,804,249 for fiscal 2005, compared to $760,292 for fiscal 2004. The increase was primarily related to a full year of results of BioDentity (now Cryptometrics Canada) in fiscal 2005 compared to a 52 day period in fiscal 2004.

Other Income

         Interest and other income were $102,711 for fiscal 2005, compared to $26,007 for fiscal 2004, reflecting principally the higher cash balances held as a result of the sale of common stock during the year.

Income Taxes

         Cryptometrics is in a net deferred tax asset position and has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. Cryptometrics will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that Cryptometrics' deferred tax assets will be realized.

         Included in income taxes are investment tax credits on research and development expenditures incurred by Cryptometrics' wholly owned subsidiary in Canada. The investment tax credits for the fiscal period ended April 30, 2005 were $183,377.

Loss From Operations

         As a result of the factors described above, the net loss for fiscal 2005 was $5,501,379 as compared to $1,853,591 for fiscal 2004.

LIQUIDITY AND CAPITAL RESOURCES

         At April 30, 2005, we had cash of $11,182,147 and working capital of $10,069,216, as compared to a working capital deficit of $741,848 at April 30, 2004. The improved financial position is a result of the private placement of common shares during the year, partially offset by the greater expenditures increased during the year.

         Cash flows for the fiscal periods were as follows:

                                                                Year Ended              Year Ended
                                                              April 30, 2005          April 30, 2004
                                                                 (Audited)               (Audited)
                                                              --------------          --------------
          Cash flows used in operating activities              $ (5,104,345)           $ (1,726,793)
          Cash flows used in investing activities                  (486,759)               (103,020)
          Cash flows from financing activities                    15,632,168               2,952,823
                                                              --------------          --------------
          Increase in cash and cash equivalents                  $10,040,118              $1,048,487



         Cryptometrics used $5,104,345 in operating activities for the year ended April 30, 2005 as compared to $1,726,793 in the same period in 2004. The increase in cash used in operations is attributed primarily to an increase in the net loss for the respective periods and the use of non-cash working capital. Cryptometrics used $486,759 of cash in investing activities during the year ended April 30, 2005, as compared to $103,020 for the same period in the previous year. Cryptometrics increased its cash by $10,040,118 in the 2005 fiscal period, as compared to $ 1,048,487 in the prior year. The increase in cash is the result of the sale of common stock.

         Cryptometrics does not have a bank credit facility or other working capital credit line under which it may borrow funds.

         Future liquidity and cash requirements will depend on a wide range of factors including the level of business in existing operations and Cryptometrics' ability to raise additional financing.

         The following is a summary of Cryptometrics' contractual obligations for the periods indicated that existed as of April 30, 2005 and is based on information appearing in the Notes to the Consolidated Financial Statements:


            Operating lease obligations      $
                                 2006        200,616
                                 2007        166,909
                                 2008        166,041
                                 2009        171,658
                                 2010        177,276
                           thereafter         14,812
                                             -------
                                             897,312
                                             =======

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF CRYPTOMETRICS
         FOR THE SIX MONTHS ENDED OCTOBER 31, 2005 AND OCTOBER 31, 2004

INTRODUCTION

         This Management's Discussion and Analysis or Plan of Operation contains forward-looking statements that are based on current expectations, estimates, and projection about Cryptometrics and the industries in which we operate. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of Cryptometrics. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performances and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Cryptometrics undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required by law.

         Potential risks and uncertainties include, without limitation, the uncertainties inherent in the development of new products, Cryptometrics need for additional funding, the uncertain market acceptance of our products, the uncertainties inherent in managing the integration of our acquired businesses, and rapid developments in technology, including developments by competitors. We operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

OVERVIEW

         We are a global provider of facial recognition and fingerprint biometric solutions to the government and commercial markets. Our solutions provide leading edge security and access control solutions with facial recognition and logical fingerprint technology. The company specializes in the development of end-to-end solutions for travel document issuance, border security, aviation security, critical key infrastructure protection and law enforcement.

         The Company was incorporated in the State of Delaware in May 2000 under the name Postal Hut, Inc. In November 2001, the Company changed its name to Cryptometrics, Inc.

ACQUISITIONS

         In March 2004, the Company acquired all of the outstanding shares of BioDentity Systems Corporation, a Canadian company specializing in providing next generation face biometric authentication technologies and end-to-end solutions specifically designed to strengthen border control, aviation security and homeland defense. BioDentity's SecurIDent and IDPASS solutions are used to secure the issuance of passports and a wide range of national documents and critical infrastructure.

CRITICAL ACCOUNTING POLICIES

         Management discussion addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of theses statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. On an on- going basis, management evaluates its estimates and judgment, including those related to revenue recognition, goodwill, bad debts, income taxes, and contingent liabilities. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments as to the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

         The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

         The following discussion of critical accounting policies represents our attempt to report on those accounting policies which we believe are critical to our consolidated financial statements and other financial disclosure. It is not intended to be a comprehensive list of all of our significant accounting policies, which are more fully described in the Notes to the Consolidated Financial Statements included in this report. The following is a summary of our critical accounting policies and estimates.

REVENUE RECOGNITION

         Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. The Company must assess whether the fee associated with a revenue transaction is fixed or determinable and whether or not collection is probable. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.

         Certain of the Company's equipment sales such as its' SecurIDent Systems generally require installation subsequent to shipment and transfer of title. The Company recognizes revenue on such sales in accordance with Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition". Revenue related to equipment sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. Due to current Company policy and practices, the Company considers acceptance of the SecurIDent Systems contingent upon successful installation of the product. Revenues from sales of products via authorized representatives, dealers, distributors or other third party sales channels are recognized at the time of title transfer, generally upon shipment.

         The Company also sells several stand-alone software products including Face Recognition server, Face Processor and software developer kits. Revenue is recognized on software products in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended. The Company recognizes revenue on software products when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed or determinable and vendor-specific objective evidence ("VSOE") of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection is deemed reasonably assured. VSOE of fair value is established based upon either sales of the element (e.g, maintenance, training or consulting) in individual transactions, or, in certain cases for maintenance, based upon substantive renewal rates. In cases where the Company does not have VSOE of fair value for all delivered elements in the transaction (e.g., for licenses), the fees from these multiple-element agreements are allocated using the residual value method. In circumstances when the software and services being sold include services to provide significant production, modification or customization of the software, and the services cannot be segregated into separate units of accounting, the Company accounts for the software sales under SOP 97-2 and SOP 81-1 "Accounting for performance of construction-type and certain production-type contracts". In the cases where SOP 81-1 is applied, the Company uses the cost-to-cost method of percentage of completion. Under this method, sales, including estimated earned fees or profits, are recorded based on the percentage that total costs incurred bear to total estimated costs. Maintenance revenue is deferred and recognized ratably over the life of the service period of the related agreement.

CASH AND TEMPORARY INVESTMENTS

         Cash and temporary investments include all cash balances on hand and short-term, highly liquid investments with original maturities of three months or less.

INCOME TAXES

         Deferred Tax Assets - As required by SFAS No. 109, Accounting for Income Taxes, the Company recognizes deferred tax assets on its consolidated balance sheet if it is "more likely than not" that the subject net operating loss carryforwards and unused tax credits will be realized on future federal income tax returns. At July 31, 2005, the Company continued to provide a full valuation allowance against accumulated U.S. deferred tax assets reflecting the Company's historical losses and the uncertainty of future taxable income.

         If the Company begins to generate taxable income in a future period or if the facts and circumstances on which its estimates and assumptions are based were to change, thereby impacting the likelihood of realizing the deferred tax assets, judgment would have to be applied in determining the amount of valuation allowance no longer required. Reversal of all or a part of this valuation allowance could have a significant positive impact on operating results in the period that it becomes more likely than not that certain of the Company's deferred tax assets will be realized.

STOCK-BASED EMPLOYEE COMPENSATION

         The Company has various stock-based compensation plans covering employees and directors as more fully described in Note 1 to the consolidated financial statements. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company used the intrinsic value method to account for stock-based compensation plans under the provisions of APB No. 25, Accounting for Stock Issued to Employees and related interpretations.

GOODWILL AND OTHER LONG-LIVED ASSETS

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the rules, the pooling of interests method of accounting for acquisitions is no longer allowed and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED OCTOBER 31, 2005 COMPARED TO THE SIX MONTHS ENDED OCTOBER 31, 2004

Revenues

         Revenues for the six months ended October 31, 2005 were $63,086, a decrease of $342,940 from the same period in the prior year.

         The decrease in revenues is primarily related to timing issues and due to a large contract in the prior year fiscal quarters that was substantially completed prior to year end. The Company's revenues are primarily generated from sales of its biometric authentication solutions. Our revenues were substantially all generated from the BioDentity subsidiary.

Research and Development Expenses

         Research and development expenditures consists largely of salaries for technical personnel, the cost of related engineering materials, software tools and support, project expenses and related third party consulting costs.

         Research and development expense for the six months ended October 31, 2005 and 2004 were $981,888 and $833,018, respectively.

         On a gross basis, after provisioning for research tax credits from the Company's Canadian subsidiary, research and development expense for the six months ended October 31, 2005, and 2004, were $1,060,916 and $833,018, respectively.

         Gross research and development increased due to the Company's focus on the development of biometric solutions. As a result of this focus, additional engineering staff was hired and additional expenditures were incurred in order to allow the Company to develop new and innovative products.

General and Administration Expenses

         General and administration expenses consist of salaries and related personnel costs for executive, financial and administrative functions, office and facilities expense, and professional fees.

         General and administrative expenses for the six months ended October 31, 2005 increased $302,369, or 36%, to $1,133,803 compared to $831,434 for the same period in 2004.

         The increase was primarily attributable to an increase in salary and related expenses due to additional headcount increases during the second half of calendar year 2004 and first half of 2005, and increases in insurance, office supplies, and amortization. As well, since the company incurs the majority of its expenses in its Canadian subsidiary, the weakening of the US dollar had the effect of raising the Company's cost base.

Selling and Marketing

         Selling and marketing expenses primarily relate to remuneration of sales personnel. Other significant cost components include advertising and conference/trade show costs for marketing activities and sales force travel costs.

         Selling and marketing expenses for the six months ended October 31, 2005 increased $436,548, or 58%, to $1,187,801 compared to $751,253 for the same period in 2004.

         The increase was primarily a result of an increase in sales and marketing efforts which included hiring new personnel in sales and sales support during the second half of 2004 and the first half of 2005, primarily to expand our US and international sales team. In addition to the increases in personnel, sales and marketing overhead and travel expenses increased as a result of the expansion of our sales force as compared to the same period in 2004.

Other Income

         Interest and other income was $177,314 for the six months ending October 31, 2005, reflecting principally investment income on funds the Company maintains in bank and other short-term investments until the funds are needed for operating purposes.

Income Taxes

         The Company is in a net deferred tax asset position and has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a full valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

Loss From Operations

         As a result of the factors described above, the net loss for the six months ended October 31, 2005 was $3,098,669 as compared to $2,126,821 for the same period in the prior fiscal period.

LIQUIDITY AND CAPITAL RESOURCES

         At October 31, 2005, we had cash and short-term investments of $7,794,223 and working capital of $6,902,053, as compared to cash and short-term investments of $11,182,147 and working capital of $10,069,216 at April 30, 2005.

         We used $3,220,717 in operating activities for the six months ended October 31, 2005 as compared to $2,884,564 in the same period in 2004. The increase in cash used in operations is attributed primarily to increase in the net loss for the respective periods.

         We used $3,319,380 of cash in investing activities during the six months ended October 31, 2005, as compared to $199,755 for the same period in the previous year. Cash used in investing activities was primarily from the net purchases of short-term marketable securities in the amount of $3,057,818, and purchases of property and equipment in the amount of $210,840.

         Net cash provided by financing activities for the six months ended October 31, 2005 was $35,000, compared to $2,053,797 provided by financing activities during the same period in 2004. Cash provided from financing activities was attributable to the net proceeds from the issuance of common stock.

         We do not have a bank credit facility or other working capital credit line under which we may borrow funds.

         Future liquidity and cash requirements will depend on a wide range of factors including the level of business in existing operations and Cryptometrics' ability to raise additional financing.

                     PRINCIPAL STOCKHOLDERS OF CRYPTOMETRICS

         The following table sets forth as of the date of this Proxy Statement/Prospectus certain information regarding the ownership of voting securities of Cryptometrics by each stockholder known to the management of Cryptometrics to be (i) the beneficial owner of more than 5% of Cryptometrics' outstanding common stock, (ii) each of the directors and nominees for director of Cryptometrics, (iii) the executive officers named in the Summary Compensation Table herein under "Executive Compensation" and (iv) all named executive officers and directors as a group. Except as otherwise noted, Cryptometrics believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.


--------------------------------------------------------- ------------------------------ -----------------------------
                                                           NUMBER OF SHARES OF COMMON
NAME                                                                  STOCK                PERCENT OF COMMON STOCK
--------------------------------------------------------- ------------------------------ -----------------------------
Robert Barra                                                      2,975,000 (1)                     25.8%
--------------------------------------------------------- ------------------------------ -----------------------------
Michael A. Vitale                                                 2,975,000 (1)                     25.8%
--------------------------------------------------------- ------------------------------ -----------------------------
Joel Shaw                                                            806,118 (2)                     7.0%
--------------------------------------------------------- ------------------------------ -----------------------------


(1) Does not include options to purchase 325,000 shares of Cryptometrics Common Stock which will become effective just prior to the effectiveness of the Merger.

(2) Represents number of shares of Cryptometrics Common Stock to be received upon conversion of Exchangeable Shares of Cryptometrics Canada, Inc. held.

                                 LEGAL MATTERS

         Jones Vargas, counsel to JAG Media, will pass on the validity of the JAG Media Common Stock to be issued to Cryptometrics stockholders in the Merger. Morgan, Lewis & Bockius LLP, counsel to JAG Media, will pass on the material U.S. federal income tax consequences as described in the heading "Material U.S. Federal Income Tax Consequences of the Merger."

                                     EXPERTS

         The financial statements of JAG Media as of July 31, 2005, for each its fiscal years ended July 31, 2005 and July 31, 2004, included within this Proxy Statement/Prospectus have been so included in reliance on the report of J.H. Cohn LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Cryptometrics as of April 30, 2005 and for each of its fiscal years ended April 30, 2005 and April 30, 2004, included within this Proxy Statement/Prospectus have been so included in reliance on the report of Seligson & Giannattasio, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         JAG Media files annual, quarterly and Annual reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that JAG Media files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. JAG Media's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov."


         JAG Media filed a Registration Statement on Form S-4 to register with the SEC the JAG Media Common Stock to be issued to Cryptometrics stockholders in the Merger. This Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 and constitutes a prospectus of JAG Media in addition to being a proxy statement of JAG Media the Annual Meeting of the Stockholders of JAG Media to take place on will be held on Wednesday, April 26, 2006 at 9:00 a.m. (Pacific Standard Time) in the law offices of Jones Vargas, located on the Twelfth Floor of 100 West Liberty Street in Reno, Nevada. As permitted by SEC rules, this Proxy Statement/Prospectus does not contain all the information that you can find in the Form Registration Statement on Form S-4 or the exhibits to that statement. No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by JAG Media or Cryptometrics. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction on which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any sale made hereby, under any circumstances, shall create any implication that there has been no change in the affairs of JAG Media or Cryptometrics since the date hereof, or that the information herein is correct as of any time subsequent to its date.

                HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF

                   JAG MEDIA HOLDINGS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                           --------------------------

Report of Independent Registered Public Accounting Firm .......................................... F-2

Consolidated Balance Sheet July 31, 2005 ......................................................... F-3

Consolidated Statements of Operations Years Ended July 31, 2005
and 2004 ......................................................................................... F-4

Consolidated Statements of Changes in Stockholders, Equity
(Deficiency) Years Ended July 31, 2005 and 2004 .................................................. F-5

Consolidated Statements of Cash Flows Years Ended
July 31, 2005 and 2004 ........................................................................... F-6

Notes to Consolidated Financial Statements ....................................................... F-7/23

Condensed Consolidated Balance Sheet October 31, 2005 (Unaudited) ................................ F-24

Condensed Consolidated Statements of Operations Three Months
Ended October 31, 2005 and 2004 (Unaudited) ...................................................... F-25

Condensed Consolidated Statement of Changes in Stockholders'
Equity Three Months Ended October 31, 2005 (Unaudited) ........................................... F-26

Condensed Consolidated Statement of Cash Flows Three Months
Ended October 31, 2005 and 2004 (Unaudited) ...................................................... F-27

Notes to Condensed Consolidated Financial Statements ............................................. F-28/34

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
JAG Media Holdings, Inc.


         We have audited the accompanying consolidated balance sheet of JAG Media Holdings, Inc. and Subsidiaries as of July 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended July 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JAG Media Holdings, Inc. and Subsidiaries as of July 31, 2005, and their results of operations and cash flows for the years ended July 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

         The consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 2 to the consolidated financial statements, the Company's operations have generated recurring losses and cash flow deficiencies from operating activities. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                                 /s/ J.H. Cohn LLP

Roseland, New Jersey
November 7, 1002

                    JAG Media Holdings, Inc. and Subsidiaries

                           Consolidated Balance Sheet
                                  July 31, 2005


                                     Assets
Current assets:
    Cash and cash equivalents                                                         $    660,865
    Accounts receivable, net of allowance for doubtful accounts of $7,500                   14,510
    Other current assets                                                                    67,249
                                                                                      ------------
                  Total current assets                                                     742,624

Equipment, net of accumulated depreciation of $95,438                                       59,052
Other assets                                                                                36,426
                                                                                      ------------
                  Total                                                               $    838,102
                                                                                      ============

                           Liabilities and Stockholders' Deficiency
Current liabilities:
    Accounts payable and accrued expenses                                             $    213,190
    Deferred revenues                                                                       29,231
                                                                                      ------------
                  Total current liabilities                                                242,421

Loan payable, net of unamortized debt discount of $72,851                                1,927,149
                                                                                      ------------

                  Total liabilities                                                      2,169,570
                                                                                      ------------

Mandatorily redeemable Class B common stock, par value $.00001 per share:
    400,000 shares designated as Series 2; 380,829 shares issued and outstanding                 4
    40,000 shares designated as Series 3; 21,500 shares issued and outstanding                --
                                                                                      ------------
                                                                                                 4
                                                                                      ------------

Commitments and Contingencies
Stockholders' deficiency:
    Preferred stock; par value $.00001 per share; 50,000,000 shares authorized;
      none issued
    Common stock; par value $.00001 per share; 250,000,000 shares
      authorized; 44,747,799 shares issued and outstanding                                     448
    Additional paid-in capital                                                          43,742,187
    Unearned compensation                                                                  (40,447)
    Accumulated deficit                                                                (45,033,660)
                                                                                      ------------
                  Total stockholders' deficiency                                        (1,331,472)
                                                                                      ------------
                  Total                                                               $    838,102
                                                                                      ============



   See Notes to Consolidated Financial Statements of JAG Media Holdings, Inc.
                               and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Operations
                       Years Ended July 31, 2005 and 2004

                                                                                   2005                   2004
                                                                                ----------             -----------

Revenues                                                                       $    239,651            $    253,256
                                                                               ------------            ------------
Operating expenses:
    Cost of revenues                                                                152,371                 272,161
    Selling expenses                                                                 43,441                  13,698
    General and administrative expenses                                           1,745,455               1,951,876
                                                                               ------------            ------------
                  Totals                                                          1,941,267               2,237,735
                                                                               ------------            ------------

Loss from operations                                                             (1,701,616)             (1,984,479)

Other income (expense):
    Writeoff of goodwill                                                            (50,400)
    Interest income                                                                   8,357                   3,485
    Interest expense                                                               (145,506)                (23,930)
    Loss from retirement of assets                                                                             (713)
                                                                               ------------            ------------

Net loss                                                                       $ (1,889,165)           $ (2,005,637)
                                                                               ============            ============

Basic net loss per share                                                       $       (.04)           $       (.05)
                                                                               ============            ============

Basic weighted average common shares outstanding                                 44,510,641              42,696,349
                                                                               ============            ============


See Notes to Consolidated Financial Statements of JAG Media Holdings, Inc. and Subsidiaries.

                   JAG Media Holdings, Inc. and Subsidiaries

     Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
                       Years Ended July 31, 2005 and 2004


                                    Common Stock
                              --------------------------        Additional        Unearned       Accumulated
                              Number of Shares    Amount      Paid-in Capital   Compensation       Deficit           Total
                              ----------------    ------      ---------------   ------------     -----------      --------------
Balance, August 1, 2003         41,244,025     $        412     $ 41,217,522    $   (140,884)    $(41,138,858)    $    (61,808)

Sale of common stock and
1,500 shares of redeemable
Series 3 Class B common
stock through private
placement                           35,000                            50,000                                            50,000

Effects of issuance of
common stock in exchange
for services                       450,000                5          260,995         (78,000)                          183,000

Amortization of unearned
compensation                                                                         194,619                           194,619

Sales of common stock
pursuant to equity
financing agreement, net
of expenses of $107,500          2,506,274               25        2,042,475                                         2,042,500

Net loss                                                                                           (2,005,637)      (2,005,637)
                              ------------     ------------     ------------    ------------     ------------     ------------

Balance, July 31, 2004          44,235,299              442       43,570,992         (24,265)     (43,144,495)         402,674

Effect of issuance of
options in exchange for
services                                                              51,200         (51,200)

Amortization of unearned
compensation                                                                          35,018                            35,018

Effect of issuance of
common stock for purchase
of business                        250,000                3           42,497                                            42,500

Effects of issuance of
common stock in exchange
for services and claim
settlement                         262,500                3           77,498                                            77,501

Net loss                                                                                           (1,889,165)      (1,889,165)
                              ------------     ------------     ------------    ------------     ------------     ------------
Balance, July 31, 2005          44,747,799     $        448     $ 43,742,187    $    (40,447)    $(45,033,660)    $ (1,331,472)
                              ============     ============     ============    ============     ============     ============



   See Notes to Consolidated Financial Statements of JAG Media Holdings, Inc.
                               and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows
                       Years Ended July 31, 2005 and 2004


                                                                                    2005                   2004
                                                                                -----------            ------------
Operating activities:
  Net loss                                                                      $(1,889,165)            $(2,005,637)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                    19,684                  18,769
    Amortization of unearned compensation                                            35,018                 194,619
    Amortization of debt discount                                                    27,149
    Amortization of other assets                                                     13,574
    Writeoff of goodwill                                                             50,400
    Loss from retirement of assets                                                                              713
    Effects of issuance of common stock in exchange for services and
       claim settlement                                                              77,501                 183,000
    Changes in operating assets and liabilities:
       Accounts receivable                                                           (2,270)                 (7,080)
       Other current assets                                                           6,586                  10,221
       Accounts payable and accrued expenses                                        147,657                 (89,527)
       Deferred revenues                                                            (10,262)                 (5,236)
                                                                                -----------             -----------
                  Net cash used in operating activities                          (1,524,128)             (1,700,158)
                                                                                -----------             -----------

Investing activities - purchase of equipment
    Equipment purchases                                                             (32,078)                (29,276)
    Cash paid for business acquisition                                              (19,212)
                                                                                -----------             -----------
                  Net cash used in investing activities                             (51,290)                (29,276)
                                                                                -----------             -----------

Financing activities:
    Proceeds from loan payable                                                    2,000,000
    Costs paid in connection with loan payable                                     (150,000)
    Net proceeds from private placements of common stock                                                  2,092,500
    Repayment of notes payable to officers                                                                 (400,000)
                                                                                -----------             -----------
                  Net cash provided by financing activities                       1,850,000               1,692,500
                                                                                -----------             -----------

Net increase (decrease) in cash and cash equivalents                                274,582                 (36,934)
Cash and cash equivalents, beginning of year                                        386,283                 423,217
                                                                                -----------             -----------

Cash and cash equivalents, end of year                                          $   660,865             $   386,283
                                                                                ===========             ===========

Supplementary Cash Flow Information:
    Interest paid                                                               $    27,150             $    71,810
                                                                                ===========             ===========

See Notes to Consolidated Financial Statements of JAG Media Holdings, Inc. and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 1 - Organization:

JAG Media Holdings, Inc., a Nevada corporation, and its subsidiaries (the "Company") gather and compile financial and investment information from contacts at financial institutions, experienced journalists, money managers, analysts and other Wall Street professionals and generate revenues by releasing such information to subscribers on a timely basis through facsimile transmissions and a web site, www.jagnotes.com. Subscribers receive, among other things, a daily early-morning investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses and alerts, during the trading day, of rumors circulating on Wall Street. The Company is also developing a related product line which will enable the Company to provide subscribers with select upgrades/downgrades and rumors in streaming video and/or text message format delivered to their mobile phones. Management considers all of its activities to be within the same business segment.

The Company commenced operations in 1989 and its subscribers were initially limited primarily to institutional investors. During the year ended July 31, 2000, the Company opened its web site and began targeting retail subscribers in an effort to expand its subscriber base. On January 4, 2002, a subsidiary, JAG Company Voice LLC, was formed to provide small to medium sized companies with production and distribution services for delivering press releases and other company information over the Internet in streaming video format; however, it never conducted any significant operations, and on April 1, 2004 all of its operations ceased and it was merged with another subsidiary of the Company, Jag Media LLC.

On November 24, 2004, a newly established subsidiary of the Company, Pixaya (UK) Limited ("Pixaya") (formerly known as TComm (UK) Limited), a company organized in the United Kingdom, acquired the business and assets of TComm Limited, a development stage company, also organized in the United Kingdom, that was developing various mobile video streaming products. The Company is continuing to develop some of these products and has added a new service to this product line, as further described in Note 5. However, the business acquired had not generated any significant revenue as of the date of the acquisition or through July 31, 2005. Effective October 3, 2005, TComm (UK) Limited formally changed its name to Pixaya (UK) Limited.

On February 11, 2004, the stockholders of the Company approved an amendment to the articles of incorporation that authorized the implementation of changes related to a recapitalization plan for the Company that was consummated on June 4, 2004 (the "Recapitalization"). As a result of the Recapitalization, the Company became authorized to issue up to 250,000,000 shares of common stock with a par value of $.00001 per share, and it issued 1 share of common stock in exchange for every 1 share of Class A common stock and Series 1 Class B common stock outstanding prior to the recapitalization.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 1 - Organization (continued):

Prior to the Recapitalization, each share of Series 1 Class B common stock was immediately convertible into one share of Class A common stock and each share of Class A common stock and Series 1 Class B common stock was equal in respect to dividends and voting rights. Therefore, each share of Series 1 Class B common stock was, in substance, equivalent to one share of Class A common stock for financial reporting purposes prior to the Recapitalization, and each share of Class A common stock and each share of Series 1 Class B common stock is, in substance, equivalent to 1 share of common stock after the Recapitalization for financial reporting purposes. Accordingly, the Recapitalization, which has been retroactively reflected in the accompanying consolidated financial statements and these notes, did not have any effect on numbers of shares of common stock, the weighted average number of common shares outstanding or any amounts per common share.

Note 2 - Basis of presentation and summary of significant accounting policies:

Basis of presentation:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as shown in the accompanying consolidated financial statements, the Company only generated revenues of approximately $240,000 and $253,000 and it incurred net losses of approximately $1,889,000 and $2,006,000 and cash flow deficiencies from operating activities of approximately $1,524,000 and $1,700,000 for the years ended July 31, 2005 and 2004, respectively. In addition, as of July 31, 2005 the Company only had cash and cash equivalents available of $661,000 and working capital of $500,000. These matters raise substantial doubt about the Company's ability to continue as a going concern.

Management believes that in the absence of a substantial increase in subscription revenues, it is probable that the Company will continue to incur losses and negative cash flows from operating activities through at least July 31, 2006 and that the Company will need to obtain additional equity or debt financing to sustain its operations until it can successfully market its services, expand its customer base and achieve profitability.

As further explained in Note 4, the Company entered into an agreement with an investment partnership pursuant to which it has, in effect, "put" options whereby, subject to certain conditions, it is able to require the investment partnership to purchase shares of its common stock from time to time at prices based on the market value of its shares. The maximum aggregate purchase obligation under this equity line is $10,000,000. This equity line was renewed in July 2004 and expires in August 2006. As of July 31, 2005, the Company had received gross proceeds of $4,035,000 from the exercise of "put" options. Although the timing and amount of the required purchases under the agreement are at the Company's discretion, the purchases are subject to certain conditions as also explained in Note 4 and the ability of the investment partnership to fund the purchases. Also as explained in Note 4, on January 25, 2005, the Company entered into a Promissory Note agreement with the investment partnership pursuant to which the Company agreed to borrow $2,000,000 from the investment partnership. The $2,000,000 loan was funded on February 2, 2005. Pursuant to the Promissory Note as amended, the Company has deposited 35 put notices under the above agreement in the amount of $60,000 each and one in the amount of $181,017 into escrow which will be released every 14 days beginning November 4, 2005.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 2 - Basis of presentation and summary of significant accounting policies (continued):

Management believes that the Company will be able to generate sufficient revenues from its remaining facsimile transmission and web site operations and obtain sufficient financing from its agreement with the investment partnership prior to its expiration in August 2006 or through other financing agreements to enable it to continue as a going concern through at least July 31, 2006. However, if the Company cannot generate sufficient revenues and/or obtain sufficient additional financing, if necessary, by that date, the Company may be forced thereafter to restructure its operations, file for bankruptcy or entirely cease its operations.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of JAG Media Holdings, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue recognition:

Fees for subscriptions are generally billed in advance on a monthly, quarterly, semi-annual or annual basis. Revenues from subscriptions are recognized ratably over the subscription period. Subscription fees collected that relate to periods subsequent to the date of the consolidated balance sheet are included in deferred revenues.

Cash equivalents:

Cash equivalents consist of highly liquid investments with a maturity of three months or less when acquired.

Equipment:

Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets, which range from three to seven years.

Impairment of long-lived assets subject to amortization:

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 2 - Basis of presentation and summary of significant accounting policies (continued):

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). Under SFAS 144, impairment losses on long-lived assets, such as equipment are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

Goodwill and other intangible assets not subject to amortization:

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit are determined using various valuation techniques with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires the Company to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company's budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 2 - Basis of presentation and summary of significant accounting policies (continued):

Income taxes:

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Stock-based compensation:

The Company has accounted for stock options, common stock and other similar equity instruments issued to employees as compensation using fair value based methods pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123"). Accordingly, the Company estimates the fair value of stock options using an option-pricing model (generally, the Black-Scholes model) that meets criteria set forth in SFAS 123 and common stock using its market value. It records such value through charges to compensation cost and corresponding credits to equity. The charges to compensation cost are amortized to expense over the vesting period.

In accordance with SFAS 123, all other issuances of common stock, stock options or other equity instruments to employees and nonemployees as the consideration for goods or services received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date pursuant to the guidance in the consensus for the Financial Accounting Standards Board, the Emerging Issues Task Force (the "EITF") Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date performance by the other party is complete) and capitalized or expensed as if the Company had paid cash for the goods or services.

On December 16, 2004, the FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). The provisions of SFAS 123R, as amended, will be effective for the Company in the first quarter of its fiscal year ending July 31, 2006. Management is assessing the implications of this revised standard, which may materially impact the Company's consolidated results of operations in the first quarter of fiscal year 2006 and thereafter.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 2 - Basis of presentation and summary of significant accounting policies (continued):

Net earnings (loss) per share:

The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings
(loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period and the treasury stock method had been applied to the proceeds from their exercise.

As of July 31, 2005, there were options outstanding for the purchase of a total of 2,510,000 shares of common stock (see Note 4). However, diluted per share amounts have not been presented in the accompanying consolidated statements of operations because the Company had a net loss in the years ended July 31, 2005 and 2004 and the assumed effects of the exercise of the Company's stock options that were outstanding during all or part of those periods would have been anti-dilutive.

Other Recently Issued Accounting Standards:

The EITF and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants have issued certain accounting pronouncements as of July 31, 2005 in addition to SFAS 123R that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 2005 and 2004, and it does not believe that any of those pronouncements will have a significant impact on the Company's consolidated financial statements at the time they become effective.

Note 3 - Income taxes:

As of July 31, 2005, the Company had net operating loss carryforwards of approximately $29,116,000 available to reduce future Federal taxable income which will expire from 2019 through 2025. As of July 31, 2005 the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:


         Deferred revenues, net                       $       10,000
         Unearned compensation                               648,000
         Net operating loss carryforwards                 11,185,000
                                                      --------------
                                                          11,843,000

         Less valuation allowance                        (11,843,000)
                                                      --------------
             Total                                    $            -
                                                      ==============

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 3 - Income taxes (continued):

Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset its net deferred tax assets by an equivalent valuation allowance as of July 31, 2005.

The Company had also offset the potential benefits from its net deferred tax assets by an equivalent valuation allowance as of July 31, 2004 and 2003 of approximately $12,372,000 and $12,300,000. As a result of the changes in the valuation allowance of $(517,000) and $72,000 during the years ended July 31, 2005 and 2004, respectively, there are no credits for income taxes reflected in the accompanying consolidated statements of operations to offset pre-tax losses.

Note 4 - Equity and debt financing agreements with Cornell Capital Partners,
L.P.:

On April 9, 2002, the Company entered into an equity line purchase agreement (the "Equity Line") with Cornell Capital Partners L.P. ("Cornell Capital") pursuant to which the Company has, in effect, put options whereby, subject to certain conditions, it can require Cornell Capital to purchase shares of its common stock from time to time at an aggregate purchase price of $10,000,000. The Equity Line became available on August 28, 2002 and was extended in July 2004 for an additional 24 months through August 2006 unless it is terminated earlier at the discretion of The Company. The purchase price will be 95% of the lowest closing bid price of the Company's common stock over a specified number of trading days commencing on specified dates. Cornell Capital shall be entitled to a cash fee equal to 5% of the gross proceeds received by the Company from Cornell Capital in connection with each put. As of July 31, 2005, $4,035,000 of the Company's Equity Line with Cornell Capital had been utilized.

The timing and amount of the required purchases shall be at the Company's discretion subject to certain conditions including (i) a maximum purchase obligation to be paid by Cornell Capital for each put of $500,000; (ii) at least five trading days must elapse before the Company can deliver a new put notice to Cornell Capital; (iii) the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and (iv) on any given closing date, there shall be at least one bid for the common stock on the Nasdaq OTC Bulletin Board. In addition, the obligation of Cornell Capital to complete its purchases under the Equity Line Agreement is not secured or guaranteed and, accordingly, if Cornell Capital does not have available funds at the time it is required to make a purchase, the Company may not be able to force it to do so.

During the year ended July 31, 2005, no put options were exercised. During the year ended July 31, 2004, Cornell Capital was required to pay $2,150,000 and it received 2,506,274 shares of common stock and the Company received proceeds of $2,042,500, net of $107,500 of placement fees, as a result of the exercise by the Company of put options pursuant to the Equity Line. As of July 31, 2005, the Company had the ability to require Cornell Capital to purchase shares of its common stock pursuant to the Equity Line at an aggregate purchase price of $5,965,000 through August 28, 2006 before taking into account any puts related to the Promissory Note described below. The $5,965,000 of availability will be reduced to the extent the Promissory Note and interest thereunder is repaid out of the net proceeds received by the Company upon delivery of put notices under the Equity Line Agreement.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 4 - Equity and debt financing agreements with Cornell Capital Partners, L.P. (continued):

On January 25, 2005, the Company entered into a Promissory Note Agreement with Cornell Capital for a loan of $2,000,000. The $2,000,000 loan from Cornell Capital was funded on February 2, 2005 net of a debt discount of $100,000 attributable to a fee paid to Cornell Capital deducted at the time of funding which is being amortized over the life of the loan. The unamortized debt discount as of July 31, 2005 is $72,851. The face amount of the Promissory Note and interest on the amount from time to time outstanding at a rate of 12% per year will be payable either (i) out of the net proceeds to be received by the Company upon delivery of put notices under the Equity Line Agreement or (ii) in full by the Company within 663, subsequently extended to 753, calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Agreement, unless an extension is mutually agreed to by the parties in writing.

Pursuant to the Promissory Note, the Company has agreed to deposit in escrow 35 put notices under the Equity Line Agreement in an amount of $60,000 each and one request for a put under the Equity Line Agreement in an amount of $181,017. No put notices are currently held by Cornell Capital. Under the terms of the Promissory Note, as amended on August 5, 2005, the put notices held in escrow will be released every 14 days commencing November 4, 2005 (See Note 11). To date, no put notices have been released and we are negotiating with Cornell Capital to restructure the Promissory Note. The Company has also agreed to reserve out of its authorized but unissued shares of common stock 3,500,000 shares of the Company's common stock (the "Reserved Shares") to be delivered to Cornell Capital under the Equity Line upon use of such put notices.

The Company has the option to repay the amounts due under the Promissory Note and to withdraw any put notices yet to be effected provided that each repayment is in an amount not less than $25,000. In addition, the Company has the right to accelerate the delivery of one or more put notices and to select the specific put notice to be so accelerated. If the Promissory Note is not paid in full when due, the outstanding principal owed thereunder will be due and payable in full together with interest at 14% per year or the highest permitted by applicable law, if lower.

Upon an event of default (as defined in the Promissory Note), the entire principal balance and accrued interest of the Promissory Note, and all other obligations of the Company under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

On November 24, 2004, the Company entered into a Business Sale Agreement (the "Sale Agreement") with TComm Limited, a company organized in the United Kingdom ("Seller"), and Pixaya, a company newly organized in the United Kingdom and a wholly-owned subsidiary of the Company. The Company entered into the transaction to access the seller's development stage software, which the Company believed offered a new platform for delivery of the Company's services as well as being valuable in its own right.

The transactions contemplated by the Sale Agreement were consummated on November 24, 2004. Under the Sale Agreement, Pixaya purchased the Seller's software development business, which is focused on streaming video solutions and all of its assets related to that business. The business has not generated any significant revenue as of the date of the acquisition or through July 31, 2005.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 4 - Equity and debt financing agreements with Cornell Capital Partners, L.P. (continued):

The acquired product lines the Company intends to continue to develop include:
(1) Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips to various java-based and Symbian-based mobile phones and (2) SurvayaCam (previously known as CCMTV), which is currently under development and will consist of software programs (and related hardware) intended to enable field personnel to send real-time video streams from the field to a central point where they can be viewed by one or more persons. Because the acquired product lines are still under development, it is difficult for the Company to estimate the amount of resources that will be required to complete the development of these product lines.

Note 5 - Acquisition:

The purchase price paid to TComm Limited consisted of (i) 250,000 shares of the Company's common stock, having a value based on the closing price of the Company's common stock as of the close of business on the day prior to the acquisition, equal to approximately $42,500 and (ii) the payment of approximately $19,000 in cash. The purchase price was allocated to the fair value of assets and goodwill as follows:


Equipment                 $11,000
Other Assets                  100
Goodwill                   50,400
                          -------
Total                     $61,500
                          =======

As of January 31, 2005, management tested the goodwill for impairment and concluded that it had been impaired. Therefore, the Company has recognized a charge of $50,400 for the write-off of goodwill in the year ended July 31, 2005.

In addition, the Seller has agreed not to compete with the business conducted by Pixaya for a period of two years from the closing date of the transaction. The Sale Agreement also contains customary representations and warranties. The Seller has agreed to indemnify Pixaya for any damages which may result from a breach of its warranties but only if the damages exceed approximately $20,000. The Seller has entered into a lockup agreement with the Company pursuant to which it has agreed not to sell or otherwise transfer the shares received as part payment of the purchase price for a period of one year.

Pixaya had no revenues from its inception in November 2004 through July 31, 2005.

Unaudited pro forma results of operations for years ended July 31, 2005 and 2004 assuming the Company had acquired the business and the related assets from the Seller as of the beginning of each of these years have not been presented because such information would not differ materially from the historical results

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 5 - Acquisition (continued):

Amendments of Articles of Incorporation:

As explained in Note 1, on February 11, 2004, the stockholders of the Company approved an amendment to the Articles of Incorporation that authorized the implementation of changes related to a recapitalization plan for the Company that was consummated on June 4, 2004 (the "Recapitalization").

Pursuant to the Recapitalization, (i) the total number of shares of all classes of capital stock authorized for issuance by the Company increased from 200,000,000 shares to 300,440,000 shares with a par value of $.00001 per share, of which 50,000,000 shares are authorized for issuance as preferred stock, 250,000,000 shares are authorized for issuance as common stock, 400,000 shares are authorized for issuance as Series 2 Class B common stock and 40,000 shares are authorized for issuance as Series 3 Class B Common stock; and (ii) the Company issued 1 share of common stock in exchange for every 1 share of Class A common stock and Series 1 Class B common stock outstanding prior to the recapitalization.

Note 6 - Other issuances of common stock and stock options:

Mandatory redeemable Class B common stock:

On March 18, 2003 and June 30, 2003, the Company's Board of Directors approved the designation of 400,000 shares and 40,000 shares of Class B common stock, par value $.00001 per share, as "Series 2 Class B common stock" and "Series 3 Class B common stock," respectively. The Company's Board of Directors also declared a special stock dividend on March 18, 2003 for the distribution of shares of Series 2 Class B common stock to owners of the Company's common stock as of the record date, April 14, 2003, in a ratio of one share of Series 2 Class B common stock for every 100 shares of common stock owned. As of July 31, 2005, a total of 380,829 shares of Series 2 Class B common stock were outstanding as a result of the stock dividend. On June 30, 2003, the Company issued 20,000 shares of Series 3 Class B common stock in connection with the private placement of common stock, as further explained below.

The shares of Series 2 and Series 3 Class B common stock will be nonvoting, have dividend and liquidation rights equal to the Class A common stock and be redeemable. Redemption by the Company shall be mandatory within six months following final resolution of the Company's lawsuit against various brokerage firms currently pending in U.S. District Court for the Southern District of Texas or any successor or related suit (or as soon thereafter as legally permissible). The redemption price per share of the Series 2 Class B common stock will be the greater of (i) the par value of each share or (ii) the amount obtained by dividing (a) 90% of the net proceeds to the Company of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount divided by (b) the total number of shares of Series 2 Class B common stock outstanding. The redemption price per share of the Series 3 Class B common stock will be the greater of (i) the par value of each share or (ii) .0025% of 10% of the net proceeds to the Company of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 6 - Other issuances of common stock and stock options (continued):

Since the value of the Series 2 and Series 3 Class B common stock is contingent upon the outcome of the pending litigation, the Company recorded the shares of Series 2 and Series 3 Class B common stock that were issuable as of July 31, 2003 at their total par value of $4.20. Since the Company will be required to distribute substantially all of the proceeds of the pending litigation to the holders of Series 2 and Series 3 Class B common stock, the Company has classified the shares as the equivalent of mandatory redeemable preferred stock and excluded their carrying value from stockholders' equity and total liabilities in the accompanying July 31, 2004 consolidated balance sheet pursuant to the rules and regulations of the Securities and Exchange Commission.

In accordance with Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, "the par value of the mandatory redeemable stock is recorded as a liability.

Equity financing agreement:

As further explained in Note 4, during the year ended July 31, 2004, Cornell Capital was required to pay $2,150,000 and it received 2,506,274 shares of common stock and the Company received proceeds of $2,042,500 net of $107,500 of placement fees as a result of the exercise by the Company of put options pursuant to the Equity Line Agreement.

Shares sold through private placement:

During the year ended July 31, 2004, the Company sold 35,000 shares of its common stock and 1,500 shares of its Series 3 Class B common stock through a private placement, and it received proceeds of $50,000.

The private placements were intended to be exempt from registration under the Act.

Stock dividend:

During the year ended July 31, 2004, the Company issued an additional 6,709 shares of its mandatory redeemable Series 2 Class B common stock based on required adjustments to the number of shares originally issued in connection with a stock dividend affected during the year ended July 31, 2003.

Shares issued to pay salaries:

During the year ended July 31, 2004, the Company agreed to issue a total of 300,000 shares of its common stock with an aggregate fair value of $183,000 to pay salaries, all of which was charged directly to expense.

Shares issued to consultants:

During the year ended July 31, 2005, the Company issued a total of 12,500 shares of its commons stock with an aggregate fair value of $2,500 to pay for consulting services.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 6 - Other issuances of common stock and stock options (continued):

On March 4, 2004, the Company settled a dispute with a consultant in connection with his performance of various investment banking services for the Company. The claim was settled for $175,000, of which $100,000 was paid in cash and the balance was paid by issuing 250,000 shares of common stock with aggregate fair value of $75,000. The settlement has been included in operations for the year ended July 31, 2005.

During the year ended July 31, 2004, the Company issued a total of 150,000 shares of its common stock with an aggregate fair value of $78,000 to pay for consulting services. The fair value of the shares was originally charged to unearned compensation and is being amortized to expense over the terms of the consulting agreements.

Options and warrants issued for services:

The Company has issued, from time to time, stock options and warrants for the purchase of common stock to employees as compensation and to other nonemployees, including investment analysts and commentators that have entered into agreements to provide the Company with financial information that is released to subscribers, as consideration for consulting, professional and other services. As explained in Note 2, the Company recognizes the cost of such issuances based on the fair value of the equity instruments issued over the periods in which the related services are rendered in accordance with the provisions SFAS 123.

The cost of the options and warrants, determined based on their aggregate estimated fair values at the respective dates of issuance, was initially charged directly to expense or to unearned compensation and subsequently amortized to expense.

The following table reconciles the number of shares of common stock subject to options and warrants that were outstanding at August 1, 2003 as a result of issuances of those options and warrants to employees and nonemployees as compensation for services to the number outstanding at July 31, 2005 and sets forth other related information:

                                                                                     Number of Shares
                                                                            --------------------------------
                                                                                                 Range of
                                                                            Common Stock     Exercise Prices
                                                                            ------------     ---------------
        Options and warrants issued for services outstanding, August 1,
        2003 and July 31, 2004                                                3,585,000       $.02-$6.00

        Options issued (A)                                                      260,000       $.50-$1.00
        Options and warrants cancelled                                       (1,335,000)      $.15-$6.00
                                                                             ----------

        Options issued for services outstanding, July 31,
        2005 (B)(C)                                                           2,510,000       $.02-$3.50
                                                                             ==========       ==========


(A) During 2005, the Company granted options to purchase 260,000 shares of common stock to employees of Pixaya (see Note 5). These options and warrants had exercise prices ranging from $.50 to $1.00, and will expire in March 2015 and had a fair value of $51,200.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 6 - Other issuances of common stock and stock options (continued):

(B) These options also include options for the purchase of 1,750,000 shares of, effectively, common stock granted pursuant to the Company's 1999 Long-term Incentive Plan (the "Incentive Plan") which provides for individual awards to officers, employees, directors, consultants and certain other individuals that may take the form of stock options and certain other types of awards for which the value is based in whole or in part upon the fair market value of, effectively, the Company's common stock. The number of shares of common stock that may be subject to all types of awards under the Incentive Plan as amended may not exceed 6,000,000 shares.

(C) These options will expire at various dates from August 2005 through March 2015.

The following table summarizes information about the number of shares of common stock subject to options and warrants that were outstanding at July 31, 2005 as a result of issuances of those options and warrants to employees and nonemployees as compensation for services:

                              Options and Warrants Outstanding                        Options and Warrants Exercisable
         -------------------------------------------------------------------          --------------------------------
                                                    Weighted
                                                     Average
                                                    Years of       Weighted
                                                    Remaining       Average                                Weighted
                                    Number         Contractual     Exercise               Number           Average
           Exercise Prices        Outstanding         Life           Price              Exercisable     Exercise Price
           ----------------       ------------     -----------     ----------           ------------    --------------
                    $   .02          1,750,000           6.09         $   .02              1,750,000          $   .02
                        .50            130,000           9.37             .50                 65,000              .50
                        .75             65,000           9.37             .75                      0                0
                       1.00             65,000           9.37            1.00                      0                0
                       3.50            500,000            .06            3.50                500,000             3.50
                                     ---------                                             ---------
                 $.02-$3.50          2,510,000           5.23      $.02-$3.50              2,315,000          $   .79
                 ==========          =========                     ==========              =========          =======

Unearned compensation is being amortized to expense on a straight-line basis over the period in which the related services are rendered (such period is limited to the initial term of any related employment or consulting agreement). A total of $35,018 and $194,619 was amortized during 2005 and 2004, respectively. The unamortized balance of $40,447 and $24,265 has been reflected as a reduction of stockholders' equity as of July 31, 2005 and 2004, respectively.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 7 - Notes payable to officers:

On April 1, 2002, two executive officers loaned the Company a total of $400,000 subject to the terms and conditions of unsecured promissory notes that, as amended, were payable on June 30, 2004 and bore interest at an annual rate of 9%. The loans were repaid in full, including interest, in March 2004.

Note 8 - Employee benefit plans:

The Company maintains a profit-sharing plan and a money purchase plan for the benefit of all eligible employees. The Company's contributions to these defined contribution plans are made on a discretionary basis. The Company made no contributions to the plans in 2005 and 2004.

Note 9 - Commitments and contingencies:

Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. From time to time the Company's cash account balances exceed the Federal insurance limit of $100,000. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. Accordingly, management does not believe that the Company was exposed to significant credit risk at July 31, 2005.

In addition, the Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Employment agreements:

In connection with the Sale Agreement, Pixaya entered into employment agreements on November 24, 2004 with four individuals, all of whom were previously employed by the Seller. The employment agreements have a term of three years and automatically renew unless terminated by either party. As a result, the Company's obligations for cash payments under the employment agreements subsequent to July 31, 2005 will total approximately $345,000, as follows:


 Year ending                         Amount
 -----------                         ------
July 31, 2006                       $144,000
July 31, 2007                        151,000
July 31, 2008                         50,000
                                    --------
Total                               $345,000
                                    ========

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 9 - Commitments and contingencies (continued):

Leases:

The Company has been leasing office space under month-to-month leases and noncancelable leases. Rent expense under all such leases, which were classified as operating leases, totaled approximately $15,000 and $21,000 for 2005 and 2004, respectively. As of July 31, 2005, the Company was not subject to any significant noncancelable office leases.

Litigation:

The Company is a party to various claims and lawsuits incidental to its business. In the opinion of management, it is probable that the resolution of such contingencies will not materially affect the consolidated financial position or results of operations of the Company in subsequent years.

Bay Point Investment Partners, LLC has threatened to commence litigation against the Company, certain of its officers and directors and others. The Bay Point claim relates to its purchase of shares of the Company's stock in private placements on December 10, 2002 and June 19, 2003. Bay Point alleges, among other things, various disclosure failings as well as the Company's failure to register the shares it purchased in the June 19, 2003 private placement by the date provided in the placement agreement and to use the proceeds as Bay Point claims they were intended to be used. The Company believes it has meritorious defenses to Bay Point's claims.

Note 10 - Fair value of financial instruments:

The Company's material financial instruments at July 31, 2005 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts receivable, accounts payable, and the loan payable to Cornell Capital. In the opinion of management, the financial instruments other than the loan payable were carried at values that approximated their fair values at July 31, 2005 because of their liquidity and/or their short-term maturities.

Note 11 - Subsequent events:

On August 5, 2005, the Company and Cornell Capital agreed, as permitted under the Promissory Note, dated as of January 25, 2005, between the Company and Cornell Capital, to extend for three months the date by which the Company must pay all amounts due under the Promissory Note. Accordingly, the schedule for puts under the Company's Equity Line Purchase Agreement, dated as of April 9, 2002, as amended July 8, 2004 and July 21, 2004, between the Company and Cornell Capital, was extended for three months such that the put date for the first put notice was November 4, 2005, instead of August 5, 2005, and all bi-weekly put notices thereafter were adjusted accordingly. Cornell Capital has, however, recently informed the Company that it is returning the puts for the Company's shares that it currently holds while it discusses with the Company the restructuring of the Promissory Note.

On August 5, 2005, as permitted by the Promissory Note, the Company opted to make three interest payments to Cornell Capital, each in the amount of $20,000, which payments were made in a single lump sum of $60,000. The payments were included in accrued liabilities as of July 31, 2005.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 11 - Subsequent events (continued):

On September 9, 2005, the Company entered into a non-binding letter of intent (the "Letter of Intent") with Cryptometrics, Inc., a Delaware corporation ("Cryptometrics"), pursuant to which the Company and Cryptometrics would enter into a Merger agreement under which Cryptometrics would merge with a newly created subsidiary of the Company. In consideration of the Merger, the stockholders of Cryptometrics would acquire shares of common stock of the Company, which shares would, upon issuance, represent 88.1875% of the outstanding Company common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics (the "Proposed Transaction"). The shares of common stock to be received by the stockholders of Cryptometrics would be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"). If consummated, the Proposed Transactions would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer.

At the closing of the Proposed Transaction (the "Closing"), the Company's current directors would resign as directors of the Company and would also resign as officers and executives of the Company. The Company's Board of Directors would be replaced with designees of Cryptometrics, at least a majority of whom would be independent and who, in whole or in part, would also constitute the audit committee of the Company's Board of Directors.

Cryptometrics was incorporated in May 2000 under the name Postal Hut, Inc. and in November 2001 changed its name to Cryptometrics, Inc. Cryptometrics' business focuses on the biometric security industry. Cryptometrics produces hardware and software products that take advantage of the internationally approved standards for biometric identification and verification.

In connection with the Proposed Transaction, the Cryptometrics stockholders will agree not to sell or otherwise dispose of the shares of Common Stock that are received in connection with the Proposed Transaction for a period of 12 months from the Closing; provided, that subject to compliance with all relevant securities laws, 35% of the shares will not be subject to the lock-up provision, if and so long as, the shares of the post-Merger Company are trading on the NASDAQ Capital Market.

The Proposed Transaction is subject to various conditions being satisfied prior to Closing, including, among others:

     o completion of all steps necessary to increase the number of authorized shares of common stock of the Company from 250,000,000 to 500,000,000 and approval of a name change to a name including "Cryptometrics";

     o the Registration Statement relating to the registration of the shares of common stock being issued to the stockholders of Cryptometrics being declared effective by the Securities and Exchange Commission;

     o    the listing of the Company's common stock on the NASDAQ Capital
          Market; and

     o the Company not having outstanding indebtedness for borrowed money in excess of the principal amount of $2,000,000.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 11 - Subsequent events (continued):

In addition, the Closing is conditioned upon (i) each party completing a due diligence review, the results of which are satisfactory in all respects to each party, (ii) the Company and Cryptometrics obtaining all appropriate and necessary corporate and stockholder approvals for the transaction, and (iii) the parties entering into definitive agreements, including, without limitation, a mutually acceptable definitive acquisition agreement between Cryptometrics and the Company.

Except for certain specified provisions, the Letter of Intent is non-binding. There is no assurance that the definitive documentation called for in the Letter of Intent will ever by executed, or if executed, that the proposed transaction between the Company and Cryptometrics will be consummated.

On November 3, 2005, the Company renewed and extended the amended and restated employment agreements between the Company and its two senior executives, each dated August 31, 2001, retroactively effective to August 31, 2004. Under the revision, the Company became obligated to make cash payments of $150,000 to each of the two senior executives annually during the three year period ending August 31, 2007. As a result, the Company's obligations for cash payments under each of the two employment agreements during periods subsequent to July 31, 2005 totaled approximately $150,000 payable in each of the years ending July 31, 2006 and 2007 and $12,500 payable in the year in the year ended July 31, 2008. The exercise price of various options which may be granted under the terms of the original amended and restated employment agreements was increased from 25% of a defined market value to 100% of a defined fair market value.

                    JAG Media Holdings, Inc. and Subsidiaries

                      Condensed Consolidated Balance Sheet
                                October 31, 2005
                                   (Unaudited)


                                          Assets

Current assets:
    Cash and cash equivalents...........................................................                 $332,791
    Accounts receivable, net of allowance for doubtful accounts of $7,500...............                   20,519
    Other current assets................................................................                   53,693
                                                                                                      -----------

                  Total current assets..................................................                  407,003

Equipment, net of accumulated depreciation of $97,140...................................                   69,487
Other assets............................................................................                   29,489
                                                                                                      -----------

                  Total.................................................................                 $505,979
                                                                                                      ===========

Liabilities and Stockholders' Deficiency

Current liabilities:
    Accounts payable and accrued expenses...............................................                 $446,515
    Deferred revenues...................................................................                   33,027
                                                                                                      -----------

                  Total current liabilities.............................................                  479,542

Loan payable, net of unamortized debt discount of $58,974...............................                1,941,026
                                                                                                      -----------

                  Total liabilities.....................................................                2,420,568
                                                                                                      -----------

Mandatorily redeemable Class B common stock, par value $.00001 per share:
    400,000 shares designated as Series 2; 380,829 shares issued and outstanding........                        4
    40,000 shares designated as Series 3; 21,500 shares issued and outstanding..........                        -
                                                                                                      -----------
                                                                                                                4
                                                                                                      -----------

Commitments and Contingencies

Stockholders' deficiency:
    Preferred stock; par value $.00001 per share; 50,000,000 shares authorized;
      none issued ......................................................................                        -
    Common stock; par value $.00001 per share; 250,000,000 shares
      authorized; 44,747,799 shares issued and outstanding..............................                      448
    Additional paid-in capital..........................................................               43,798,187
    Unearned compensation...............................................................                  (85,014)
    Accumulated deficit.................................................................              (45,628,214)
                                                                                                      -----------

                  Total stockholders' deficiency........................................               (1,914,593)
                                                                                                      -----------

                  Total.................................................................                 $505,979
                                                                                                      ===========

          See Notes to Condensed Consolidated Financial Statements of
                   JAG Media Holdings, Inc. and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                  Three Months Ended October 31, 2005 and 2004
                                  (Undaudited)


                                                                                     2005                   2004
                                                                                 ----------             ----------
Revenues.............................................................            $   40,023             $   72,227
                                                                                 ----------             ----------

Operating expenses:
    Cost of revenues.................................................                25,873                 38,443
    Selling expenses.................................................                 9,869                  2,151
    General and administrative expenses..............................               526,167                249,425
                                                                                 ----------             ----------

                  Totals.............................................               561,909                290,019
                                                                                 ----------             ----------

Loss from operations.................................................              (521,886)              (217,792)

Other income (expense):
    Interest income..................................................                 1,702                    691
    Interest expense.................................................               (74,370)                     -
                                                                                 ----------             ----------

Net loss.............................................................            $ (594,554)            $ (217,101)
                                                                                 ==========             ==========

Basic net loss per share.............................................                $(.01)                 $(.00)
                                                                                 ==========             ==========

Basic weighted average common shares outstanding.....................            44,747,799             44,235,299
                                                                                 ==========             ==========



          See Notes to Condensed Consolidated Financial Statements of
                   JAG Media Holdings, Inc. and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries
     Condensed Consolidated Statement of Changes in Stockholders' Deficiency
                       Three Months Ended October 31, 2005
                                   (Unaudited)

                                                           COMMON STOCK
                                                    ----------------------------
                                                                                         ADDITIONAL          UNEARNED
                                                    NUMBER OF SHARES       AMOUNT      PAID-IN CAPITAL     COMPENSATION
                                                    ----------------       ------      ---------------     ------------
Balance, August 1, 2005 .........................       44,747,799      $        448      $ 43,742,187     $    (40,447)
Effect of issuance of options in exchange
    for services ................................                                               56,000          (56,000)
Amortization of unearned compensation ...........                                                                11,433
Net loss ........................................
                                                      ------------      ------------      ------------     ------------
Balance, October 31, 2005 .......................       44,747,799      $        448      $ 43,798,187     $    (85,014)


                                                       ACCUMULATED
                                                         DEFICIT            TOTAL
                                                      -------------     -------------
Balance, August 1, 2005 .........................     $(45,033,660)     $ (1,331,472)
Effect of issuance of options in exchange
    for services ................................                -                 -
Amortization of unearned compensation ...........                -            11,433
Net loss ........................................         (594,554)         (594,554)
                                                      ------------      ------------
Balance, October 31, 2005 .......................     $(45,628,214)     $ (1,914,593)
                                                      ============      ============


See Notes to Condensed Consolidated Financial Statements of JAG Media Holdings, Inc. and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                  Three Months Ended October 31, 2005 and 2004
                                   (Unaudited)


                                                                                                    2005              2004
                                                                                                 ----------        ----------
Operating activities:

Net loss ................................................................................        $(594,554)        $(217,101)
    Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation .....................................................................            5,247             3,587
       Amortization of unearned compensation ............................................           11,433            14,559
       Amortization of debt discount ....................................................           13,877                 -
       Amortization of other assets .....................................................            6,937
       Changes in operating assets and liabilities:
          Accounts receivable ...........................................................           (6,009)            3,320
          Other current assets ..........................................................           13,589            27,115
          Accounts payable and accrued expenses .........................................          229,781             5,382
          Deferred revenues .............................................................            3,796            (1,277)
                                                                                                 ---------         ---------

             Net cash used in operating activities ......................................         (315,903)         (164,415)

Investing activities

    Equipment purchases .................................................................          (12,171)                -
                                                                                                 ---------         ---------

Net decrease in cash and cash equivalents ...............................................         (328,074)         (164,415)
Cash and cash equivalents, beginning of period ..........................................          660,865           386,283
                                                                                                 ---------         ---------

Cash and cash equivalents, end of period ................................................        $ 332,791         $ 221,868
                                                                                                 =========         =========


See Notes to Condensed Consolidated Financial Statements of JAG Media Holdings, Inc. and Subsidiaries.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)


Note 1 - Basis of Presentation:

         In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of JAG Media Holdings, Inc. ("JAG Media") and its subsidiaries as of October 31, 2005, their results of operations and cash flows for the three months ended October 31, 2005 and 2004 and their changes in stockholders' deficiency for the three months ended October 31, 2005. JAG Media and its subsidiaries are referred to together herein as the "Company." Pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these consolidated financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and the other information in the audited consolidated financial statements of the Company as of July 31, 2005 and for the years ended July 31, 2005 and 2004 (the "Audited Financial Statements") included in this Prospectus.

         The results of the Company's operations for the three months ended October 31, 2005 are not necessarily indicative of the results of operations to be expected for the full year ending July 31, 2006.

         As further explained in Note 1 to the Audited Financial Statements, the Company gathers and compiles financial and investment information from contacts at financial institutions, experienced journalists, money managers, analysts and other Wall Street professionals and generates revenues by releasing such information to subscribers on a timely basis through facsimile transmissions and a web site. As a result of an acquisition on November 24, 2004 (see Note 9 to the Audited Financial Statements), the Company is also in the business of developing software focused on streaming video solutions.

         The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as shown in the accompanying condensed consolidated financial statements, the Company only generated revenues of approximately $40,000, and it incurred net losses of approximately $595,000 and cash flow deficiencies from operating activities of approximately $316,000 for the three months ended October 31, 2005. In addition, as of October 31, 2005, the Company only had cash and cash equivalents available of $333,000 and a working capital deficiency of $73,000. These matters raise substantial doubt about the Company's ability to continue as a going concern.

         Management believes that, in the absence of a substantial increase in subscription revenues, it is probable that the Company will continue to incur losses and negative cash flows from operating activities through at least October 31, 2006 and that the Company will need to obtain additional equity or debt financing to sustain its operations until it can market its services, expand its customer base and achieve profitability.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)


Note 1 - Basis of Presentation (continued):

         As further explained in Note 4 herein, the Company entered into an agreement with an investment partnership pursuant to which it has, in effect, "put" options whereby, subject to certain conditions, it is able to require the investment partnership to purchase shares of its common stock from time to time at prices based on the market value of its shares. The maximum aggregate purchase price under this equity line is $10,000,000. This equity line was renewed in July 2004 and expires in August 2006. As of October 31, 2005 and December 15, 2005, the Company had received gross proceeds of $4,035,000 from the exercise of "put" options. Although the timing and amount of the required purchases under the agreement are at the Company's discretion, the purchases are subject to certain conditions as also explained in Note 4 herein and the ability of the investment partnership to fund the purchases. Also as explained in Note 4 herein, on January 25, 2005, the Company entered into a Promissory Note agreement with the investment partnership pursuant to which the Company agreed to borrow $2,000,000 from the investment partnership. The $2,000,000 loan was funded on February 2, 2005. Pursuant to the Promissory Note, the Company has deposited 35 put notices under the above agreement for puts in the amount of $60,000 each and one in the amount of $181,017 into escrow. As of the date of report, no put notices have been released and the Company is negotiating with Cornell Capital to further revise terms of the Promissory Note.

         Management believes that the Company will be able to generate sufficient revenues from its remaining facsimile transmission and web site operations and obtain sufficient financing from its agreement with the investment partnership prior to its expiration in August 2006 or through other financing agreements to enable it to continue as a going concern through at least October 31, 2006. However, if the Company cannot generate sufficient revenues and/or obtain sufficient additional financing, if necessary, by that date, the Company may be forced thereafter to restructure its operations, file for bankruptcy or entirely cease its operations.

         The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 - Net Earnings (Loss) Per Share:

         The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of outstanding stock options and warrants, were issued during the period and the treasury stock method had been applied to the proceeds from their exercise.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 2 - Net Earnings (Loss) Per Share (continued):

         As of October 31, 2005, there were options outstanding for the purchase of a total of 2,460,000 shares of common stock (see Note 4 herein). However, diluted per share amounts have not been presented in the accompanying condensed consolidated statements of operations because the Company had a net loss in the three months ended October 31, 2005 and 2004 and the assumed effects of the exercise of the Company's stock options that were outstanding during all or part of those periods would have been anti-dilutive.

Note 3 - Income taxes:

         As of October 31, 2005, the Company had Federal net operating loss carryforwards of approximately $29,685,000 available to reduce future Federal taxable income which will expire from 2019 through 2025. As of October 31, 2005, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

         Deferred revenues, net................  $    11,000
         Unearned compensation.................       84,000
         Net operating loss carryforwards......   11,378,000
                                                 -----------
                                                 $11,473,000
         Less Valuation Allowance..............  [11,473,000]
                                                 -----------
                                                          --
                                                 -----------

         Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject its net operating loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset its net deferred tax assets by an equivalent valuation allowance as of October 31, 2005.

         The Company had also offset the potential benefits from its net deferred tax assets by an equivalent valuation allowance during the year ended July 31, 2005. As a result of the decrease in the valuation allowance of $370,000 (which is attributable to the expiration of options that had not been exercised) and the increase in the valuation allowance of $68,000 during the three months ended October 31, 2005 and 2004, respectively, there are no credits for income taxes reflected in the accompanying condensed consolidated statements of operations to offset pre-tax losses.

Note 4 - Issuances of Common Stock and Options:

Equity and debt financing agreements with Cornell Capital Partners, L.P.:

         As further explained in Note 4 to the Audited Financial Statements, on April 9, 2002, the Company entered into an equity line purchase agreement (the " Equity Line Agreement") with Cornell Capital Partners L.P. ("Cornell Capital") pursuant to which the Company has, in effect, put options whereby, subject to certain conditions, it can require Cornell Capital to purchase shares of its common stock from time to time at an aggregate purchase price of $10,000,000. The Equity Line Agreement became available on August 28, 2002 and was extended in July 2004 for an additional 24 months through August 2006 unless it is terminated earlier at the discretion of the Company. The purchase price will be 95% of the lowest closing bid price of the Company's common stock over a specified number of trading days commencing on specified dates. Cornell Capital shall be entitled to a cash fee equal to 5% of the gross proceeds received by the Company from Cornell Capital in connection with each put. As of October 31, 2005, $4,035,000 of the Company's Equity Line with Cornell Capital had been utilized.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 4 - Issuance of Common Stock and Options (continued):

         The timing and amount of the required purchases shall be at the Company's discretion subject to certain conditions including (i) a maximum purchase price to be paid by Cornell Capital for each put of $500,000; (ii) at least five trading days must elapse before the Company can deliver a new put notice to Cornell Capital; (iii) the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and (iv) on any given closing date, there shall be at least one bid for the common stock on the Nasdaq OTC Bulletin Board. In addition, the obligation of Cornell Capital to complete its purchases under the Equity Line Agreement is not secured or guaranteed and, accordingly, if Cornell Capital does not have available funds at the time it is required to make a purchase, the Company may not be able to force it to do so.

         During the three months ended October 31, 2005, no put options were exercised. As of October 31, 2005, the Company had the ability to require Cornell Capital to purchase shares of its common stock pursuant to the Equity Line Agreement at an aggregate purchase price of $5,965,000 through August 28, 2006, before taking into account any puts related to the Promissory Note described below. The $5,965,000 of availability will be reduced to the extent the Promissory Note and interest thereunder is repaid out of the net proceeds received by the Company upon delivery of put notices under the Equity Line Agreement.

         On January 25, 2005, the Company entered into a Promissory Note Agreement with Cornell Capital for a loan of $2,000,000. The $2,000,000 loan from Cornell Capital was funded on February 2, 2005, net of a debt discount of $100,000 attributable to a fee paid to Cornell Capital deducted at the time of funding which is being amortized over the life of the loan. The unamortized debt discount as of October 31, 2005 is $58,974. The face amount of the Promissory Note and interest on the amount from time to time outstanding at a rate of 12% per year will be payable either (i) out of the net proceeds to be received by the Company upon delivery of put notices under the Equity Line Agreement or (ii) in full by the Company within 663 calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Agreement, unless an extension is mutually agreed to by the parties in writing.

         Pursuant to the Promissory Note, the Company has agreed to deposit in escrow 35 put notices under the Equity Line Agreement for puts in an amount of $60,000 each and one request for a put under the Equity Line Agreement in an amount of $181,017. Under the terms of the Promissory Note as amended on August 5, 2005, the put notices held in escrow were to be released every 14 days since November 4, 2005. As of the date of report, no put notices have been released and the Company is negotiating with Cornell Capital to further revise terms of the Promissory Note. The Company has also agreed to reserve out of its authorized but unissued shares of common stock. 3,500,000 shares of the Company's common stock (the "Reserved Shares") to be delivered to Cornell Capital under the Equity Line Agreement upon use of such put notices.

         The Company has the option to repay the amounts due under the Promissory Note and to withdraw any put notices yet to be effected provided that each repayment is in amount not less than $25,000. In addition, the Company has the right to accelerate the delivery of one or more put notices and to select the specific put notice to be so accelerated. If the Promissory Note is not paid in full when due, the outstanding principal owed thereunder will be due and payable in full together with interest at a rate of 14% per year or the highest interest rate permitted by applicable law, if lower.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 4 - Issuance of Common Stock and Options (continued):

         Upon an event of default (as defined in the Promissory Note), the entire principal balance and accrued interest of the Promissory Note, and all other obligations of the Company under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

Options issued for services:

         As explained in Note 5 to the Audited Financial Statements, the Company has issued, from time to time, stock options for the purchase of common stock to employees as compensation and to nonemployees, including investment analysts and commentators that have entered into agreements to provide the Company with financial information that is released to subscribers, as consideration for consulting, professional and other services. As explained in Note 2 to the Audited Financial Statements, the Company recognizes the cost of such issuances based on the fair value of the equity instruments issued over the periods in which the related services are rendered in accordance with the provisions of Stock-Based Compensation" ("SFAS 123").

         As of August 1, 2005, the Company had 2,510,000 shares of common stock that were subject to outstanding options issued to employees and nonemployees as compensation for services. During the three months ended October 31, 2005, the Company granted to employees options to purchase 250,000 shares of common stock and granted to consultants options to purchase 200,000 shares of common stock. These options had exercise prices ranging from $.02 per share to $1.00 per share and will expire at various dates from August 2011 through September 2015. During the three months ended October 31, 2005, options to purchase 500,000 shares were canceled and no options were exercised. As a result, options to purchase 2,460,000 shares of common stock at prices ranging from $.02 to $1.00 per share were outstanding as of October 31, 2005.

         The cost of the options of $56,000, determined based on their aggregate estimated fair values at the respective dates of issuance, was initially charged directly to expense or to unearned compensation and subsequently amortized to expense.

Note 5 - Legal Proceedings:

         The Company is a party to various claims and lawsuits incidental to its business. In the opinion of management, it is probable that the resolution of such contingencies will not materially affect the consolidated financial position or results of operations of the Company in subsequent years. Bay Point Investment Partners, LLC has threatened to commence litigation against the Company, certain of its officers and directors and others. The Bay Point claim relates to its purchase of shares of the Company's stock in private placements on December 10, 2002 and June 19, 2003. Bay Point alleges, among other things, various disclosure failings as well as the Company's failure to register the shares it purchased in the June 19, 2003 private placement by the date provided in the placement agreement and to use the proceeds as Bay Point claims they were intended to be used. The Company believes it has meritorious defenses to Bay Point's claims.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 6 -Employment Agreements:

         On November 3, 2005, the Company renewed and extended the amended and restated employment agreements between the Company and its two senior executives, each dated August 31, 2001, retroactively effective to August 31, 2004. Under the revision, the Company became obligated to make cash payments of $150,000 to each of the two senior executives annually during the three year period ending August 31, 2007. As a result, the Company's obligations for cash payments under each of the two employment agreements during periods subsequent to October 31, 2005 totaled approximately $112,500, $150,000 and $12,500 in the three month periods ending October 31, 2006, 2007 and 2008, respectively. The exercise price of various options which may be granted under the terms of the original amended and restated employment agreements was increased from 25% of a defined market value to 100% of a defined fair market value.

Note 7 - Proposed Acquisition:

         On September 9, 2005, the Company entered into a non-binding letter of intent (the "Letter of Intent") with Cryptometrics, Inc., a Delaware corporation ("Cryptometrics"), pursuant to which the Cryptometrics would enter into a merger agreement under which Cryptometrics would merge with a Cryptometrics would acquire shares of common stock of the Company, which shares would, upon outstanding Company common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics (the "Proposed Transaction"). The shares of common stock to be received by the stockholders of Cryptometrics would be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"). If consummated, the Proposed Transaction would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer.

         At the closing of the Proposed Transaction (the "Closing"), the Company's current directors would resign as directors of the Company and would also resign as officers and executives of the Company. The Company's board of directors would be replaced with designees of Cryptometrics.

         Cryptometrics was incorporated in May 2000 under the name Postal Hut, Inc. and in November 2001 changed its name to Cryptometrics, Inc. Cryptometrics' business focuses on the biometric security industry. Cryptometrics produces hardware and software products that take advantage of the internationally approved standards for biometric identification and verification.

         The Proposed Transaction is subject to various conditions being satisfied prior to Closing, including, among others, the approval of the stockholders of the Company of various amendments to its Articles of Incorporation and the listing of the Company's Common Stock on the Nasdaq Capital Market.

         In addition, the Closing is conditioned upon (i) each party completing a due diligence review, the results of which are satisfactory in all respects to each party, (ii) the Company and Cryptometrics obtaining all appropriate and necessary corporate and stockholder approvals for the transaction, and (iii) the parties entering into definitive agreements, including, without limitation, a mutually acceptable definitive acquisition agreement between Cryptometrics and the Company.

         Except for certain specified provisions, the Letter of Intent is non-binding. There is no assurance that the definitive documentation called for in the Letter of Intent will ever be executed, or if executed, that the proposed transaction between the Company and Cryptometrics will be consummated.

                    JAG Media Holdings, Inc. and Subsidiaries

              Noted to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 8 - Subsequent Events:

         On December 13, 2005, the Company received the following from a stockholder: (i) instructions for the cancellation of an outstanding option to acquire 1,000,000 shares of the Company's common stock; (ii) stock certificates and a stock power to transfer back to the Company 2,631,249 shares of common stock; and (iii) a stock power to transfer back to the Company 874,999 shares of common stock and 7,981 shares of Series B common stock held through a broker, together with a copy of the irrevocable instructions to the broker to deliver such shares to the Company. The option has been cancelled and 2,631,249 shares of common stock have been cancelled, reducing the Company's outstanding shares by such amount and its par value common stock account by $26. The Company paid no consideration for the return or cancellation of such shares.

         On December 27, 2005, we entered into a merger agreement with Cryptometrics pursuant to which Cryptometrics would merge with a newly created subsidiary of the Company. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of our Common Stock which would, upon issuance, represent approximately 88% of our outstanding Common Stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. In such case, our existing stockholders would experience significant dilution from the issuance of these shares to the stockholders of Cryptometrics. If consummated, the transaction would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer.

         Until Jag Media and Cryptometrics agree otherwise, the merger agreement, notwithstanding the approval by the Cryptometrics stockholders, may be canceled with or without reason by either the Company or Cryptometrics with no liability. Additionally, the consummation of the merger is subject to various conditions set forth in the merger agreement. There is no assurance that the proposed merger between the Company and Cryptometrics will be consummated, or if it is consummated, that it will be pursuant to the terms described above. The merger agreement was filed as Exhibit 2.1 to a Form 8-K filed with the SEC on December 30, 2005 and should be reviewed for further information regarding the merger.

                HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF

                       CRYPTOMETRICS, INC. AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                         ------------------------------

Report of Independent Registered Public Accounting Firm ...............................................F-36

Consolidated Balance Sheets Years Ended April 30, 2005 and 2004 .......................................F-37/38

Consolidated Statements of Operations Years Ended April 30, 2005 and 2004 .............................F-39

Consolidated Statements of Shareholders Equity and Comprehensive Loss Years Ended
April 30, 2005 and 2004 ...............................................................................F-40

Consolidated Statements of Cash Flows Ended April 30, 2005 and 2004 ...................................F-41

Notes to Consolidated Financial Statements ............................................................F-42/50

Consolidated Balance Sheet October 31, 2005 (Unaudited) ...............................................F-51

Consolidated Statements of Operations Six Months Ended October 31, 2005
and 2004 (Unaudited) ..................................................................................F-52

Consolidated Statement of Shareholders Equity and Comprehensive Loss
Year Ended April 30, 2005 and Six Months Ended October 31, 2005 (Unaudited) ...........................F-53

Consolidated Statement of Cash Flows Six Months Ended October 31, 2005
and 2004 (Unaudited) ..................................................................................F-54

Notes to Financial Statements .........................................................................F-55

             Report of Independent Registered Public Accounting Firm


To the Stockholders and
Board of Directors
Cryptometrics, Inc & subsidiary
Tuckahoe, NY

We have audited the accompanying balance sheets of Cryptometrics, Inc. & Subsidiary as of April 30, 2005 and 2004 and the related statements of operations, change in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe the audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Cryptometrics, Inc. & subsidiary as of April 30, 2005 and 2004, and the result of its operation and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Seligson & Giannattasio, LLP
White Plains, NY
August 15, 2005

                HISTORICAL FINANCIAL STATEMENTS OF CRYPTOMETRICS

                       Cryptometrics, Inc. and Subsidiary
                           Consolidated Balance Sheets
                       Years Ended April 30, 2005 and 2004


                                                      Year Ended April 30,
                                                -------------------------------
                                                     2005              2004
                                                ------------       ------------
ASSETS
Current assets:
Cash and cash equivalents                       $ 11,182,147       $  1,142,029
Accounts receivable                                   97,534                  0
Inventories                                          143,936             86,426
Prepaid expenses and other assets                     72,767              3,827
Income Tax Recoverable                               392,779            209,402
                                                ------------       ------------

Total current assets                              11,889,163          1,441,684
                                                ------------       ------------

Fixed assets:
Property and equipment                               930,828            506,689
Accumulated Depreciation                            (345,760)          (193,533)
                                                ------------       ------------

Total fixed assets                                   585,068            313,156
                                                ------------       ------------

Other Assets:
Goodwill                                          10,700,000         10,500,000
Loan Receivable Officers                                  --            798,421
Patents                                               79,140             16,519
Other                                                  1,200              1,101
                                                ------------       ------------

Total other assets                                10,780,340         11,316,041
                                                ------------       ------------


Total assets                                    $ 23,254,571       $ 13,070,881
                                                ============       ============


See Notes to Consolidated Financial Statements.

                       Cryptometrics, Inc. and Subsidiary
                           Consolidated Balance Sheets
                       Years Ended April 30, 2005 and 2004

                                                      Year Ended April 30,
                                                  -----------------------------
                                                      2005              2004
                                                  ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade payables & Accrued charges                  $  1,481,584     $    486,100
Loan Payable                                                --          193,089
Loan payable - related party                                --          170,447
Accrued compensation                                   338,363        1,280,000
Other loans payable                                         --           53,896
                                                  ------------     ------------

Total current liabilities:                           1,819,947        2,183,532
                                                  ------------     ------------

Stockholders' equity:
Common stock, $0.01 par value; 20,000,000
Shares Authorized, shares 11,197,103 and
8,640,485 issued and outstanding, respectively         111,971           86,405
Additional paid-in capital                          31,270,971       15,246,937
         Accumulated deficit                        (9,872,849)      (4,371,470)

         Accumulated other comprehensive loss          (75,469)         (74,523)
                                                  ------------     ------------


Total stockholders' equity                          21,434,624       10,887,349
                                                  ------------     ------------

Total liabilities and stockholders' equity        $ 23,254,571     $ 13,070,881
                                                  ============     ============


See Notes to Consolidated Financial Statements.

                       Cryptometrics, Inc. and Subsidiary
                      Consolidated Statements of Operations
                       Years Ended April 30, 2005 and 2004

                                                         Year End April 30,
                                                  -----------------------------
                                                      2005              2004
                                                  -----------       -----------
         Revenues                                 $   681,854       $   242,022
                                                  -----------       -----------
Cost and expenses:

Cost of  revenues (excluding
 amortization of intangible assets)                   187,817            46,269
Research and development                            1,934,415           443,083
Marketing and selling                               1,804,249           760,292
General and administrative                          2,359,463           871,976
                                                  -----------       -----------

Total costs and expenses                            6,285,944         2,121,620
                                                  -----------       -----------

         Loss from operations                      (5,604,090)       (1,879,598)


Interest and other income, net                        102,711            26,007
                                                  -----------       -----------

          Net loss                                $(5,501,379)      $(1,853,591)
                                                  ===========       ===========

See Notes to Consolidated Financial Statements.

                       Cryptometrics, Inc. and Subsidiary
               Consolidated Statement of Shareholders' Equity and
                               Comprehensive Loss
                       Years Ended April 30, 2005 and 2004


                                                         COMMON STOCK                                                 ACCUM. OTHER
                                                    SHARES           AMOUNT     ADD. PAID IN CAP.    ACCUM. DEF.       COMP. LOSS
                                                 -----------      -----------   -----------------   ------------     -------------
Balance May 1, 2003                                6,763,184      $    67,632      $ 1,796,372      $(2,517,879)      $        --

Net loss                                                  --               --               --       (1,853,591)               --

Loss on currency Exchange                                 --               --               --               --           (74,523)

Sale of common stock by
Private Placements                                   494,344            4,943        2,964,395               --                --

Issuance of common stock in
connection with the acquisition
of Cryptometrics Canada, Inc.
(formerly known as BioDentity
Systems Corporation)                               1,382,957           13,830       10,486,170               --                --
                                                 -----------      -----------      -----------      -----------       -----------

Balance April 30, 2004                             8,640,485           86,405       15,246,937       (4,371,470)          (74,523)

Net loss                                                  --               --               --       (5,501,379)               --

Sale of common stock by
 Private Placements                                2,556,618           25,566       16,024,034               --                --

Loss on currency exchange                                 --               --               --               --              (946)
                                                 -----------      -----------      -----------      -----------       -----------

Balance April 30, 2005                            11,197,103      $   111,971      $31,270,971      $(9,872,849)      $   (75,469)
                                                 ===========      ===========      ===========      ===========       ===========



See Notes to Consolidated Financial Statements.

                       Cryptometrics, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                       Years Ended April 30, 2005 and 2004


                                                                                    Years Ended April 30,
                                                                              -------------------------------
                                                                                  2005               2004
                                                                              ------------       ------------
Cash flows from operating activities:                                         $ (5,501,379)      $ (1,853,591)
Net loss
Adjustments to reconcile net loss to net cash used in                              152,227             20,678
operating activities:
  Depreciation and amortization
Changes in assets and liabilities:
Accounts receivable                                                                (97,534)                --

Inventories                                                                        (57,510)             3,144
Prepaid expenses and other assets                                                 (252,416)            19,038
Accounts payable and accrued expenses                                              652,267             83,938

Net cash used in operating activities                                           (5,104,345)        (1,726,793)
                                                                              ------------       ------------

Cash flows from investing activities:
Acquisition of fixed assets                                                       (424,138)          (103,020)
Patent application costs                                                           (62,621)                --
                                                                              ------------       ------------

Net cash flows from investing activities                                          (486,759)          (103,020)
                                                                              ------------       ------------

Cash flows from financing activities:
Sale of common stock                                                            16,049,600          2,969,338
Repayment of debt                                                                 (417,432)           (16,515)
                                                                              ------------       ------------

Net cash provided by financing activities                                       15,632,168          2,952,823

Net effect of currency fluctuations                                                   (946)           (74,523)
                                                                              ------------       ------------

Net increase in cash and cash equivalents                                       10,040,118          1,048,487

Cash and cash equivalents at period beginning                                    1,142,029             93,542
                                                                              ------------       ------------

Cash and cash equivalents at period end                                       $ 11,182,147       $  1,142,029
                                                                              ============       ============

Supplemental cash flow information:
Income taxes paid                                                             $         --       $         --
                                                                              ============       ============
Interest paid                                                                 $     19,224       $        898
                                                                              ============       ============


See Notes to Consolidated Financial Statements.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1 - Organization and summary of significant accounting policies:

Organization

Cryptometrics, Inc. (the "Company") is an emerging leader in the biometric security industry. As a manufacturer we produce hardware and software products that take advantage of the internationally approved standards for biometric identification and verification. The FingerSURE product line provides state of the art encryption software, allowing users of both trusted and non-trusted authentication devices the ability to, in a secure manner verify identity via a finger print. The SecurIDent product line contains proprietary software products that possess image quality analysis, eye finding logic, image normalization and matching. From hardware prospective the company manufacturers various cameras using off the shelf casings, sensors and lens; configured using our intellectual property and providing high quality live capture images that are suitable for facial recognition. Combined, these products are used by Border Patrols, Immigration Authorities, various governmental agencies and the commercial enterprise.

The Company was incorporated in the State of Delaware in May 2000 under the name Postal Hut, Inc. In November 2001, the Company changed its name to Cryptometrics, Inc.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Cryptometrics of Canada (formerly known as BioDentity Systems Corporation). All material intercompany transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts therein. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts and sales returns, goodwill and other intangible asset impairments, inventory allowances, warranty costs, revenue recognition as well as loss contingencies and restructurings. Actual results could differ from these estimates.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Note 1- Organization and summary of significant accounting policies (continued):

Revenue Recognition Policy

Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. The Company must assess whether the fee associated with a revenue transaction is fixed or determinable and whether or not collection is probable. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.

Certain of the Company's equipment sales such as its' SecurIDent Systems generally require installation subsequent to shipment and transfer of title. The Company recognizes revenue on such sales in accordance with Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition". Revenue related to equipment sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. Due to current Company policy and practices, the Company considers acceptance of the SecurIDent Systems contingent upon successful installation of the product. Revenues from sales of products via authorized representatives, dealers, distributors or other third party sales channels are recognized at the time of title transfer, generally upon shipment.

The Company also sells several stand-alone software products including Face Recognition server, Face Processor and software developer kits. Revenue is recognized on software products in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended. The Company recognizes revenue on software products when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed or determinable and vendor-specific objective evidence ("VSOE") of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection is deemed reasonably assured. VSOE of fair value is established based upon either sales of the element (e.g, maintenance, training or consulting) in individual transactions, or, in certain cases for maintenance, based upon substantive renewal rates. In cases where the Company does not have VSOE of fair value for all delivered elements in the transaction (e.g., for licenses), the fees from these multiple-element agreements are allocated using the residual value method. In circumstances when the software and services being sold include services to provide significant production, modification or customization of the software, and the services cannot be segregated into separate units of accounting, the Company accounts for the software sales under SOP 97-2 and SOP 81-1 "Accounting for performance of construction-type and certain production-type contracts". In the cases where SOP 81-1 is applied, the Company uses the cost-to-cost method of percentage of completion. Under this method, sales, including estimated earned fees or profits, are recorded based on the percentage that total costs incurred bear to total estimated costs. Maintenance revenue is deferred and recognized ratably over the life of the service period of the related agreement.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1- Organization and summary of significant accounting policies (continued):

Stock Based Compensation

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". As the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, as amended, it has elected only to comply with the disclosure requirements set forth in the statement which includes disclosing pro forma net income (loss) and earnings (loss) per share as if the fair value based method of accounting had been applied.

The effects of applying SFAS No. 123, as amended, in the above pro forma disclosures are not indicative of future amounts as they do not include the effects of awards granted prior to Fiscal 1996. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.

During the year ended April 30, 2005, the Company granted options to certain of its employees to purchases 180,000 shares of the Company's common stock. The shares vest generally over a one-year period and can be exercised for ten years at an exercise price of $7 per share.


The pro forma net (loss) consists of the following:

                                       Fiscal year ended April 30,
                                    -----------------------------------
                                       2005                    2004
                                   ------------             -----------
Net loss                            $(5,501,379)            $(1,853,591)
Effect of stock options                 (58,234)                     --
                                   ------------             -----------

Proforma net income                 $(5,559,613)            $(1,853,591)
                                    ===========             ===========

The Company has not provided for income taxes for the stock options as the likelihood of realization of the additional net operating losses is uncertain.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements



Note 1- Organization and summary of significant accounting policies (continued):

Fixed assets

Fixed assets are stated at cost. The Company provides for depreciation generally on a straight-line method by charges to income at rates based upon estimated recovery periods below. Cryptometrics Canada, Inc. provides for depreciation generally on the declining balance method by charges to income at rates based upon estimated recovery periods below

Furniture                                 5 to 7 years
Computer equipment                        3 to 5 years
Leasehold improvements                    Remaining lease term or useful life

Income taxes

The Company's deferred income taxes are principally from the net operating losses and other timing differences. Income taxes are reported based upon Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

Cryptometrics Canada claims research and development deductions and related investment tax credits for income tax purposes based on management's interpretation of the applicable legislation in the Income Tax Act of Canada. These claims are subject to audit by the Canada Revenue Agency and any resulting adjustments would reduce the investment tax credits in the year. Tax credits are accrued when the related corporate income tax returns are prepared and when certainty of collection is assured. These credits are treated as a reduction of research and development costs.

Marketing

Marketing and promotional costs are expensed as incurred and aggregated approximately $1,804,249 and $760,292 for the fiscal years ended April 30, 2005 and 2004, respectively.

Shipping

The Company classifies shipping costs as a component of selling expenses. Shipping costs were not material for the years ended April 30, 2005 and 2004.

Research and development costs

The Company expenses research and development costs as incurred. For research and development costs incurred in Canada, The Company claims research and development deductions and the related investment tax credits. These claims are subject to audit by the applicable tax authorities in Canada.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Organization and summary of significant accounting policies
(continued):

Patents

Patents pending are capitalized as costs are incurred. They are amortized over a useful life of ten years commencing in the year of approval. The estimated amortization for the patents pending as of April 30, 2005 is as follows:

Year Ended
April 30,
2006                                 $ 8,034
2007                                   8,034
2008                                   8,034
2009                                   8,034
2010                                   8,034
2011 and thereafter                   38,970
                                     -------
                                     $79,140
                                     =======

Indemnification Arrangements and Product Warranties

From time to time, the Company agrees to indemnify its customers against liability if the Company's products infringe a third party's intellectual property rights. As of April 30, 2005 the Company was not subject to any pending litigation alleging that the Company's products infringe the intellectual property rights of any third parties.

The Company offers a 90-day and one year warranty on various products and services. The majority of the warranty liability that the Company has recorded is due to the one-year warranties. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the product is sold. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains substantially all its cash balances to a limited number of financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At April 30, 2005 and 2004, the Company's uninsured cash balances totaled $9,087,566 and $1,059,212 respectively. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. The Company's accounts receivable was limited to one customer and subsequently was collected in full after fiscal year end.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 1 - Organization and summary of significant accounting policies
(continued):

Fair Value

The Company has a number of financial instruments, none of which is held for trading purposes. The Company estimates that the fair value of all financial instruments at April 30, 2005 and 2004, does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange

Cash and Temporary Investments

Cash and temporary investments include all cash balances on hand and short-term, highly liquid investments with original maturities of three months or less.

Goodwill

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the rules, the pooling of interests method of accounting for acquisitions is no longer allowed and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

The Company's goodwill arose from its purchase of the common stock of Cryptometrics Canada and totaled $10,500,000. During the fiscal year ended April 30, 2005, the Company incurred additional costs totaling $200,000 which have been added to the goodwill. Upon acquisition and at the years ended April 30, 2005 and 2004, the Company performed its required tests for impairment and has determined there to be no impairment on each of those dates.

Note 2 - Acquisition

On March 9, 2004, the Company acquired Cryptometrics Canada, Inc. (formerly known as BioDentity Systems Corporation), an Ottawa, Ontario Canada based company that specializes in facial recognition and image analysis hardware and software products. Pursuant to the Purchase Agreement the Company issued 1,382,957 shares of the Company's common stock and options and warrants to purchase up to 117,043 shares of the Company's common stock at an exercise price of $0.06 Canadian per share ($0.05 United States per share). The Company valued these shares at $7 per share. The share price was based on other contemporaneous equity offerings. The Company valued the options and warrants at $7.00 also as the exercise price was virtually nil.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 3 -  Inventories

         Inventories are stated at the lower of standard cost (which approximates actual cost determined on a first-in, first-out method) or market and consisted of the following


                                                         2005             2004
                                                       --------         --------
Purchased parts and materials                          $102,333         $ 25,637
Finished goods, including spares                         41,603           60,789
                                                       --------         --------

                                                       $143,936         $ 86,426
                                                       ========         ========

Note 4 -  Comprehensive Loss

Comprehensive loss for the years ended April 30, 2005 and 2004 consists of the following:

                                                    2005                2004
                                                -----------         -----------
Net loss                                        $(5,501,379)        $(1,853,591)
Loss on currency exchange                            (3,938)            (71,531)
                                                -----------         -----------

Net comprehensive loss                          $(5,505,317)        $(1,925,122)
                                                ===========         ===========

         The Company has not provided for income taxes for the stock options as the likelihood of realization of the additional net operating losses is uncertain.

Note 5 - Major Customers

The Company had two customers accounting for more than 10% of revenues in the fiscal year ended April 30, 2004. The two customers each accounted for approximately 29% of the annual revenues. In the fiscal year ended April 30, 2005, three customers accounted for approximately 31%, 29% and 14% of the Company's revenues.

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 6 - Foreign Sales

In geographical reporting, revenues are attributed to the geographical location of the sales and service organizations:

Revenues                                             2005             2004
                                                   --------         --------
Domestic                                           $      0         $149,702
International (primarily Canada)                    681,853           92,320

Note 7 - Commitments

The Company leases several of its facilities through noncancelable operating leases. The Company also leases several automobiles for several of its officers and employees. The summary of future minimum rental payments required under operating leases in excess of one year at April 30, 2005 are as follows:

Year ending April 30,
2006                                      $200,616
2007                                       166,909
2008                                       166,041
2009                                       171,658
2010                                       177,276
thereafter                                  14,812
                                         ---------

Total                                     $897,312
                                          ========

Note 8 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred income tax assets are comprised of the following:


                                                      April 30,
                                              ----------------------------
                                                 2005              2004
                                              ----------        ----------
Deferred tax assets:
     Net operating losses                     $3,746,677        $1,280,623
     Goodwill                                  4,387,000         4,305,000
     Salaries                                    301,191           524,800
                                              ----------        ----------
     Total                                     8,434,868         6,110,423
     Less: valuation allowance                 8,434,868         6,110,423
                                              ----------        ----------

                                              $       --        $       --
                                              ==========        ==========

                       Cryptometrics, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


Note 9 - Common stock offerings

Through a series of offerings of the Company's common stock, the Company has raised approximately $17.5 million. These offerings were exempt from securities registration pursuant to several different exemptions. Among other provisions, the underwriters to the majority of these funds were granted warrants to purchase up to 388,668 shares of the Company's common stock at an exercise price of $7.35. The warrants are exercisable for a five-year period.

                               Cryptometrics, Inc.
                           Consolidated Balance Sheet
                             As at October 31, 2005
               (Unaudited - All figures in United States Dollars)


                                                                  CONSOLIDATED        CONSOLIDATED
---------------------------------------------------------------------------------------------------
                                                                    31-Oct-05          30-Apr-05
---------------------------------------------------------------------------------------------------
                                                                  (unaudited)           (audited)
Assets

Current Assets:
      Cash and cash equivalents                                  $  4,736,405          $ 11,182,147
      Short-term Investments                                        3,057,818                     -
      Accounts receivable                                              13,048                97,534
      Inventory                                                       173,591               143,936
      Prepaids                                                         82,232                72,767
      Investment tax credit receivable                                259,216               392,779
---------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                          8,322,310            11,889,163

Capital Assets                                                        697,195               585,068
Intangibles                                                           131,062                80,340
Goodwill                                                           10,700,000            10,700,000
---------------------------------------------------------------------------------------------------

      TOTAL ASSETS                                               $ 19,850,567          $ 23,254,571
===================================================================================================

Liabilities and Stockholders' Equity

Current Liabilities:
      Accounts payable and accrued
      liabilities                                                $  1,092,989          $  1,481,584
      Other current liabilities                                       327,268               338,363
---------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                     1,420,257             1,819,947

Stockholders' Equity
      Common stock                                                    112,021               111,971
      Additional paid-in capital                                   31,305,921            31,270,971
      Accumulated deficit                                         (12,860,757)           (9,872,849)
      Accumulated other comprehensive loss                           (126,875)              (75,469)
---------------------------------------------------------------------------------------------------
                                                                   18,430,310            21,434,624
---------------------------------------------------------------------------------------------------

      TOTAL LIABILITIES AND
      STOCKHOLDERS' DEFICIT                                      $ 19,850,567          $ 23,254,571
===================================================================================================



See accompanying notes to unaudited internally prepared consolidated financial statements.

                               Cryptometrics, Inc.
                      Consolidated Statements of Operations
                   Six Months Ended October 31, 2005 and 2004

                                                                      Six Months Ended        Six Months Ended
--------------------------------------------------------------------------------------------------------------
                                                                         31-Oct-05                 31-Oct-04
--------------------------------------------------------------------------------------------------------------
                                                                         (unaudited)              (unaudited)

Revenues                                                                $     63,086             $    406,026
                                                                        ------------             ------------
Cost and Expenses:
         Cost of revenues                                                     35,577                  117,142
         Research and development                                            981,888                  833,018
         Selling and marketing                                             1,187,801                  751,253
         General and administrative                                        1,133,803                  831,434
-------------------------------------------------------------------------------------------------------------

                                                                           3,339,609                2,532,847
-------------------------------------------------------------------------------------------------------------
Loss from operations                                                      (3,275,983)              (2,126,821)
-------------------------------------------------------------------------------------------------------------

Interest and other income, net                                               177,314                        -
-------------------------------------------------------------------------------------------------------------

Loss for the period                                                     $ (3,098,669)            $ (2,126,821)
=============================================================================================================

Net loss per common share:
Basic                                                                   $       0.28             $       0.25
Basic common shares outstanding                                           11,202,103                8,368,783



See accompanying notes to unaudited internally prepared consolidated financial statements.

                          Cryptometrics and Subsidiary
      Consolidated Statement of Shareholders' Equity and Comprehensive Loss
                                   (Unaudited)


                                                                                                  Accumulated
                              Common Stock                    Paid-in           Accumulated   Other Comprehensive
                                    Shares        Amount       Capital            Deficit             Loss
                              ------------   ------------    ------------       ------------  --------------------
Balance May 1, 2004             8,640,485    $     86,405    $ 15,246,937       $ (4,371,470)    $    (74,523)

Net loss                               --              --              --         (5,501,379)              --
Loss on currency Exchange              --              --              --                 --             (946)
Sale of common stock by
Private Placements              2,556,618          25,566      16,024,034                 --               --
                             ------------    ------------    ------------       ------------     ------------

Balance April 30, 2005         11,197,103         111,971      31,270,971            (75,469)

Net loss                               --              --              --         (3,098,669)              --

Sale of common stock by
 Private Placements                 5,000              50          34,950                 --               --
Other Comprehensive Gain               --              --              --                 --           59,355
                             ------------    ------------    ------------       ------------     ------------

Balance October 31, 2005       11,202,103        $112,021    $ 31,305,921       $(12,971,518)    $    (16,114)
                             ============    ============    ============       ============     ============


See accompanying notes to unaudited internally prepared consolidated financial statements.

                               Cryptometrics, Inc.
                      Consolidated Statements of Cash Flows
                   Six months ended October 31, 2005 and 2004
                                   (unaudited)

                                                                                  Six Months Ended October 31,
                                                                                  ----------------------------
                                                                                      2005             2004
                                                                                  ------------     ------------
Cash flows from operating activities
Net loss                                                                            (3,098,669)      (2,126,868)
Adjustments to reconcile net loss to net cash used in operating activities:
                      Depreciation and amortization                                     98,713           48,554
Changes in assists and liabilities:
                      Accounts receivable                                               84,486         (230,022)
                      Inventories                                                      (29,655)         (42,100)
                      Prepaid expenses and other assets                                 (9,465)         (33,365)
                      Other receivables                                                133,563         (504,323)
                      Accounts payable and accrued expenses                           (399,690)           3,560
                                                                                  ------------     ------------

Net cash used in operating activities                                               (3,220,717)      (2,884,564)
                                                                                  ------------     ------------

Cash flows from investing activities:
                      Acquisition of fixed assets                                     (210,840)        (160,405)
                      Short term investments                                        (3,057,818)               -
                      Patent application costs                                         (50,722)         (39,350)
                                                                                  ------------     ------------

Net cash flows from investing activities                                            (3,319,380)        (199,755)
                                                                                  ------------     ------------

Cash flows from financing activities:
                      Sale of common stock                                              35,000        2,053,797
                      Repayment of debt                                                      -
                                                                                  ------------     ------------

Net cash provided by financing activities                                               35,000        2,053,797
                                                                                  ------------     ------------

Net effect of currency fluctuations                                                     59,355           94,689
                                                                                  ------------     ------------

Net (decrease) increase in cash and cash equivalents                                (6,445,742)        (935,833)

Cash and cash equivalents at period beginning                                       11,182,147        1,142,029
                                                                                  ------------     ------------

Cash and cash equivalents at period end                                           $  4,736,405     $    206,196
                                                                                  ============     ============

Supplemental cash flow information:
                         Cash paid during the period for:
                         Interest paid                                            $          -     $  46,303.00
                                                                                  ============     ============
                         Income taxes paid                                        $          -     $          -
                                                                                  ============     ============



See accompanying notes to unaudited internally prepared consolidated financial statements.

                       Cryptometrics, Inc. and Subsidiary
                          Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies:

Interim Financial Information - The unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally presented in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The consolidated financial statements should be read in conjunction with the description of business and management's plan of operations. The results of operations for the three months and six months ended October 31, 2005 are not necessarily indicative of the results that may be expected for the year ending April 30 2006, or for any future period.

The accounting policies followed by the Company are set forth in Note 1 to the Company's audited financial statements included elsewhere herein.

Note 2 - Proposed Merger

In September 2005, the Company entered into a non-binding letter of intent (the "letter of intent) with Jag Media Holdings, Inc. (Jag), pursuant to which the Company and Jag would enter into a merger agreement under which the Company would merge into a newly created subsidiary of Jag. In consideration of the merger, the stockholders of the Company would acquire shares of common stock of Jag, which would upon issuance, represent 88.1875% of the outstanding common stock of Jag in exchange for all the Company's issued and outstanding Common Stock.

Note 3 - Issuance of Additional Shares

In the six months ended October 31, 2005, the Company issued 5,000 shares at $7 per share to unrelated parties.

                                   Appendix A

     Form of Amendment to Article Fourth of the Articles of Incorporation of
                            JAG Media Holdings, Inc.

                         THE PREAMBLE TO ARTICLE FOURTH
                  OF THE ARTICLES OF INCORPORATION OF JAG MEDIA
          IS PROPOSED TO BE AMENDED BY DELETING THE FOLLOWING LANGUAGE

         "The aggregate number of shares which the Corporation shall have authority to issue is Three Hundred Million Four Hundred Forty Thousand (300,440,000) of which: (a) Two Hundred Fifty Million (250,000,000) shares shall be common stock, par value $0.00001 per share;"

TO BE REPLACED BY THE FOLLOWING LANGUAGE

         "The aggregate number of shares which the Corporation shall have the authority to issue is Five Hundred Fifty-Five Million Four Hundred Forty Thousand (550,440,000) of which: (a) Five Hundred Million (500,000,000) shares shall be common stock, par value $0.00001 per share;"

                                   Appendix B

     Form of Amendment to Article First of the Articles of Incorporation of
                            JAG Media Holdings, Inc.

                                  ARTICLE FIRST
                  OF THE ARTICLES OF INCORPORATION OF JAG MEDIA
          IS PROPOSED TO BE AMENDED BY DELETING THE FOLLOWING LANGUAGE


         FIRST:  The name of the Corporation is "JAG Media Holdings, Inc."

TO BE REPLACED BY THE FOLLOWING LANGUAGE

         FIRST:  The name of the Corporation is "Cryptometrics, Inc."

                                   Appendix C

                 Merger Agreement dated as of December 27, 2005 by and among JAG Media Holdings, Inc., Cryptometrics Acquisition, Inc.,
                      Cryptometrics, Inc. and the Principal
                           Stockholders Named Therein

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            JAG MEDIA HOLDINGS, INC.,

                         CRYPTOMETRICS ACQUISITION, INC.

                            CRYPTOMETRICS, INC., AND

                     THE PRINCIPAL STOCKHOLDERS NAMED HEREIN







                          Dated as of December 27, 2005

                                TABLE OF CONTENTS
                                                                            PAGE


ARTICLE I   THE MERGER.......................................................C-2

   1.1   The Merger..........................................................C-2

   1.2   Closing; Effective Time.............................................C-2

   1.3   Effects of the Merger...............................................C-2

   1.4   Post-Merger Actions.................................................C-3

   1.5   Further Assurances..................................................C-3

ARTICLE II  EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND PAYMENT...C-3

   2.1   Effect on Capital Stock.............................................C-3

   2.2   Exchange of Company Shares and Surrender of Stock Certificates......C-5

   2.3   Distributions with Respect to Unexchanged Company Shares............C-7

   2.4   No Further Ownership Rights in Company Common Stock.................C-7

   2.5   Lost, Stolen or Destroyed Certificates..............................C-7

   2.6   Dissenters' Rights..................................................C-8

   2.7   Withholding.........................................................C-8

   2.8   Company Stock Options...............................................C-8

   2.9   Company Warrants....................................................C-9

   2.10  Company Exchangeable Shares.........................................C-9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS....C-10

   3.1   Principal Stockholders' Authority Relative to the
       Operative Agreements.................................................C-10

   3.2   Execution; Enforceability..........................................C-10

   3.3   Title to Securities of Company.....................................C-10

   3.4   No Conflicts.......................................................C-10

   3.5   Governmental Approvals and Filings.................................C-11

   3.6   Legal Proceedings..................................................C-11

   3.7   Other Negotiations; Brokers........................................C-11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF COMPANY.......................C-12

   4.1   Organization and Good Standing.....................................C-12

   4.2   Capitalization.....................................................C-12

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

   4.3   Subsidiaries of Company............................................C-14

   4.4   Authority and Enforceability.......................................C-15

   4.5   No Conflict; Authorizations........................................C-15

   4.6   Financial Statements...............................................C-16

   4.7   No Undisclosed Liabilities.........................................C-17

   4.8   Taxes..............................................................C-17

   4.9   Compliance with Law................................................C-20

   4.10  Authorizations.....................................................C-20

   4.11  Title to Personal Properties.......................................C-21

   4.12  Condition of Tangible Assets.......................................C-21

   4.13  Real Property......................................................C-21

   4.14  Intellectual Property..............................................C-22

   4.15  Absence of Certain Changes or Events...............................C-26

   4.16  Contracts..........................................................C-27

   4.17  Litigation.........................................................C-29

   4.18  Employee Benefits..................................................C-29

   4.19  Labor and Employment Matters.......................................C-32

   4.20  Environmental......................................................C-33

   4.21  Related Party Transactions.........................................C-36

   4.22  Insurance..........................................................C-36

   4.23  Brokers or Finders.................................................C-36

   4.24  No Illegal Payments................................................C-36

   4.25  Information Supplied...............................................C-37

   4.26  Antitakeover Statutes..............................................C-37

   4.27  Compliance with Securities Laws....................................C-37

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........C-37

   5.1   Organization and Good Standing.....................................C-37

   5.2   Capitalization.....................................................C-38

   5.3   Subsidiaries of Parent.............................................C-39

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

   5.4   Authority and Enforceability.......................................C-40

   5.5   No Conflicts; Authorizations.......................................C-41

   5.6   SEC Filings; Financial Statements..................................C-41

   5.7   Taxes..............................................................C-42

   5.8   Compliance with Law................................................C-44

   5.9   Authorizations.....................................................C-44

   5.10  Title to Personal Properties.......................................C-45

   5.11  Condition of Tangible Assets.......................................C-45

   5.12  Real Property......................................................C-45

   5.13  Intellectual Property..............................................C-45

   5.14  Absence of Certain Changes or Events...............................C-48

   5.15  Contracts..........................................................C-49

   5.16  Legal Proceedings..................................................C-51

   5.17  Employee Benefits..................................................C-51

   5.18  Labor and Employment Matters.......................................C-54

   5.19  Environmental......................................................C-54

   5.20  Interim Operations of Merger Sub...................................C-55

   5.21  Related Party Transactions.........................................C-56

   5.22  Insurance..........................................................C-56

   5.23  Brokers or Finders.................................................C-56

   5.24  No Illegal Payments................................................C-56

   5.25  Information Supplied...............................................C-56

   5.26  Antitakeover Statutes..............................................C-57

   5.27  Compliance with Securities Laws....................................C-57

   5.28  Inclusion of Subsidiaries..........................................C-57

ARTICLE VI  COVENANTS RELATING TO CONDUCT OF BUSINESS.......................C-57

   6.1   Conduct of Business by Company.....................................C-58

   6.2   Conduct of Business by Parent......................................C-60

   6.3   Exclusivity........................................................C-62

ARTICLE VII ADDITIONAL AGREEMENTS...........................................C-65

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

   7.1   Proxy Statement; Registration Statement............................C-65

   7.2   Other Filings and Disclosure Schedules.............................C-67

   7.3   Meeting of Stockholders............................................C-67

   7.4   Access to Information..............................................C-68

   7.5   Consent of Company Stockholders....................................C-68

   7.6   Regulatory Approvals...............................................C-68

   7.7   Public Announcements...............................................C-69

   7.8   Indemnification....................................................C-69

   7.9   Tax Free Reorganization............................................C-70

   7.10  Listing............................................................C-70

   7.11  Affiliates.........................................................C-70

   7.12  Consents...........................................................C-70

   7.13  Notification of Certain Matters....................................C-71

   7.14  Conveyance Taxes...................................................C-71

   7.15  Maintenance of Registration Statements.............................C-71

   7.16  Termination Prior to Effective Time................................C-71

   7.17  Further Assurances.................................................C-72

ARTICLE VIII  CONDITIONS TO MERGER..........................................C-72

   8.1   Conditions to Each Party's Obligation to Effect the Merger.........C-72

   8.2   Conditions to Obligations of Parent and Merger Sub to Effect
      the Merger............................................................C-72

   8.3   Conditions to Obligation of Company to Effect the Merger...........C-73

ARTICLE IX  TERMINATION.....................................................C-74

   9.1   Termination........................................................C-74

   9.2   Effect of Termination..............................................C-76

   9.3   Remedies...........................................................C-76

ARTICLE X   MISCELLANEOUS...................................................C-76

   10.1  Notices............................................................C-76

   10.2  Survival...........................................................C-77

   10.3  Amendments and Waivers.............................................C-77

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

   10.4  Fees and Expenses..................................................C-78

   10.5  Successors and Assigns.............................................C-78

   10.6  Governing Law......................................................C-78

   10.7  Consent to Jurisdiction............................................C-78

   10.8  Counterparts.......................................................C-79

   10.9  Third Party Beneficiaries..........................................C-79

   10.10 Entire Agreement...................................................C-79

   10.11 Captions...........................................................C-79

   10.12 Severability.......................................................C-80

   10.13 Specific Performance...............................................C-80

ARTICLE XI  DEFINITIONS.....................................................C-80

   11.1  Definitions........................................................C-80

   11.2  Other Defined Terms................................................C-82

   11.3  Interpretation.....................................................C-85

Exhibits:

Exhibit A Company Voting and Lock Up Agreement
Exhibit B Certificate of Merger
Exhibit C Affiliate Agreement

Schedules:

Parent Disclosure Schedule
Company Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of December 27, 2005 (the "AGREEMENT"), by and among JAG Media Holdings, Inc., a Nevada corporation ("PARENT"), Cryptometrics Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), Cryptometrics, Inc., a Delaware corporation (the "COMPANY") and the Principal Stockholders named herein. Capitalized terms used in this Agreement shall have the meanings assigned to them in Article XI or in the applicable Section of this Agreement to which reference is made in Article XI.

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

         WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of Parent has authorized the issuance of shares of Parent Common Stock pursuant to the Merger;

         WHEREAS, the Board of Directors of Company has adopted a resolution approving the Merger, declaring its advisability and determined to recommend to the stockholders of Company the adoption of this Agreement;

         WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the acquisition of Company by Parent pursuant to this Agreement shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the "CODE"); and

         WHEREAS, Robert Barra and Michael A. Vitale (together, the "PRINCIPAL STOCKHOLDERS", and each, a "PRINCIPAL STOCKHOLDER") collectively own beneficially and of record in excess of 50% of the outstanding capital stock of Company; and

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Principal Stockholders of Company are entering into lock-up and voting agreements with Parent in substantially the form attached as Exhibit A (collectively, the "COMPANY LOCK-UP AND VOTING AGREEMENTS").

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") as attached hereto as Exhibit B, at the Effective Time, Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). As a result of the Merger, the outstanding shares of capital stock of Company and Merger Sub shall be converted or canceled in the manner provided in
Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and Company shall be the surviving corporation following the Merger. Merger Sub and Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Company as the surviving corporation following the Merger is sometimes referred to herein as the "SURVIVING CORPORATION."

1.2 Closing; Effective Time. The closing of the Merger (the "CLOSING") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the "CLOSING DATE." Simultaneously with, or as soon as practicable following the Closing, Company, as the surviving corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the "EFFECTIVE TIME."

         1.3 Effects of the Merger.

            (a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

            (b) At the Effective Time, the Certificate of Incorporation of Company shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Delaware law.

            (c) At the Effective Time, the Bylaws of Company shall be the Bylaws of the Surviving Corporation until amended thereafter in accordance with applicable Delaware law.

            (d) At the Effective Time, the directors and officers of Company immediately prior to the Effective Time shall remain the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

         1.4 Post-Merger Actions. Promptly after the Effective Time:

            (a) the Board of Directors of Parent will amend the Bylaws of Parent to permit a Board of Directors of not less than one (1) nor more than twelve
(12) directors;

            (b) the Board of Directors of Parent shall appoint as directors to fill some or all of such vacancies such persons as the management of the Company shall designate, which designees shall include a sufficient number of independent directors to comply with the requirements of The Sarbanes-Oxley Act of 2002 and the rules and requirements of the NASDAQ Capital Market;

            (c) the officers of Parent and the directors of Parent prior to the Effective Time shall resign as officers and directors of Parent, but not as managers and officers of Parent's wholly-owned subsidiary, JAG Media LLC;

            (d) Parent shall (i) amend Section 11 of the existing employment agreements of such officers (the "EMPLOYMENT AGREEMENTS") to fix the payout period on termination without cause at 12 months, (ii) amend Section 4 of the Employment Agreement to cancel all options granted to the officers pursuant to such section and (iii) amend Section 6 of the Employment Agreements to reduce the number of options granted to each of the officers upon a change in control from 1,000,000 to 750,000, which shall be exercisable immediately on a cashless basis, with one half of such shares being subject to a lock up period of one year from the date of the Closing;

            (e) Parent shall assign the Employment Agreements to JAG Media LLC and cause it to accept same, and such officers shall release Parent from all liability thereunder (including salary payments) except that Parent shall remain contractually obligated to carry out its obligations to fulfill any exercise of options remaining under such Employment Agreements;

            (f) JAG Media LLC shall terminate the employment of such officers under the Employment Agreements without cause;

            (g) the Board of Directors shall elect new officers of Parent.

        1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

         EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND PAYMENT

         2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or any stockholder of Company (each such stockholder, a "COMPANY STOCKHOLDER"):

         The holders of all shares of common stock of Company, par value $0.001 per share (the "COMPANY COMMON STOCK") (each such share of Company Common Stock, a "COMPANY SHARE"), issued and outstanding immediately prior to the Effective Time, including as outstanding for this purpose the total number of shares of Company Common Stock for which outstanding exchangeable shares of the Company's Canadian subsidiary can be exchanged ("OUTSTANDING COMPANY COMMON STOCK" and each an "OUTSTANDING COMPANY SHARE") shall be entitled to receive shares of fully paid and nonassessable common stock of Parent, par value $0.00001 per share ("PARENT COMMON STOCK") equal to 7.4656 times the number of shares of Parent Common Stock issued and outstanding at the Effective Time of the Merger,
(i) excluding all shares of Parent Common Stock held in the treasury of Parent, and (ii) excluding all shares of Series 2 and Series 3 Class B common stock outstanding, but (iii) including as outstanding the relevant number of shares of Parent Company stock into which shares of Parent which are still outstanding and can be converted (but have not yet been converted) by virtue of recapitalizations carried out by Parent (the "MERGER CONSIDERATION").

            (a) Each Outstanding Company Share shall be converted into the right to receive and become exchangeable, as provided in Section 2.2 hereof, for the number of shares of Parent Common Stock represented by the quotient obtained by dividing the Merger Consideration by the total number of shares of Outstanding Company Common Stock (the "EXCHANGE MULTIPLE"), subject to adjustment as provided in Section 2.2(f).

            (b) Each share of Company Common Stock held in Company's treasury shares immediately prior to the Effective Time and each share owned by any subsidiary of Company shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof;

            (c) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

            (d) Each Company Stockholder (after aggregating the fractional shares of Parent Common Stock that would otherwise be received by such holder) shall be entitled only to the number of shares of Parent Common Stock to which such Company Stockholder is entitled by virtue of Sections 2.1(a) and (b) or 2.2(f) rounded down to the nearest whole number. No fractional shares of Parent Common Stock shall be issued in connection with the Merger.

            (e) Unless the value of the fractional share of Parent Common Stock which otherwise would have been issued by virtue of the Merger to a Company Stockholder exceeds an aggregate cash amount of One Dollar ($1.00), determined as provided below, such Company Stockholder shall not be entitled to receive a cash payment in lieu of a fractional share of Parent Common Stock. In the event that the value of the fractional share of Parent Common Stock to be issued by virtue of the Merger to a Company Stockholder exceeds One Dollar ($1.00), any such Company Stockholder entitled to receive a fractional share of Parent Common Stock will be entitled to receive a cash payment in lieu of such fractional share in an amount determined by Parent to be equal to such fraction multiplied by the arithmetic mean of the closing prices of Parent Common Stock on the Pink Sheets LLC over the twenty (20) trading days ending three (3) trading days prior to the Closing.

            (f) If between the date of this Agreement and the Effective Time, there shall be any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to Company Common Stock or Parent Common Stock, the Exchange Multiple and the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

        2.2 Exchange of Company Shares and Surrender of Stock Certificates.

            (a) Following the execution hereof, Parent shall enter into an agreement with Transfer Online, Inc., or such other transfer agent, bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to Company (the "EXCHANGE AGENT"). Upon Company's receipt of Company Stockholder Approval, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of Company Stockholders, certificates representing the shares of Parent Common Stock issuable pursuant to
Section 2.1 in respect of Company Shares. In the event that any amount is payable to any Company Stockholders pursuant to Section 2.1(e), Parent shall also deposit with the Exchange Agent cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e). The certificates, together with any cash in dividends or distributions with respect thereto and any cash made available in lieu of fractional shares, are hereinafter referred to as the "EXCHANGE FUND".

            (b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares a letter of transmittal and instructions (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Company Shares shall pass, only upon proper delivery of the certificates representing Company Shares ("CERTIFICATES") to the Exchange Agent) for use in exchanging Company Shares for the Merger Consideration payable in respect of such Company Shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.1(a) and payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) in the event that the fractional shares of Parent Common Stock to be issued by virtue of the Merger to Company Stockholders exceeds an aggregate cash amount of One Dollar ($1.00) and any dividends or distributions payable pursuant to Section 2.3 and the Certificate so surrendered forthwith shall be canceled.

            (c) In the event of a transfer of Company Shares that is not registered in the transfer records of Company, shares of Parent Common Stock issued in exchange for Company Shares pursuant to Section 2.1 may be issued to a Person other than the Person in whose name the surrendered Certificate is surrendered, if (i) such Certificate is properly endorsed or is otherwise in proper form for transfer and (ii) the Person requesting such issuance pays to the Exchange Agent any and all Taxes required as a result of the issuance to a Person other than the registered holder of the Certificate or establishes by evidence satisfactory to the Exchange Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this
Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Merger Consideration (together with any amounts payable pursuant to Section 2.1(f) and/or Section 2.3) in respect of Company Common Stock represented thereby.

            (d) All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.1(e) and/or Section 2.3) upon surrender of the Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by Certificates. At the close of business at 5:00 pm on the day immediately preceding the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of Company. From and after the Effective Time, Company Stockholders shall cease to have any rights with respect to Company Shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be canceled and exchanged for the Merger Consideration provided for in Section 2.1 (and any amounts payable pursuant to Sections 2.1(f) and/or Section 2.3).

            (e) Any portion of the Exchange Fund that remains undistributed to Company Stockholders for six (6) months after the Effective Time shall be redelivered to Parent, and any Company Stockholders who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.1 (and any amounts payable pursuant to Sections 2.1(f) and/or Section 2.3). Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. To the fullest extent permitted by Law, neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for shares of Parent Common Stock, cash or other property delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) Notwithstanding anything to the contrary contained herein, and in particular Sections 2.1(a) and this Section 2.2, Parent shall be bound by and fulfill any contractual obligations to any limited number of shareholders of Company who may by virtue of a contract between the Company and such shareholder be entitled to a different (larger or smaller) number of shares of Parent Common Stock than that prescribed by Section 2.1(a). Parent shall give special instructions to the Exchange Agent with respect to such shareholders and shall adjust the number of shares (up or down) to be received by all other shareholders of the Company on a pro rata basis.

            (g) Notwithstanding anything to the contrary contained herein, each Person entitled to receive shares of Parent Company Stock under this Section 2.2 shall receive them on the condition and subject to the requirement that (A) 65% of such shares may not be sold (but may be transferred (i) by gift to an immediate family member, (ii) by will or intestacy or distribution or (iii) to a trust for the benefit of the transferor or a family member) until the first anniversary of the Closing Date and the certificates evidencing such shares shall have a legend reflecting such restriction, and (B) the remaining 35% of such shares may be freely sold or transferred even within the first year following the Closing Date so long as shares of Parent Common Stock are traded on the NASDAQ Capital Market and in the event such shares cease to be traded on the NASDAQ Capital Market (or another U.S. market or exchange with no less stringent listing requirements) during such first year, Parent shall have the right to impose a stop order for the remainder of such first year on the transfer of all such shares then held by Persons who were shareholders of the Company as of the Closing Date.

            (h) Notwithstanding anything to the contrary contained herein, no certificates representing shares of Parent Common Stock shall be delivered to a Person who is an "affiliate" of Company for purposes of Rule 145 under the Securities Act of 1933 (the "SECURITIES ACT") until such Person has executed and delivered to Parent a written agreement substantially in the form attached hereto as Exhibit C (the "AFFILIATE AGREEMENT")

       2.3 Distributions with Respect to Unexchanged Company Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any Company Share until such Company Share is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Company Shares there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No Company Stockholder shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock which such holder shall have the right to receive pursuant to this Article II.

     2.4 No Further Ownership Rights in Company Common Stock. The payment of the relevant portion of the Merger Consideration in respect of each Company Share (and any amounts payable pursuant to Sections 2.1(e) and/or Section 2.3) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to each such Company Share, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock in accordance with the procedures set forth in this Article II.

         2.5 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of Parent Common Stock (and cash, if any) to which the holder thereof is entitled pursuant to Sections 2.1 and 2.2.

         2.6 Dissenters' Rights.

            (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Common Stock in the manner provided in the DGCL ("DISSENTING SHARES") shall not represent the right to receive any portion of the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal and payment under the DGCL, as the case may be, each share of Company Common Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive its portion of the Merger Consideration.

            (b) Both Company and Parent, as the case may be, shall give one another prompt notice of any demands for appraisal received by Company or Parent, withdrawals of such demands and any other communications received by Company or Parent in connection with any demands for appraisal. Company may voluntarily make any payment with respect to any such demands. Company shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands.

         2.7 Withholding. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

         2.8 Company Stock Options. At the Effective Time, each Company Stock Option outstanding shall, by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent (each, a "REPLACEMENT OPTION"). To the extent that they replace options which qualify as "incentive stock options," each Replacement Option will be intended to qualify as an "incentive stock option" under the Code (although Parent makes no representation and warranty whatsoever that such options will so qualify). Each Replacement Option shall be subject to the same terms and conditions as the applicable Company Stock Option it replaced, except that, provided the relevant Company Stock Option does not otherwise provide, (a) each such Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Exchange Multiple, and (b) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of the shares of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Multiple (the exercise price per share, as so determined, being rounded up to the nearest full cent). Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Replacement Options granted in accordance with this Section 2.8. "COMPANY STOCK OPTION" means an option to purchase shares of Company Common Stock.

         2.9 Company Warrants. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (each, a "COMPANY WARRANT") shall, to the extent that such Company Warrant does not expire in accordance with its terms upon consummation of the Merger, be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, provided the relevant Company Warrant does not otherwise provide, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Exchange Multiple (such new warrant, the "REPLACEMENT WARRANT"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of Company Common Stock subject to such Company Warrant divided by (z) the Exchange Multiple. Any restriction on exercise of any Company Warrant shall continue in full force and effect and the term, exercisability, schedule and other provisions of such Company Warrant shall continue in full force and effect. At or prior to the Effective Time, Company shall take all reasonable action, if any, necessary with respect to each Company Warrant to permit the replacement of such Company Warrant by Parent pursuant to this Section 2.9 and to ensure that holders of Company Warrants have no rights with respect thereto greater than those specifically provided herein.

         2.10 Company Exchangeable Shares. At the Effective Time, each outstanding exchangeable share issued by Cryptometrics Canada, Inc. (or issuable pursuant to outstanding options or warrants therefor) which is exchangeable for Company Common Stock (each, a "COMPANY EXCHANGEABLE SHARE") shall be converted into the right to acquire, on the same terms and conditions as were applicable under such Company Exchangeable Share, provided the relevant Company Exchangeable Share does not otherwise provide, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Exchangeable Share multiplied by the Exchange Multiple. Any restriction on exercise of any Company Exchangeable Share shall continue in full force and effect and the term, exchangeability, schedule and other provisions of such Company Exchangeable Share shall continue in full force and effect. At or prior to the Effective Time, Company and its Canadian subsidiary and Parent shall take all reasonable action, if any, necessary with respect to each Company Exchangeable Share to permit the proper modifications of such Company Exchangeable Share by Company, its Canadian Subsidiary and Parent pursuant to this Section 2.10 and the agreements relating to the Company Exchangeable Shares so as to ensure that holders of Company Exchangeable Shares have no rights with respect thereto greater or lesser than those specifically provided herein and in such agreements.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

         Each of the Principal Stockholders, severally and not jointly, represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct.

         3.1 Principal Stockholders' Authority Relative to the Operative Agreements. Such Principal Stockholder has all legal right, power and capacity to execute and deliver and to perform his obligations under this Agreement and the Operative Agreements to which he is a party and to consummate the Merger and the transactions contemplated hereby and thereby.

         3.2 Execution; Enforceability. This Agreement and each of the Operative Agreements to which he is a party has been duly executed and delivered by such Principal Stockholder. This Agreement and each of such Operative Agreements to which he is a party constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

         3.3 Title to Securities of Company. Such Principal Stockholder is the record and beneficial owner of the securities of Company shown as owned by such Principal Stockholder in the Company Lock Up and Voting Agreement, and immediately prior to the Effective Time, such Principal Stockholder will own such securities free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, "LIENS"), other than the rights of Parent and Merger Sub under this Agreement. The rights of a Principal Stockholder to transfer its securities in Company remains subject to any restrictions imposed on such transfer by federal and/or state securities laws and regulations.

         3.4 No Conflicts. The execution and delivery by such Principal Stockholder of this Agreement and each of the Operative Agreements to which he is a party does not, and the performance by such Principal Stockholder of his obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

            (a) subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in Section 3.5 below, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Principal Stockholder or any of his assets and properties; or

            (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require such Principal Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to,
(v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon such Principal Stockholder or any of his assets and properties under, any Contract to which such Principal Stockholder is a party or by which any of his assets and properties is bound.

         3.5 Governmental Approvals and Filings.

           (a) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Principal Stockholder is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which he is a party or the consummation of the transactions contemplated hereby and thereby.

           (b) Except as disclosed in the Parent Disclosure Schedule and with the exception of the filing by Parent of the Form S-4 Registration Statement with the Securities and Exchange Commission (the "SEC") and such filings required in accordance with state securities blue sky laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger (including any amendments or supplements thereto, the "FORM S-4 REGISTRATION STATEMENT"), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Documents to which Parent is a party or the consummation of the transactions contemplated hereby and thereby.

         3.6 Legal Proceedings. There are no Actions pending or, to the knowledge of such Stockholder, threatened against, relating to or affecting either such Principal Stockholder or any of his assets and properties which (a) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated hereby or thereby or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Parent, Merger Sub, Company or the Surviving Corporation or (b) if determined adversely to such Principal Stockholder, could reasonably be expected to result in (i) any injunction or other equitable relief against Parent, Merger Sub, Company, the Surviving Corporation or such Principal Stockholder or (ii) losses by Parent, Merger Sub, Company or the Surviving Corporation.

         3.7 Other Negotiations; Brokers. Neither such Principal Stockholder nor any of his Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of either such Principal Stockholder or any such Affiliate) (a) has entered into any agreement that conflicts with any of the transactions contemplated hereby or (b) has entered into any agreement or had any discussions with any third party regarding any transaction involving such Principal Stockholder which could result in the Surviving Corporation, Parent, Merger Sub or any general partner, limited partner, stockholder, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said third party as a result of entering into this Agreement or the Operative Agreements or consummating the transactions contemplated hereby and thereby. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of any Principal Stockholder who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except as set forth in Section 4.23. No claim exists or will exist against the Principal Stockholders, or the Surviving Corporation or, based on any action by the Principal Stockholders, against Parent for payment of any "topping," "break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Except as set forth in the disclosure schedule dated and delivered as provided in Section 7.2(b) hereof by Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"), which is being concurrently delivered to Parent in connection herewith and is designated therein as being Company Disclosure Schedule, Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct. Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV.

         4.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company has delivered to Parent prior to the date of this Agreement true and complete copies of (i) its Charter Documents and (ii) all other existing written consents and minutes of the meetings of its stockholders, its Board of Directors and each committee of its Board of Directors held since January 1, 2002. There are no decisions or resolutions of the stockholders, Board of Directors or committees of the Board of Directors of Company, other than as disclosed in the minutes and written consents provided to Parent. Such Charter Documents are in full force and effect and Company is not in default of any provision thereunder. "CHARTER DOCUMENTS" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

         4.2 Capitalization.

            (a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock, of which 11,199,103 shares of Company Common Stock were issued and outstanding as of July 31, 2005. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in substantial compliance with all applicable federal, state and foreign securities Laws. No shares of Company Common Stock are held by any Subsidiary of Company. No shares of Company Common Stock are held in Company's treasury.

            (b) Company has duly reserved 1,236,816 shares of Company Common Stock for future issuance pursuant to Company Stock Options (650,000 shares) and pursuant to Company Warrants (586,816 shares).

            (c) Company has also duly reserved 1,500,000 shares of Company Common Stock for future issuance upon the exchange of outstanding Company Exchangeable Shares (1,382,957 shares already included in the outstanding shares noted in Section 4.2(a) above) and certain options (86,038 shares) and certain warrants (31,005 shares) to purchase such Company Exchangeable Shares.

            (d) Except for (i) the shares of Company Common Stock outstanding as of the date hereof, (ii) Company Stock Options outstanding as of the date hereof, (iii) Company Warrants outstanding as of the date hereof and (iv) the other options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other Contracts that, directly or indirectly, could require Company to issue, sell or otherwise cause to become outstanding shares of Company Common Stock (including Company Exchangeable Shares) that are disclosed in Schedule 4.2(d)(iv) of the Company Disclosure Schedule (the "OTHER COMPANY PURCHASE RIGHTS"), Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence, Company is not a party to any Contract obligating Company, directly or indirectly, to issue additional securities. As of the Effective Time, there will be no more than an aggregate of 4,000,000 shares of Company Common Stock that are then subject to Company Stock Options, Company Warrants or Other Company Purchase Rights.

            (e) All outstanding Company Stock Options, Company Warrants and Other Company Purchase Rights have been duly authorized and validly issued and were issued in substantial compliance with all applicable federal, state and foreign securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options, Company Warrants and Other Company Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

            (f) No Company Stock Option, Company Warrant or Other Company Purchase Right will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Company Stock Options or Company Warrants, (ii) any additional benefits for any holder of Company Stock Options or Company Warrants, or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any Company Warrant.

            (g) None of the shares of Company Common Stock, Company Stock Options, Company Warrants or Other Company Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities and to the knowledge of Company, there are no such agreements, trusts or arrangements to which Company is not a party.

            (h) Except for the repurchase at cost of the shares of Company Common Stock from employees of Company and its subsidiaries in connection with the termination of their employment, since January 1, 2002, Company has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable Law, and Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of Company's securities.

            (i) Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

            (j) Company does not have outstanding any bonds, debentures, notes or other obligations or debt or equity securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter, except for Company Exchangeable Shares and Company Stock Options and Company Warrants as set forth in 4.2(b) and (c).

            (k) Since January 1, 2002 Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of Company's securities.

        4.3 Subsidiaries of Company.

            (a) Company Disclosure Schedule contains a true and complete list of the Subsidiaries of Company and sets forth with respect to each such Subsidiary the jurisdiction of formation. The outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Company or another Subsidiary of Company free and clear of all Liens.

            (b) Each Subsidiary of Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

            (c) Other than the shares of capital stock set forth in Company Disclosure Schedule, no Subsidiary of Company has outstanding securities of any kind. No Subsidiary of Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities.

            (d) Except with respect to the exchangeable securities referred to in Section 4.2(j) above, no Subsidiary of Company has outstanding any bonds, debentures, notes or other obligations or debt or equity securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

            (e) Other than the Subsidiaries set forth in Company Disclosure Schedule, neither Company nor any Subsidiary of Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.

            (f) Except with respect to the exchangeable securities referred to in Section 4.2(j) above, there are no obligations, contingent or otherwise, of Company or any Subsidiary of Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity. 4.4 Authority and Enforceability.

            (a) Company has all necessary corporate power and authority to enter into this Agreement and the Operative Agreements, and, subject in the case of the consummation of the Merger to Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and the Operative Agreements and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to Company Stockholder Approval. The only stockholder approval required for the adoption of this Agreement is the delivery to Company of written consents in favor of adoption of this Agreement from the holders of a majority of the outstanding shares of Common Stock (the "COMPANY STOCKHOLDER APPROVAL"). This Agreement has been duly executed and delivered by Company and, assuming Company Stockholder Approval and due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

            (b) The Board of Directors of Company has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of Company Stockholders and (iii) resolved to recommend that Company Stockholders adopt this Agreement and directed that this Agreement be submitted to Company Stockholders for adoption. Such resolutions have not been rescinded and are in full force and effect.

        4.5 No Conflict; Authorizations.

            (a) The execution and delivery of this Agreement and the Operative Agreements by Company do not, and the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of Company's or any of its Subsidiaries' Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Company or any of its Subsidiaries is a party,
(B) of which Company or any of its Subsidiaries is a beneficiary or (C) by which Company or any of its Subsidiaries or any of their respective assets is bound,
(iii) assuming compliance by Company with the matters referred to in Section 4.5(b), violate or conflict with any Law, Authorization or Order applicable to Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Company or any of its Subsidiaries referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Section 4.5(a) of Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Company or any of its Subsidiaries is a party (collectively, "COMPANY CONSENTS") in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

            (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be made, obtained, performed or given to or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Form S-4 Registration Statement with the SEC in connection with the issuance of shares of Parent Common Stock pursuant to the Merger, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) requisite state "Blue Sky" filings, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and the antitrust and competition Laws of all jurisdictions other than those of the United States (the "OTHER ANTITRUST LAWS") and (v) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement and consummate the Merger or to be material to Company and its Subsidiaries taken as a whole.

        4.6 Financial Statements.

            (a) True and complete copies of Company's audited consolidated financial statements consisting of the consolidated balance sheet of Company and its Subsidiaries as at April 30 in each of the years 2004 and 2005 and the related statements of income and retained earnings, stockholders' equity and cash flow, for the years then ended (the "AUDITED FINANCIAL STATEMENTS"), and unaudited consolidated financial statements consisting of the balance sheet of Company and its Subsidiaries as at July 31, 2005 and the related statements of income and retained earnings, stockholders' equity and cash flow for the three
(3) month period then ended (the "INTERIM FINANCIAL STATEMENTS" and together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"), are included in Company Disclosure Schedule.

            (b) The Financial Statements are true, complete and correct and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Company and its Subsidiaries, and fairly present the financial condition of Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of Company and its Subsidiaries as of April 30, 2005 is referred to herein as the "BALANCE SHEET" and the date thereof as the "BALANCE SHEET DATE" and the consolidated balance sheet of Company and its Subsidiaries as of July 31, 2005 is referred to herein as the "INTERIM BALANCE SHEET" and the date thereof as the "INTERIM BALANCE SHEET DATE." Each of Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.

        4.7 No Undisclosed Liabilities. Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("LIABILITIES"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

         4.8 Taxes.

            (a) As used in this Agreement, the following words and terms have the following definitions:

                (i) "TAX" or "TAXES" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

              (ii) "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              (iii) "TAXING AUTHORITY" means any Governmental Entity having jurisdiction with respect to any Tax.

            (b) Each of Company and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to Company or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. All Taxes owed by Company and each Subsidiary of Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

            (c) Each of Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

            (d) Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

            (e) Company Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in Company Disclosure Schedule there is no Action now pending or threatened against or with respect to Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Company. Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries since January 1, 2003.

            (f) Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

            (g) None of the assets or properties of Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither Company nor any of its Subsidiaries is a party to any "safe harbor lease" within the meaning of
Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any "long-term contract" within the meaning of Section 460 of the Code. Neither Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Company is not a "foreign person" within the meaning of Section 1445 of the Code.

            (h) Neither Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither Company nor any of its Subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.

            (i) No Subsidiary of Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. No Subsidiary of Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

            (j) Neither Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax
Law), or as transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

            (k) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

            (l) Company has not entered into any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

            (m) Company Disclosure Schedule lists each person who Company reasonably believes is, with respect to Company or any Affiliate of Company, a "disqualified individual" (within the meaning of Section 280G of the Code and the Regulations thereunder).

            (n) Neither Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Company is not aware of any agreement or plan to which Company or any of its Affiliates is a party or other circumstances relating to Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a "reorganization" under Section 368 of the Code.

            (o) The unpaid Taxes of Company (i) did not, as of the Balance Sheet Date and the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet or the Interim Balance Sheet, respectively, (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

        4.9 Compliance with Law.

            (a) Each of Company and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which Company or any of its Subsidiaries or its business, operations, assets or properties is or has been subject, except where failure to do so would not have a Material Adverse Effect on Company.

            (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Company or any of its Subsidiaries to comply with, any Law. Neither Company nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

         4.10 Authorizations.

            (a) Each of Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by Company or such Subsidiary in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All material Authorizations are listed in Company Disclosure Schedule.

            (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Neither Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither Company nor any of its Subsidiaries is in default, nor has Company or any of its Subsidiaries received notice of any claim of default, with respect to any Authorization.

            (c) No Person other than Company or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Company or any of its Subsidiaries owns, possesses or uses in the operation of its business as now or proposed to be conducted.

         4.11 Title to Personal Properties.

            (a) With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on Company Balance Sheet (other than inventory sold and items of obsolete equipment disposed of in the ordinary course of business since the date thereof), Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. "PERMITTED LIENS" means, with respect to any party, (i) liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (ii) workers', carriers' and mechanics' or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of such party's or any of its Subsidiaries' business in any material respect or the present or proposed use of the affected property and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

            (b) With respect to personal properties and assets that are leased, Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither Company nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease.

         4.12 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Company or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

         4.13 Real Property.

            (a) Company Disclosure Schedule contains (i) a list of all real property and interests in real property owned in fee by Company or any of its Subsidiaries (the "COMPANY OWNED REAL PROPERTY"), and (ii) a list of all real property and interests in real property leased by Company or any of its Subsidiaries with respect to each of which the annual rental payments exceed $50,000 (the "COMPANY LEASED REAL PROPERTY").

            (b) With respect to each parcel of Company Owned Real Property, Company or one of its Subsidiaries has good and marketable title to each such parcel of Company Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs the current or proposed use of such Company Owned Real Property. There are no outstanding options or rights of first refusal to purchase such parcel of Company Owned Real Property, or any portion thereof or interest therein.

            (c) Each lease with respect to Company Leased Real Property (each, a "COMPANY LEASE") is in full force and effect. Neither Company nor any of its Subsidiaries is in default under any such Company Lease and, to Company's Knowledge, no other party thereto is in default under any such Company Lease.

         4.14 Intellectual Property. The representations and warranties in this
Section 4.14 shall be true and correct except to the extent that errors and omission therein would not have a Material Adverse Effect on the Company.

            (a) As used in this Agreement, "INTELLECTUAL PROPERTY" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials ("PROPRIETARY INFORMATION"); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "SOFTWARE"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world ("INTELLECTUAL PROPERTY RIGHTS"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs ("PATENTS"), all registered and unregistered copyrights in both published and unpublished works ("COPYRIGHTS"), all trademarks, service marks and other proprietary indicia (whether or not registered) ("MARKS"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

            (b) Company Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) ("COMPANY OWNED INTELLECTUAL PROPERTY"); provided that Company Disclosure Schedule is not required to list items of Company Owned Intellectual Property which are both (i) immaterial to Company and its Subsidiaries and (ii) not registered or the subject of an application for registration. Except as described in Company Disclosure Schedule, Company or one of its Subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.

            (c) Company Disclosure Schedule lists all licenses, sublicenses and other Contracts ("COMPANY IN-BOUND LICENSES") pursuant to which a third party authorizes Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into Company's or any of its Subsidiaries' products and, with respect to each Company In-Bound License, whether Company In-Bound License is exclusive or non-exclusive; provided, however, that Company Disclosure Schedule is not required to list Company In-Bound Licenses that consist solely of "shrink-wrap" and similar commercially available end-user licenses.

            (d) Company Disclosure Schedule lists all licenses, sublicenses and other Contracts ("COMPANY OUT-BOUND LICENSES") pursuant to which Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Company Out-Bound License, whether Company Out-Bound License is exclusive or non-exclusive.

            (e) Each Company In-Bound License and each Company Out-Bound License is in full force and effect and valid and enforceable in accordance with its terms, except where any such failure to be in full force and effect and valid and enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company In-Bound License or Company Out-Bound License, except where any such default would not reasonably be expected to have a Material Adverse Effect on Company, and neither Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.

            (f) Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of Company and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable Company In-Bound License that is listed in Company Disclosure Schedule or that is a "shrink-wrap" or similar commercially available end-user license. Company Owned Intellectual Property, together with Company's and its Subsidiaries' rights under Company In-Bound Licenses listed in Company Disclosure Schedule or that are "shrink-wrap" and similar commercially available end-user licenses (collectively, the "COMPANY INTELLECTUAL PROPERTY"), constitutes all the Intellectual Property used in or necessary for the operation of Company's and its Subsidiaries' businesses as they are currently conducted.

            (g) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Company or any of its Subsidiaries ("COMPANY REGISTERED ITEMS") that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Company and/or one or more of its Subsidiaries. All Patents that have been issued to Company or any of its Subsidiaries are valid.

            (h) Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. Neither Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. Company Disclosure Schedule lists all previously held Company Registered Items that Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the twelve (12) months prior to the date of this Agreement.

            (i) None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Neither Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither Company nor any of its Subsidiaries has received any communication alleging that Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to Company's Knowledge, is there any basis therefor. No Action has been instituted, or, to Company's Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Company or any of its Subsidiaries and none of Company Intellectual Property is subject to any outstanding Order. To Company's Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

            (j) With respect to Company's or any of its Subsidiaries' Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Company or any of its Subsidiaries that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of Company and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than Company and its Subsidiaries.

            (k) All current and former employees, consultants and contractors of Company and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for Company and its Subsidiaries. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of Company Intellectual Property.

            (l) No employee, consultant or contractor of Company or any of its Subsidiaries has been, is or will be, by performing services for Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or independent contractor's employment by Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

            (m) The execution and delivery of this Agreement by Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of Company's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Company Out-Bound License or Company In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

           (n) Software.

              (i) The Software owned, or purported to be owned by Company or any of its Subsidiaries (collectively, the "COMPANY OWNED SOFTWARE"), was either (A) developed by employees of Company or one or more of its Subsidiaries within the scope of their employment by Company or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to Company or one of its Subsidiaries pursuant to written agreements or
(C) otherwise acquired by Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein. None of Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than Company and its Subsidiaries, other than such materials obtained by Company and its Subsidiaries from other Persons who make such materials generally available to all interested Persons or end-users on standard commercial terms.

              (ii) Each of Company's and its Subsidiaries' existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of Company or such Subsidiary on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by Company or such Subsidiary in the course of providing customer support without further liability to Company or such Subsidiary, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures. To Company's Knowledge, each of Company's and its Subsidiaries' existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems in each case that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

              (iii) Company and its Subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

              (iv) Neither Company nor any of its Subsidiaries has exported or transmitted Software or other material in connection with Company's or such Subsidiaries' business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

              (v) Company Owned Software is free of any disabling codes or instructions (a "DISABLING CODE"), and any virus or other intentionally created, undocumented contaminant (a "CONTAMINANT"), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto. Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with Company's and its Subsidiaries' business are free from Disabling Codes and Contaminants. The Software licensed by Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of Company or its Subsidiaries ("SYSTEMS") or that might result in damage thereto. Company and its Subsidiaries have taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

              (vi) No Public Software: (A) forms part of any Company Intellectual Property; (B) was, or is, used in connection with the development of any Company Owned Intellectual Property or any products or services developed or provided by Company or any of its Subsidiaries; or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with Company Intellectual Property. "PUBLIC SOFTWARE" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License;
(iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

        4.15 Absence of Certain Changes or Events. Since Company Balance Sheet Date to the date of this Agreement:

            (a) there has not been a Material Adverse Effect on Company;

            (b) neither Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

            (c) neither Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

            (d) neither Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except as set forth on the Company Disclosure Schedule;

            (e) there has not been any material damage, destruction or loss with respect to the property and assets of Company or any of its Subsidiaries, whether or not covered by insurance;

            (f) there has not been any revaluation of Company's or any of its Subsidiaries' assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

            (g) neither Company nor any of its Subsidiaries has made any change in accounting practices; and

            (h) neither Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

         4.16 Contracts.

            (a) Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

              (i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by Company or any of its Subsidiaries of $10,000 or more, or (B) aggregate payments by Company or any of its Subsidiaries of $10,000 or more;

              (ii) (A) for the sale by Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by Company or any of its Subsidiaries of $10,000 or more, or (2) aggregate payments to Company or any of its Subsidiaries of $10,000 or more, or (B) pursuant to which Company or any of its Subsidiaries received payments of more than $10,000 in the year ended April 30, 2005 or expects to receive payments of more than $10,000 in the year ending April 30, 2006;

              (iii) that continues over a period of more than six (6) months from the date hereof and provides for payments to or by Company or any of its Subsidiaries exceeding $10,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

              (iv) that is an employment, consulting, termination or severance Contract that involves or would reasonably be expected to involve the payment of $50,000 or more by Company or any of its Subsidiaries following the date hereof, except for any such Contract that is terminable at-will by Company or any of its Subsidiaries without liability to Company or such Subsidiary;

              (v) that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the ordinary course of business with distributors, representatives and sales agents that are cancelable without penalty on not more than ninety (90) days' notice and does not deviate in any material respect from Company's standard form previously provided to Parent;

              (vi) that is a (A) Company Lease or (B) Contract for the lease of personal property, in each case which provides for payments to or by Company or any of its Subsidiaries in any one case of $75,000 or more annually or $250,000 or more over the term of such Company Lease or lease;

              (vii) which provides for the indemnification by Company or any of its Subsidiaries of any Person, the undertaking by Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by Company or any of its Subsidiaries of any Tax, environmental or other Liability;

              (viii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

              (ix) for any capital expenditure or leasehold improvement in any one case in excess of $10,000 or any such Contracts in the aggregate greater than $100,000;

              (x) that restricts or purports to restrict the right of Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

              (xi) that is a partnership, joint venture, joint development or similar Contract;

              (xii) that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

              (xiii) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

              (xiv) that is a Contract or series of Contracts, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on Company and not previously disclosed pursuant to this Section 4.16.

            (b) Each Contract required to be listed in Schedule 4.16 of Company Disclosure Schedule (collectively, the "COMPANY MATERIAL CONTRACTS") is in full force and effect and valid and enforceable in accordance with its terms, except to the extent a failure to be in full force and effect and valid or enforceable in accordance with its terms would not have a Material Adverse Effect on Company.

            (c) Neither Company nor any of its Subsidiaries is, and to Company's Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Material Contract, and neither Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Company Material Contract.

            (d) Company has provided accurate and complete copies of each Company Material Contract to Parent.

            (e) All Contracts other than Company Material Contracts to which Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the "COMPANY MINOR CONTRACTS"), are in all material respects valid and enforceable in accordance with their terms. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by Company or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on Company taken as a whole.

        4.17 Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an "ACTION") pending or, to Company's Knowledge, threatened against or affecting Company or any of its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the Merger. There is no Action against any current or, to Company's Knowledge, former director or employee of Company or any of its Subsidiaries with respect to which Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. There is no unsatisfied judgment, penalty or award against or affecting Company or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which Company or any of its Subsidiaries or any of their respective properties or assets is subject.

        4.18 Employee Benefits.

            (a) Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been provided to Parent. Neither Company nor any of its Subsidiaries has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan. "BENEFIT PLAN" means any "employee benefit plan" as defined in 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA
Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA. "COMPANY BENEFIT PLAN" means any Benefit Plan which is sponsored, maintained or contributed to by Company, any of its Subsidiaries or any Company ERISA Affiliate, or with respect to which Company, any of its Subsidiaries or any Company ERISA Affiliate otherwise has any present or future Liability. "COMPANY ERISA AFFILIATE" means any entity which is a member of a "controlled group of corporations" with, under "common control" with or a member of an "affiliated services group" with, Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

            (b) Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "COMPANY PENSION PLAN"), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

            (c) None of Company, any Subsidiary of Company, any Company ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of Company, any Company ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

            (d) There is no event or condition existing which could be deemed a "reportable event" (within the meaning of Section 4043 of ERISA) with respect to which the thirty (30)-day notice requirement has not been waived. To Company's Knowledge, no condition exists which could subject Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

            (e) None of Company, any Subsidiary of Company or any Company ERISA Affiliate is, or has been, party to any "multi-employer plan," as that term is defined in Section 3(37) of ERISA.

            (f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Company Pension Plan have been provided to Parent.

            (g) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Company's Knowledge, threatened against any Company Benefit Plan, Company, any Subsidiary of Company, any Company ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

            (h) With respect to each Company Benefit Plan to which Company, any Subsidiary of Company or any Company ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

            (i) Full payment has been made of all amounts which Company, any Subsidiary of Company or any Company ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of Company Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.

            (j) Each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of Company, any Subsidiary of Company or any Company ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

            (k) None of Company, any Subsidiary of Company and any Company ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of Company Benefit Plans or any related trust agreement or insurance contract.

            (l) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

            (m) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by Company, a Subsidiary of Company or a Company ERISA Affiliate at any time without liability.

            (n) No Company Benefit Plan other than a Company Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

            (o) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or
(iv) result in the payment or series of payments by Company or any of its Affiliates to any person of an "excess parachute payment" within the meaning of
Section 280G of the Code.

            (p) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Company, any Subsidiary of Company or any Company ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

            (q) Each Company Benefit Plan that constitutes a "welfare benefit plan," within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Company, any Subsidiary of Company or any Company ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

            (r) Company Disclosure Schedule sets forth all Company Benefit Plans covering employees of Company or any of its Subsidiaries outside of the United States (the "COMPANY FOREIGN PLANS"). The Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws. There are no material unfunded Liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

         4.19 Labor and Employment Matters.

            (a) Neither Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since January 1, 2002 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to Company's Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

            (b) Each of Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of Company and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

            (c) Each of Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

            (d) Neither Company nor any of its Subsidiaries is a party to any Contract which restricts Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof. Neither Company nor any of its Subsidiaries have since January 1, 2002 effectuated a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT")) or (ii) a "mass lay-off" (as defined in the WARN Act), in either case affecting any site of employment or facility of Company or any of its Subsidiaries, except in accordance with the WARN Act. The consummation of the Merger will not create liability for any act by Company or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

         4.20 Environmental.

            (a) As used in this Agreement, the following words and terms have the following definitions:

              (i) "ENVIRONMENT" means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

              (ii) "ENVIRONMENTAL ACTION" means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that Company or any of its Subsidiaries has incurred Environmental Liabilities.

              (iii) "ENVIRONMENTAL CLEAN-UP SITE" means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

              (iv) "ENVIRONMENTAL LAWS" means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

              (v) "ENVIRONMENTAL LIABILITIES" means, with respect to any party, Liabilities arising out of (A) the ownership or operation of the business of such party or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by such party or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

              (vi) "ENVIRONMENTAL PERMIT" means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

              (vii) "HAZARDOUS SUBSTANCES" means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section
172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

              (viii) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

            (b) Each of Company and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in Company Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. Each of Company and its Subsidiaries has been, and are currently, in compliance in all material respects with all Environmental Laws. Neither Company nor any of its Subsidiaries has received notice alleging that Company or any of its Subsidiaries is not in such compliance with Environmental Laws.

            (c) There are no past, pending or, to Company's Knowledge, threatened Environmental Actions against or affecting Company or any of its Subsidiaries, and Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against Company or any of its Subsidiaries.

            (d) Neither Company nor any of its Subsidiaries has entered into or agreed to any Order, and neither Company nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

            (e) No Lien has been attached to, or asserted against, the assets, property or rights of Company or any of its Subsidiaries pursuant to any Environmental Law, and, to Company's Knowledge, no such Lien has been threatened. There are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

            (f) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by Company or any of its Subsidiaries. No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against Company or any of its Subsidiaries.

            (g) Neither Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither Company nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

            (h) There are no aboveground tanks or underground storage tanks on, under or about the Real Property. Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by Company or any of its Subsidiaries have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

            (i) There are no polychlorinated biphenyls ("PCBS") leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs. There is no asbestos containing material or lead based paint containing materials in at, on, under or within the Real Property.

            (j) Neither Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

            (k) None of the Real Property is an Environmental Clean-up Site.

            (l) Company has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of Company or any of its Subsidiaries.

        4.21 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of Company or, to the Knowledge of Company, any Affiliate of any of them, except in each case, for (a) employment agreements, indemnification agreements fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Parent and (d) the occupancy of certain of Company's facilities which do not provide for the payment of significant amounts of rent. To the Knowledge of Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of Company or, to the Knowledge of Company, any Affiliate of any of them or any employee of Company or any of its Subsidiaries is directly or indirectly interested in any Company Material Contract.

         4.22 Insurance. All insurance policies, binders of insurance and fidelity bonds which cover Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the "COMPANY POLICIES") are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. Such Company Policies provide adequate insurance coverage for Company and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which Company or any of its Subsidiaries is a party or by which it is bound. There are no material pending claims under any of such Company Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

         4.23 Brokers or Finders. Company shall indemnify and hold harmless Parent and the officers and directors of Parent from any obligations or liabilities to any person or entity engaged by or to whom the Company is liable for brokerage and/or finders fees for services rendered in connection with the Merger contemplated by this Agreement.

         4.24 No Illegal Payments. None of Company, any of its Subsidiaries or, to the Knowledge of Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or "slush funds."

         4.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Form S-4 Registration Statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock pursuant to the Merger will, when filed or at any time it is amended or supplemented or at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.26 Antitakeover Statutes. Company has taken all action necessary to exempt the Merger, this Agreement, Company Lock-Up and Voting Agreements and the transactions contemplated hereby and thereby from Section 203 of the DGCL. Neither such Section nor any other anti-takeover or similar Law applies or purports to apply to any of those transactions. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover Laws apply to this Agreement or any of the transactions contemplated hereby.

         4.27 Compliance with Securities Laws. The offering and issuance by Company of shares of Company Common Stock, Company Stock Options and Company Warrants and the issuance of any shares upon exercise of Company Stock Options or Company Warrants, were made and completed in substantial compliance with all applicable state, federal and foreign securities Laws.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth in the disclosure schedule dated and delivered as provided in Section 7.2(b) of the date hereof by Parent to Company (the "PARENT DISCLOSURE SCHEDULE"), which is being concurrently delivered to Company in connection herewith and is designated therein as being Parent Disclosure Schedule, Parent represents and warrants to Company that the statements contained in this Article V are true and correct. Parent Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article V.

         5.1 Organization and Good Standing. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Parent.

         5.2 Capitalization.

            (a) The authorized capital stock of Parent consists solely of (a) 250,000,000 shares of Parent Common Stock, (b) 440,000 shares of Class B common stock, par value $0.00001 per share, of which 400,000 shares have been designated as Series 2 Class B common stock ("PARENT SERIES 2 CLASS B COMMON STOCK") and 40,000 shares have been designated as Series 3 Class B Common Stock ("PARENT SERIES 3 CLASS B COMMON STOCK") and (c) 50,000,000 shares of preferred stock, par value $0.00001 per share ("PARENT PREFERRED STOCK"). As of October 26, 2005: (i) 44,751,212 shares of Parent Common Stock were issued and outstanding, (ii) 380,829 shares of Parent Series 2 Class B Common Stock were issued and outstanding, (iii) 21,500 shares of Parent Series 3 Class B Common Stock were issued and outstanding, and (iv) no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of any preemptive rights with respect thereto. 6,000,000 shares of Parent Common Stock are reserved for issuance pursuant to the exercise of outstanding stock options. Schedule 5.2 of Parent sets forth all outstanding stock options relating to capital stock of Parent.

            (b) The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of common stock, par value $0.001 per share ("MERGER SUB COMMON STOCK"), of which one thousand (1,000) shares were issued and outstanding as of the date of this Agreement and owned by and registered in the name of Parent. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of any preemptive rights with respect thereto. As of the date hereof, no shares of Merger Sub Common Stock are reserved for issuance pursuant to the exercise of outstanding stock options.

            (c) Parent has no outstanding warrants as of the date hereof.

            (d) Except for (i) the shares of Parent Common Stock outstanding as of the date hereof determined (mutatis mutandis) as provided in Section 2.1(a),
(ii) the stock options for Parent Common Stock outstanding as of the date hereof, and (iii) the other options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other Contracts that, directly or indirectly, could require Company to issue, sell or otherwise cause to become outstanding shares of Parent Common Stock that are disclosed in Schedule 4.2 of Parent Disclosure Schedule, except for shares issuable under puts to pay off the Company's outstanding $2,000,000 promissory note or shares issuable upon conversion of any convertible debenture (which may be issued in part in satisfaction of such promissory note) with a face amount not exceeding $2,750,000 (the "OTHER PARENT PURCHASE RIGHTS"), Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence, Parent is not a party to any Contract obligating Parent, directly or indirectly, to issue additional securities.

            (e) All outstanding Parent stock options and Other Parent Purchase Rights have been duly authorized and validly issued and were issued in substantial compliance with all applicable federal, state and foreign securities Laws. All shares of Parent Common Stock subject to issuance upon exercise, conversion and/or exchange of Parent stock options and Other Parent Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

            (f) No Parent stock option or Other Parent Purchase Right will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Parent stock options, (ii) any additional benefits for any holder of Parent stock options, or
(iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Parent prior to the Effective Time with respect to any Parent stock option.

            (g) None of the shares of Parent Common Stock, Parent stock options or Other Parent Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Parent is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities and to the knowledge of Parent, there are no such agreements, trusts or arrangements to which Parent is not a party.

            (h) There are no obligations, contingent or otherwise, of Parent to repurchase, redeem, or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to Parent's securities, except in connection with the Series 2 and Series 3 Class B shares of Parent.

            (i) Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

            (j) Except as set forth in the Parent Disclosure Schedule, Parent does not have any bonds, debentures, notes or other obligations or debt securities the holders of which would have a right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

        5.3 Subsidiaries of Parent.

            (a) Schedule 5.3 of the Parent Disclosure Schedule contains a true and complete list of the Subsidiaries of Parent as of the date hereof and sets forth with respect to each such Subsidiary the jurisdiction of formation. The outstanding capital stock or membership interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent or another Subsidiary of Parent free and clear of all Liens.

            (b) Each Subsidiary of Parent is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (c) Other than the shares of capital stock or membership interests set forth in the Parent Disclosure Schedule, no Subsidiary of Parent has outstanding securities of any kind. No Subsidiary of Parent is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities.

            (d) No Subsidiary of Parent has outstanding any bonds, debentures, notes or other obligations or debt or equity securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

            (e) Other than the Subsidiaries set forth in the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.

            (f) There are no obligations, contingent or otherwise, of Parent or any Subsidiary of Parent to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

        5.4 Authority and Enforceability. Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, subject in the case of the issuance of shares of Parent Common Stock in the Merger to Parent Stockholder Approval and to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger have been duly and validly approved by their respective Board of Directors and no other corporate proceedings on the part of Parent or its stockholders or Merger Sub or Parent as its sole stockholder are necessary to authorize the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger. The affirmative votes of the holders of a majority of the outstanding shares of Parent Common Stock at a duly convened meeting of the Stockholders of Parent (the "PARENT STOCKHOLDERS' MEETING") (i) to approve the increase in the number of authorized shares of capital stock of Parent from 250,000,000 to 500,000,000 shares (the "PARENT AUTHORIZED STOCK INCREASE") so as to permit the issuance of the shares of Parent Common Stock pursuant to the Merger and (ii) to approve the change of Parent's corporate name to Cryptometrics, Inc. (the "PARENT AUTHORIZED NAME CHANGE") (the "PARENT AUTHORIZED STOCK INCREASE" and the "PARENT AUTHORIZED NAME CHANGE" are collectively referred to herein, from time to time as the "PARENT STOCKHOLDER APPROVAL") are the only votes of the holders of any class of capital stock or other security necessary in connection with the Merger. This Agreement and the Operative Agreements to which it is a party have been duly and validly executed and delivered by each of Parent and Merger Sub and constitute legal, valid and binding obligations of Parent and Merger Sub enforceable against each of them in accordance with their respective terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

         5.5 No Conflicts; Authorizations.

            (a) The execution and delivery of this Agreement and the Operative Agreements by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Parent or any of its Subsidiaries, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Parent or any of its subsidiaries or Merger Sub is a party, (B) of which Parent or Merger Sub is a beneficiary or (C) by which Parent or Merger Sub or any of their respective assets is bound, (iii) assuming compliance by Parent with the matters referred to Section 5.5(b), violate any Law applicable to Parent or Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent taken as a whole. Schedule 5.4(b) of Parent Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party (collectively, Parent or any of its Subsidiaries, "PARENT CONSENTS").

            (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity, state or other jurisdiction is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement with the Securities and Exchange Commission in connection with the issuance of Parent Common Stock pursuant to the Merger, (ii) such filings as may be required under the HSR Act and the Other Antitrust Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iv) such filings as may be required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules of the NASDAQ Capital Market, (iv) such filings as may be required under state securities or "Blue Sky" laws, and (v) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent taken as a whole.

          5.6 SEC Filings; Financial Statements.

            (a) Parent has made available to Company all forms, reports and documents required to be filed by it with the SEC since August 1, 2004 (collectively, the "PARENT SEC REPORTS"). Parent SEC Reports (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements (including, in each case, any related notes) contained in Parent SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments).

            (c) Parent and its Subsidiaries have no Liabilities except (a) those which are adequately reflected or reserved against as noted above in the Financial Statements included in the most recently filed Parent SEC Report, and
(b) those which have been incurred in the ordinary course of business and consistent with past practice since the last balance sheet date therein or which are not, individually or in the aggregate, material in amount.

        5.7 Taxes.

            (a) Parent (which shall for the purpose of this Section 5.7 include its Subsidiaries) has duly and timely filed all Tax Returns required to have been filed by or with respect to Parent and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. All Taxes owed by Parent (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Parent has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

            (b) Parent has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

            (c) Parent is not the beneficiary of any extension of time within which to file any Tax Return, nor has Parent made (or had made on its behalf) any requests for such extensions. Parent has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

            (d) Parent Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Parent Disclosure Schedule there is no Action now pending or threatened against or with respect to Parent in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Parent. Parent has made available to Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Parent since January 1, 2003.

            (e) Parent Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which Parent currently files Tax Returns. No claim has been made by an authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it must file Tax Returns.

            (f) Parent has not filed consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of Parent constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Parent is not a party to any "safe harbor lease" within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any "long-term contract" within the meaning of
Section 460 of the Code. Parent has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Parent is not is a "foreign person" within the meaning of Section 1445 of the Code.

            (g) Parent has not agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Parent has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Parent has not received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code.

            (h) Parent (i) has never been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has never been a member of an affiliated, consolidated, condensed or unitary group, and (iii) does not have any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Parent is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

            (i) Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

            (j) Parent has not entered into any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

            (k) Parent Disclosure Schedule lists each person who Parent reasonably believes is, with respect to Parent or any Affiliate of Parent, a "disqualified individual" (within the meaning of Section 280G of the Code and the Regulations thereunder).

            (l) Parent has not taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement or plan to which Parent is a party or other circumstances relating to Parent that could reasonably be expected to prevent the Merger from so qualifying as a "reorganization" under Section 368 of the Code.

        5.8 Compliance with Law.

            (a) Each of Parent and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which Parent or its business, operations, assets or properties are or have been subject, except where failure to do so would not have a Material Adverse Effect on Parent.

            (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Parent or any of its Subsidiaries to comply with, any Law. Neither Parent nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

        5.9 Authorizations.

            (a) Parent and each of its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by Parent in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All material Authorizations are listed in Parent Disclosure Schedule.

            (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Parent or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Parent and its Subsidiaries have not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Parent is not in default, nor has Parent received notice of any claim of default, with respect to any Authorization.

            (c) No Person other than Parent or the applicable Subsidiary owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Parent owns, possesses or uses in the operation of its business as now or proposed to be conducted.

         5.10 Title to Personal Properties.

            (a) With respect to personal properties and assets that they purport to own, (other than inventory sold and items of obsolete equipment disposed of in the ordinary course of business since the date thereof), Parent or the applicable Subsidiary has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

            (b) With respect to personal properties and assets that are leased by Parent or a Subsidiary, Parent or the applicable Subsidiary which leases the asset has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither Parent nor any other party thereto is in violation of any of the terms of any such lease.

        5.11 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Parent are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

        5.12 Real Property.

            (a) Schedule 5.12 of the Parent Disclosure Schedule contains (i) a list of all real property and interests in real property owned in fee by Parent or a Subsidiary (the "PARENT AND SUBSIDIARY OWNED REAL PROPERTY"), and (ii) a list of all real property and interests in real property leased by Parent or a Subsidiary with respect to each of which the annual rental payments exceed $50,000 (the "PARENT AND SUBSIDIARY LEASED REAL PROPERTY").

            (b) With respect to each parcel of Parent and Subsidiary Owned Real Property, Parent or the applicable Subsidiary has good and marketable title to each such parcel of Parent and Subsidiary Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs the current or proposed use of such Parent or Subsidiary Owned Real Property. There are no outstanding options or rights of first refusal to purchase such parcel of Parent and Subsidiary Owned Real Property, or any portion thereof or interest therein.

            (c) Each lease with respect to Parent and Subsidiary Leased Real Property (each, a "PARENT LEASE") is in full force and effect. Parent is not in default under any such Parent Lease and, to Parent's Knowledge, no other party thereto is in default under any such Parent Lease.

        5.13 Intellectual Property. The representations and warranties in this Section 5.13 shall be true and correct except to the extent that errors and omission therein would not have a Material Adverse Effect on the Parent. Each reference to Parent in this section shall also apply to each of its Subsidiaries separately and jointly.

            (a) Parent Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Parent (whether exclusively, jointly with another Person or otherwise) ("PARENT OWNED INTELLECTUAL PROPERTY"); provided that Parent Disclosure Schedule is not required to list items of Parent Owned Intellectual Property which are both (i) immaterial to Parent and (ii) not registered or the subject of an application for registration. Except as described in Parent Disclosure Schedule, Parent owns the entire right, title and interest to all Parent Owned Intellectual Property free and clear of all Liens.

            (b) Parent Disclosure Schedule lists all licenses, sublicenses and other Contracts ("PARENT IN-BOUND LICENSES") pursuant to which a third party authorizes Parent to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into Parent's products and, with respect to each Parent In-Bound License, whether Parent In-Bound License is exclusive or non-exclusive; provided, however, that Parent Disclosure Schedule is not required to list Parent In-Bound Licenses that consist solely of "shrink-wrap" and similar commercially available end-user licenses.

            (c) Parent Disclosure Schedule lists all licenses, sublicenses and other Contracts ("PARENT OUT-BOUND LICENSES") pursuant to which Parent authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Parent Owned Intellectual Property or pursuant to which Parent grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Parent Out-Bound License, whether Parent Out-Bound License is exclusive or non-exclusive.

            (d) Each Parent In-Bound License and each Parent Out-Bound License is in full force and effect and valid and enforceable in accordance with its terms, except where any such failure to be in full force and effect and valid and enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has not violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Parent In-Bound License or Parent Out-Bound License, except where any such default would not reasonably be expected to have a Material Adverse Effect on Parent, and Parent has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.

            (e) Parent (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of Parent as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable Parent In-Bound License that is listed in Parent Disclosure Schedule or that is a "shrink-wrap" or similar commercially available end-user license. Parent Owned Intellectual Property, together with Parent's rights under Parent In-Bound Licenses listed in Parent Disclosure Schedule or that are "shrink-wrap" and similar commercially available end-user licenses (collectively, the "PARENT INTELLECTUAL PROPERTY"), constitutes all the Intellectual Property used in or necessary for the operation of Parent's businesses as they are currently conducted.

            (f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Parent ("PARENT REGISTERED ITEMS") that are currently due have been paid and all documents and certificates related to such Parent Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Items. All Parent Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Parent. All Patents that have been issued to Parent are valid.

            (g) Parent is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Parent Intellectual Property. Parent has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Parent Intellectual Property. Parent Disclosure Schedule lists all previously held Parent Registered Items that Parent has abandoned, cancelled, forfeited or relinquished during the twelve (12) months prior to the date of this Agreement.

            (h) None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by Parent, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Parent, by conducting its business as currently conducted, has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Parent has not received any communication alleging that Parent or any of its products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to Parent's Knowledge, is there any basis therefor. No Action has been instituted, or, to Parent's Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Parent and none of Parent Intellectual Property is subject to any outstanding Order. To Parent's Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Parent or has otherwise misappropriated or is otherwise misappropriating any Parent Intellectual Property.

            (i) With respect to Parent's Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Parent that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of Parent (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than Parent.

            (j) All current and former employees, consultants and contractors of Parent have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for Parent. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of Parent Intellectual Property.

            (k) No employee, consultant or contractor of Parent has been, is or will be, by performing services for Parent, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or independent contractor's employment by Parent or any services rendered by such employee, consultant or independent contractor.

            (l) The execution and delivery of this Agreement by Parent does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of Parent's rights to own any of its Intellectual Property or their respective rights under any Parent Out-Bound License or Parent In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

            (m) Software.

            Parent does not own the Software or purport to own any Software.

         5.14 Absence of Certain Changes or Events. Since July 31, 2005 to the date of this Agreement:

            (a) there has not been a Material Adverse Effect on Parent;

            (b) neither Parent nor Merger Sub has amended or otherwise modified its Charter Documents;

            (c) neither Parent nor Merger Sub has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

            (d) neither Parent nor merger Sub has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except for the grant of options to purchase shares of Parent Common Stock ("PARENT STOCK OPTIONS") and the issuance of shares of Parent Common Stock upon exercise of Parent Stock Options and warrants issued by Parent, in each case, in the ordinary course of business consistent with past practice;

            (e) there has not been any material damage, destruction or loss with respect to the property and assets of Parent, whether or not covered by insurance;

            (f) there has not been any revaluation of Parent's assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

            (g) Parent has not made any change in accounting practices; and

            (h) neither Parent nor Merger Sub has agreed, whether in writing or otherwise, to do any of the foregoing except that Parent may with Company's prior consent and notification to Company within two (2) Business Days thereafter spin-off various assets to its shareholders as a dividend.

        5.15 Contracts.

            (a) Parent Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which Parent or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

              (i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by Parent of $10,000 or more, or (B) aggregate payments by Parent of $10,000 or more;

              (ii) (A) for the sale by Parent of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by Parent of $10,000 or more, or (2) aggregate payments to Parent of $10,000 or more, or (B) pursuant to which Parent received payments of more than $10,000 in the year ended July 31, 2005 or expects to receive payments of more than $10,000 in the year ending July 31, 2006;

              (iii) that continues over a period of more than six (6) months from the date hereof and provides for payments to or by Parent exceeding $10,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

              (iv) that is an employment, consulting, termination or severance Contract that involves or would reasonably be expected to involve the payment of $50,000 or more by Parent following the date hereof, except for any such Contract that is terminable at-will by Parent without liability to Parent;

              (v) that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the ordinary course of business with distributors, representatives and sales agents that are cancelable without penalty on not more than ninety (90) days' notice and does not deviate in any material respect from Parent's standard form previously provided by Parent;

              (vi) that is a (A) Parent Lease or (B) Contract for the lease of personal property, in each case which provides for payments to or by Parent or any of its Subsidiaries in any one case of $75,000 or more annually or $250,000 or more over the term of such Parent Lease or lease;

              (vii) which provides for the indemnification by Parent, the undertaking by Parent to be responsible for consequential damages, or the assumption by Parent of any Tax, environmental or other Liability;

              (viii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

              (ix) for any capital expenditure or leasehold improvement in any one case in excess of $10,000 or any such Contracts in the aggregate greater than $100,000;

              (x) that restricts or purports to restrict the right of Parent to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

              (xi) that is a partnership, joint venture, joint development or similar Contract;

              (xii) that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

              (xiii) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

              (xiv) that is a Contract or series of Contracts, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on Parent and not previously disclosed pursuant to this Section 5.15.

            (b) Each Contract required to be listed in Schedule 5.15 of Parent Disclosure Schedule (collectively, "PARENT MATERIAL CONTRACTS") is in full force and effect and valid and enforceable in accordance with its terms, except to the extent a failure to be in full force and effect and valid or enforceable in accordance with its terms would not have a Material Adverse Effect on the Parent or any of its Subsidiaries.

            (c) Parent and its Subsidiaries are not, and to Parent's Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Parent Material Contract, and Parent has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Parent Material Contract.

            (d) Parent has provided accurate and complete copies of each Parent Material Contract to Parent.

            (e) All Contracts other than Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the "PARENT MINOR CONTRACTS"), are in all material respects valid and enforceable in accordance with their terms. Parent is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by Parent, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on Parent taken as a whole.

        5.16 Legal Proceedings. Except as disclosed in Parent Disclosure Schedule, there are no actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its Subsidiaries or any of their assets or properties which (a) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise result in a material diminution of the benefits contemplated by this Agreement to Parent, Merger Sub, Company or the Surviving Corporation or (b) if determined adversely to Parent or any of its Subsidiaries, could reasonably be expected to result in
(i) any injunction or other equitable relief against Parent or any of its Subsidiaries, Merger Sub, Company or the Surviving Corporation or (ii) losses by Parent, Merger Sub, Company or the Surviving Corporation.

         5.17 Employee Benefits.

            (a) Parent Disclosure Schedule sets forth a complete and accurate list of all Parent Benefit Plans and benefit plans to which any of Parent's Subsidiaries is a party or otherwise bound. A current, accurate and complete copy of each, benefit plan has been provided to the Company. Parent has no intent or commitment to create any additional Parent Benefit Plan or amend any Parent Benefit Plan. "PARENT BENEFIT PLAN" means any Benefit Plan which is sponsored, maintained or contributed to by Parent or any Parent ERISA Affiliate, or with respect to which Parent or any of its Subsidiaries or any Parent ERISA Affiliate otherwise has any present or future Liability. "PARENT ERISA AFFILIATE" means any entity which is a member of a "controlled group of corporations" with, under "common control" with or a member of an "affiliated services group" with, Parent or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

            (b) Each Parent Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Parent Benefit Plan. Each Parent Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "PARENT PENSION PLAN"), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Parent Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

            (c) None of Parent, any Parent ERISA Affiliate or any trustee or agent of any Parent Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Parent or any Parent ERISA Affiliate or any trustee or agent of any Parent Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

            (d) There is no event or condition existing which could be deemed a "reportable event" (within the meaning of Section 4043 of ERISA) with respect to which the thirty (30)-day notice requirement has not been waived. To Parent's Knowledge, no condition exists which could subject Parent to a penalty under
Section 4071 of ERISA.

            (e) Neither Parent nor or any Parent ERISA Affiliate is, or has been, party to any "multi-employer plan," as that term is defined in Section 3(37) of ERISA.

            (f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Parent Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Parent Pension Plan have been provided to Parent.

            (g) With respect to each Parent Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Parent's Knowledge, threatened against any Parent Benefit Plan, Parent, any Parent ERISA Affiliate or any trustee or agent of any Parent Benefit Plan.

            (h) With respect to each Parent Benefit Plan to which Parent or any Parent ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Parent Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

            (i) Full payment has been made of all amounts which Parent or any Parent ERISA Affiliate was required to have paid as a contribution to any Parent Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of Parent Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Parent Benefit Plan ended prior to the date of this Agreement.

            (j) Each Parent Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none Parent or any Parent ERISA Affiliate has received any claim or notice that any such Parent Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

            (k) Neither Parent nor any Parent ERISA Affiliate are in default in any material respect in performing any of its contractual obligations under any of Parent Benefit Plans or any related trust agreement or insurance contract.

            (l) There are no material outstanding Liabilities of any Parent Benefit Plan other than Liabilities for benefits to be paid to participants in any Parent Benefit Plan and their beneficiaries in accordance with the terms of such Parent Benefit Plan.

            (m) Subject to ERISA and the Code, each Parent Benefit Plan may be amended, modified, terminated or otherwise discontinued by Parent or a Parent ERISA Affiliate at any time without liability.

            (n) No Parent Benefit Plan other than a Parent Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

            (o) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Parent to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person,
(iii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by Parent or any of its Affiliates to any person of an "excess parachute payment" within the meaning of Section 280G of the Code.

            (p) With respect to each Parent Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Parent or any Parent ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

            (q) Each Parent Benefit Plan that constitutes a "welfare benefit plan," within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Parent or any Parent ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

            (r) Parent Disclosure Schedule sets forth all Parent Benefit Plans covering employees of Parent outside of the United States (the "PARENT FOREIGN PLANS"). The Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws. There are no material unfunded Liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

         5.18 Labor and Employment Matters.

            (a) Parent is not a party or subject to any labor union or collective bargaining Contract. There have not been since January 1, 2002 and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of Parent. There is no unfair labor practice, charge or complaint pending, unresolved or, to Parent's Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

            (b) Parent has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Parent has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

            (c) Parent has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

            (d) Parent is not a party to any Contract which restricts Parent from relocating, closing or terminating any of its operations or facilities or any portion thereof. Parent has not, since January 1, 2002 effectuated a "plant closing" (as defined by the WARN Act) or (ii) a "mass lay-off" (as defined in the WARN Act), in either case affecting any site of employment or facility of Parent, except in accordance with the WARN Act. The consummation of the Merger will not create liability for any act by Parent on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

         5.19 Environmental.

             (a) Parent has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in Parent Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. Parent has been, and is currently, in compliance in all material respects with all Environmental Laws. Parent has not received notice alleging that Parent is not in such compliance with Environmental Laws.

            (b) There are no past, pending or, to Parent's Knowledge, threatened Environmental Actions against or affecting Parent, and Parent is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against Parent.

            (c) Parent has not entered into or agreed to any Order, and Parent is not subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

            (d) No Lien has been attached to, or asserted against, the assets, property or rights of Parent pursuant to any Environmental Law, and, to Parent's Knowledge, no such Lien has been threatened. There are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property.

            (e) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by Parent. No Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against Parent.

            (f) Parent has not received a CERCLA 104(e) information request nor has Parent been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Parent has not received an analogous notice or request from any non-U.S. Governmental Entity.

            (g) There are no aboveground tanks or underground storage tanks on, under or about the Real Property. Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by Parent have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

            (h) There are PCBs leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs. There is no asbestos containing material or lead based paint containing materials in at, on, under or within the Real Property.

            (i) Parent has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

            (j) None of the Real Property is an Environmental Clean-up Site.

            (k) Parent provided to Company true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of Parent.

        5.20 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        5.21 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by Parent with, or for the benefit of, any officer, director or stockholder of Parent or, to the Knowledge of Parent, any Affiliate of any of them, except in each case, for (a) employment agreements, indemnification agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on Parent Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and
(c) amounts paid pursuant to Parent Benefit Plans of which copies have been provided to Company. To the Knowledge of Parent, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Parent has a business relationship, or with any firm or corporation that competes with Parent (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of Parent or member of his or her immediate family or greater than 5% stockholder of Parent or, to the Knowledge of Parent, any Affiliate of any of them or any employee of Parent is directly or indirectly interested in any Parent Material Contract.

        5.22 Insurance. All insurance policies, binders of insurance and fidelity bonds which cover Parent and its business, properties, assets, directors or employees (the "PARENT POLICIES") are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. Such Parent Policies provide adequate insurance coverage for Parent and its businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which Parent is a party or by which it is bound. There are no material pending claims under any of such Parent Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

         5.23 Brokers or Finders. Parent shall indemnify and hold harmless Company and the officers and directors of Company from any obligations or liabilities to any person or entity engaged by or to whom the Parent is liable for brokerage and/or finders fees for services rendered in connection with the Merger contemplated by this Agreement.

         5.24 No Illegal Payments. Neither Parent nor, to the Knowledge of Parent, any Affiliate, officer, agent or employee of Parent, directly or indirectly, has, since inception, on behalf of or with respect to Parent, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Parent or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or "slush funds."

         5.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4 Registration Statement will, when filed or at any time it is amended or supplemented or at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement (the "PROXY STATEMENT") to be used by Parent in connection with the solicitation of votes in favor of Parent Authorized Stock Increase and Parent Authorized Name Change will, at the date it is first mailed to the stockholders of Parent or at the time of Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to information or statements with respect to Company or any of its Subsidiaries made or incorporated by reference therein supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 Registration Statement.

         5.26 Antitakeover Statutes. No anti-takeover or similar Law binding on Parent applies or purports to apply to the Merger, this Agreement, Company Lock-Up and Voting Agreements and the transactions contemplated hereby. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover Laws apply to this Agreement or any of the transactions contemplated hereby.

         5.27 Compliance with Securities Laws. The offering and issuance by Parent of shares of Parent Common Stock, Parent stock options or warrants, Parent warrants and the issuance of any shares upon exercise of Parent stock options or warrants, were made and completed in substantial compliance with all applicable state, federal and foreign securities Laws.

         5.28 Inclusion of Subsidiaries. All references in Sections 5.11, 5.18, 5.19, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26 and 5.27 to Parent include any and all of its Subsidiaries.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         This Article VI shall not become effective until this Agreement is no longer subject to termination as provided for in Section 9.1(a)(i). However, notwithstanding the preceding sentence, Parent shall notify Company and Company shall notify Parent within two (2) Business Days after either one of them permits, allows, or otherwise causes to occur any event prohibited by this
Article VI or with respect to which any obligation which would otherwise be imposed upon either one of them by this Article VI shall not have been fulfilled or is not being fulfilled. In the event that Parent decides to engage in a spin off of assets to its shareholders as a dividend, Parent shall inform the Company of the relevant terms and conditions of the spin off at least two (2) Business Days prior to the consummation of the spin off.

         6.1 Conduct of Business by Company.

            (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company shall, and it shall cause each of its Subsidiaries to:

              (i) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

              (ii) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

              (iii) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and Company shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

            (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly provided in this Agreement, Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of
Parent:

              (i) adopt or propose any amendment to the Charter Documents of Company or any of its Subsidiaries;

              (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

              (iii) issue or authorize any stock dividends or engage in any subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to Company Common Stock or (B) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Company Common Stock in connection with the termination of their employment pursuant to Company's standard form of option/restricted shares agreement or a cancellation of issued shares at no cost to Company;

              (iv) (A) other than pursuant to a written agreement or Company Benefit Plan disclosed in Company Disclosure Schedule in the amount required thereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (1) modify the compensation or benefits payable or to become payable by Company or any of its Subsidiaries to any of its current or former directors, officers, employees, contractors or consultants, or (2) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of Company or any of its Subsidiaries, or (B) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at-will"), severance or termination agreement;

              (v) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of Company or any of its Subsidiaries;

              (vi) other than (A) sales of inventory, (B) the grant of Company Out-Bound Licenses on a non-exclusive basis and (C) other dispositions of property and assets that are not material, individually or in the aggregate, to Company and its Subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of Company or any of its Subsidiaries;

              (vii) other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (A) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business or (B) modify the terms of any existing Indebtedness in any material respect;

              (viii) other than Permitted Liens and Liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (vii), pledge or permit to become subject to Liens any properties or assets of Company or any of its Subsidiaries;

              (ix) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than its Subsidiaries);

              (x) not cancel any debts or waive any claims or rights of substantial value;

              (xi) other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate, or waive, release or assign any rights under any Company Material Contract, (B) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Schedule 4.16 of the Company Disclosure Schedule;

              (xii) acquire, or agree to acquire, from any Person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Schedule 6.1(b)(xii) of Company Disclosure Schedule permitted hereunder or (B) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice;

              (xiii) amend any Company Stock Option, Company Warrant or Other Company Purchase Right or authorize cash payments in exchange for any of the foregoing;

              (xiv) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

              (xv) take any actions outside the ordinary course of business;

              (xvi) other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

              (xvii) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

              (xviii) take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable Law; or

              (xix) agree, whether in writing or otherwise, to do any of the foregoing.

        6.2 Conduct of Business by Parent.

           (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall, and it shall cause each of its Subsidiaries to except as set forth in the Parent Disclosure Schedule:

              (i) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

              (ii) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with; and

              (iii) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Parent contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and Parent shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

           (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly provided in this Agreement and except as set forth in the Parent Disclosure Schedule, Parent shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Company:

              (i) adopt or propose any amendment to the Charter Documents of Parent or any of its Subsidiaries;

              (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

              (iii) (A) issue any stock dividends except for any spinoff or engage in any subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event with respect to Parent Common Stock between the Closing Date and the Effective Time or (B) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Parent Common Stock in connection with the termination of their employment pursuant to Parent's standard form of option/restricted shares agreement or a cancellation of issued shares at no cost to Parent;

              (iv) (A) other than pursuant to a written agreement in the amount required thereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice,
(1) modify the compensation or benefits payable or to become payable by Parent or any of its Subsidiaries to any of its current or former directors, officers, employees, contractors or consultants, or (2) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of Parent or any of its Subsidiaries, or (B) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at-will"), severance or termination agreement;

              (v) establish, adopt, enter into, amend or terminate any employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of Parent or any of its Subsidiaries;

              (vi) other than (A) sales of inventory, (B) the grant of licenses, sublicenses and other Contracts pursuant to which Parent or any of its Subsidiaries authorizes a third party to use or practice any rights under, or grant sublicenses with respect to, intellectual property owned by Parent on a non-exclusive basis, (C) other dispositions of property and assets that are not material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of Parent or any of its Subsidiaries;

              (vii) other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement (including the convertible debenture under negotiation) or the financing of ordinary course trade payables consistent with past practice, (A) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business or (B) modify the terms of any existing Indebtedness in any material respect;

              (viii) other than Permitted Liens and Liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (vii), pledge or permit to become subject to Liens any properties or assets of Parent or any of its Subsidiaries;

              (ix) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than its Subsidiaries);

              (x) not cancel any debts or waive any claims or rights of substantial value;

              (xi) other than in the ordinary course of business consistent with past practice, amend, modify or terminate or otherwise waive, release or assign any rights under, any material Contract;

              (xii) acquire, or agree to acquire, from any Person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Schedule 6.2(b)(xii) of Parent Disclosure Schedule permitted hereunder or (B) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice;

              (xiii) amend any stock option, warrant or other purchase right to acquire shares of Parent Common Stock or authorize cash payments in exchange for any of the foregoing;

              (xiv) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

              (xv) take any actions outside the ordinary course of business;

              (xvi) other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

              (xvii) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

              (xviii) take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable Law; or

              (xix) agree, whether in writing or otherwise, to do any of the foregoing.

        6.3 Exclusivity.

           (a) Subject to Section 6.3(b), except with respect to this Agreement and the transactions contemplated hereby and except as set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule, each of Company and Parent agrees that it will not, and it will use its reasonable best efforts to cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an "AGENT") not to: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal; (iv) enter into Contract with any Person relating to a Third Party Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Each of Company and Parent will immediately cease, and will cause their respective Subsidiaries and Agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Third Party Proposal. "THIRD PARTY PROPOSAL" means any Contract, proposal or offer (including any proposal or offer to the stockholders of Company or Parent, as the case may be) with respect to a proposed or potential Acquisition Transaction. "ACQUISITION TRANSACTION" means, with respect to Company or Parent, as the case may be, (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of such party and/or any of its Subsidiaries (which business or assets represent 10% or more of the consolidated revenues, net income or assets of such party and its Subsidiaries, taken as a whole), (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of securities of such party, (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving such party and/or any of its Subsidiaries (which Subsidiaries represent 10% or more of the consolidated revenues, net income or assets of such party and its Subsidiaries, taken as a whole), (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 10% or more of the voting power or capital stock of such party and/or any of its Subsidiaries (which Subsidiaries represent 10% or more of the consolidated revenues, net income or assets of such party and its Subsidiaries, taken as a whole) or (E) any combination of the foregoing (other than the Merger).

            (b) Notwithstanding anything to the contrary in Section 6.3(a), the Board of Directors of Parent or Company, may furnish information to, and enter into discussions or negotiations with, a Person who has made an unsolicited, written, bona fide Third Party Proposal if, and only if, the Board of Directors of Parent or Company, has (i) reasonably concluded that such Third Party Proposal constitutes a Superior Proposal, (ii) reasonably concluded, after receiving advice from its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to its stockholders under applicable Law, (iii) provided written notice to Parent or Company, as applicable, of its intent to furnish information or enter into discussions or negotiations with such Person at least three (3) Business Days prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement on terms no less favorable to Parent or Company, as the case may be, than those contained in the Confidentiality Agreement. The Board of Directors of Parent or Company shall furnish to Company or Parent, as applicable, all information provided to the Person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent or Company and shall keep Parent or Company promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal. Notwithstanding the foregoing, no information may be furnished and no discussions may be entered into in the event that Parent or Company has taken any actions inconsistent with this Section 6.3. "SUPERIOR PROPOSAL" means an unsolicited written bona fide Third Party Proposal pursuant to which a Person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of Parent or Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Parent or Company and their Subsidiaries taken as a whole on terms that the Board of Directors of Parent or Company determines, in its good faith judgment, to be more favorable to Parent's or Company's stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such Third Party Proposal committed or likely, in the good faith judgment of the Board of Directors of Parent or Company, to be obtained by such third party on a timely basis.

            (c) Nothing in this Agreement shall prevent the Board of Directors of Parent or Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of Parent Stockholder Approval or Company Stockholder Approval, and, in the case of a tender or exchange offer made directly to Parent Stockholders or Company Stockholders, a recommendation that Parent Stockholders accept the tender or exchange offer (each, a "CHANGE OF RECOMMENDATION"), if all of the following conditions are satisfied:

              (i) a Superior Proposal is made to Parent or Company and is not withdrawn;

              (ii) Parent Stockholders' Meeting has not occurred or Company has not received the majority written consent of Company Stockholders adopting the Merger Agreement;

              (iii) Parent or Company shall have provided at least three (3) Business Days' prior written notice (the "NOTICE PERIOD") to Company or Parent, as the case may be, stating (A) that it has received a Superior Proposal, (B) the terms and conditions of such Superior Proposal and the identity the Person making such Superior Proposal and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to so;

              (iv) Neither Parent nor Company, within the Notice Period, shall have made an offer that the Board of Directors of Parent or Company by a majority vote determines in its good faith judgment to be at least as favorable to such party and its stockholders as such Superior Proposal (it being agreed that the Board of Directors of such party shall convene a meeting to consider any such offer by the other party promptly following the receipt thereof);

              (v) the Board of Directors of Parent or Company concludes in good faith, after receiving the advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors of Parent or Company to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable Law;

              (vi) Parent or Company, as the case may be, shall not have breached any of the provisions set forth in this Section 6.3.

          (d) Nothing contained in this Agreement shall prohibit Parent, Company or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither Parent nor Company shall take a position that effects, or otherwise make any public statement that constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(c)

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

       7.1 Proxy Statement; Registration Statement.

            (a) As promptly as practicable after the execution of this Agreement, Parent with the assistance of Company shall prepare and Parent shall file with the SEC the Proxy Statement/Prospectus relating to the solicitation of proxies from Parent Stockholders to authorize (i) Parent Authorized Stock Increase so as to permit the issuance of Parent Common Stock pursuant to the Merger and (ii) Parent Authorized Name Change. Parent shall prepare and file with the SEC the Form S-4 Registration Statement in which the Proxy Statement shall be included as a prospectus (a) in connection with the registration under the Securities Act of (i) the shares of Parent Common Stock to be issued to Company Stockholders pursuant to the Merger, and (ii) the Parent Common Stock issuable upon exercise of the options, warrants and exchangeable securities to purchase Company Common Stock which become options, warrants and exchangeable securities to purchase Parent Company Stock by virtue of the Merger, and (b) in connection with the registration for resale, subject to the provisions of Company Lock-Up and Voting Agreements, of the shares of Parent Common Stock issued to the Principal Stockholders and any other "affiliates" (as referred to in Section 7.11) in the Merger. Each of Company and Parent shall use its reasonable best efforts to cause the Form S-4 Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Form S-4 Registration Statement, Parent shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. In the event that Company does not elect to pay the legal costs described in paragraph 14 of the non-binding letter of intent referred to in
Section 10.10. This Agreement shall be terminated forthwith which shall be deemed a termination under Article IX. Each of Company and Parent shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Form S-4 Registration Statement and Proxy Statement.

            (b) Each of Company and Parent shall give the other party and its counsel a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4 Registration Statement prior to filing any amendment or supplement with the SEC, and reasonable and good faith consideration shall be given to any comments made by the other party and its counsel. Each of Company and Parent shall (i) promptly provide the other party and its counsel with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and Form S-4 Registration Statement promptly after receipt of those comments or other communications and (ii) provide the other party with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC. Neither Company nor Parent shall make any amendment or supplement to the Proxy Statement or the Form S-4 Registration Statement without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Company and Parent will advise the other, promptly after it receives notice thereof, of the time at which the Form S-4 Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Parent Common Stock issuable pursuant to the Merger for offering or sale in any jurisdiction.

            (c) The information supplied by Company and Parent, as applicable, for inclusion in the Form S-4 Registration Statement and the Proxy Statement shall not, (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Company Stockholders and Parent Stockholders or (iii) at the time of Parent Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Company and its Subsidiaries, in the case of Company, or to Parent and its Subsidiaries, in the case of Parent, or their respective officers or directors, should be discovered by Company or Parent that should be set forth in an amendment or a supplement to the Form S-4 Registration Statement or Proxy Statement so that any of such documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Company or Parent, as applicable, shall promptly inform the other party. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

            (d) Each of Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 Registration Statement is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

            (e) Each of Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party consents from their respective independent accountants, dated the date on which the Form S-4 Registration Statement is declared effective or a date not more than two (2) days prior to such date, in form reasonably satisfactory to the other party and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

         7.2 Other Filings and Disclosure Schedules.

            (a) As promptly as practicable after the execution of this Agreement, Company shall assist Parent and its legal and accounting advisors in preparing, and shall furnish Parent with such business, financial or other information and documents as may be required to prepare any Securities Act filings to be made by Parent with the SEC prior to or following the Effective Time. Parent shall provide Company and its counsel with an opportunity to review and comment on the above-referenced documents within the time periods prescribed by the SEC prior to their submission.

            (b) This subsection shall apply notwithstanding anything in this Agreement to the contrary. Within fifteen (15) Business Days of the date hereof, Parent and Company shall finalize their respective Disclosure Schedules and provide same to the other, which shall have five (5) Business Days to accept or reject such Disclosure Schedule. Unless either Parent or Company notifies the other within such five (5) Business Day period that it rejects the other's Disclosure Schedule, both Parent Disclosure Schedule and Company Disclosure Schedule shall be deemed accepted and shall become part of this Agreement. If either Parent or Company notifies the other within such five (5) Business Day period that it rejects the other's Disclosure Schedule, Parent and Company shall negotiate in good faith to attempt to agree on an acceptable Disclosure Schedule or amendment to this Agreement for the succeeding ten (10) Business Days. If no agreement is reached by the end of such ten (10) Business Day good faith negotiation period, this Agreement shall forthwith terminate.

         7.3 Meeting of Stockholders.

            (a) As promptly as practicable after the Form S-4 Registration Statement shall have become effective, Parent shall take all action necessary under the Nevada Revised Statutes and its Charter Documents to call, convene and hold a meeting of its stockholders to consider Parent Authorized Stock Increase and Parent Authorized Name Change. Parent will use its reasonable best efforts to hold Parent Stockholders' Meeting as soon as practicable after the date on which the Form S-4 Registration Statement becomes effective. Unless there has been a Change in Recommendation, Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of Parent Authorized Stock Increase and Parent Authorized Name Change, and shall take all other action it deems advisable to secure the vote of its stockholders required by the Nevada Revised Statutes, to obtain such approvals.

            (b) Except to the extent expressly permitted by Section 6.3(c), (i) the Board of Directors of Parent shall recommend that Parent Stockholders vote in favor of Parent Authorized Stock Increase and Parent Authorized Name Change,
(ii) the Proxy Statement shall include a statement that the Board of Directors of Parent has recommended that Parent Stockholders vote in favor of Parent Authorized Stock Increase and Parent Authorized Name Change and (iii) neither the Board of Directors of Parent nor any committee thereof shall effect any Change of Recommendation; provided, however, that the foregoing shall not prohibit the Board of Directors of Parent from fulfilling its duty of candor or disclosure to its stockholders under applicable Law.

        7.4 Access to Information. Subject to the terms of the mutual non-disclosure agreement by and between Company and Parent dated September 22, 2004 (the "CONFIDENTIALITY AGREEMENT"), each of Company and Parent shall, and shall cause its Subsidiaries to, afford to the other party's officers, directors, employees, accountants, counsel and other agents ("REPRESENTATIVES") reasonable access to its properties, assets and records during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. Each of Company and Parent shall furnish to the other party all such documents and copies of documents and records and information with respect to itself and its Subsidiaries and copies of any working papers relating thereto as the other party may reasonably request. Nothing in this Section 7.4 shall require Company or Parent, as the case may be, to provide any access, or to disclose any information, if permitting such access or disclosing such information would (a) violate applicable Law, (b) violate any of its obligations with respect to confidentiality (provided that each party shall, upon the request of the other party, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or
(c) result in the loss of attorney-client privilege (provided that each party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Each of Company and Parent also will consult with the other party regarding its business on a regular basis.

         7.5 Consent of Company Stockholders.

            (a) Concurrently with the execution of this Agreement, the Principal Stockholders shall deliver to Parent a Company Lock-up and Voting Agreement executed by each of the Principal Stockholders. As promptly as practicable after the Form S-4 Registration Statement shall have become effective, Company shall mail the Prospectus and the Information Statement contained in such Registration Statement to Company Stockholders.

            (b) Except to the extent expressly permitted by Section 6.3(c) or in connection with any termination of this Agreement permitted by its terms, neither the Board of Directors of Company nor any committee thereof shall affect any Change of Recommendation; provided, however, that the foregoing shall not prohibit the Board of Directors of Company from fulfilling its duty of candor or disclosure to its stockholders under applicable Law.

          7.6 Regulatory Approvals.

            (a) Each of Company, Parent and Merger Sub shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties necessary in connection with any requirements imposed upon such other parties in connection with the consummation of the Merger.

            (b) Each of Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Company nor Parent shall be required to nor any of their respective Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.

         7.7 Public Announcements. If there is an initial press release relating to this Agreement, it shall be a joint press release the text of which has been agreed to by each of Parent and Company. Thereafter, each of Parent and Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld or delayed); provided that a party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable Law or the rules of Over-the-Counter Bulletin Board. Notwithstanding the foregoing, a party may make public statements in response to questions from the press, analysts and investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by Company and Parent and do not violate the terms of the Confidentiality Agreement.

         7.8 Indemnification.

            (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Company or any of its Subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or employee of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by Company or any of its Subsidiaries pursuant to the Charter Documents and indemnification agreements of Company and its Subsidiaries, if any, in existence on the date hereof with any directors, officers and employees of Company and its Subsidiaries.

            (b) This Section 7.8 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

            (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 7.8.

         7.9 Tax Free Reorganization. Each of Company and Parent shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Neither Company nor Parent shall (and following the Effective Time, Parent shall cause the Surviving Corporation not to) take any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

         7.10 Listing. Company shall use its best efforts to cause the Parent Common Stock, including all such shares as are issuable under Article II (including shares of Parent Common Stock issuable upon the exercise of options, warrants and exchangeable securities), to be authorized for listing on the NASDAQ Capital Market, upon official notice of issuance. Company shall prepare such listing application for submission to NASDAQ promptly after execution of this Agreement. Company shall diligently pursue such application, respond promptly to all inquires and requests for information from NASDAQ and generally take all such actions as are necessary to achieve a successful listing of the Parent Common Stock in timely fashion. Parent shall cooperate with Company in all respects requested by Company in its efforts to obtain approval of such listing. Company shall provide Parent with a copy of its listing application promptly upon filing and shall keep Parent informed of its discussions with NASDAQ and all actions taken with respect to its application.

         7.11 Affiliates. Not less than thirty (30) days after the day hereof, Company shall deliver to Parent a letter identifying all Persons who, in the judgment of Company, may be deemed at the time this Agreement is submitted for adoption by Company Stockholders, "affiliates" of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent an Affiliate Agreement.

         7.12 Consents. Each of Company and Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to obtain all Company Consents and Parent Consents, as applicable

         7.13 Notification of Certain Matters. Each of Company and Parent shall give prompt notice to the other party of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or Parent or a Material Adverse Effect on Company and its Subsidiaries or Parent and its Subsidiaries taken as a whole, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to its obligations, (d) any notice or other communication from any third party alleging that, other than Company Consents and Parent Consents, the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger, or (f) any Actions commenced relating to it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.17 or 5.16, as applicable; provided, however, that (i) the delivery of any notice pursuant to this Section 7.13 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by Company or Parent shall not be deemed to amend or supplement Company Disclosure Schedule or Parent Disclosure Schedule or constitute an exception to any representation or warranty.

         7.14 Conveyance Taxes. Each of Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

         7.15 Maintenance of Registration Statements. The parties hereby acknowledge that Parent currently maintains Parent 1999 Omnibus Long-Term Incentive Plan (as amended to date, the "LTIP") pursuant to which stock options and other stock-based incentives are issuable to employees and consultants of Parent and that six million shares of Parent Common Stock issuable under Parent LTIP are presently and will be registered on a Form S-8 registration statement (the Form S-8 registration statement outstanding as of the Closing Date being the "S-8 REGISTRATION STATEMENT"). Company agrees to cause Parent to maintain the S-8 Registration Statement in effect following the Effective Time until the date on which all outstanding options covered thereby have been exercised or expired or otherwise ceased to be exercisable, subject to the issuance by the SEC of any stop order suspending the effectiveness of the S-8 Registration Statement, in which case, Company hereby agrees to promptly notify the persons set forth in Schedule 7.15 of Parent Disclosure Schedule. As set forth on
Schedule 7.15 of the Parent's Disclosure Schedule, as of the date of this Agreement, there are 1,460,000 shares of Parent Common Stock subject to stock options under the LTIP.

         7.16 Termination Prior to Effective Time. Notwithstanding the receipt of Parent Stockholder Approval and Company Stockholder Approval or anything in this Agreement to the contrary, the Boards of Directors of Merger Sub and/or Company may terminate this Agreement prior to the Effective Time in accordance with Section 251(d) of DGCL.

         7.17 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                              CONDITIONS TO MERGER

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of Parent, Merger Sub and Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) Parent Stockholder Approval shall have been obtained.

            (b) Other than the filings provided for in Section 7.1(b) of Parent and Company Disclosure Schedule, all Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect.

            (c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

            (d) The Form S-4 Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by Parent to its stockholders, and shall not be the subject of any stop order or proceedings seeking a stop order, Company shall have mailed the Proxy Statement to Company Stockholders and have obtained the written consent of the majority of Company Stockholders to this Agreement and the Merger.

            (e) The shares of Parent Common Stock issuable to Company Stockholders as provided for in Article II shall have been authorized for listing on the NASDAQ Capital Market upon official notice of issuance.

            (f) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of the Merger, (ii) affect adversely the right of Parent to control Company and the Subsidiaries of Company or (iii) restrain or prohibit Parent's ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole. No such Order shall be in effect.

        8.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) on or prior to the Closing Date of the following further conditions:

            (a) Each of the representations and warranties of Company set forth in this Agreement that is qualified by a Material Adverse Effect on Company shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

            (b) Each of the representations and warranties of the Principal Stockholders set forth in this Agreement that is qualified by a Material Adverse Effect on Company shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

            (c) Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Company by a Co-Chief Executive Officer of Company to such effect.

            (d) There shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

            (e) Each of Parent and Merger Sub shall have received from a Co-Chief Executive Officer of Company, certificates dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 8.2 of this Agreement.

         8.3 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger is subject to the satisfaction (or waiver by Company in its sole discretion) on or prior to the Closing Date of the following further conditions:

            (a) Each of the representations and warranties of Parent set forth in this Agreement that is qualified by a Material Adverse Effect on Parent shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

            (b) Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

            (c) There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            (d) Company shall have received from the Chief Executive Officer of Parent, a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 8.3 of this Agreement.

            (e) Company shall have received releases from the current executive officers of Parent under any and all agreements they might have with the Parent or any of its Subsidiaries, except as contemplated by Section 1.4 and except for any and all rights of indemnification.

            (f) The holders of no more than 100,000 Dissenting Shares shall be in a position to perfect their dissenters' rights under DGCL as determined just prior to the Effective Time.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination.

            (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

              (i) by either Parent or Company, without giving any reason therefor; provided that Parent and Company may agree to terminate this provision at any time prior to the Effective Time;

              (ii) by Parent or Company if:

                (A) the Merger is not consummated on or before April 15, 2006; provided, however, that the right to terminate this Agreement under this clause
(ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                (B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

                (C) Parent Stockholder Approval shall not have been obtained at Parent Stockholders' Meeting or any adjournment or postponement thereof.

              (iii) by Parent if:

                (A) any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

                (B) there has been a breach by Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Company shall have become untrue, (i) in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and (ii) any such breach is not curable, or, if curable, is not cured within fifteen (15) days after written notice of such breach is given to Company by Parent;

                (C) at any time prior to Parent Stockholder Approval, if (1) a Superior Proposal is made to Parent and is not withdrawn, (2) Parent shall have provided at least three (3) Business Days' prior written notice to Company stating (a) that it has received a Superior Proposal, (b) the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and (c) that it intends to terminate this Agreement, (3) Company shall not have, within such three (3) Business Day period, made an offer that the Board of Directors of Parent by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Parent and Parent Stockholders as such Superior Proposal (it being agreed that the Board of Directors of Parent shall convene a meeting to consider any such offer by Company promptly following the receipt thereof and that Parent shall not enter into any such binding agreement during such three Business Day period) and (4) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to accept such Superior Proposal would result in a breach of its fiduciary obligations to Parent Stockholders under applicable Law; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iii)(C) if Parent has breached Section 6.3 in any material respect in connection with such Superior Proposal.

            (iv) by Company if:

                (A) any condition to the obligations of Company hereunder becomes incapable of fulfillment other than as a result of a breach by Company of any covenant or agreement contained in this Agreement, and such condition is not waived by Company;

                (B) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, (i) in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and (ii) any such breach is not curable, or, if curable, is not cured within fifteen (15) days after written notice of such breach is given to Parent by Company; or

                (C) if Parent Common Stock is not approved for listing on the NASDAQ Capital Market on or prior to the Effective Time.

                (D) at any time prior to Effective Time, if (1) a Superior Proposal is made to Company and is not withdrawn, (2) Company shall have provided at least three (3) Business Days' prior written notice to Parent stating (a) that it has received a Superior Proposal, (b) the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and (c) that it intends to terminate this Agreement, (3) Parent shall not have, within such three (3) Business Day period, made an offer that the Board of Directors of Company by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Company and Company Stockholders as such Superior Proposal (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof and that Company shall not enter into any such binding agreement during such three Business Day period) and (4) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to accept such Superior Proposal would result in a breach of its fiduciary obligations to Company Stockholders under applicable Law; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iv)(D) if Company has breached Section 6.3 in any material respect in connection with such Superior Proposal.

            (b) The party desiring to terminate this Agreement pursuant to
Section 9.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided in Article IX, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Company, Parent or Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of Section 7.7 (Public Announcements) and Articles X and XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement. In addition, Parent and Merger Sub shall promptly change the name of the merger sub to a name which does not include "Cryptometrics" or any name which can be confused with it.

         9.3 Remedies. Any party terminating this Agreement pursuant to Section
9.1 shall not have the right to recover any damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement, except in the event of fraud.

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                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

                  If to Parent or Merger Sub, to:

                  JAG Media Holdings, Inc.
                  6865 SW 18th Street, Suite B13
                  Boca Raton, Florida  33433
                  Attn: Thomas J. Mazzarisi
                  Facsimile:  (561) 892-0821

                  With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York 10178
                  Attn:  W. Preston Tollinger, Jr., Esq.
                  Facsimile:  (212) 309-6001

                  If to Company, to:

                  Cryptometrics, Inc.
                  73 Main Street
                  Tuckahoe, NY 10707
                  Attn:  Robert Barra
                  Facsimile: (914) 337-9754

                  With a required copy to:

                  Dorf, Karlen & Stolzar, LLP
                  1 North Broadway, Suite 800
                  White Plains, New York 10543
                  Attn:  Michael Stolzar, Esq.
                  Facsimile: (914) 682-0387

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

         10.2 Survival. The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Articles I, II, VII and this Article X shall survive the Effective Time.

         10.3 Amendments and Waivers.

            (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after approval of the matters presented in connection with the Merger by Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by Company Stockholders without such further approval.

            (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

         10.4 Fees and Expenses. Except as set forth in this Section 10.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Each of Company and Parent shall bear and pay one-half of the costs and expenses incurred by Parent, Merger Sub or Company (other than attorneys' fees, accountants' fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement (including financial statements and exhibits), the Proxy Statement and any preliminary materials related thereto (including SEC filing fees) and (ii) the filings of the notification and report forms under the HSR Act and Other Antitrust Laws (including filing fees).

         10.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

         10.6 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

         10.7 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) New York County, New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the Supreme Court sitting in New York County (including its Appellate Division). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York, or (ii) the Supreme Court sitting in New York County (including its Appellate Division), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         10.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

         10.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that (i) in the case of Section 7.8 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such section and shall have the right to enforce such section in their own names and (ii) in the case of Section 7.15, the holders of options under Parent LTIP and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such section and shall have the right to enforce such section in their own names.

         10.10 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the confidentiality provisions of the Confidentiality Agreement which shall continue in full force and effect in accordance with their terms and other than the provisions of paragraph 14 of the non-binding letter of intent by and between Company and Parent, dated as of September 9, 2005.

         10.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         10.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.13 Specific Performance. Parent and Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

                                   ARTICLE XI

                                   DEFINITIONS

         11.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

         "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

         "AUTHORIZATION" means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.


         "CONTRACT" means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.


         "GOVERNMENTAL ENTITY" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

         "INDEBTEDNESS" means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities and (g) any guaranty of any of the foregoing.

         "KNOWLEDGE" of a party or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of such party and each of its Subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

         "LAW" means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

         "MATERIAL ADVERSE EFFECT" means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances or effects that have occurred prior to the date of determination of the occurrence of which, (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of Company or Parent and their respective Subsidiaries taken as a whole, (b) impairs the ability of Company or Parent to perform its obligations hereunder or (c) delays the consummation of the Merger, other than in the case of clause (a), any such event, circumstance, condition, occurrence or effect arising out of any changes affecting the industry in which Company or Parent and their respective Subsidiaries operate or any changes in general economic conditions; provided that any such change or changes do not disproportionately affect in any material respect Company or Parent and their Subsidiaries, taken as a whole.

         "OPERATIVE AGREEMENTS" means this Agreement, the Lock-Up and Voting Agreements and the Affiliate Agreements.

         "ORDER" means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

         "PERSON" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

         "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to any party, any Person, of which (a) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

         "$" means United States dollars.

         11.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

             Acquisition Transaction                                    6.3(a)
             Action                                                       4.17
             Affiliate Agreement                                        2.2(h)
             Agent                                                      6.3(a)
             Agreement                                                 Preface
             Audited Financial Statements                               4.6(a)
             Balance Sheet                                              4.6(b)
             Balance Sheet Date                                         4.6(b)
             Benefit Plan                                              4.18(a)
             CERCLA                                                4.20(a)(iv)
             Certificates                                               2.2(b)
             Change of Recommendation                                   6.3(c)
             Charter Documents                                             4.1
             Closing                                                       1.2
             Closing Date                                                  1.2
             Code                                                     Recitals
             Company                                                   Preface
             Company Benefit Plan                                      4.18(a)
             Company Broker Fee                                           4.23
             Company Common Stock                                          2.1
             Company Consents                                           4.5(a)
             Company Disclosure Schedule                   Preamble Article IV
             Company ERISA Affiliate                                   4.18(a)
             Company Exchangeable Share                                   2.10
             Company Foreign Plans                                     4.18(r)
             Company In-Bound Licenses                                 4.14(c)
             Company Intellectual Property                             4.14(f)
             Company Lease                                             4.13(c)
             Company Leased Real Property                              4.13(a)
             Company Material Contracts                                4.16(b)
             Company Minor Contracts                                   4.16(e)
             Company Out-Bound Licenses                                4.14(d)
             Company Owned Intellectual Property                       4.14(b)
             Company Owned Real Property                               4.13(a)
             Company Owned Software                                    4.14(n)
             Company Pension Plan                                      4.18(b)

             Company Policies                                             4.22
             Company Registered Items                                  4.14(g)
             Company Share                                              2.1(a)
             Company Stockholder                                           2.1
             Company Stockholder Approval                               4.4(a)
             Company Stock Option                                          2.8
             Company Lock-Up and Voting Agreements                    Recitals
             Company Warrant                                               2.9
             Confidentiality Agreement                                     7.5
             Constituent Corporations                                      1.1
             Containment                                            4.14(n)(v)
             Copyrights                                             4.14(a)(v)
             DGCL                                                          1.1
             Disabling Code                                         4.14(n)(v)
             Dissenting Shares                                          2.6(a)
             Effective Time                                                1.2
             Environment                                            4.20(a)(i)
             Environmental Action                                  4.20(a)(ii)
             Environmental Clean-Up Site                          4.20(a)(iii)
             Environmental Laws                                    4.20(a)(iv)
             Environmental Liabilities                              4.20(a)(v)
             Environmental Permit                                  4.20(a)(vi)
             ERISA                                                     4.18(a)
             Exchange Act                                               5.5(b)
             Exchange Agent                                             2.2(a)
             Exchange Fund                                              2.2(a)
             Exchange Multiple                                          2.1(a)
             Financial Statements                                       4.6(a)
             Form S-4 Registration Statement                            3.5(b)
             GAAP                                                       4.6(b)
             Hazardous Substances                                 4.20(a)(vii)
             HSR Act                                                    4.5(b)
             Indemnified Parties                                           7.8
             Intellectual Property                                     4.14(a)
             Intellectual Property Rights                           4.14(a)(v)
             Interim Balance Sheet                                      4.6(b)
             Interim Balance Sheet Date                                 4.6(b)
             Interim Financial Statements                               4.6(a)

             Liabilities                                                   4.7
             Liens                                                         3.3
             LTIP                                                         7.15
             Marks                                                  4.14(a)(v)
             Merger                                                        1.1
             Merger Consideration                                       2.1(a)
             Merger Sub                                                Preface
             Merger Sub Common Stock                                    5.2(b)
             Notice Period                                         6.3(c)(iii)
             Other Antitrust Laws                                       4.5(b)
             Other Company Purchase Rights                              4.2(d)
             Other Parent Purchase Rights                               5.2(d)
             Parent                                                    Preface
             Parent Authorized Name Change                                 5.4
             Parent Authorized Stock Increase                              5.4
             Parent Benefit Plan                                       5.17(a)
             Parent Broker                                                5.23
             Parent Broker Fee                                            5.23
             Parent Common Stock                                           2.1
             Parent Consents                                            5.5(a)
             Parent Disclosure Schedule                     Preamble Article V
             Parent ERISA Affiliate                                    5.17(a)
             Parent Foreign Plans                                      5.17(r)
             Parent Intellectual Property                              5.13(e)
             Parent In-Bound Licenses                                  5.13(b)
             Parent Lease                                              5.12(c)
             Parent and Subsidiary Leased Real Property                5.12(a)
             Parent Material Contracts                                 5.15(b)
             Parent Minor Contracts                                    5.15(e)
             Parent Out-Bound Licenses                                 5.13(c)
             Parent Owned Intellectual Property                        5.13(a)
             Parent and Subsidiary Owned Real Property                 5.12(a)
             Parent Pension Plan                                       5.17(b)
             Parent Policies                                              5.22
             Parent Preferred Stock                                     5.2(a)
             Parent Registered Items                                   5.13(f)
             Parent SEC Reports                                         5.6(a)
             Parent Series 2 Class B Common Stock                       5.2(a)

             Parent Series 3 Class B Common Stock                       5.2(a)
             Parent Stockholder Approval                                   5.4
             Parent Stockholders' Meeting                                  5.4
             Parent Stock Options                                      5.14(d)
             Patents                                                4.14(a)(v)
             PCBs                                                      4.20(i)
             Permitted Liens                                           4.11(a)
             Principal Stockholders                                   Recitals
             Proprietary Information                                4.14(a)(i)
             Proxy Statement                                              5.25
             Public Software                                       4.14(n)(vi)
             RCRA                                                  4.20(a)(iv)
             Release                                             4.20(a)(viii)
             Replacement Option                                            2.8
             Replacement Warrant                                           2.9
             Representatives                                               7.4
             S-8 Registration Statement                                   7.15
             SEC                                                        3.5(b)
             Securities Act                                             2.2(h)
             Software                                              4.14(a)(iv)
             Superior Proposal                                          6.3(b)
             Surviving Corporation                                         1.1
             Systems                                                4.14(n)(v)
             Tax                                                     4.8(a)(i)
             Taxing Authority                                      4.8(a)(iii)
             Tax Returns                                            4.8(a)(ii)
             Third Party Proposal                                       6.3(a)
             Outstanding Company Common Stock                              2.1
             Outstanding Company Common Share                              2.1
             WARN Act                                                  4.19(d)


         11.3 Interpretation.

            (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (b) The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

            (d) The word "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified.

            (e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

            (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

            (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

            (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

         IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized, and the Principal Stockholders have signed this Agreement, all as of the date first written above.


                                  JAG MEDIA HOLDINGS, INC.


                                  By:    /s/ Thomas J. Mazzarisi
                                     ---------------------------------------
                                      Name:  Thomas J. Mazzarisi
                                      Title: Chairman & Chief Executive Officer

                                  CRYPTOMETRICS ACQUISITION, INC.


                                  By:    /s/ Thomas J. Mazzarisi
                                     ---------------------------------------
                                      Name:  Thomas J. Mazzarisi
                                      Title: President

                                  CRYPTOMETRICS, INC.


                                  By:    /s/ Robert Barra
                                     ---------------------------------------
                                      Name:  Robert Barra
                                      Title: Co-Chief Executive Officer

                                  /s/ Robert Barra
                                  ------------------------------------------
                                  ROBERT BARRA

                                  /s/ Michael A. Vitale
                                  -----------------------------------------
                                  MICHAEL A. VITALE

                                    Exhibit A

                      Company Voting and Lock Up Agreement

                      COMPANY VOTING AND LOCK-UP AGREEMENT

         This Company Voting and Lock-Up Agreement (the "VOTING AGREEMENT") is made as of December 27, 2005, by and among JAG Media Holdings, Inc., a Nevada corporation ("PARENT"), Robert Barra and Michael A. Vitale, each a stockholder (each individually, a "STOCKHOLDER" and together, the "STOCKHOLDERS") of Cryptometrics, Inc., a Delaware corporation. (the "COMPANY").

                                    RECITALS:

         WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Parent, Cryptometrics Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB") and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which Merger Sub will be merged with and into the Company, and the Company shall be the surviving corporation following the merger (the "MERGER");

         WHEREAS, as of the date hereof, each Stockholder is a Beneficial Owner (as defined below) of Subject Shares (as defined below); and

         WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholders have agreed to enter into this Voting Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

         1. Definitions.

            (a) "BENEFICIALLY OWN" or "BENEFICIAL OWNER" with respect to any securities means having "beneficial ownership" as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

            (b) "COMPANY CAPITAL STOCK" means shares of common stock, par value $0.001 per share, of the Company.

            (c) "COMPANY OPTIONS AND OTHER RIGHTS" means options, warrants and other rights to acquire, directly or indirectly, shares of Company Capital Stock.

            (d) "EXPIRATION DATE" means the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated pursuant to its terms.

            (e) "SUBJECT SHARES" means (i) all shares of Company Capital Stock Beneficially Owned by each Stockholder as of the date of this Voting Agreement and (ii) all additional shares of Company Capital Stock of which each Stockholder acquires Beneficial Ownership during the period from the date of this Voting Agreement through the Expiration Date.

         2. Voting.

            (a) Each Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, each Stockholder shall cause to be counted as present thereat for purposes of establishing a quorum and shall vote, or cause to be voted, any and all Subject Shares Beneficially Owned by each Stockholder as of the record date of such meeting or written consent:

              (i) for the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

              (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

              (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in the individuals who serve as members of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company's corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

            (b) No provision contained in this Agreement shall prohibit either Stockholder from voting in his capacity as a director of the Company in any manner whatsoever.

            (c) Prior to the Expiration Date, neither Stockholder shall enter into any agreement or understanding with any Person requiring him to vote in his capacity as a stockholder or give instructions in any manner inconsistent with clause "(i)," clause "(ii)" or clause "(iii)" of this Section 2(a).

            (d) Each Stockholder hereby waives and agrees not to exercise any applicable "appraisal rights" under the Delaware General Corporation Law with respect to the Subject Shares in connection with the Merger and the Merger Agreement.

         3. Lock-up Agreement.

            (a) In consideration of the issuance of common stock of Parent in exchange for the Subject Shares (the "PARENT SHARES") to each of the Stockholders pursuant to the terms of the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and not withstanding any registration on the part of the Parent Shares under the Securities Act of 1933, as amended, each Stockholder agrees that, during the period beginning from the Effective Time (as defined in the Merger Agreement) and continuing for one (1) year thereafter (the "RELEASE DATE"), each Stockholder will not (a) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Parent Shares, or (b) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (a), except each case as permitted by Section 3(e) below.

            (b) The foregoing restriction is expressly agreed to preclude each of the Stockholders from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of the Parent Shares even if such shares would be disposed of by someone other than the Stockholders. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Parent Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Parent Shares.

            (c) Each Stockholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of Parent to facilitate the sale or resale of the Parent Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Parent Shares or any related securities.

            (d) Each Stockholder acknowledges and agrees that, pending the Release Date, any additional Parent Shares acquired by such Stockholder upon exercise of Replacement Stock Options (as defined in the Merger Agreement) may not be sold or otherwise transferred notwithstanding that a registration statement on Form S-8 or Form S-4 may be effective with respect to the exercise of such options and the sale of Parent Shares obtained thereby.

            (e) Notwithstanding the foregoing restrictions on transfer, each Stockholder may transfer the Parent Shares (i) in an amount not to exceed 35% of the total amount of Parent Shares received by such Stockholder pursuant to the Merger; provided however that such Parent Shares may not be transferred unless the Parent Shares are registered under the Securities Act of 1933, as amended, or (ii) as transfers by will or intestacy, or (iii) to any trust for the direct or indirect benefit of any of the Stockholder or the immediate family of such Stockholder; provided that any such transfer shall not involve a disposition for value. For purposes of this letter agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

            (f) Each of the Stockholders now has, and, except as contemplated by the preceding paragraph (e), at all times prior to the Release Date will have, good and marketable title to the Parent Shares still owned by him, free and clear of all liens, encumbrances, and claims whatsoever. Each of the Stockholders agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Parent Shares except in compliance with the foregoing restrictions in Sections 3(a) and
(e) above. Each of the Stockholders understands that the restrictions with respect to the Parent Shares set forth herein are in addition to any other restrictions upon transfer that may arise pursuant to any other agreement to which either of the Stockholders is a party or under applicable securities laws.

         4. Written Consent of Stockholders. Upon the U.S. Securities and Exchange Commission's declaration of the effectiveness of the Registration Statement on Form S-4 filed by Parent in connection with the Merger, each Stockholder shall deliver to Parent a written consent in favor of the adoption of the Merger Agreement and the Merger.

         5. Representations and Warranties of Stockholder. Each Stockholder represents and warrants to Parent as follows:

            (a) As of the date of this Voting Agreement and at all times through the Expiration Date:

              (i) Such Stockholder is the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding shares of Company Capital Stock set forth under the heading "Shares of Company Capital Stock Beneficially Owned", on the signature page hereof;

              (ii) Such Stockholder is the Beneficial Owner (free and clear of any encumbrances or restrictions) of the outstanding Company Options and Other Rights set forth under the heading "Company Options and Other Rights Beneficially Owned" on the signature page hereof; and

              (iii) Such Stockholder does not directly or indirectly Beneficially Own any shares of Company Capital Stock or Company Options or Other Rights or other securities of the Company, other than the shares of Company Capital Stock and Company Options and Other Rights set forth on the signature page hereof.

            (b) Each Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Voting Agreement. This Voting Agreement has been duly executed and delivered by such Stockholder, and upon its execution and delivery by Parent, will constitute a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

            (c) The execution, delivery and performance by each Stockholder of this Voting Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is a party or by which any of such Stockholder's assets may be bound.

            (d) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

         6. Covenants of Stockholder. Each Stockholder covenants and agrees for the benefit of Parent that, until the Expiration Date, such Stockholder will not:

            (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, (i) any Subject Shares or any interest therein, or (ii) any Company Options and Other Rights or any interest therein; provided, however, that Stockholder may convert, exercise or exchange Company Options and Other Rights into or for shares of Company Capital Stock in which event such shares of Capital Stock shall become and be deemed Subject Shares subject to all the terms and conditions of this Voting Agreement;

            (b) acquire any shares of the stock of Parent except pursuant to existing Company Options and Other Rights;

            (c) grant any powers of attorney or proxies or consents in respect of any of the Subject Shares, deposit any of such Subject Shares into a voting trust, or enter into a voting agreement with respect to any of such Subject Shares; and

            (d) take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby and the Merger Agreement.

         7. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that Stockholder shall become the Beneficial Owner of any additional shares of Company Capital Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a), then the terms of this Voting Agreement shall apply to the shares of Company Capital Stock or other instruments or documents held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the Beneficial Owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. The foregoing shall apply (mutatis mutandis) to the Parent Shares and Section 3 of this Voting Agreement.

         8. Amendments and Waivers. Any provision of this Voting Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Voting Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law,
(a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

         9. Assignment. This Voting Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Voting Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

         10. Entire Agreement. This Voting Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Voting Agreement.

         11. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

                  If to Parent, to:

                           JAG Media Holdings, Inc.
                           6865 SW 18th Street, Suite B13
                           Boca Raton, Florida  33433
                           Attn: Thomas J. Mazzarisi
                           Facsimile: 561-892-0821

                  With a required copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York 10178
                           Attn: W. Preston Tollinger, Jr., Esq.
                           Facsimile: 212-309-6001

                  If to:

                    Robert Barra or Michael A. Vitale
                           c/o Cryptometrics, Inc.
                           73 Main Street
                           Tuckahoe, NY 10707
                           Facsimile: (914) 337-9754

                  With a required copy to:

                          Dorf, Karlen & Stolzar, LLP
                          1 North Broadway, Suite 800
                          White Plains, New York 10543
                          Attn:  Michael Stolzar, Esq.
                          Facsimile: 914-682-0387

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

         12. Captions. All captions contained in this Voting Agreement are for convenience of reference only, do not form a part of this Voting Agreement and shall not affect in any way the meaning or interpretation of this Voting Agreement.

         13. Severability; Enforcement. Any provision of this Voting Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         14. Specific Performance. Stockholder acknowledges that the agreements contained in this Voting Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by Stockholder of the provisions of this Voting Agreement. Accordingly, Stockholder agrees that Stockholder's obligations hereunder shall be specifically enforceable and Stockholder shall not take any action to impede the other from seeking to enforce such right of specific performance.

         15. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) New York County, New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any action, suit or proceeding arising out of this Voting Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such action, suit or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court sitting in New York County (including its Appellate Division). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 15. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Voting Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York, or (ii) the Supreme Court sitting in New York County (including its Appellate Division), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         16. Governing Law. This Voting Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the voting of the Subject Shares is subject to the corporate law of the State of Delaware.

         IN WITNESS WHEREOF, this Voting Agreement has been duly executed by the parties hereto all as of the day and year first above written.



                                              JAG MEDIA HOLDINGS, INC.

                                              By:
                                                  -----------------------------
                                              Name:
                                              Title:



                                              Robert Barra


                                              ---------------------------------
                                             (Signature)


                                              ----------------------------------
                                              Print Name

Number and class of shares of Capital Stock:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

Number of Company Options and Other Rights:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------


                                              Michael A. Vitale


                                              ----------------------------------
                                              (Signature)


                                              ----------------------------------
                                              Print Name


Number and class of shares of Capital Stock:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------


Number of Company Options and Other Rights:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                    Exhibit B

                              Certificate of Merger

                              CERTIFICATE OF MERGER
                                       OF
                               CRYPTOMETRICS, INC.
                                       AND
                         CRYPTOMETRICS ACQUISITION, INC.

         Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), Cryptometrics, Inc., a Delaware corporation, DOES HEREBY CERTIFY that:

         1. The name and jurisdiction of incorporation of each of the constituent corporations to the merger (collectively, the "Constituent Corporations") are as follows:

        NAME                                     JURISDICTION OF INCORPORATION
        ----                                     -----------------------------
        Cryptometrics, Inc.                      Delaware
        Cryptometrics Acquisition, Inc.          Delaware

         2. An Agreement and Plan of Merger, dated as of December 8, 2005 (the "Agreement and Plan of Merger"), by and among JAG Media Holdings, Inc., a Nevada corporation, and each of the Constituent Corporations, providing for the merger of Cryptometrics Acquisition, Inc., with and into Cryptometrics, Inc. has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Sections 228 and 251 of the DGCL.

         3. The name of the corporation surviving the merger is Cryptometrics, Inc., a Delaware corporation (the "Surviving Corporation").

         4. The Certificate of Incorporation of Cryptometrics, Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the DGCL.

         5. The Bylaws of Cryptometrics, Inc., as now in full force and effect, shall continue to be the Bylaws of the Surviving Corporation until amended and changed pursuant to the provisions of the DGCL.

         6. The officers and directors of Cryptometrics, Inc. immediately prior to the filing of this Certificate of Merger with the Secretary of State of the State of Delaware shall remain the officers and directors of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.

         7. The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation, the address of which is as follows:

                  Cryptometrics, Inc.
                  73 Main Street
                  Tuckahoe, New York 10707

         8. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

         9. This Certificate of Merger, and the merger provided for herein, shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.


                            [Signature page follows.]

         IN WITNESS WHEREOF, this Certificate of Merger has been duly executed on January ___, 2006.



                                           CRYPTOMETRICS, INC.


                                           By: __________________________
                                           Name: Robert Barra
                                           Title: Co-Chief Executive Officer

                                    Exhibit C

                               Affiliate Agreement

                               AFFILIATE AGREEMENT

                                                                January __, 2006

JAG Media Holdings, Inc.
6865 SW 18th Street, Suite B13
Boca Raton, Florida  33433


Ladies and Gentlemen:

         The undersigned has been advised that as of the date of this letter it may be deemed to be an "affiliate" of Cryptometrics, Inc., a Delaware corporation (the "COMPANY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 2005 (the "MERGER AGREEMENT"), by and among JAG Media Holdings, Inc. ("PARENT"), Cryptometrics Acquisition Corp., a wholly-owned subsidiary of Parent ("MERGER SUB") and the Company, Merger Sub will be merged with and into the Company (the "MERGER") and the Company, as the entity surviving the Merger, will become a wholly owned subsidiary of Parent.

         As a result of the Merger, the undersigned will receive shares of common stock, par value $0.00001 per share, of Parent (the "PARENT COMMON STOCK"), in exchange for common stock, par value $0.001 per share, of the Company owned by the undersigned immediately prior to the effective time of the Merger.

         The undersigned hereby represents and warrants to, and covenants with, Parent that in the event that it receives any Parent Common Stock as a result of the Merger:

         A. The undersigned shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

         B. The undersigned has carefully read this letter, the Merger Agreement and the Voting Agreement (defined below) and discussed the requirements of these documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent the undersigned deemed necessary, with his or her counsel or counsel for the Company.

         C. The undersigned has been advised that any issuance of Parent Common Stock to him or her pursuant to the Merger has been, or will be, registered with the Commission under the Act on a registration statement on a Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, (1) the undersigned may be deemed to have been an affiliate of the Company and (2) except as set forth in the Company Voting and Lock-Up Agreement dated as of December 8, 2005, by and among Parent, Robert Barra and Michael A. Vitale (the "Voting Agreement"), the undersigned may not sell, transfer or otherwise dispose of any Parent Common Stock issued to it in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 (as that rule may be hereafter amended) promulgated by the Commission under the Act, or (c) Parent shall have received either an opinion of counsel or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         D. The undersigned also understands that, except as set forth in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by the undersigned or on his or her behalf under the Act or to take any other action necessary in order to comply with any available exemption from the registration requirements of the Act. The undersigned also understands that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

         E. The undersigned also understands that unless the transfer by it of Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to place the following legend on the certificates issued to the undersigned's transferee:

         "THE SALE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND SUCH SHARES WERE ACQUIRED FROM A PERSON WHO RECEIVED THESE SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

         F. Execution of this letter shall not be considered an admission on the part of the undersigned that he or she is an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that he is such an affiliate after the date of this letter.

         It is understood and agreed that the legends set forth in paragraphs D and E above shall be removed by delivery of substitute certificates without any legend if either of these legends are not required for purposes of the Act or this letter. It is understood and agreed that these legends and the stop transfer orders referred to above will be removed if (i) evidence or representations satisfactory to Parent and its Transfer Agent that the Parent Common Stock represented by the certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145(d) (as that rule may be hereafter amended), (ii) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (iii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, (iv) Parent has received either an opinion of counsel or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned, or (v) the shares represented by the certificates having such legend(s) are the subject of an effective registration statement under the Act.


                                             ___________________________________
                                             Name:
                                             Title:
Accepted this __th day of
January, 2006 by

JAG MEDIA HOLDINGS, INC.

By: _________________________________
    Name:
    Title:

                                   Appendix D

        Excepts from Delaware General Corporation Law (Appraisal Rights)

ss. 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   Appendix E


                                  Form of Proxy

                            JAG MEDIA HOLDINGS, INC.


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, APRIL 26, 2006


         The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Thomas J. Mazzarisi and Stephen J. Schoepfer or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Common Stock of JAG Media Holdings, Inc. which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held in the law offices of Jones Vargas located on the Twelfth Floor of 100 West Liberty Street in Reno, Nevada at 9:00 a.m. Pacific Standard Time, on Wednesday, April 26, 2006, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.


         Please complete, sign, date and mail this proxy form in the accompanying envelope even if you intend to be present at the meeting. You may also grant your Proxy via the Internet by following the instructions on the reverse side of this Proxy Card.

                                 --------------

                                VOTE BY INTERNET

It is fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Go to the Website. http://www.transferonline.com

3. Enter your Voter Authorization Code located on your Proxy Card above your name.

4.   Follow the instructions provided.

YOUR VOTE IS IMPORTANT.
Go to http://www.transferonline.com

                               -------------------

Please mark your votes as in this example: [x]

Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

                                                FOR             WITHHOLD
01        Thomas J. Mazzarisi                   |_|             |_|

02        Stephen P. Schoepfer                  |_|             |_|

Issues

2. The Board of Directors recommends a vote FOR the following proposal.

                                                FOR        AGAINST       ABSTAIN
Ratification  of  appointment  of J.H.  Cohn    |_|        |_|           |_|
LLP as  auditors  for the fiscal year ending
July 31, 2006

3. The Board of Directors recommends a vote FOR the following proposal.

                                                FOR        AGAINST       ABSTAIN
Amendment of JAG Media's Articles of            |_|        |_|           |_|
Incorporation to increase the
authorized capital from 250,000,000
to 500,000,000 shares of common stock, par value $ 0.00001 per share

4. The Board of Directors recommends a vote FOR the following proposal.

                                                FOR         AGAINST      ABSTAIN
Amendment of JAG Media's Articles of            |_|         |_|          |_|
Incorporation to change JAG Media's
name to "Cryptometrics, Inc." conditioned upon the consummation of the merger of Cryptometrics Acquisition, Inc., a
Delaware corporation and wholly owned
subsidiary  of JAG Media with and into
Cryptometrics, Inc.

5. The Board of Directors recommends a vote FOR the following proposal.

                                                FOR         AGAINST      ABSTAIN
Adjourn the Annual Meeting, if necessary,       |_|         |_|          |_|
to assure the presence of a quorum
or solicit additional proxies to approve the foregoing proposals to amend JAG Media's
Articles of Incorporation

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the Annual Meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the Proxy materials. If so, please sign and return each of the Proxy Cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.


Signature(s) ______________________________________          Date ______________

             ______________________________________          Date ______________

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   Appendix F

                               CRYPTOMETRICS, INC.

                              EMPLOYMENT AGREEMENT


      This Agreement is made as of the 1st day of May, 2005 by and between Cryptometrics, Inc. (the "Company"), and ____________ (the "Executive").

1.    Duties and Scope of Employment.

      (a) Positions; Duties. During the Employment Term (as defined in
Section 2), the Company shall employ Executive as Co-Chief Executive Officer ("Co-CEO") of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the "Board") and consult with any other person employed by the Company as a co-chief executor officer. All other employees of the Company, other than the other Co-CEO, if any, shall report to Executive, his Co-CEO or his designee and not directly to the Board. During the Employment Term, Executive shall have such responsibilities, duties and authorities as are commensurate with those of chief executive officers of public entities of similar size, in particular, shall be, in addition to being responsible for the operations of the Company, the chief or Co-Chief external representative of the Company. The role and responsibilities of the Chairman of the Company shall be limited to chairing or co-chairing the Board and mentoring and counseling the Chief or Co-Chief Executive Officer when and as requested by him and such other matters as the Chairman and Executive may agree, and within thirty (30) days after the Effective Date, the By-laws of the Company shall be amended accordingly. The Board shall, in good faith, consider Executive's advice and recommendations, if any, in connection with any appointments or nominations to the Board. For so long as Executive remains Chief or Co-Chief Executive Officer of the Company, the Board will nominate Executive to the Board and, if elected, Executive shall serve in such capacity without additional consideration.

      (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors on which Executive serves on the Effective Date and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors and (iii) manage his and his family's personal investments and legal affairs so long as such activities do not materially interfere with the discharge of Executive's duties.

2. Employment Term. The Company hereby agrees to employ Executive and Executive hereby accepts employment hereunder, in accordance with the terms and conditions set forth herein, commencing on the Effective Date. The period of Executive's employment hereunder is referred to herein as the "Employment Term." Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason and for any or no cause or reason, at the option of either the Company or Executive.

3. Compensation/Benefits. During the Employment Term, the Company shall pay and provide Executive the following:

      (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. As of the Effective Date, Executive's annualized Base Salary shall be $175,000, and his annual variable compensation amount shall be targeted at no less than $350,000 (the "Target Bonus" which, together with the Base Salary, shall be referred to herein as "Target Pay"), with an opportunity to earn up to at least $656,250 in annual variable compensation. As compensation for his services to the Company commencing one calendar year after the Effective Date, Executive's Base Salary shall be $225,000 and his annual variable compensation amount shall be targeted at no less than $450,000. For years commencing thereafter, Executive's Base Salary and Target Bonus shall be as set by the Board provided that same shall not be reduced below the amount set for the prior year.

      (b) Equity Compensation. Stock Options. The Company shall grant to the Executive, as of the Effective Date, a non-qualified stock option (the "Stock Option") to purchase a total of 325,000 shares of Company common stock, $.001 par value (the "Common Stock"), (or common stock of the type and number for which the shares of the Common Stock of the Company are exchanged or converted into, as required pursuant to Exhibit A hereto), at a per share of common stock exercise price equal to $1.00 per share. The Stock Option is for a term of 10 years (subject to earlier termination as provided herein.) In the case of termination by the Company without Cause, voluntary termination by Executive for Good Reason, death or a Disability Termination, the Stock Option and any other Company stock option then held by Executive shall remain exercisable (to the extent vested on the date of termination) until the earlier of one year from the employment termination date or the expiration of the option. Subject to accelerated vesting as set forth in this Agreement, the Stock Option shall vest and become exercisable as to 25% of the shares originally subject to the Stock Option on each anniversary of the Effective Date, so as to be 100% vested on the four year anniversary thereof, conditioned upon Executive's continued employment with the Company as of each vesting date. The Stock Option shall in all respects be subject to the terms, definitions and provisions of the attached form of stock option agreement, a copy of which has been given to Executive, as modified by the terms of this Agreement. The Stock Option Agreement shall be insubstantially in the form of Exhibit A hereto.

      In the event of changes in the Common Stock of the Company occurring on or before the Effective Date but after the date of this Agreement by reason of stock dividends, slit-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and type of shares subject to the Stock Option and the purchase price per share shall be proportionally adjusted as set form in subsection 3(b) hereof.

      When Executive incurs tax liability in connection with the exercise of the Stock Option or options, Executive may elect to satisfy his resulting withholding tax obligation by having the Company retain shares of Common Stock having a fair market value equal to the Company's minimum withholding tax obligation.

      At all times after the Effective Date, the Company shall maintain registrations on Form S-8 or another applicable form so that the Common Stock issued upon exercise of the Stock Option or other options or other equity awards are immediately saleable by Executive on the public market (subject to the non-registration limitations of applicable laws).

      (c) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time.

      (d) Perquisites. The Company shall provide to Executive, at the Company's cost, all perquisites which other senior executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

      (e) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

      (f) Flexible Time Off. Executive shall be entitled to paid time off in accordance with the standard written policies of the Company with regard to senior executives, but in no event less than twenty-five (25) days, per calendar year.

4.    Termination of Employment.

      (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination, (i) the Stock Option and all other stock option or equity grants to Executive shall vest in full so as to become fully exercisable, (ii) the Company shall promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination and (D) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts which may become due under Sections 6, 9 and 10 hereof (collectively, items under (ii) are referred to as "Accrued Benefits"), and
(iii) the Company shall pay to Executive at the time other senior executives are paid under any Variable Pay Plan or cash bonus or long term incentive plan, a pro- rata bonus equal to the amount Executive would have received if employment continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus").

      (b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Stock Option, or other stock options or equity grants). For the purposes of this Agreement, "Cause" shall mean (i) the willful failure by Executive to attempt to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has substantially not attempted to materially perform his duties or
(ii) the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to act, by Executive shall be "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company. No event shall be deemed the basis for Cause unless Executive is terminated therefor within sixty (60) days after such event is known to the Executive's Co-CEO, or, if there is no Co-CEO, known to the Chairman of any committee of or of the Board.

      Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to Executive not less than fourteen (14) days prior to the date of termination setting forth the Company's intention to consider terminating Executive and including a statement of the proposed date of termination and the specific detailed basis for such consideration of termination for Cause, (ii) an opportunity of Executive, together with his counsel, to be heard before the Board at least ten
(10) days after the giving of such notice and prior to the proposed date of termination, (iii) a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this paragraph (b), that the actions of Executive constituted Cause and the basis thereof, and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds (2/3) majority of all of the members of the Board (other than Executive). Any purported termination of employment of Executive by the Company which does not meet each and every substantive and procedural requirement of this paragraph (b) shall be treated for all purposes under this Agreement as a termination of employment without Cause.

      (c) Voluntary Termination for Good Reason; Involuntary Termination Other Than for Cause. Executive may terminate his employment for Good Reason at any time within one hundred eighty (180) days after the occurrence of the Good Reason event by written notice to the Company. If Executive's employment with the Company is voluntarily terminated by Executive for "Good Reason" or is involuntarily terminated by the Company other than for "Cause", then, subject to Executive executing and not revoking the Release Agreement attached hereto as Exhibit B (other than with respect to subsections 4(c)(i) and (vii) below), the Company shall pay or provide Executive with the following:

          (i)   any Accrued Benefits;

          (ii) the Prorated Bonus;

          (iii) a severance amount equal to two (2) times Executive's then Target Pay, payable in substantially equal installments over 24 months in accordance with the Company's standard payroll practice; provided, however, that
(i) if Executive competes with the Company or materially violates Sections 7(c) or (d) hereof, any severance payments due thereafter shall cease and be forfeited as of the commencement of such competition, (ii) in the event of a Change of Control after such termination, the unpaid portion of such severance amount, if any, shall be paid to Executive in full in a single lump sum cash payment within fifteen (15) business days following such Change of Control, and
(iii) if such termination occurs in contemplation of, at the time of, or within two (2) years after a Change of Control, Executive shall instead be entitled to a lump sum cash payment within fifteen (15) business days after delivery of the aforesaid release equal to three (3) times the sum of (A) Executive's then Base Salary and (B) the higher of (x) Executive's then current Target Pay and (y) the highest variable pay and annual incentive bonus received by Executive for the two (2) fiscal years last ending prior to such termination. For purposes of this
Section 4(c)(iii), "competition" shall mean engaging in any business that materially competes with the Company.

          (iv) to the extent eligible on the date of termination, continued participation, at no additional after tax cost to Executive than Executive would have as an employee, in all welfare plans until two (2) years after the date of termination; provided, however, that if such termination occurs within two (2) years after a Change of Control, Executive shall be entitled to continued participation in all welfare plans for three (3) years rather than two (2) years. In the event Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such benefits under such plan shall immediately cease. To the extent such coverage cannot be provided under the Company's welfare benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive an amount such that Executive can purchase such benefits separately at no greater after tax cost to Executive than Executive would have had if the benefits were provided to Executive as an employee;

          (v) in the event such termination occurs in contemplation of, at the time of, or within two (2) years after a Change of Control, three (3) additional years of service and compensation credit (at Executive's then compensation level) for benefit purposes under any defined benefit type retirement plan, including but not limited to any tax-qualified retirement plan and any excess benefit retirement plan if then in effect, and, if Executive is not eligible to receive benefits under any such plan on the date of termination, two (2) additional years of age for determining eligibility to receive such benefits, provided that benefits under any such plan will not commence until Executive actually attains the required distribution age under the plan or Executive's spouse qualifies for death benefits under such plan and further provided that, with regard to any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the additional amounts may be provided on a nonqualified plan basis.

          (vi) full vesting of 50% of Executive's unvested Stock Option and each traunche of each other grant of stock options or other equity awards, provided that if such termination takes place in contemplation of, at the time of, or within two (2) years after a Change of Control, Executive shall be entitled to full vesting of the Stock Option and all other stock options and equity awards;

          (vii) outplacement services at a level commensurate with Executive's position, including use of an executive office and secretary, for a period of one (1) year commencing on Executive's date of termination but in no event extending beyond the date on which Executive commences other full time employment.

      For the purposes of this Agreement "Good Reason" means, without the express written consent of Executive, the occurrence of any of the following events: (i) any reduction or diminution (except temporarily during any period of disability) in Executive's titles or positions, any material diminution in Executive's authority, duties or responsibilities with the Company (it being acknowledged that, in the event any entity becomes the owner (directly or indirectly) of more than 35% of the Common Stock, it shall be Good Reason if Executive is not the Chief or Co-Chief Executive Officer of such entity); (ii) a breach by the Company of any material provision of this Agreement, including, but not limited to, a breach of the Company's obligation under Section 1(a), any reduction, (other than a reduction (not to exceed ten percent (10%)) that applies, in equal percentages, to all U.S. officers (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company), in Executive's Base Salary or any material failure to timely pay any part of Executive's compensation (including, without limitation, Base Salary, annualized Target Pay and bonus) or to materially provide in the aggregate the level of benefits contemplated herein; (iii) the failure of the Company to obtain and deliver to Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement in accordance with Section 8 hereof; or (iv) the removal of Executive from the Board or the failure to elect him thereto when the Board is subsequently subject to re-election.

      (d) Without Good Reason. Executive may terminate his employment at any time without Good Reason by written notice to the Company. In the event that Executive's employment with the Company is terminated during the Employment Term by Executive without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Stock Option or other stock options or equity grants).

      (e) No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

5. Change of Control Vesting Acceleration. In the event of a "Change of "Control" (as defined below), on the date of such Change of Control 50% of any remaining unvested shares subject to the Stock Option and of each tranche of each other stock option or equity award shall be immediately vested. Following such partial acceleration of the Stock Option or each tranche of each other stock option or equity award, the remaining unvested shares of such Stock Option or tranche shall continue to vest as otherwise provided in the grant.

      For the purposes of this Agreement, "Change of Control" is defined as:

      (a) Any "person", other than one of the current Co-CEO's of the Company (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company's then outstanding voting securities; or

      (b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

      (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

      (d) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

      (e) The approval by the stockholders of the Company of a plan of complete liquidation of the Company.

6.    Golden Parachute Excise Tax Gross-Up.

      (a) In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to Executive at the time specified in paragraph (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and/or local income or payroll tax upon the Gross-up Payment provided for by this paragraph
(a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

      (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

      (c) For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive's claim for refund or credit is denied.

      In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

      (d) The Gross-up Payment or portion thereof provided for in paragraph (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive's representative shall cooperate with the Company and its representative.

      (f) The Company shall be responsible for all charges of the Accountant.

      (g) The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6.

7.    Non-Compete; Non-Solicit.

      (a) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions herein for compensation under Section 3 are partly in consideration of and conditioned upon Executive's not competing with the Company, and that Executive's covenant not to compete or solicit as set forth in this Section 7 during and after employment is essential to protect the business and good will of the Company.

      (b) Executive agrees that during the term of employment with the Company and for a period of twenty-four (24) months thereafter (the "Covenant Period"), Executive shall not render services for any of the up to three (3) organizations designated by the Board in a writing delivered to Executive within thirty (30) days after the Effective Date (the "Prohibited List"). The Prohibited List may be changed by the Board from time to time (but there may never be more than three (3) entities listed) by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is ninety (90) or more days after the giving of such notice. The scope of the non-competition clause under any equity plan, benefit plan or other plan, agreement or arrangement of the Company shall not be deemed to prohibit Executive's actions or, except as provided in Section 4(c) of this Agreement or pursuant to a provision in a Company plan or grant agreement that precludes future vesting or exercisability at the time competition is entered into, serve as a basis for any reduction or forfeiture of benefits or payments thereunder unless such actions violate this Section 7(b) of this Agreement.

      (c) During the Covenant Period, Executive shall not, directly or indirectly, disrupt, damage or interfere with the operation or business of the Company by soliciting or recruiting its employees for Executive or others, but the foregoing shall not prevent Executive from giving references.

      (d) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in Sections 7(b) or (c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of competent jurisdiction and Executive hereby stipulates to the entering of such injunctive relief prohibiting Executive from engaging in such breach.

      (e) If any of the restrictions contained in this Section 7 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 7 in its reduced form for all purposes in the manner contemplated hereby.

8. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company, provided that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

      None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 18 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to the Stock Option or other stock options or equity awards and vested Restricted Stock consistent with the rules for transfers to "family members" as defined in Securities Act Form S-8.

9.    Liability Insurance.

      (a) The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

      (b) The Company shall during and after the Employment Term indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates.

10. Payment of Legal Fees. The Company shall pay Executive's reasonable legal and financial consulting fees and costs associated with entering into this Agreement.

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

      If to the Company:       Cryptometrics, Inc.
                               199 Read Avenue
                               Crestwood, NY 10707
                               Attn: Co-CEO other than Executives

      If to Executive:         at the last residential address known by
                               the Company.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter.

14.   Arbitration.

      (a) Agreement. The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in White Plains, New York or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

      (b) Governing Law. The arbitrators shall apply New York law to the merits of dispute or claim, without reference to rules of conflicts of law. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

      (c) Costs and Fees of Arbitration. Executive shall pay the initial arbitration filing fee (not to exceed $200), and the Company shall pay the remaining costs and expenses of such arbitration (unless Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or his counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

16. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an executive officer of the Company.

17. Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive's employment hereunder to the extent necessary for the preservation of such rights and obligations.

18. Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

19. Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

20. Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to rules of conflicts of law.

21. Effective Date. This Agreement is effective on the earlier to occur of the date on which a public offering for cash of the common stock of the Company (other than an offering of common stock pursuant to a stock option plan for the benefit of the employees of the Company) registered pursuant to the Securities Act of 1933, as amended, and the regulations thereunder closes or the closing date of a transaction in which the Company merges into or consolidates with another company and the Common Stock of the Company is exchanged for the common stock of another company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The date on which this Agreement is effective is referred to herein as the "Effective Date". This Agreement shall be null and void if the Effective Date shall not have occurred on or before September 30, 2011.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart when so executed shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, and such counterparts together will constitute one instrument.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement:

                              CRYPTOMETRICS, INC.

                              By: ______________________________


                              EXECUTIVE

                              _________________________________


                              Address:

                              _________________________________

                              _________________________________

                                    Exhibit A


                                     Form of

                                OPTION AGREEMENT

      Option Agreement dated __________________, 200__ between ____________, an individual person having an address at _________________________, (the "Optionee") and Cryptometrics, Inc., a Delaware corporation having an address at 199 Read Avenue, Crestwood, New York 10707 (the "Grantor").

      For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor desires to grant to Optionee the right to purchase up to an aggregate of 325,000 shares (the "Option Shares") of the Common Stock of Cryptometrics, Inc., a Delaware corporation, par value $.001 per share (the "Stock") on the terms and conditions hereinafter provided.

      NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Option: The Grantor hereby grants to the Optionee the option to purchase up to an aggregate of 325,000 shares (the "Option Shares") of the Stock (such number being subject to adjustment as provided in paragraph 5 hereof) on the terms and conditions set forth herein (the "Option").

2. Exerciseability of the Option. Subject to accelerated vesting as set forth in the Employment Agreement between the Grantor and the Grantee made as of the first day of May, 2005 (the "Employment Agreement"), the Stock Option shall vest as to 25% of the shares originally subject to it on each anniversary of the date of this Stock Option Agreement, so as to be 100% vested on the fourth anniversary thereof. Each such installment shall be cumulative, but each exercise must encompass at least one installment or 100 shares, whichever is less. In the event the Grantee's exercise includes a fractional share, the Corporation will not be required to issue a fractional share but will pay the Grantee in cash the value of such fraction. All unexercised rights shall lapse and forever terminate after the expiration of ten years from the date of this Agreement. The Optionee or its designated successors or assigns may exercise the Option in whole or in part at any time after the date hereof during the term of the Option set forth in paragraph 2 hereof.

3. Term. Subject to earlier termination as set forth in the Employment Agreement, the unexercised portion of the Option shall automatically and without notice terminate and become null and void at 12:00 a.m. New York time on the tenth (10th) anniversary of the date hereof.

4. Purchase Price. The purchase price of the Option Shares shall be $.01 per share.

5. Adjustments Upon Changes in Capitalization. In the event of changes in the Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidation occurring after or as of the date hereof, the number of Option Shares and the purchase price for the Option Shares shall be proportionately adjusted.

6. Method of Exercising Option. Subject to the terms and conditions of this option Agreement, the Option may be exercised by written notice to the Grantor, at its address stated above or such other location as may, from time to time, be designated by the Grantor by written notice to Optionee. Such notice of exercise shall state the election to exercise the Option and the number of Option Shares that are being purchased pursuant to the Option, the Optionee's address and shall be signed by the Optionee. Such notice shall be accompanied by payment of the full purchase price of such Option Shares. Payment of such purchase price shall be made by check payable to the order of the Grantor. The Grantor shall deliver a certificate, or certificates, representing such Option Shares promptly after the notice of exercise and payment shall have been received.

7. Binding Effect. This instrument shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

8. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, and such counterparts together will constitute one instrument.

      To signify their agreement to the foregoing, the parties have executed this instrument.

                                                   _____________________________
                                                                      , Optionee

Attest:                                            Cryptometrics, Inc., Grantor

By: _______________________                     By:_____________________________
                , Secretary

                                    EXHIBIT B

                           RELEASE OF CLAIMS AGREEMENT

      This Release of Claims Agreement ("Agreement") is made by and between Cryptometrics, Inc. (the "Company") and _______________________ ("Executive").

      WHEREAS, ________________________ was employed by the Company;

      WHEREAS, the Company and Executive have entered into an Employment Agreement made as of May 1, 2005 (the "Employment Agreement").

      NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as "the Parties") hereby agree as follows:

      1. Termination. Executive's employment from the Company terminated on
________________.

      2. Consideration. Subject to and in consideration of Executive's release of claims as provided herein, the Company has agreed to pay Executive certain benefits as set forth in the Employment Agreement.

      3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, except ___________________________.

      4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, Executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

         (a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

         (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state of federal law:

         (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

         (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

         (e) any and all claims for violation of the federal, or any state, constitution;

         (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

         (g) any and all claims for attorneys' fees and costs.

Executive agrees that the release set forth in this section shall be remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations under the Employment Agreement that survive termination of Executive's employment with the Company or any obligations incurred under this Agreement.

Notwithstanding the foregoing, this Release shall not cover Executive's rights to payments and benefits under Section 4(c) of the Employment Agreement, Executive's rights under Section 4(e), 6.9 or 14 of the Employment Agreement, Executive's rights to indemnification under the By-laws or Certificate of Incorporation of the Company or any other rights to indemnification or Executive's rights with regard to any equity or stock option granted or under any benefit plan.

      5. Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven
(7) days following the executing of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Company at Cryptometrics, Inc., 199 Read Avenue, Valhalla, New York 10595, by close of business on the seventh day from the date that Executive signs this Agreement.

      6. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.

      7. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

      8. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

      9. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

      10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      11. Entire Agreement. This Agreement and the Employment Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company, and supersede and replace and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation by the Company. This Agreement may only be amended in writing signed by Executive and an executive officer of the Company.

      12. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.

      13. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

      14. Counterparts. This Agreement may be executed in counterparts, and each counterpart when so executed shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, and such counterparts together will constitute one instrument.

      15. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a) They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains;

          (d) They are fully aware of the legal and binding effect of the Agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                        CRYPTOMETRICS, INC.

Dated: _________, ____                  By______________________



                                        ________________________, an
                                        Individual

Dated: ________, ____                   ________________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.751 of Chapter 78 of the Nevada Revised Statutes and JAG Media's Bylaws contain provisions for indemnification of officers and directors of JAG Media and in certain cases employees and other persons. JAG Media's Bylaws provide that JAG Media will indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of JAG Media) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of JAG Media, or is or was serving at the request of JAG Media as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of JAG Media, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In accordance with JAG Media's Bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of JAG Media, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         JAG Media's Bylaws also provide that JAG Media will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of JAG Media to procure a judgment in JAG Media's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of JAG Media, or is or was serving at the request of JAG Media as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of JAG Media, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of JAG Media. No indemnification will be made, however, in respect of any claim, issue or matter as to which such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to JAG Media unless and only to the extent that, the court in which such action or suit was brought determines upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. The termination of any action or suit by judgment or settlement will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests JAG Media.

         To the extent that a director, trustee, officer, employee or agent of JAG Media has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding made by a third party or JAG Media, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such claims.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.      Description
-------------    ---------------------------------------------------------

2.1 Agreement and Plan of Reorganization dated March 16, 1999 between Professional Perceptions, Inc. (now known as JagNotes.com Inc.); Harold Kaufman, Jr., an officer, director and principal stockholder thereof; NewJag, Inc.; and the stockholders of NewJag, Inc. (1)

2.2 Agreement and Plan of Merger dated as of July 29, 1999 by and among JagNotes, Inc., a New Jersey corporation, and JagNotes.com, Inc., a Nevada corporation. (2)

2.3 Agreement and Plan of Merger by and among JAG Media Holdings, Inc., Cryptometrics Acquisition, Inc. and Cryptometrics, Inc. dated as of December 27, 2005 (31)

3.1              Articles of Incorporation of JAG Media, as amended. (2)

3.2 Certificate of Amendment to Articles of Incorporation of JAG Media as filed with the Secretary of State of the State of Nevada on April 8, 2002. (9)

3.3 Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of the State of Nevada on March 1, 2005. (27)

3.4              Certificate of Designation of the Series 2 Class B Common
                 Stock. (16)

3.5              Certificate of Designation of the Series 3 Class B Common
                 Stock. (19)

3.6 Certificate of Amendment to Articles of Incorporation of JAG Media as filed with the Secretary of State of the State of Nevada on June 4, 2004. (24)

3.7              Bylaws of JAG Media.  (2)

3.8              Amendment to Bylaws of JAG Media. (13)

3.9              Amendment to Bylaws of JAG Media.  (27)

4.1 Stock Option to acquire 500,000 shares of Common Stock granted to Strategic Growth International, Inc. on March 14, 2000. (3)

4.2 Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (9)

4.3 Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (9)

4.4 Amendment, dated June 26, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas
                 J. Mazzarisi. (10)

4.5 Amendment, dated June 26, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen
                 J. Schoepfer. (10)

4.6 Amendment, dated August 15, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (11)

4.7 Amendment, dated August 15, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (11)

4.8 Amendment, dated January 31, 2003 to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (15)

4.9 Amendment, dated January 31, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (15)

4.10 Amendment, dated March 31, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (17)

4.11 Amendment, dated March 31, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (17)

4.12 Amendment, dated October 14, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (18)

4.13 Amendment, dated October 14, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (18)

4.14 Amendment, dated December 12, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (20)

4.15 Amendment, dated December 12, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (20)

4.16 Amendment, dated as of January 31, 2004, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi. (22)

4.17 Amendment, dated as of January 31, 2004, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer. (22)

4.18             Form of Common Stock Certificate. (31)

4.19             Form of Series 2 Class B Stock Certificate. (31)

5.1 *            Opinion of Jones Vargas


8.1 *            Form of Tax Opinion of Morgan, Lewis & Bockius LLP


10.1 Amended and Restated Employment Agreement, dated August 31, 2001, by and between Thomas J. Mazzarisi and JAG Media. (6)

10.2 Amended and Restated Employment Agreement, dated August 31, 2001, by and between Stephen J. Schoepfer and JAG Media. (6)

10.3 Amendment to Amended and Restated Employment Agreement, dated as of November 3, 2005, by and between JAG Media and Thomas J. Mazzarisi. (31)

10.4 Amendment to Amended and Restated Employment Agreement, dated as of November 3, 2005, by and between JAG Media and Stephen J. Schoepfer. (31)

10.5 Equity Line Purchase Agreement dated as of April 9, 2002, by and between JAG Media and Cornell Capital Partners, L.P. (8)

10.6 Registration Rights Agreement, dated as of April 9, 2002, by and among JAG Media, Cornell Capital Partners, L.P., and Westrock Advisors, Inc. (8)

10.7 Placement Agent Agreement, dated as of April 9, 2002, by and among JAG Media, Cornell Capital Partners, L.P., and Westrock Advisors, Inc. (8)

10.8 Waiver of Section 5.5 of Equity Line Purchase Agreement, dated June 18, 2002, executed by Cornell Capital
                 Partners, L.P. (10)

10.9 Consulting Agreement, dated June 12, 2002, between JAG Media and Walsh Organization, Inc. (18)

10.10 Power of Attorney and Contingent Fee Contract, dated June 14, 2002, among JAG Media, Gary Valinoti and the Law Firm of O'Quinn, Laminack & Pirtle. (18)

10.11 Subscription Agreement, dated December 10, 2002, between JAG Media and Bay Point Investment Partners LLC. (12)

10.12 Placement Agent Agreement, dated December 10, 2002, between JAG Media and RMC 1 Capital Markets, Inc. (12)

10.13 Placement Agent Agreement, dated as of June 19, 2003, between JAG Media and RMC 1 Capital Markets, Inc., as amended on August 12, 2003. (18)

10.14 Subscription Agreement, dated as of June 19, 2003, between JAG Media and Bay Point Investment Partners LLC, as amended on August 12, 2003. (19)

10.15 Asset Purchase Agreement dated August 12, 2003 by and among JAG Media, Vertex Interactive, Inc., XeQute Solutions PLC and XeQute Solutions, Inc. (19)

10.16 Subscription Agreement, dated as of September 25, 2003, between JAG Media and Kuekenhof Equity Fund L.P. (19)

10.17 Finder's Fee Agreement, dated as of January 5, 2004, between JAG Media and Flow Capital Advisors, Inc. (21)

10.18 Separation Agreement, dated April 2, 2004, between JAG Media and Gary Valinoti. (23)

10.19 Letter Agreement, dated July 8, 2004, amending the Equity Line Purchase Agreement, dated as of April 9, 2002, by and between JAG Media and Cornell Capital Partners, L.P.
                 (25)

10.20 Letter Agreement, dated July 21, 2004, amending the Equity Line Purchase Agreement, dated as of April 9, 2002, by and between JAG Media and Cornell Capital Partners, L.P. (25)

10.21 Business Sale Agreement dated November 24, 2004, by and among TComm Limited, TComm (UK) Limited and JAG Media.
                 (26)

10.22 Promissory Note, dated January 25, 2005 by and between Cornell Capital Partners, L.P. and JAG Media. (28)

10.23 Letter Agreement, dated August 5, 2005, extending maturity date of Promissory Note dated January 25, 2005, by and between JAG Media and Cornell Capital Partners.
                 (29)

10.24 Company Voting and Lock Up Agreement dated as of December 27, 2005 by and among JAG Media, Robert Barra, Michael Vitale and Cryptometrics, Inc. (32)

10.25* Affiliate Agreement dated as of December 27, 2005 by and between JAG Media and Robert Barra

10.26* Affiliate Agreement dated as of December 27, 2005 by and between JAG Media and Michael A. Vitale

10.27* Affiliate Agreement dated as of December 27, 2005 by and between JAG Media and Joel Shaw

21.1             Subsidiaries of JAG Media. (31)


23.1*            Consent of J.H. Cohn LLP.

23.2*            Consent of Seligson & Giannattasio, LLP.


23.3*            Consent of Jones Vargas (Included in Opinion of Jones
                 Vargas)


23.4* Consent of Morgan, Lewis & Bockius LLP (Included in Form of Opinion of Morgan, Lewis & Bockius LLP)


99.1 Articles of Merger of JagNotes, Inc. into JagNotes.com, Inc. dated July 29, 1999 (including Certificate of Correction related thereto.) (2)

99.2 Letter of Intent, dated January 17, 2004, by and among JAG Media, Great Eastern Securities, Inc. and the stockholders of Great Eastern Securities, Inc. (21)

99.3 Letter of Intent, dated September 9, 2005, by and among Cryptometrics, Inc. and JAG Media. (30)


* Filed herewith.


(1) Incorporated by reference to JAG Media's Registration Statement on Form SB-2 filed on July 30, 1999.

(2) Incorporated by reference to Amendment No. 1 to JAG Media's Registration Statement on Form SB-2 filed on September 30, 1999.

(3) Incorporated by reference to JAG Media's Quarterly Report on Form 10-QSB filed on June 16, 2000.

(4) Incorporated by reference to Post-Effective Amendment No. 2 to JAG Media's Registration Statement on Form SB-2 filed on June 22, 2000.

(5) Incorporated by reference to JAG Media's Quarterly Report on Form 10-QSB filed on December 20, 2000.

(6) Incorporated by reference to Amendment No. 1 to JAG Media's Registration Statement on Form SB-2 filed on September 26, 2001.

(7) Incorporated by reference to JAG Media's Registration Statement on Form S-8 filed on May 1, 2002.

(8) Incorporated by reference to JAG Media's Registration Statement on Form SB-2 filed on May 7, 2002.

(9)      Incorporated by reference to JAG Media's Form 8-K filed on April 17,
         2002.

(10) Incorporated by reference to Amendment No. 2 to JAG Media's Registration Statement on Form SB-2 filed on August 2, 2002.

(11) Incorporated by reference to JAG Media's Annual Report on Form 10-KSB filed on November 13, 2002.

(12) Incorporated by reference to JAG Media's Registration Statement on Form SB-2 filed on January 9, 2003.

(13) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on January 27, 2003

(14) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on February 18, 2003.

(15) Incorporated by reference to Amendment No. 1 to JAG Media's Registration Statement on Form SB-2 filed on February 24, 2003.

(16) Incorporated by reference to JAG Media's Registration Statement on Form 8-A filed on April 10, 2003.

(17) Incorporated by reference to JAG Media's Quarterly Report on Form 10-QSB filed June 16, 2003.

(18) Incorporated by reference to JAG Media's Annual Report on Form 10-KSB filed on November 13, 2003

(19) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on August 13, 2003.

(20) Incorporated by reference to JAG Media's Quarterly Report on Form 10-QSB filed on December 19, 2003.

(21) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on January 20, 2004.

(22) Incorporated by reference to JAG Media's Quarterly Report on Form 10-QSB filed on March 22, 2004.

(23) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on April 5, 2004.

(24) Incorporated by reference to JAG Media's Registration Statement on Form 8-A filed May 26, 2004.

(25) Incorporated by reference to JAG Media's Registration Statement on Form SB-2 filed on August 6, 2004.

(26) Incorporated by reference to JAG Media's Quarterly Report on Form 10-QSB filed on December 20, 2004.

(27) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on March 7, 2005.

(28) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on February 3, 2005.

(29) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on August 9, 2005.

(30) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on September 14, 2005.

(31) Incorporated by reference to JAG Media's Annual Report on Form 10-KSB filed on November 8, 2005.

(32) Incorporated by reference to JAG Media's Current Report on Form 8-K filed on December 30, 2005

(b) Financial Statement Schedules.

         Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

(c) Reports, Opinions and Appraisals.

         No independent investment bank or other professional has been retained to issue an opinion with respect to the fairness of the exchange ratio of JAG Media Common Stock and Cryptometrics Common Stock to either JAG Media stockholders or Cryptometrics stockholders. The ratio was reached through negotiation by the two companies and was found fair to the stockholders of JAG Media solely by its Board of Directors and fair to the stockholders of Cryptometrics solely by its Board of Directors.

ITEM 22. UNDERTAKINGS


         (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned Registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on March 15, 2006.



                                         JAG MEDIA HOLDINGS, INC.


                                         By: /s/ Thomas J. Mazzarisi
                                             -----------------------------------
                                         Name:   Thomas J. Mazzarisi
                                         Title:  Chairman of the Board and Chief
                                                 Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of JAG Media Holdings, Inc. hereby constitutes and appoints Thomas
J. Mazzarisi, his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Name                       Title                               Date
----                       -----                               ----


/s/ Thomas J. Mazzarisi    Chairman of the Board, Chief        March 15, 2006
------------------------   Executive Officer & General
Thomas J. Mazzarisi        Counsel

/s/ Stephen J. Schoepfer   President, Chief Operating          March 15, 2006
------------------------   Officer, Chief Financial Officer
Stephen J. Schoepfer       Secretary & Director